Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

ALEXANDRIA DIVISION

)
In re:	)	Chapter 11
)
ENVIVA INC., et al.,	)	Case No. 24–10453 (BFK)
)
Debtors. [1]	)	(Joint Administration Requested)
)

DISCLOSURE STATEMENT FOR THE JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF ENVIVA INC. AND ITS DEBTOR AFFILIATES

Paul M. Basta (admitted pro hac vice)		Michael A. Condyles (VA 27807)
Andrew M. Parlen (admitted pro hac vice)		Peter J. Barrett (VA 46179)
Michael J. Colarossi (admitted pro hac vice)		Jeremy S. Williams (VA 77469)
PAUL, WEISS, RIFKIND, WHARTON &		KUTAK ROCK LLP
GARRISON LLP		901 East Byrd Street, Suite 1000
1285 Avenue of the Americas		Richmond, Virginia 23219-4071
New York, New York 10019		Telephone:	(804) 644-1700
Telephone:	(212) 373-3000	Facsimile:	(804) 783-6192
Facsimile:	(212) 757-3990

Counsel to the Debtors and Debtors in Possession

Dated: August 30, 2024

[1]	Due to the large number of Debtors in these chapter 11 cases, for which joint administration has been requested, a complete list of the Debtor entities and the last four digits of their federal tax identification numbers is not provided herein. A complete list may be obtained on the website of the Debtors’ claims and noticing agent at https://www.veritaglobal.net/enviva. The location of the Debtors’ corporate headquarters is: 7272 Wisconsin Avenue, Suite 1800, Bethesda, MD 20814.

UNLESS EXTENDED BY THE DEBTORS, THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN [2] IS 4:00 P.M. (PREVAILING EASTERN TIME) ON NOVEMBER 6, 2024 [3] (THE “VOTING DEADLINE”). THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS AND INTERESTS MAY VOTE ON THE PLAN IS OCTOBER 4, 2024 (THE “VOTING RECORD DATE”).

DISCLOSURE STATEMENT,

DATED AUGUST 30, 2024

SOLICITATION OF VOTES ON THE JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF ENVIVA INC. AND ITS DEBTOR AFFILIATES FROM

HOLDERS OF OUTSTANDING:

VOTING CLASS	NAME OF CLASS UNDER PLAN

CLASS 5	BOND GENERAL UNSECURED CLAIMS

CLASS 6	NON-BOND GENERAL UNSECURED CLAIMS

CLASS 10	EXISTING EQUITY INTERESTS

ONLY HOLDERS OF CLAIMS IN CLASS 5 AND CLASS 6 AND INTERESTS IN CLASS 10 (THE “VOTING CLASSES”) ARE ENTITLED TO VOTE ON THE PLAN AND ARE BEING SOLICITED TO VOTE ON THE PLAN (THE “SOLICITATION”) UNDER THIS DISCLOSURE STATEMENT.

[2]	Capitalized terms used but not immediately defined herein shall have the meanings ascribed to such terms later in this disclosure statement (as may be amended, supplemented, or otherwise modified from time to time, this “Disclosure Statement”) or in the Joint Chapter 11 Plan of Reorganization of Enviva Inc. and Its Debtor Affiliates (including all exhibits and schedules attached thereto, and as may be amended, supplemented, or modified from time to time, the “Plan”).

[3]	All dates set forth herein remain subject to approval by the Court and subject to material change.

THIRD-PARTY RELEASE

IF YOU ARE A HOLDER OF A CLAIM OR INTEREST ENTITLED TO VOTE, YOU

WILL BE DEEMED TO HAVE RELEASED CERTAIN PARTIES FROM ANY CLAIMS YOU MAY HAVE AGAINST THEM IF YOU VOTE IN FAVOR OF THE PLAN. ALL OTHER HOLDERS OF CLAIMS AND INTERESTS WILL BE DEEMED TO HAVE GRANTED THE RELEASES TO THE EXTENT THEY AFFIRMATIVELY OPT-IN TO PROVIDE SUCH RELEASES. FOR INFORMATION REGARDING THE RELEASES AND INSTRUCTIONS ON HOW TO OPT-IN TO THE RELEASES, PLEASE SEE ARTICLE IX HEREOF.

ARTICLE VIII OF THE PLAN CONTAINS CERTAIN RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS, WHICH ARE ALSO SET FORTH IN ARTICLE VI OF THIS DISCLOSURE STATEMENT AND DESCRIBED IN ARTICLE IX OF THIS DISCLOSURE STATEMENT. ARTICLE VIII.E OF THE PLAN CONTAINS A THIRD-PARTY RELEASE. YOU ARE ADVISED AND ENCOURAGED TO CAREFULLY REVIEW AND CONSIDER THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY, INCLUDING THE RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS SET FORTH IN ARTICLE VIII OF THE PLAN AS YOUR RIGHTS MAY BE AFFECTED.

RECOMMENDATION BY THE DEBTORS

AND KEY STAKEHOLDER SUPPORT

The Board of Directors (the “Board”) of Enviva Inc. (“Enviva”) and the boards of directors, managers, or members, as applicable, of each of its affiliated and subsidiary Debtors (collectively, the “Debtors” and, together with the non-debtor subsidiaries and affiliates, the “Company”) (as of the date hereof) have approved the transactions contemplated by the Plan and recommend that all Holders of Claims and Interests whose votes are being solicited submit ballots to accept the Plan.

As of the date hereof, Holders of over 82% of the Senior Secured Credit Facility Claims, 98% of the 2026 Notes Claims, 92% of the Bond Green Bonds Claims, and 78% of the Epes Green Bonds Claims have agreed, subject to the terms and conditions of the Restructuring Support Agreement and the Bond Green Bond Restructuring Support Agreement (each as defined below) to support the Plan.

DISCLAIMERS

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CERTAIN CLAIMS FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING ALL ATTACHED EXHIBITS AND DOCUMENTS INCORPORATED INTO THIS DISCLOSURE STATEMENT, AS WELL AS THE RISK FACTORS DESCRIBED IN ARTICLE X OF THIS DISCLOSURE STATEMENT.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF CERTAIN NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION, ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTION PROVIDED BY SECTION 1145(a)(1) OF THE BANKRUPTCY CODE, AND THAT THE OFFER OF CERTAIN OTHER NEW SECURITIES ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES PURSUANT TO SECTION 4(A)(2) OF THE SECURITIES ACT AND/OR REGULATION D PROMULGATED THEREUNDER, AND IT IS EXPECTED THAT THE OFFER AND ISSUANCE OF THE SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF SECTION 1145(a)(1) OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”) AND SECTION 4(A)(2) OF, AND/OR REGULATION D UNDER, THE SECURITIES ACT.

UPON CONFIRMATION OF THE PLAN, THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR SIMILAR U.S. FEDERAL, STATE, OR LOCAL LAWS TO PERSONS RESIDENT OR OTHERWISE LOCATED IN THE UNITED STATES IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE, SECTION 4(A)(2) OF THE SECURITIES ACT OR REGULATION D PROMULGATED THEREUNDER, AND/OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES LAWS OF THE UNITED STATES. TO THE EXTENT EXEMPTIONS FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE ARE UNAVAILABLE FOR THE OFFER AND ISSUANCE OF ANY SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT, SECURITIES ISSUED PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION WILL BE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT AND MAY ONLY BE RESOLD OR OTHERWISE TRANSFERRED TO PERSONS RESIDENT OR OTHERWISE LOCATED IN THE UNITED STATES PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT OR (II) AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. IN ACCORDANCE WITH SECTION 1125(e) OF THE BANKRUPTCY CODE, A DEBTOR OR ANY OF ITS AGENTS THAT PARTICIPATES, IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, IN THE OFFER, ISSUANCE, SALE, OR PURCHASE OF A SECURITY OFFERED OR SOLD UNDER THE PLAN OF THE DEBTOR, OF AN AFFILIATE PARTICIPATING IN A JOINT PLAN WITH THE DEBTOR, OR OF A NEWLY ORGANIZED SUCCESSOR OF THE DEBTOR UNDER THE PLAN IS NOT LIABLE, ON ACCOUNT OF SUCH PARTICIPATION, FOR VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION CONCERNING THE OFFER, ISSUANCE, SALE, OR PURCHASE OF SECURITIES. RECEIPT OF NEW EQUITY MAY BE CONDITIONED ON SUBMISSION OF A SIGNATURE PAGE TO THE NEW ORGANIZATIONAL DOCUMENTS AND EQUITY INTERESTS WILL BE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH THEREIN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

NO SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY WHETHER IN THE UNITED STATES OR IN ANY FOREIGN JURISDICTION. THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED FOR APPROVAL WITH THE SEC OR ANY STATE AUTHORITY AND NEITHER THE SEC NOR ANY STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES. NEITHER THE SOLICITATION OF VOTES ON THE PLAN NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

ALL SECURITIES DESCRIBED HEREIN ARE EXPECTED TO BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS (“BLUE SKY LAWS”).

This Disclosure Statement contains “forward-looking statements.” Such forward-looking statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “budget,” or “continue,” or the negative thereof, or other variations thereon or comparable terminology. The Debtors consider all statements regarding anticipated or future matters to be forward-looking statements.

The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those presented in such forward-looking statements, including, but not limited to, risks and uncertainties relating to:

•	the Company’s ability to successfully complete a restructuring, including under Chapter 11;

•	potential adverse effects of the Chapter 11 Cases on the Company’s liquidity and results of operations (including the availability of operating capital during the pendency of these Chapter 11 Cases and after emergence);
•	the Company’s ability to obtain timely approval by the Court with respect to the motions filed in the Chapter 11 Cases;
•	objections to the Company’s restructuring process, debtor-in-possession, and post-emergence financing, or other pleadings filed that could protract or increase the cost of the Chapter 11 Cases;
•	employee attrition and the Company’s ability to retain senior management and other key personnel, including the Company’s ability to provide adequate compensation and benefits;
•	the Company’s ability to maintain relationships with vendors, customers, employees, and other third parties and regulatory authorities;
•	the Company’s ability to comply with the conditions of the debtor-in-possession financing, the restructuring support agreement and other financing and restructuring arrangements;
•	availability of operating capital during the pendency of the proceedings and after emergence;
•	the Company’s ability to successfully execute cost-reduction and productivity initiatives on the anticipated timeline or at all;
•	the Company’s ability to successfully renegotiate contracts with customers on anticipated rates or at all;
•	the volume and quality of products that the Company is able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at the Company’s wood pellet production plants or deep-water marine terminals;
•	the prices at which the Company is able to sell its products, including changes in spot prices;

•	the continued demand for the Company’s products in the geographic areas where the Debtors operate;
•	the Debtors’ ability to maintain their material contracts;
•	disruptions to the supply chain;
•	the ability to execute the Debtors’ business plan or to achieve the upside opportunities contemplated therein;
•	the Company’s ability to capitalize on higher spot prices and contract flexibility in the future, which is subject to fluctuations in pricing and demand;
•	impairment of long-lived assets;
•	failure of the Company’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Company;
•	the Company’s inability to successfully execute project development, capacity expansion, and new facility construction activities on time and within budget;
•	the creditworthiness of the Company’s contract counterparties;
•	the amount of low-cost wood fiber that the Company is able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by the Company’s suppliers;
•	changes in the price and availability of natural gas, coal, diesel, oil, gasoline, or other sources of energy;
•	changes in prevailing domestic and global economic, political, and market conditions, including the imposition of tariffs or trade or other economic sanctions, political instability or armed conflict, rising inflation levels and government efforts to reduce inflation, or a prolonged recession;
•	inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding;
•	fires, explosions, or other accidents;
•	changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, or combined heat and power generators;
•	changes in domestic and foreign tax laws and regulations affecting the taxation of the Company’s business and investors;
•	changes in the regulatory treatment of biomass in core and emerging markets;
•	the Company’s inability to acquire or maintain necessary permits or rights for production, transportation, or terminaling operations;
•	changes in the price and availability of transportation;
•	changes in foreign currency exchange or interest rates and the failure of the Company’s hedging arrangements to effectively reduce exposure to related risks;
•	the Company’s failure to maintain effective quality control systems at wood pellet production plants and deep-water marine terminals, which could lead to the rejection of the Company’s products by customers;
•	changes in the quality specifications for the Company’s products required by customers;
•	labor disputes, unionization, or similar collective actions;
•	the Company’s inability to hire, train, or retain qualified personnel to manage and operate the business;
•	the possibility of cyber and malware attacks;

•	the Company’s inability to borrow funds and access capital markets;
•	viral contagions or pandemic diseases;
•	potential liability resulting from pending or future litigation, investigations, or claims;
•	governmental actions and actions by other third parties that are beyond the Company’s control;
•	complaints or litigation initiated by or against the Company;

•	the outcome of ongoing commercial or other negotiations and disputes with various stakeholders in the Chapter 11 Cases;

•	the implementation of the restructuring transactions set forth in the Plan; and

•	the factors as set out in Article X of this Disclosure Statement—“Certain Risk Factors To Be Considered,” and other factors that are not known to the Debtors at this time.

Statements concerning these and other matters are not guarantees of the Reorganized Debtors’ future performance. There are risks, uncertainties, and other important factors that could cause the Reorganized Debtors’ actual performance or achievements to be different from those they may project, and the Debtors undertake no obligation to update the projections set forth herein, except as may be required by applicable law. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those presented in such forward-looking statements. The Liquidation Analysis, Financial Projections (each as defined below), and other information contained herein and attached hereto are estimates only, and the value of the property distributed to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates, or recovery projections may or may not turn out to be accurate. For more information regarding the factors that may cause actual results to differ from those presented in the forward-looking statements, please refer to Article X of this disclosure statement—“Certain Risk Factors To Be Considered.”

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURES CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE COURT’S APPROVAL OF THE MERITS OF THE PLAN OR A GUARANTEE BY THE COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES ISSUED PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH SECURITIES.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, A SUMMARY OF THE PLAN, CERTAIN EVENTS LEADING UP TO, DURING, AND EXPECTED TO OCCUR IN THE DEBTORS’ CHAPTER 11 CASES, AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND THERETO, WHICH ARE INCORPORATED HEREIN BY REFERENCE, OR THAT MAY BE FILED LATER WITH THE PLAN SUPPLEMENT. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR RELEVANT STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS, BY REFERENCE TO SUCH DOCUMENTS OR STATUTORY PROVISIONS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT AS OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION AND THE LIQUIDATION ANALYSIS, THE FINANCIAL INFORMATION AND LIQUIDATION ANALYSIS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED (UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN), AND NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS AND ITS FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN, WHICH ARE SUBJECT TO THE RISKS AND UNCERTAINTIES AND CAUTIONARY STATEMENTS SET FORTH IN AND REFERENCED IN THE DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOVE.

NEITHER THIS DISCLOSURE STATEMENT, THE PLAN, THE CONFIRMATION ORDER, NOR THE PLAN SUPPLEMENT WAIVE ANY RIGHTS OF THE DEBTORS WITH RESPECT TO THE HOLDERS OF CLAIMS OR INTERESTS BEFORE THE EFFECTIVE DATE. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO POTENTIAL CONTESTED MATTERS, POTENTIAL ADVERSARY PROCEEDINGS, AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM IS OR IS NOT IDENTIFIED IN THIS DISCLOSURE STATEMENT. EXCEPT AS PROVIDED UNDER THE PLAN, THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND CAUSES OF ACTION AND MAY OBJECT TO CLAIMS AFTER CONFIRMATION OR THE EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS ON THE TERMS SPECIFIED IN THE PLAN.

THE DEBTORS ARE GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF WHERE FEASIBLE, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS OR INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS SENT. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE RESTRUCTURING SUPPORT AGREEMENT AND THE DIP FACILITY AGREEMENT.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE COMPANY AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO

ACCEPT OR REJECT THE PLAN. IMPORTANTLY, BEFORE DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR INTEREST IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO.

IF THE PLAN IS CONFIRMED BY THE COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

NOTWITHSTANDING ANY RIGHTS OF APPROVAL OR OTHERWISE PURSUANT TO THE RESTRUCTURING SUPPORT AGREEMENT, THE DIP FACILITY AGREEMENT, OR OTHERWISE AS TO THE FORM OR SUBSTANCE OF THIS DISCLOSURE STATEMENT, THE PLAN, OR ANY OTHER DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED THEREUNDER, NONE OF THE RESTRUCTURING SUPPORT PARTIES, DIP LENDERS, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, FINANCIAL OR LEGAL ADVISORS, OR AGENTS, HAVE INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN OR TAKES ANY RESPONSIBILITY THEREFOR, AND NONE OF THE FOREGOING ENTITIES OR PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE INFORMATION CONTAINED HEREIN.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IX OF THE PLAN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO BECOME EFFECTIVE WILL BE SATISFIED (OR WAIVED).

TABLE OF CONTENTS

I.	INTRODUCTION		1

	A.	Overview	1
	B.	The Plan	2
	C.	Recoveries Under the Plan	3
	D.	Plan Treatment and Classification	3

II.	OVERVIEW OF THE COMPANY’S OPERATIONS		8

	A.	The Company’s Business and History	8
	B.	The Company’s Organizational Structure	8
	C.	The Company’s Operations	9
	D.	Directors and Officers	14
	E.	Employees	15
	F.	The Debtors’ Capital Structure	15
	G.	Enviva Common Stock	23
	H.	Prepetition Litigation	23

III.	KEY EVENTS LEADING TO CHAPTER 11 CASES		24

	A.	Challenges Facing the Company	24
	B.	Prepetition Remediation and Liquidity Preservation Strategies	28
	C.	The Company Implements Strategic Solutions	30
	D.	The Company Finds a Path Forward	32

IV.	DEVELOPMENTS DURING THESE CHAPTER 11 CASES		34

	A.	Commencement of the Chapter 11 Cases	34
	B.	First Day Motions	34
	C.	Retention of Restructuring and Other Professionals	38
	D.	Final DIP Order and Appeal	40
	E.	Appointment of the Official Committee of Unsecured Creditors	41
	F.	Formation of Ad Hoc Committee of RWEST Claimants	41
	G.	Other Postpetition Operational and Administrative Relief	41
	H.	Schedules of Assets and Liabilities and Statements of Financial Affairs	45
	I.	Section 341 Meeting	45
	J.	Designation of Plan Evaluation Committee	45
	K.	Contemplated MGT/Hancock Settlement	46
	L.	Overbid Process	47

V.	RESTRUCTURING SUPPORT AGREEMENT		48

	A.	Restructuring Support Agreement Negotiations with the Ad Hoc Group	48
	B.	Rights Offering and Backstop Commitment	48
	C.	Exit Facility and Commitment Letter	49

VI.	SUMMARY OF THE PLAN		50

	A.	Administrative Expense Claims, Professional Fee Claims, DIP Facility Claims, and Priority Claim	50
	B.	Classification And Treatment Of Claims And Interests	54
	C.	Means For Implementation Of The Plan	61
	D.	Treatment Of Executory Contracts And Unexpired Leases	75
	E.	Provisions Governing Distributions	80
	F.	Procedures For Resolving Contingent, Unliquidated, And Disputed Claims	87
	G.	Settlement, Release, Injunction, and Related Provisions	90
	H.	Conditions Precedent to Confirmation and Consummation of the Plan	96
	I.	Modification, Revocation, or Withdrawal of the Plan	98
	J.	Retention of Jurisdiction	99
	K.	Miscellaneous Provisions	101

 i

VII.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		105

	A.	Bankruptcy Code Exemptions from Securities Act Registration Requirements	106
	B.	Private Placement Exemption from Securities Act Registration Requirements	118

VIII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		111

	A.	Introduction	111
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors	113
	C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Allowed General Unsecured Claims	116
	D.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Existing Equity Interests	121
	E.	U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of the Reorganized Enviva Inc. Interests and the New Warrants	122
	F.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed General Unsecured Claims, Existing Equity Interests, Reorganized Enviva Inc. Interests and New Warrants	124
	G.	Back-Up Withholding and Information Reporting	128
	H.	Tax Treatment of Disputed Claims Reserve	129

IX.	VOTING PROCEDURES AND REQUIREMENTS		130

	A.	Parties Entitled to Vote	130
	B.	The Solicitation Package	130
	C.	Voting Procedures	131
	D.	Voting Deadline	131
	E.	Waivers of Defects, Irregularities, etc.	133
	F.	Where to Find Additional Information	134

X.	CERTAIN RISK FACTORS TO BE CONSIDERED		134

	A.	Certain Bankruptcy Law Considerations	134
	B.	Additional Factors Affecting the Value of Claims	140
	C.	Risks That May Affect the Value of Securities to Be Issued Under the Plan and/or Recoveries Under the Plan	140
	D.	Risks Associated with the Debtors’ Business and Industry	142
	E.	Factors Relating to Reorganized Enviva Equity Interests and Securities to Be Issued Under the Plan	157
	F.	Additional Factors	159

XI.	CONFIRMATION OF THE PLAN		160

	A.	Confirmation Hearing	160
	B.	Objections to Confirmation	161
	C.	Requirements for Confirmation of the Plan	162
	D.	Best Interests Test/Liquidation Analysis	163
	E.	Feasibility	164
	F.	Acceptance by Impaired Classes	164
	G.	Additional Requirements for Nonconsensual Confirmation	165

XII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		166

	A.	Alternative Plan	166
	B.	Sale Under Section 363 of the Bankruptcy Code	166
	C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	166

XIII.	CONCLUSION AND RECOMMENDATION		167

 ii

EXHIBITS

EXHIBIT A:	Joint Chapter 11 Plan of Reorganization of Enviva Inc. and Its Debtor Affiliates

EXHIBIT B:	Restructuring Support Agreement

EXHIBIT C:	Corporate Structure Chart

EXHIBIT D:	Bond Green Bond Restructuring Support Agreement

EXHIBIT E:	Liquidation Analysis

EXHIBIT F:	Financial Projections

EXHIBIT G:	Valuation Analysis

THE DEBTORS HEREBY ADOPT AND INCORPORATE INTO THIS DISCLOSURE STATEMENT EACH EXHIBIT ATTACHED HERETO BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

 iii

I.            INTRODUCTION

A.            Overview

Enviva Inc. (“Enviva”) and its debtor affiliates in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), as debtors and debtors in possession (collectively, the “Debtors” and, together with their non-debtor subsidiaries and affiliates, the “Company”), submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of votes on the Plan, dated August 30, 2024, which is attached hereto as Exhibit A. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan governs.

The Company is the world’s largest producer by annual tonnage of industrial wood pellets, a renewable and more sustainable energy source produced by aggregating a natural resource— consisting of wood and wood residuals from forests and mills predominantly in the U.S. Southeast—and processing it into a transportable form. The Company employs approximately 1,210 individuals on a full- or part-time basis to successfully operate its business, many of whom have specialized industry knowledge and a longstanding relationship with the Company. The common stock of Enviva has traded on the New York Stock Exchange (the “NYSE”) since 2015 and currently trades under the symbol “EVA.”

Although the Company historically was successful in contracted revenue and EBITDA growth, it has recently struggled financially due to, among other things, elevated and increasing operational costs, plant production reliability issues, new production delays, rising debt levels, increasing costs to service that debt, and a failure of contractual pricing escalators to appropriately scale with actual costs. As the Company strove to increase revenue by increasing both production and production capacity, cost increases followed due to, among other things, capital expenditures, increased maintenance, buying higher-priced wood fiber, increased labor costs due to utilizing temporary labor caused by increasing employee turnover, and the contemporaneous increase in overall inflation, which magnified the impact of these factors. Disadvantageous shifts in the spot market and rising interest rates of the debt carried by the Company further exacerbated the Company’s financial distress.

In an effort to maintain liquidity levels sufficient to meet the Company’s debt and other financial commitments and address near-term debt maturities and covenants, the Company pursued a number of prepetition steps including: (i) minimizing or deferring capital expenditures, (ii) aggressively managing working capital, (iii) further reducing recurring operating expenses, including through reductions in force and exploring reductions in office lease expenses, and (iv) exploring potential business transactions, including bridge financing. Ultimately, when such efforts did not yield a viable solution, the Debtors and their advisors determined that Chapter 11 was the appropriate forum to implement a reorganization with the support of their key creditor constituents that maximizes the value of the enterprise.

The Debtors are commencing solicitation of the Plan with the support of the parties who entered into the restructuring support agreement dated as of March 12, 2024 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement,” and such parties, the “Restructuring Support Parties”), attached hereto as Exhibit B. Under the terms of the Restructuring Support Agreement, which are documented in the DIP Facility Agreement, the Plan, and this Disclosure Statement, the Company expects to deleverage its balance sheet and gain access to significant new capital to fund its going-forward, post-emergence operations through (i) the election of Holders of DIP Tranche A Loans and DIP Tranche A Notes to participate in the DIP Tranche A Equity Participation, (ii) the sale of equity in Reorganized Enviva Inc. through the Rights Offering, (iii) entry into the Exit Facilities, which may include a new revolving credit facility, and (iv) the equitization of general unsecured claims. This comprehensive restructuring will allow the Reorganized Debtors to focus on long-term growth and, in turn, strengthen their competitive position in the market.

B.            The Plan

This Disclosure Statement is intended to provide Holders of Claims or Interests, who are entitled to vote on the Plan, with adequate information of a kind, and in sufficient detail to (i)  understand the Plan, (ii) understand the Plan’s effects on creditors and equity holders, and (iii)   allow such Holders of Claims and Interests in the Voting Classes to make an informed decision on whether to vote to accept or reject the Plan, and how to make elections with respect to the Plan.

The Plan is the result of significant arm’s -length negotiations with the Debtors’ key creditor constituents and provides for a comprehensive restructuring of the Debtors’ balance sheets. All Holders of Claims and Interests are encouraged to read the information under “Summary of the Plan” under Article VI below in its entirety, but certain important features of the treatment of Claims and Interests of certain of the Debtors are highlighted here.

The Plan consists of the following key terms:

•	The sale of Reorganized Enviva Inc. Interests pursuant to the Rights Offering in an aggregate amount equal to (i) $250 million plus (ii) the principal amount of any DIP Tranche A Claims under the DIP Facility to the extent the Holders of such Claims do not elect to participate in the DIP Tranche A Equity Participation, which the Rights Offering Backstop Parties have agreed to backstop, subject to the terms of the Backstop Agreement, and which will be used to, among other things, repay the DIP Tranche B Claims under the DIP Facility and any DIP Tranche A Claims under the DIP Facility to the extent the Holders of such Claims do not elect to participate in the DIP Tranche A Equity Participation at emergence;

•	Entry into a $1,000,000,000 first lien senior secured Exit Facility, which the Commitment Parties have agreed to backstop, subject to the terms of the Exit Facility Commitment Letter; provided that the Debtors may seek proposals for alternative debt financing for all or part of the Reorganized Debtors’ debt capital structure in consultation with the Ad Hoc Group and subject to the terms and conditions of the Exit Facility Commitment Letter and the Restructuring Support Agreement;

•	The DIP Tranche A Equity Participation, subject to certain conditions in the DIP Facility Agreement;

•	Repayment of the DIP Tranche A Claims (to the extent the Holders of which do not elect to participate in the DIP Tranche A Equity Participation) and the DIP Tranche B Claims under the DIP Facility in cash;

•	Repayment of the Senior Secured Credit Facility Claims in cash;

•	Distribution of Reorganized Enviva Inc. Interests and rights to participate in the Rights Offering to Holders of Allowed Bond General Unsecured Claims;

•	Distribution of cash in an aggregate amount equal to either $18 million or $13 million, depending on whether certain conditions are met, to Holders of Non-Bond General Unsecured Claims;

•	Subject to certain conditions, distribution of Reorganized Enviva Inc. Interests and New Warrants to Holders of Allowed Existing Equity Interests; and

•	An overbid process, consistent with the terms of the Final DIP Order and the Overbid Procedures, to solicit bids for a value-maximizing alternative transaction.

C.	Recoveries Under the Plan

In developing the Plan, the Debtors gave due consideration to various other restructuring alternatives. After a careful review of their current operations, prospects as an ongoing business, and estimated recoveries to creditors in a forced sale scenario, given current market conditions, the Debtors concluded that completing the transactions contemplated under the Plan will maximize recoveries to their stakeholders. The Debtors believe that any alternative to Confirmation of the Plan, other than any Successful Toggle Bid proposed in accordance with the Overbid Process (as described below), would result in materially lower recoveries for stakeholders, significant delays, protracted litigation, and greater costs. For these reasons, the Debtors believe that their businesses and assets have significant value that would not be realized in a forced sale or liquidation, either in whole or in substantial part.

D.            Plan Treatment and Classification

The Plan organizes the Debtors’ creditors and equity holders into groups called “Classes.” The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth in the Plan shall apply separately to each of the Debtors. For each Class, the Plan describes: (i) the Claims or Interests comprising such Class; (ii) the recovery available to the Holders of Allowed Claims or Interests in that Class under the Plan; (iii) whether the Class is “Impaired” under the Plan, meaning that the Holders in such Class will receive less than full value on account of their Claims or Interest, or that the legal or equitable rights of such Holders will be altered in some other form; and (iv) the form of recovery, if any, that such Holders will receive on account of their respective Claims or Interests.

The below table summarizes the classification and treatment of Claims and Interests under the Plan. A more detailed description of the classification and treatment of Claims and Interests is set forth in Article VI of this Disclosure Statement. 4

[4]	To the extent that the Plan provides for treatment of any Claims or Interests (or Class of Claims or Interests) to be determined (or subject to modification) in the discretion of the Debtors, any such exercise of discretion shall also be subject to the consent of the Majority Consenting 2026 Noteholders.

Class	Claim or Interest	Estimated Allowed Claim Amount	Treatment	Impaired or Unimpaired	Voting Rights	Approx. % Recovery[5]
1	Other Priority Claims	N/A

Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Majority Consenting 2026 Noteholders, either:

(i) payment in full, in Cash of the unpaid portion of its Allowed Other Priority Claim; or (ii) such other treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code, in each case payable on the later of the Effective Date and the date that is 10 Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon as reasonably practicable thereafter.

				Unimpaired	No (Presumed to Accept)	100%
2	Other Secured Claims	N/A

Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each such Holder shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Majority Consenting 2026 Noteholders, either:

(i) payment in full in Cash of such Holder’s Allowed Other Secured Claim; (ii) the collateral securing such Holder’s Allowed Other Secured Claim; (iii) Reinstatement of such Holder’s Allowed Other Secured Claim; or (iv) such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

				Unimpaired	No (Presumed to Accept)	100%

[5]	The estimated percentage recoveries set forth in this table (i) are based on the estimated midpoint valuation set forth in the Valuation Analysis attached hereto as Exhibit G, and (ii) assume the aggregate cash to be distributed in the amount of (a) $13 million (left) or (b) $18 million (right) to Holders of Allowed Non-Bond General Unsecured Claims in accordance with Article III.B.6 of the Plan.

Class	Claim or Interest	Estimated Allowed Claim Amount	Treatment	Impaired or Unimpaired	Voting Rights	Approx. % Recovery[5]
3	Senior Secured Credit Facility Claims	$685 million	On the Effective Date, or as soon as practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for the Allowed Senior Secured Credit Facility Claims, such Allowed Senior Secured Credit Facility Claims shall receive payment in full in Cash.	Unimpaired	No (Presumed to Accept)	100%
4	NMTC Claims	$73 million	On the Effective Date, all Allowed NMTC Claims shall, at the option of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Majority Consenting 2026 Noteholders, either: (i) be Reinstated in accordance with section 1124(2) of the Bankruptcy Code and continued after the Effective Date; or (ii) receive payment in full in Cash or such other treatment so as to render it Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired	No (Presumed to Accept)	100%
5	Bond General Unsecured Claims	$1.019 billion	On the Effective Date, except to the extent that a Holder of a Bond General Unsecured Claim agrees to less favorable treatment, with the consent of the Majority Consenting 2026 Noteholders, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Bond General Unsecured Claim against each applicable Debtor, each such Holder thereof shall receive its Pro Rata share of: (i) the Bond General Unsecured Claims Equity Pool; and (ii) the Subscription Rights.	Impaired	Yes	7.9% or 7.7%
6	Non-Bond General Unsecured Claims	N/A	Except to the extent that a Holder of a Non-Bond General Unsecured Claim agrees to less favorable treatment, with the consent of the Majority Consenting 2026 Noteholders, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Non-Bond General Unsecured Claim, each Holder thereof shall receive, with respect to the applicable Debtor, its Pro Rata share of Cash in an amount equal to (A) $13 million multiplied by (B) the applicable GUC Cash Pool Allocation; provided that, if Class 6 at the applicable Debtor votes to accept the Plan and the Plan is confirmed on or before [November 13, 2024], then such treatment shall be increased to such Holder’s Pro Rata share of Cash in an amount equal to (I) $18 million, multiplied by (II) the applicable GUC Cash Pool Allocation.	Impaired	Yes	Estimated recoveries are listed below on a Debtor-by-Debtor basis

Class	Claim or Interest	Estimated Allowed Claim Amount	Treatment	Impaired or Unimpaired	Voting Rights	Approx. % Recovery[5]
7	Intercompany Claims	N/A	All Intercompany Claims will be adjusted, Reinstated, compromised, or discharged on the Effective Date in the applicable Debtor’s discretion, with the consent of the Majority Consenting 2026 Noteholders.	Unimpaired / Impaired	No (Presumed to Accept/ Deemed to Reject)	N/A
8	Section 510(b) Claims	N/A	All Section 510(b) Claims against the Debtors shall be discharged and released, and will be of no further force or effect, and the Holders of Section 510(b) Claims shall not receive or retain any distribution, property, or other value on account of their Section 510(b) Claims.	Impaired	No (Deemed to Reject)	0%
9	Intercompany Interests	N/A	All Intercompany Interests shall be Reinstated and otherwise unaffected by the Plan or canceled in exchange for replacement equity interests in the applicable Reorganized Debtor on the Effective Date in the applicable Debtor’s discretion, with the consent of the Majority Consenting 2026 Noteholders.	Unimpaired / Impaired	No (Presumed to Accept/ Deemed to Reject)	N/A
10	Existing Equity Interests	N/A	Except to the extent that a Holder of an Existing Equity Interest agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Existing Equity Interest, each Holder thereof shall receive its Pro Rata share of: (i) Cash in an amount equal to $1 million; or (ii) solely to the extent a Holder of an Existing Equity Interest affirmatively elects to receive such treatment on a timely and properly submitted Ballot, the Existing Equity Interests Equity Pool and the New Warrants; provided that Holders of Existing Equity Interests shall not be entitled to any recovery hereunder unless each of Class 5 (Bond General Unsecured Claims), Class 6 (Non-Bond General Unsecured Claims), and Class 10 (Existing Equity Interests) votes to accept the Plan.	Impaired	Yes	N/A

As noted above, the Plan provides that a holder of an Allowed Non-Bond General Unsecured Claim will receive its Pro Rata share of an amount of Cash determined based on, among other things, the Debtor against which such Non-Bond General Unsecured Claim is Allowed. Exhibit A of the Plan sets forth for each Debtor a separate percentage of the aggregate amount of Cash to be distributed on account of all Allowed Non-Bond General Unsecured Claims under the Plan (each such percentage, a “GUC Cash Pool Allocation”). The GUC Cash Pool Allocation reflects that: (1) there is a significant divergence between the Debtors’ respective assets, liabilities, and relative contributions to the Debtors’ collective going concern value; and (2) the Non-Bond General Unsecured Claims are asserted against different Debtors.6

The below table sets forth, for each Debtor: (1) the estimated amount of Allowed Non-Bond General Unsecured Claims against such Debtor (rounded to the nearest million); (2) the aggregate cash amount to be distributed on account of Allowed Non-Bond General Unsecured Claims against such Debtor under the Plan (derived by multiplying such Debtor’s GUC Cash Pool Percentage by the total amount of cash to be distributed to all Allowed Non-Bond General Unsecured Claims under the Plan); and (3) the estimated percentage recovery of Allowed Non-Bond General Unsecured Claims against such Debtor.7

[6]	The Plan does not contain a similar allocation schedule for Bond General Unsecured Claims because the same Debtors are jointly and severally liable for all three types of the Bond General Unsecured Claims—the 2026 Notes Claims, the Bond Green Bonds Claims, and the Epes Green Bonds Claims. Nonetheless, for illustrative purposes, Annex A of the Liquidation Analysis attached hereto as Exhibit E contains a table showing the implied estimated recovery of Bond General Unsecured Claims against each Debtor, assuming that the total distributions to Allowed Bond General Unsecured Claims under the Plan are subject to entity-level value allocations consistent with those used to formulate the GUC Cash Pool Allocations.

7	The estimated percentage recoveries and aggregate cash distributions set forth in this table reflects that Article III.B.6 of the Plan provides that the aggregate amount of Cash to be distributed to Holders of Allowed Non-Bond General Unsecured Claims is $13 million, provided that if Class 6 at the applicable Debtor votes to accept the Plan and the Plan is confirmed on or before November 13, 2024, the aggregate amount of Cash will be increased to $18 million.

Debtor	Est. Allowed Non- Bond General Unsecured Claims Amount	Aggregate Cash Distribution for Allowed Non-Bond General Unsecured Claims	Non-Bond General Unsecured Claims Recovery (%)
Enviva Inc.	$85,742,640	$3,392,152 or $4,696,826	3.96% or 5.48%
Enviva, LP	$434,629,459	$8,681,403 or $12,020,405	2.00% or 2.77%
Enviva Holdings, LP	$61,863,835	$67,620 or $93,627	0.11% or 0.15%
Enviva Pellets, LLC	$14,124,094	$385,530 or $533,811	2.73% or 3.78%
Enviva Pellets Lucedale, LLC	$6,166,437	$52,454 or $72,629	0.85% or 1.18%
Enviva Pellets Greenwood, LLC	$1,347,343	$5,410 or $7,490	0.40% or 0.56%
Enviva Pellets Waycross, LLC	$12,696,409	$120,857 or $167,340	0.95% or 1.32%
Enviva Port of Pascagoula, LLC	$448,145	$1,300 or $1,800	0.29% or 0.40%
Enviva Pellets Bond, LLC	9,998	$1,300 or $1,800	13.00% or 18.00%
Enviva MLP International Holdings, LLC	-	-	-
Enviva Pellets Epes, LLC	$450,460	$265,203 or $367,204	58.87% or 81.52%
Enviva Pellets Epes Finance Company, LLC	-	-	-
Enviva Aircraft Holdings Corp.	-	-	-
Enviva Shipping Holdings, LLC	$8,781	$1,300 or $1,800	14.81% or 20.50%
Enviva Development Finance Company, LLC	-	-	-
Enviva Partners Finance Corp.	-	-	-
Enviva GP, LLC	-	-	-
Enviva Holdings GP, LLC	-	-	-
Enviva Energy Services, LLC	-	-	-
Enviva Pellets Epes Holdings, LLC	$51,705	$23,779 or $32,924	45.99% or 63.68%
Enviva Management Company, LLC	$977,420	$1,693 or $2,344	0.17% or 0.24%

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan of reorganization (unless, for reasons discussed in more detail below, such holders are deemed to reject the plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (a) the plan leaves unaltered the legal, equitable, and contractual rights of the holders of such claims or interests; or (b) notwithstanding any legal right to an accelerated payment of such claims or interests, the plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claims or interests as they existed before the defaults.

There are three (3) Classes entitled to vote on the Plan whose acceptances thereof are being solicited under this Disclosure Statement: (i) Bond General Unsecured Claims (Class 5), (ii) Non-Bond General Unsecured Claims (Class 6), and (iii) Existing Equity Interests (Class 10).

II.            OVERVIEW OF THE COMPANY’S OPERATIONS

A.	The Company’s Business and History

1.	Overview

The Company’s operations revolve around the production, transportation, and sale of utility-grade wood pellets to be used and consumed as an energy source. Enviva’s wood pellets are designed to meet the criteria that were recently established by the E.U.’s Renewable Energy Directive III, which includes biomass as a qualifying renewable energy resource. Enviva is one of the few companies that has the scale, production, technical expertise, access to sustainable fiber baskets, and commercial infrastructure necessary to consistently supply utility-grade wood pellets under large, long-term offtake contracts to its counterparties.

B.	The Company’s Organizational Structure

The Company’s organizational structure consists of thirty-four entities.8 Twenty-one of the Company entities are Debtors in these Chapter 11 Cases, including each guarantor under the Prepetition Funded Debt. A simplified organization chart of the Company, with the Debtor entities noted therein, is attached as Exhibit C.

1.	The Non-Debtor Affiliates

The Company’s organization structure includes a number of subsidiaries that are not Debtors in these Chapter 11 Cases.9 These Non-Debtor Affiliates are all either: (a) foreign subsidiaries organized under the laws of the U.K., Japan, or Germany that operate to service transactions with the Company’s customers in those foreign jurisdictions and bear no obligations under the Company’s funded debt documents; (b) non-wholly owned joint ventures with third parties in the ordinary course of business; or (c) wholly owned domestic subsidiaries that bear no obligations under the Company’s funded debt documents.

(a)	Enviva Wilmington Holdings, LLC

Enviva Wilmington Holdings, LLC (“EWH”), a Delaware limited liability company, is a Non-Debtor Affiliate that is a joint venture formed in 2014 and owned approximately 50/50 by Debtor Enviva, LP, on the one hand, and Hancock Natural Resources Group, Inc., John Hancock Life Insurance Company (U.S.A.) (“JHLIC USA”), and John Hancock Life Insurance Company of New York (“JHLIC” and, collectively with Hancock Natural Resources Group, Inc. and JHLIC USA, “John Hancock”), on the other.

EWH is governed by the Fourth Amended and Restated Limited Liability Company Agreement of Enviva Wilmington Holdings, LLC, dated December 29, 2016 (as further amended, restated, amended and restated, or otherwise modified from time to time, the “EWH LLCA”). Under the EWH LLCA, Enviva, LP serves as EWH’s “Managing Member” and “Operator,” and holds substantially all of the management and decision-making authority for EWH.

Among other assets, EWH is the sole member and manager of Enviva Pellets Hamlet, LLC, which owns a wood-pellet production plant located in Hamlet, North Carolina (the “Hamlet Plant”). The Hamlet Plant produces approximately 1,500 metric tons of wood pellets per day.

[8]	This figure includes one legal entity that has been recently dissolved: Enviva Energy Services (Jersey) Limited.

[9]	These subsidiaries are: IHE Holdings, LLC, Enviva Management International Holdings, Limited, Enviva Management Germany GmbH, Enviva Management Japan K.K., Enviva Management UK, Limited, African Isabelle Shipping Co. Ltd (Bahamas), African Sisters Shipping Co. Ltd (Bahamas), Enviva Wilmington Holdings, LLC, Enviva Pellets Hamlet, LLC, Enviva Energy Services Cooperatief, U.A., Enviva Pellets Amory II, LLC, and Enviva Tooling Services Company, LLC (the “Non-Debtor Affiliates”).

On January 22, 2016, EWH entered into a Biomass Supply Agreement (the “MGT Agreement”) with MGT Teesside Limited (“MGT”), a company organized under English and Welsh law. By its terms, the MGT Agreement continues until the end of December 31, 2034, unless earlier terminated through its default and termination provisions. MGT is a material customer relationship for EWH, and the MGT Agreement is a key strategic contract in the Company’s portfolio. As of the Petition Date, MGT is EWH’s sole non-Debtor customer.

In connection with the MGT Agreement, MGT, Enviva Holdings, LP (“Enviva Holdings”), and JHLIC USA entered into a Guarantee and Indemnity, dated January 22, 2016 (the “Guarantee Agreement”) in which Enviva Holdings and JHLIC USA agreed to guarantee all of EWH’s obligations, subject to a cap for JHLIC USA, under the MGT Agreement. Separately, Enviva Holdings entered into an agreement with JHLIC USA in which it promised to indemnify JHLIC USA for the performance of Enviva Holdings under the Guarantee Agreement (the “Indemnification Agreement”). Additionally, Enviva, LP pledged its equity interests in EWH to JHLIC USA (via a “Share Pledge”) to secure Enviva Holdings’ obligations under the Guarantee Agreement and Indemnification Agreement. In addition, EWH is the borrower under a senior, unsecured facility extended by Enviva, LP, which, as of the Petition Date, was drawn in the amount of approximately $44.0 million (the “EWH Revolver”). Unlike the Guarantee Agreement and the Indemnification Agreement, these obligations in favor of Enviva, LP under the EWH Revolver are direct obligations owing by EWH.

In recent years, MGT has encountered liquidity constraints and financial headwinds. As a result, MGT had an unpaid accounts receivable balance owed to EWH under the MGT Agreement as of March 2024, as described in more detail below.

C.	The Company’s Operations

The Company owns and operates ten industrial-scale wood-pellet production plants located in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi. The Company has been developing two additional plants: the first in Epes, Alabama, and the second near Bond, Mississippi.

The Company exports its wood pellets to global markets through its deep-water marine terminal at the Port of Chesapeake, Virginia, terminal assets at the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party deep-water marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida. The Company sells most of its wood-pellet volumes through long-term, take-or-pay offtake contracts with customers in the United Kingdom (the “U.K.”), the European Union (the “E.U.”), and Japan.

The Company has two corporate locations – one in Bethesda, Maryland, and the other in Raleigh, North Carolina. The map below depicts the Company’s network of production and port facilities.

Enviva’s contracts serve a variety of customers in the biomass power production and heat generation industry. They include operators of some of the world’s highest capacity biomass power plants and renewable-focused firms with significant energy production business components. In addition to their prominent positions in biomass power production, Enviva’s customers play a major role in a wide range of complementary sectors, such as construction and transmission infrastructure. Collectively, they build, operate, and service power plants fueled not only by wood-pellet biomass, but also by gas, coal, hydrogen, and multiple other forms of biomass.

1.	Supply of Raw-Wood Fiber

The wood fiber used for Enviva’s wood pellets is mainly sourced from the southeastern United States, one of the world’s most robust areas of forest growth and sustainable management, which is home to the Company’s production plants. As a result of the fragmented nature of tract ownership in that area of the United States, Enviva procures raw materials from hundreds of landowners, loggers, and timber industry participants, with no individual landowner representing a material percentage of the Company’s needs. Enviva’s fiber-supply chains are routinely audited by independent third parties, and the Company maintains the traceability of the primary wood that is delivered directly from forests using its proprietary Track & Trace® system. Track & Trace® (“T&T”) is Enviva’s leading-edge sustainable sourcing program. T&T provides transparent sourcing data and allows Enviva and its stakeholders to identify the source of its wood to its origin in the forest and to further monitor and audit its procurement activities. T&T is an important element of the Company’s Responsible Sourcing Policy, and it complements the Company’s third-party sustainability certifications.

Some jurisdictions in Europe and Asia offer certain biomass-fuel-related renewable energy incentives, which have contributed to the demand for wood pellets as a source of fuel, but also impose requirements related both to the materials comprising eligible fuels and the sustainability of the manner in which such materials were sourced. To effectively meet customer needs under such initiatives, Enviva’s production process is designed to comply with these content and sustainability standards.

2.	Production and Manufacturing

After harvesting, the raw-wood fiber is sent to a production plant where it is then milled into uniform chips. Those chips enter a biomass-fueled dryer to reduce the natural moisture content of the wood. The dry fiber is then sent to the plant’s hammermills to further reduce its size and refine the fiber for pelletizing. In the final production stage, the dry fiber is pushed through a specialty pellet press at high pressure. This pressing causes the naturally occurring lignin adhesive in the wood to form a crisp sheath around the biomass within, creating both the final pellet shape and a protective layer that holds the product together without the aid of added chemicals. The final result is an energy-dense, low-moisture, and uniformly sized wood fuel that provides efficient, reliable combustion.

Ahoskie, NC Plant

Wood chips loaded on a conveyor belt

Wood pellets moving through the production and transport process

Many of Enviva’s customers are seeking to achieve specific requirements for air quality and carbon emissions, which are impacted by their selection of fuel. The Company therefore strives to optimize the “mix” of various wood fibers to create high-quality, consistent pellets that will allow its customers to meet those goals. To maintain quality, Enviva has established quality-control laboratories at each plant and port location to monitor outputs through a variety of tests. This allows the Company to optimize its manufacturing processes and ensure that it is producing high-quality pellets.

To accomplish this, Enviva takes steps to understand the characteristics of different tree species and how their properties can change from one season to the next. The Company uses its own quality-control laboratories and partners with several universities on modeling, chemical-composition research, and product testing to predict pellet behavior and energy content.

3.	Shipping and Logistics

After the manufacturing process is complete, the finished wood pellets are loaded into railcars, trucks, and/or barges for transportation to deep-water marine terminals, which feature domes, barges, and warehouses used to store the pellets prior to shipping. The Company utilizes six such terminals, which are strategically located to receive pellets from multiple production facilities, minimize transportation, and accumulate necessary volumes for bulk shipments. These terminals operate 24 hours per day, seven days per week, and maintain a cumulative storage capacity equal to 397,000 metric tons of wood pellets. From the terminals, wood pellets are then loaded onto large, dry bulk oceangoing cargo vessels (which the Company charters from third-party ship owners) and shipped to overseas ports for delivery to customers.

Enviva storage and shipping at the Port of Wilmington

4.	Market Utility and Competitiveness

In addition to the long-term, take-or-pay offtake contracts described above, the Company also has entered into other contracts with shorter duration and/or smaller offtake quantities. As part of this activity, the Company monitors wood pellet spot markets in order to opportunistically transact when, among other things, it believes pricing dynamics and contract flexibility provide avenues to generate incremental gross margin.

As of August 2024, the total weighted-average remaining term of the Company’s long-term take-or-pay offtake contracts was approximately 12 years, with a total contracted revenue backlog of approximately $12 billion. These contracts serve customers, which include major utility providers and operators of some of the highest capacity biomass power plants in the world, across a variety of jurisdictions, such as the U.K., E.U., and Japan.

Wood pellets enable major power, heat, or combined heat-and-power generators to generate electricity and heat. For some customers, the use of wood pellets helps to reduce the overall cost of compliance with certain mandatory greenhouse gas emissions limits and renewable energy targets, while also allowing companies to diversify their sources of renewable feedstock supply. For many of Enviva’s customers, wood pellets are used as a substitute for coal. Enviva’s pellets are used in an increasing variety of applications around the world to help reduce the life-cycle greenhouse gas emissions generated by customers in energy generation and industrial processes. Wood-pellet-fired plants are capable of consistently meeting baseload electricity demand and are dispatchable (i.e., power output can be switched on or off or adjusted based on demand).

In Europe, Asia, and other regions of the world, renewable-energy generators and utility providers—the Company’s primary customers—have invested, and continue to invest, in both converting power plants and building new generating assets that either co-fire wood pellets with coal or, in some cases, are fully dedicated wood-pellet-fired plants. These developments help generators maintain and increase baseload generating capacity and comply with climate change regulations and other emissions-reduction targets.

The relatively quick, and, in many instances, cost effective, process of converting coal-fired plants to biomass-fired generation can be an attractive benefit for generators whose generation assets are no longer viable as coal plants, as a matter of policy or economics, due to the expiration of operating permits, regulatory phase-out of coal-fired power generation, the introduction of taxes, or other restrictions on fossil fuel usage or emissions of greenhouse gases and other pollutants. Additionally, the E.U.’s Emissions Trading System—an E.U. climate-change policy mechanism which sets certain caps on the amount of greenhouse gases a company can annually emit, but allows the companies to purchase additional emissions allowances—continues to demonstrate a durable, constructive market for carbon, which assists biomass in being more cost effective for energy generation than carbon-intensive fuels such as coal and natural gas, even in markets where there are no direct incentives or subsidies for renewable energy generation.

The Company anticipates that there will continue to be significant demand growth in Europe and Asia for wood pellets as a preferred fuel source and as an alternative to fossil fuels for district heating loops, residential and commercial heating, and the production of heat for industrial sites.

Enviva’s wood pellets also have potential applicability to industries where reducing carbon emissions has historically been either cost prohibitive or technologically impossible with the currently available abatement technology. In these industries, wood pellets are used as bio-based raw-material feedstock to displace inputs to industrial processes formerly provided by fossil fuels to reduce greenhouse-gas emissions on a lifecycle basis. In addition to the customer applications outlined above, the Company is working with customers and potential customers who intend to use Enviva’s wood pellets as raw material feedstocks in the refinement of bio-liquids like biodiesel and sustainably produced aviation fuel, as well as to generate process steam and heat in heavy industrial manufacturing for products like lime, sugar, and others.

The Company competes with other utility-grade wood-pellet producers for long-term, take-or-pay offtake contracts with major power and heat-generation customers and increasingly with customers in sectors where carbon emissions have historically been difficult to abate. Competition in the wood-pellet industry is based on the price, quantity, quality, and consistency of the wood pellets produced, the reliability and scale of wood pellet deliveries, and the producer’s ability to verify and document, through customer and third-party audits, that their wood pellets meet the regulatory sustainability standards and use requirements of a particular customer.

5.	Growth, Construction of New Capacity Plants, and Elimination of Inefficiencies

The Company historically has employed a “build-and-copy” approach to the construction of new capacity plants, meaning that new plants are generally built and operated using approaches copied from prior projects. This allows for efficiencies in the engineering, design, construction, and operation of the Company’s facilities.

In 2022, Enviva commenced development of two additional wood pellet production plants located in Epes, Alabama (the “Epes Plant”), and near Bond, Mississippi (the “Bond Plant”). The Company’s expectation is for the Epes Plant to begin operations in the first half of 2025, and completing the Epes Plant remains a key aspect of the Company’s strategic plan. In connection with the announcement of the Company’s in-court restructuring process, the Company signaled plans to pause development of the Bond Plant.

The Company intends to revisit its development of the Bond Plant when sufficient contracted customer demand materializes to support the investment.

In connection with a broader effort to eliminate operational inefficiencies, in 2023, the Company determined that their wood pellet production plant located in Southampton, Virginia operated most cost effectively with a single dryer line. Therefore, the Company permanently shut down the second, underperforming dryer line.

Also in 2023, Enviva implemented a restructuring plan, separate and apart from the Company’s restructuring efforts in connection with the Chapter 11 Cases, to optimize future growth and profitability. The primary components of the restructuring were reductions in the Company’s workforce and corporate and other expenses.

D.	Directors and Officers

Enviva’s current board of directors is composed of Ralph Alexander, Chairman, John C. Bumgarner, Jr., Janet S. Wong, Eva T. Zlotnicka, Martin N. Davidson, PhD, Jim H. Derryberry, John K. Keppler, Gerrit L. Lansing, Jr., Pierre F. Lapeyre, Jr., David M. Leuschen, Thomas Meth, Glenn T. Nunziata, and Gary L. Whitlock.

Enviva is led by an experienced management team, including the following individuals:

Name	Title
Glenn T. Nunziata	Interim Chief Executive Officer and Chief Financial Officer
Thomas Meth	President
Mark A. Coscio	Executive Vice President and Chief Operating Officer
Jason E. Paral	Executive Vice President, General Counsel, and Secretary
James P. Geraghty	Executive Vice President, Finance
Brandi A. Colander	Senior Vice President, Corporate Affairs and Chief Sustainability Officer
Craig A. Lorraine	Senior Vice President, Fiber, Logistics, and Port Operations
John-Paul (“JP”) D. Taylor	Senior Vice President and Chief Commercial Officer
Mark Haser	Vice President, Operations

The composition of the board of directors and identity of the officers of each Reorganized Debtor, as well as the nature of any compensation to be paid to any director or officer who is an “insider” under the Bankruptcy Code, will be disclosed prior to the entry of the order confirming the Plan in accordance with section 1129(a)(5) of the Bankruptcy Code.

E.	Employees

As described in the Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefits Programs, and (II) Granting Related Relief [Docket No. 5], the Company employed approximately 1,207 individuals on a full-time basis and approximately 3 individuals on a part-time basis as of the Petition Date. As of the Petition Date, approximately 819 employees are paid on an hourly basis, approximately 391 employees receive a salary, and none of the employees are represented by a union or collective bargaining unit. Additionally, as of the Petition Date, the Debtors utilize approximately 37 independent contractors.

F.	The Debtors’ Capital Structure

1.	Prepetition Indebtedness

As of the Petition Date, the Debtors’ funded debt totaled approximately $1.8 billion (the “Prepetition Funded Debt”). The Debtors’ Prepetition Funded Debt includes:

	Credit Group Debt
Facility	Maturity	Approx. Principal Outstanding
Senior Secured Credit Facility	June 30, 2027	$568,545,880 (revolver) $103,950,000 (term loan)
2026 Notes	January 15, 2026	$750,000,000
Epes Note	July 15, 2052	$250,000,000
Bond MS Note	July 15, 2047	$100,000,000

	Operational Subsidiary Debt
Facility	Maturity	Approx. Principal Outstanding
NMTC QLICI Loans	June 27, 2029; June 27, 2052	$42,030,000
NMTC Source Loans	June 27, 2029	$30,402,403
FiberCo Notes	December 12, 2025; March 29, 2026; June 30, 2026; October 27, 2026; March 16, 2027; May 10, 2027	$3,308,284
Amory Seller Note	August 4, 2017[10]	$2,000,000

[10]	Although the Amory Seller Note “matured” on August 4, 2017, it remains outstanding.

F.             The Debtors’ Capital Structure

1.           Prepetition Indebtedness

As of the Petition Date, the Debtors’ funded debt totaled approximately $1.8 billion (the “Prepetition Funded Debt”). The Debtors’ Prepetition Funded Debt includes:

	Credit Group Debt
		Approx. Principal
Facility	Maturity	Outstanding
Senior Secured Credit Facility	June 30, 2027	$568,545,880 (revolver)
		$103,950,000 (term loan)
2026 Notes	January 15, 2026	$750,000,000
Epes Note	July 15, 2052	$250,000,000
Bond MS Note	July 15, 2047	$100,000,000

	Operational Subsidiary Debt
		Approx. Principal
Facility	Maturity	Outstanding
NMTC QLICI Loans	June 27, 2029;	$42,030,000
	June 27, 2052
NMTC Source Loans	June 27, 2029	$30,402,403
FiberCo Notes	December 12, 2025;	$3,308,284
	March 29, 2026;
	June 30, 2026;
	October 27, 2026;
	March 16, 2027;
	May 10, 2027
Amory Seller Note	August 4, 2017 [10]	$2,000,000

(a)          Senior Secured Credit Facility

In 2018, the Company entered into a senior secured credit facility (the “Senior Secured Credit Facility”) with Barclays Bank PLC (“Barclays”) serving as the administrative agent and collateral agent (the “Senior Secured Credit Facility Agent”) and certain lenders party thereto. On January 17, 2024, Barclays resigned from its position as the Senior Secured Credit Facility Agent. On February 16, 2024, Ankura Trust Company, LLC was appointed as replacement Senior Secured Credit Facility Agent.

The terms of the Senior Secured Credit Facility are governed by an Amended and Restated Credit Agreement, dated October 18, 2018 (as amended, restated, or otherwise modified or supplemented from time to time, the “Senior Secured Credit Facility Agreement”) under which, among other things, Enviva and Enviva, LP (the “Senior Secured Credit Facility Borrowers”), as borrowers, obtained certain revolving loans (the “Revolving Loans”) and incremental term loans (the “Term Loans”) from the lenders thereunder. 11 Each subset of loans under the Senior Secured Credit Facility matures on the earlier to occur of (a) June 30, 2027, or (b) 90 days before the maturity of the 2026 Notes.

[10]	Although the Amory Seller Note “matured” on August 4, 2017, it remains outstanding.

[11]	Debtors Enviva GP, LLC, Enviva Partners Finance Corp., Enviva Aircraft Holdings Corp., Enviva Holdings GP, LLC, Enviva Holdings, LP, Enviva Shipping Holdings, LLC, Enviva Management Company, LLC, Enviva Development Finance Company, LLC, Enviva Pellets, LLC, Enviva Pellets Lucedale, LLC, Enviva Pellets Waycross, LLC, Enviva Port of Pascagoula, LLC, Enviva Energy Services, LLC, Enviva Pellets Greenwood, LLC, and Enviva Pellets Bond, LLC (collectively, the “Senior Secured Credit Facility Guarantors”) each guarantee the obligations of Enviva and Enviva, LP, as borrowers under the Senior Secured Credit Facility. The Senior Secured Credit Facility Guarantors, collectively with the Senior Secured Credit Facility Borrowers, are referred to herein as the “Senior Secured Credit Facility Obligors.”

The Company understands that the collective obligations under the Senior Secured Credit Facility are secured by first-priority liens on and security interests in substantially all of the assets of the Senior Secured Credit Facility Obligors, other than certain excluded assets. The liens securing the obligations under the Senior Secured Credit Facility also do not encumber assets or property of the Debtors that are not Senior Secured Credit Facility Obligors.

As of the Petition Date, the Senior Secured Credit Facility Obligors owed approximately $672.5 million in aggregate principal amount outstanding under the Senior Secured Credit Facility, which represents principal obligations arising under the Revolving Loans in the approximate amount of $568.5 million and Incremental Term Loans in the approximate amount of $104.0 million. As of the Petition Date, there were also $1.4 million in aggregate principal amount of letter of credit commitments outstanding under the Senior Secured Credit Facility.

(b)          2026 Notes

On December 9 and December 12, 2019, Enviva and Enviva Partners Finance Corp. (together, the “2026 Notes Issuers”) issued $550.0 million and $50.0 million, respectively, in principal amount of senior unsecured notes with an aggregate principal amount of $600.0 million and interest rate of 6.5%, due to be repaid on January 15, 2026. The terms of these notes are governed by the 6.500% Senior Notes Due 2026 Indenture dated as of December 9, 2019 (as amended, restated, or otherwise modified or supplemented from time to time, the “2026 Notes Indenture”), which designated Wilmington Savings Fund Society, FSB as trustee (the “2026 Notes Trustee”). On July 15, 2020, the 2026 Notes Issuers issued an additional $150.0 million in principal amount under the 2026 Notes Indenture (together with the notes issued on December 9 and December 12, 2019, the “ 2026 Notes”). 12 On March 1, 2023, Wilmington Trust, N.A. resigned from its position as the 2026 Notes Trustee, and Wilmington Savings Fund Society, FSB, was appointed as successor 2026 Notes Trustee.

Under the terms of the 2026 Notes, the 2026 Notes Issuers are required to make semi-annual interest payments in arrears on January 15 and July 15 of each year. Additionally, the 2026 Notes Issuers may elect to redeem all or a portion of the 2026 Notes at any time at the applicable redemption price, plus accrued and unpaid interest, if any, subject to the right of the relevant holders to receive any interest due prior to the redemption and, in some cases, an additional make-whole premium.

(c)          Epes Green Bonds

On July 15, 2022, the Industrial Development Authority of Sumter County, Alabama (the “Epes Green Bonds Issuer”) issued certain Exempt Facilities Revenue Bonds (Enviva Inc. Project), Series 2022 (Green Bonds) (the “Epes Green Bonds”) in the aggregate principal amount of $250.0 million, under an Indenture of Trust dated as of July 1, 2022 (the “Epes Green Bonds Indenture”). The Epes Green Bonds Indenture named Wilmington Trust, N.A. as the trustee (the “Epes Green Bonds Trustee”) over the administration of the Epes Green Bonds. After issuance to bondholders (the “Epes Bondholders”), the Epes Green Bonds Issuer then loaned the proceeds of the Epes Green Bonds offering to Enviva on an unsecured basis under a Loan and Guaranty Agreement dated July 1, 2022 (the “Epes Loan Agreement”), and a promissory note, dated July 15, 2022, issued by Enviva to the Epes Green Bonds Issuer (the “Epes Note”). 13 Then, the Epes Green Bonds Issuer assigned the Epes Note and substantially all its rights under Epes Loan Agreement to the Epes Green Bonds Trustee.

[12]	Debtors Enviva GP, LLC, Enviva Holdings GP, LLC, Enviva Holdings, LP, Enviva Shipping Holdings, LLC, Enviva Management Company, LLC, Enviva Aircraft Holdings Corp., Enviva, LP, Enviva Development Finance Company, LLC, Enviva Pellets, LLC, Enviva Pellets Lucedale, LLC, Enviva Pellets Waycross, LLC, Enviva Port of Pascagoula, LLC, Enviva Energy Services, LLC, Enviva Pellets Greenwood, LLC, and Enviva Pellets Bond, LLC guarantee the 2026 Note Issuers’ obligations under the 2026 Notes Indenture and the 2026 Notes (collectively, the “2026 Notes Guarantors”).

[13]	Additionally, Enviva, LP, Enviva GP, LLC, Enviva Partners Finance Corp., Enviva Aircraft Holdings Corp., Enviva Holdings GP, LLC, Enviva Holdings, LP, Enviva Shipping Holdings, LLC, Enviva Management Company, LLC, Enviva Development Finance Company, LLC, Enviva Pellets, LLC, Enviva Pellets Lucedale, LLC, Enviva Pellets Waycross, LLC, Enviva Port of Pascagoula, LLC, Enviva Pellets Bond, LLC, Enviva Pellets Greenwood, LLC, and Enviva Energy Services, LLC (collectively, the “Epes Loan Guarantors”) each agreed to guarantee Enviva Inc.’s obligations under the Epes Loan Agreement.

The Epes Note is a senior unsecured obligation of Enviva and matures in full on July 15, 2052. However, the Epes Note is subject to mandatory tender for purchase by the Company on July 15, 2032, at a purchase price equal to 100% of the principal amount of the Epes Green Bonds, plus accrued interest. Such prepayment may be required prior to maturity. The terms of the Epes Loan Agreement generally restrict the net proceeds received from the Epes Note to being used to fund a portion of the costs of the acquisition, construction, equipping, and financing of the Epes Plant. Interest on the principal of the Epes Note accrues at 6.00% per annum. The Epes Loan Agreement requires bi-annual payments of all accrued and unpaid interest, on January 15 and July 15 of each year, beginning on January 15, 2023. As of the Petition Date, the Company was current on its interest payments under the Epes Loan Agreement.

(d)          Bond Green Bonds

On November 22, 2022, the Mississippi Business Finance Corporation (the “Bond Green Bonds Issuer”) issued certain Exempt Facilities Revenue Bonds (Enviva Inc. Project), Series 2022 (Green Bonds) (the “Bond Green Bonds”), in the aggregate principal amount of $100.0 million, under an Indenture of Trust dated as of November 1, 2022 (the “Bond Green Bonds Indenture”). The Bond Green Bonds Indenture named Wilmington Trust, N.A. as the trustee (the “Bond Green Bonds Trustee”) over the administration of the Bond Green Bonds. After issuance to bondholders (the “Bond Bondholders”), the Bond Green Bonds Issuer then loaned the proceeds of the Bond Green Bonds offering to Enviva on an unsecured basis under a Loan and Guaranty Agreement, dated November 1, 2022 (the “Bond MS Loan Agreement”), and a promissory note, dated November 22, 2022, issued by Enviva to the Bond Green Bonds Issuer (the “Bond MS Note”). 14 Then, as security for the Bond Green Bonds, the Bond Green Bonds Issuer assigned the Bond MS Note and substantially all its rights under Bond MS Loan Agreement to the Bond Green Bonds Trustee.

[14]	Additionally, Enviva, LP, Enviva GP, LLC, Enviva Partners Finance Corp., Enviva Aircraft Holdings Corp., Enviva Holdings GP, LLC, Enviva Holdings, LP, Enviva Shipping Holdings, LLC, Enviva Management Company, LLC, Enviva Development Finance Company, LLC, Enviva Pellets, LLC, Enviva Pellets Lucedale, LLC, Enviva Pellets Waycross, LLC, Enviva Port of Pascagoula, LLC, Enviva Pellets Bond, LLC, Enviva Pellets Greenwood, LLC, and Enviva Energy Services, LLC (collectively, the “Bond MS Loan Guarantors”) each agreed to guarantee Enviva Inc.’s obligations under the Bond MS Loan Agreement.

The Bond MS Note is a senior unsecured obligation of Enviva and matures in full on July 15, 2047. However, the Bond MS Note is subject to mandatory tender for purchase by the Company on July 15, 2032, at a purchase price equal to 100% of the principal amount of the Bond Green Bonds, plus accrued interest. Such prepayment may be required prior to maturity. The terms of the Bond MS Loan Agreement generally restrict the net proceeds received from the Bond MS Note to being used to fund a portion of the costs of the acquisition, construction, equipping, and financing of the Company’s wood-pellet production plant being constructed near Bond, Mississippi. Interest on the principal of the Bond MS Note accrues at 7.75% per annum. The Bond MS Loan Agreement requires bi-annual payments of all accrued and unpaid interest, on January 15 and July 15 of each year, with the first payment due on January 15, 2023. As of the Petition Date, the Company was current on its interest payments under the Bond MS Loan Agreement.

Prior to the Petition Date, the Debtors entered into the Bond Green Bond Restructuring Support Agreement (as defined below), attached hereto as Exhibit D, with the largest holder of the Bond Green Bonds.

(e)          NMTC Transactions

In June 2022, the Company closed on a series of qualified New Markets Tax Credit financing transactions (collectively, the “NMTC Transactions”) under the New Markets Tax Credit (“ NMTC”) program. The NMTC program is a federal financial program administered by the U.S. Department of Treasury’s Community Development Financial Institutions Fund that is intended to promote capital investment in qualifying communities by allowing taxpayers to claim certain federal income tax credits related to equity investments in qualifying community development entities (“CDEs”). The Company’s participation in the NMTC Transactions allowed it to obtain new financing subject to certain tax advantages resulting from the NMTC program. The Company entered into two loan agreements as part of the NMTC Transactions.

First, the Company entered into a Loan Agreement dated June 27, 2022, by and between Enviva Pellets Epes Finance Company, LLC (“Enviva Epes Finance”) (as borrower) and United Bank 15 (as lender) (the “Prepetition Senior Secured NMTC Source Loan Agreement,” and together with the underlying Promissory Note and other documents described therein, the “Prepetition Senior Secured NMTC Source Loan Documents,” and such loans, the “NMTC Source Loans”), by which Enviva Epes Finance borrowed an aggregate principal amount of approximately $31.4 million. That principal balance accrues interest at 5.63% per annum. 16

[15]	United Bank is a community bank in Southwest Alabama & Northwest Florida.

[16]	To secure its performance under the Prepetition Senior Secured NMTC Source Loan Documents, the Company pledged as collateral: (a) Enviva Epes Finance’s interest in certain collateral that was pledged to secure a loan it had issued to a third party; (b) the Company’s bank account held by United Bank; and (c) Enviva Epes Finance’s interest in a Contribution Agreement between Enviva Inc., Enviva Pellets, LLC, Enviva Pellets Epes Holdings, LLC, Enviva Epes Finance and Enviva Pellets Epes, LLC (collectively, the “Prepetition NMTC Source Loan Collateral”).

Second, the Company entered into a Loan Agreement, dated June 27, 2022, by and among Enviva Pellets Epes, LLC (“Enviva Epes”) (as borrower), NIF SUB IV, LLC, UBCD Sub-CDE Midway, LLC, PBCIF Sub-CDE4, LLC, and Munistrategies Sub-CDE#41, LLC (collectively, the “Prepetition NMTC QLICI Lenders” or “CDE Lenders”), and Enviva 17 (the “Prepetition Senior Secured NMTC QLICI Loan Agreement,” and together with the underlying Notes and all other loan documents described therein, the “Prepetition Senior Secured NMTC QLICI Loan Documents,” and such loans, the “NMTC QLICI Loans”) by which Enviva Epes borrowed an aggregate principal amount of approximately $42.0 million. That principal balance accrues interest at a weighted average rate of 2.9% per annum. Additionally, pursuant to the Prepetition Senior Secured NMTC QLICI Loan Documents, Enviva Epes granted a first priority mortgage and security interest in the Epes Plant.

As of the Petition Date, Enviva Epes Finance owed approximately $30.4 million of aggregate principal obligations under the Prepetition Senior Secured NMTC Source Loan Documents, and Enviva Epes owed approximately $42.0 million of aggregate principal obligations under the Prepetition Senior Secured NMTC QLICI Loan Documents. As of the Petition Date, the Company was current on its interest payments under both sets of loan documents.

(f)          FiberCo Notes

In 2021, Enviva FiberCo, LLC (“Enviva FiberCo”) entered into two promissory notes with John Deere and Merchant Bank (the “2021 Promissory Notes”) to fund the purchase of certain pieces of equipment. On December 27, 2021, Enviva FiberCo merged with a number of other Enviva entities to form Enviva Pellets Northampton, LLC (the “Northampton Merger”), which then later changed its name to Enviva Pellets, LLC (“Enviva Pellets”). In the Northampton Merger, Enviva Pellets inherited Enviva FiberCo’s obligations under the 2021 Promissory Notes. In 2022 and 2023, Enviva Pellets entered into additional promissory notes (together with the 2021 Promissory Notes, the “FiberCo Notes,” and any claims on account thereof, the “ FiberCo Notes Claims”) with John Deere, Northland Capital, and JP Morgan Chase Bank, N.A. (together with Merchant Bank, the “FiberCo Note Lenders”), which the Company used to fund the purchase of additional equipment.

Together, the initial principal amount of the FiberCo Notes totaled approximately $4.9 million. The execution date, principal, interest rate, and maturity date of each of the FiberCo Notes are as follows:

[17]	Enviva fulfilled a limited role under the Prepetition Senior Secured NMTC QLICI Loan Documents, its only obligation being to maintain certain financial covenants.

			Interest Rate
Note	Execution Date	Initial Principal	(per annum)	Maturity Date
John Deere Note	October 27,	$1,001,600	2.50%	October 27,
Payable #1	2021			2026
John Deere Note	May 10, 2022	$939,780	3.80%	May 10, 2027
Payable #2
Northland	March 16, 2022	$154,000	6.07%	March 16,
Capital Note				2027
Payable #1
Merchant Bank	June 30, 2021	$293,490	4.95%	June 30, 2026
Note Payable #1
JP Morgan Note	December 12,	$1,449,749	6.40%	December 12,
Payable #1	2022			2025
JP Morgan Note	March 29, 2023	$1,044,118	6.42%	March 29,
Payable #2				2026

Each individual FiberCo Note is secured by the equipment that was purchased with the financing provided by that FiberCo Note.

As of the Petition Date, Enviva Pellets owed approximately $3.3 million in aggregate principal obligations under the FiberCo Notes. The Company is current on its interest payments under the FiberCo Notes.

(g)          Amory Seller Note

On August 4, 2010, the Company, through its subsidiary Enviva Pellets Amory, LLC (“Enviva Amory”), acquired all of the purchased assets of CKS Energy, Inc. and land held by CKS Realty, Inc. To pay a portion of the purchase price, Enviva Amory issued a Convertible Subordinated Promissory Note, dated August 4, 2010, to CKS Energy, Inc. for a principal amount of $2 million (the “Amory Seller Note,” and any claims on account thereof, the “Amory Seller Note Claims”). On December 27, 2021, Enviva Amory also participated in the Northampton Merger. In that merger, Enviva Pellets inherited Enviva Amory’s obligations under the Amory Seller Note.

The principal balance of the Amory Seller Note accrues interest at 6.00% per annum, and fully matured on August 4, 2017. However, notwithstanding the maturity date, the Amory Seller Note dictates that no payments of principal or interest shall be made until Enviva Amory’s former sole member, Intrinergy Operating, L.P. (“Intrinergy”), is first fully paid an amount equal to (a) all capital contributions made by Intrinergy to Enviva Amory, plus (b) 15.00% interest per annum accruing on such unrepaid contributions (together, the “Intrinergy Preferred Return”). To date, the Intrinergy Preferred Return has yet to be satisfied in full, and therefore there have been no payments made to CKS Energy, Inc. on the Amory Seller Note.

As of the Petition Date, the Debtors owed $2 million in aggregate principal obligations under the Amory Seller Note.

(h)          Other Financial Obligations

As described in further detail below, RWEST (as defined below) claimed entitlement to certain termination payments. No claim has yet been allowed in favor of RWEST and the Debtors’ and all other parties in interest’s rights are fully reserved with respect thereto.

Additionally, the Debtors have trade claims and additional general unsecured claims, some of which are contingent and/or unliquidated and/or disputed.

G.          Enviva Common Stock

Enviva’s shares of common stock, par value $0.001 per share (the “Common Stock”) are listed on the NYSE under the symbol “EVA.” On January 23, 2024, Enviva was notified by the NYSE that the average closing price of the Common Stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average closing price required to maintain continued listing on the NYSE. The NYSE allows listed companies to cure such deficiency within the following six months if, on the last trading day of any calendar month during the cure period, the company has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30-trading day period ending on the last trading day of that month. Notwithstanding the foregoing, if a listed company determines that it will cure the price condition by taking an action that will require approval of its shareholders, it must so inform the NYSE, must obtain the shareholder approval by no later than its next annual meeting, and must implement the action promptly thereafter. On February 2, 2024, the Company notified the NYSE of its intent to cure this deficiency in a manner that requires the approval of shareholders. On April 2, 2024, the Company received a second notice from the NYSE that due to the delay in filing its Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Form 10-K ”) with the SEC, it was no longer in compliance with NYSE rules. If the Company fails to regain compliance with such requirement during a 6-month cure period, the NYSE may commence suspension and delisting procedures. The Company intends to complete the necessary work to file its 2023 Form 10-K with the SEC as soon as practicable and currently expects to file its 2023 Form 10-K within the six-month period granted by the NYSE; however, there can be no assurance that its 2023 Form 10-K will be filed within such period or that it will regain compliance with the minimum closing price requirement and as such, its Common Stock may be delisted from the NYSE.

H.          Prepetition Litigation

The Company is party to certain existing legal claims and lawsuits, including the securities litigation described below. The Company has historically vigorously defended against each of the pending claims, which presently are stayed as a result of these Chapter 11 Cases, and is unable to express an opinion with respect to the likelihood of an unfavorable outcome or provide an estimate of potential losses, if any.

1.          Securities Litigation

On November 3, 2022, a putative securities class action lawsuit was filed in the federal district court in the District of Maryland against Enviva, John Keppler, and Shai Even. On April 3, 2023, the lead plaintiff filed its amended complaint adding Jason E. Paral, Michael A. Johnson, Jennifer Jenkins, Don Calloway, and a number of underwriters of the Company’s stock offering made pursuant to the Company’s registration statement and prospectus dated January 19, 2022 as named defendants. The lawsuit asserted claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and Rule 10b-5 thereunder as well as Sections 11 and 15 of the Securities Act based on allegations that the Company made materially false and misleading statements regarding the Company’s business, operations, and compliance policies, particularly relating to its environmental, social, and governance (“ESG”) practices. Specifically, the lawsuit alleged that the Company’s statements were misleading as to the environmental sustainability of the Company’s wood pellet production and procurement and the impact such statements would have on the Company’s financials and growth potential. The lawsuit sought unspecified damages, equitable relief, interest and costs, and attorneys’ fees. The parties completed briefing on the Company’s motion to dismiss the amended complaint on August 1, 2023, and the court granted the Company’s motion to dismiss on July 3, 2024. The plaintiffs voluntarily dismissed the lawsuit with prejudice on July 25, 2024.

On September 12, 2023, a putative securities class action lawsuit was filed in federal district court in the District of Maryland, Southern Division, against Enviva, John Keppler, Thomas Meth, Shai Even, and Michael Johnson. The lawsuit asserts claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder based on allegations that the Company made materially false and misleading statements regarding its expected financial performance for fiscal year 2023, including its expected EBITDA and dividend payments. The lawsuit seeks unspecified damages with interest as well as recovery of plaintiff’s costs and attorneys’ fees. Enviva was voluntarily dismissed from the litigation on March 15, 2024.

Beginning on December 5, 2023, two purported stockholders filed derivative actions in federal district court in the District of Maryland against John Keppler, Thomas Meth, Shai Even, Michael Johnson, Ralph Alexander, John C. Bumgarner, Jr., Janet S. Wong, Eva T. Zlotnicka, Martin N. Davidson, Jim H. Derryberry, Gerrity Lansing, Pierre F. Lapeyre, Jr., David M. Leuschen, Jeffrey W. Ubben, Gary L. Whitlock, and Enviva, as nominal defendant. The derivative actions purport to bring claims on behalf of Enviva against the individual defendants. The derivative actions seek to recover purported damages for Enviva related to the individual defendants’ purported compensation, Enviva’s purported expenditures related to the securities class actions, and other amounts. The court consolidated the two actions on February 8, 2024. On April 15, 2024, the court stayed the litigation pending resolution of the Chapter 11 Cases.

III.       KEY EVENTS LEADING TO CHAPTER 11 CASES

Over the past two years, the Company faced significant financial and operational pressures. In response, the Company proactively took steps to control costs, manage its balance sheet, address near-term obligations, and otherwise maximize value for stakeholders. In addition, in mid-2023, the Company retained financial and legal advisors and implemented strategic initiatives targeted at, among other things, (a) renegotiating its sales agreements to terms that could sustain the Company’s operations and future financial health and (b) securing additional funding to sustain the Company’s business until such agreements were successfully amended.

A.            Challenges Facing the Company

1.          Negative Cost, Operational, and Revenue Pressures

The Company historically has been successful in prioritizing contracted revenue and EBITDA growth but, recently, has financially struggled due to, among other things, elevated and increasing operational costs, plant production issues, new production delays, rising debt levels, increasing costs to service that debt, and a failure of contractual escalators to appropriately scale with actual costs. As the Company strove to increase revenue by increasing both production and production capacity, cost increases followed due to, among other things, capital expenditures, increased maintenance, buying higher-priced wood fiber, increased labor costs due to utilizing temporary labor caused by increasing employee turnover, and the contemporaneous increase in overall inflation which magnified the impact of these factors.

Many of the Company’s customers are established utility and energy providers with significant demands for wood pellets and a committed investment in renewable energy who purchase on long-term, take-or-pay offtake contracts. Despite substantial production capacity, the Company historically has been modestly “short” in its ability to produce enough pellets to fulfill contractual requirements and satisfy customer demand. To fill its short position, in addition to its efforts to maximize production capacity, the Company would procure pellets under short-term contracts and on the spot market. When spot prices were more in-line with historical levels, these purchases allowed the Company to continue growing revenue and EBITDA while satisfying demand beyond its production capacity.

In 2022, however, the spot market for industrial wood pellets reached an all-time high. Under those circumstances, the Company could not affordably fill its short position in the spot market, which, among other factors, was a motivation for the Q4 2022 Transactions, defined and described more fully below, in which the Company contracted to purchase a significant quantity of wood pellets over the course of several years.

The Company also paid some customers to defer or cancel pellet shipments under lower- margin long-term contracts so that the Company could sell the pellets on the spot market at higher prices and greater profitability. Although these strategies had a positive impact on revenue and EBITDA in the relevant current period, the transactions resulted in reduced pricing (in the form of discounts on future contracted volumes) for the remainder of the contracted period.

In early 2023, spot prices for wood pellets fell significantly, and at the same time the combined effect of increased production costs and historically high inflation reduced the Company’s margins on its long-term, take -or-pay offtake contracts. Although these contracts provide stable sources of revenue and tend to include provisions that provide margin protection and price escalators, certain of these escalators were tied to foreign price indices rather than U.S. price indices and proved to be insufficient to offset the cost increases, particularly due to U.S. inflation, and other pressures the Company has faced.

Interest rates on the debt carried by the Company also have climbed over the past two years, further increasing the Company’s operating costs. Specifically, the rate of interest on the Revolving Loans and Term Loans is tied to the secured overnight financing rate (“ SOFR”), a rate which has increased significantly in the past two years. More recent debt that the Company incurred to address liquidity issues and operational pressures and to facilitate what it believed were opportunistic transactions likewise bears higher interest rates than certain older debt.

2.          Events Impacting Plant Operations and Production

Certain national and global events increased the operational and cost pressures on the Company. The Company’s third-party shipping partners’ operations experienced severe dislocations, which incrementally impacted the Company’s distribution costs related to demurrage and to loading, transporting, and unloading its wood pellets. The Company also saw an increase in incremental costs to support continued services from third-party fiber suppliers and trucking service providers. In addition, the war in Ukraine has impacted operations since 2022, including through an immediate spike in energy prices in February 2022. Initially, that increase was significantly offset by an increase in demand for wood pellets and spot market sale opportunities, spurred on by the sudden unavailability of Russian natural gas. The spike in demand, however, eventually cooled as pellet-fueled generation in certain parts of the E.U. and U.K. declined.

Further, during 2022, the Omicron variant of COVID-19 impacted the Company’s operations by increasing rates of infection, impacting the availability of healthy workers, and forcing elevated absences in the Company’s hourly workforce as infected workers quarantined at home. Increased levels of personnel turnover further impacted the Company’s business in terms of both labor costs and productivity, as it is costly and time consuming to train new employees. Those challenges resulted in their own incremental costs, reduced availability at the Company’s facilities, and depressed aggregate production levels—all of which made the Company more vulnerable to a subsequent sustained change in wood-pellet pricing and costs, especially with the Company being reliant on procurement to fulfill demand.

Other events also have caused direct obstacles to domestic operations. For example, in March 2023, a strong tornado touched down in Amory, Mississippi, which caused damage to the Company’s wood-pellet production plant located in Amory, Mississippi (the “Amory Plant”). Operations at the Amory Plant, which typically produces approximately 104,000 metric tons of pellets per year, were immediately suspended. The Company invested $ 11 million in capital expenditures to resume operations at the Amory Plant, which reopened in the fourth quarter of 2023.

3.         Challenges with Existing Customers

(a)          RWE Supply & Trading GmbH

RWE Supply & Trading GmbH (“RWEST”) is a longstanding transaction counterparty and customer. Until early 2024, the Company maintained two long-term CIF contracts, entered into in 2010 and 2011 (the “Master Agreements”), as well as a FOB Master Agreement, entered into in 2012, which governed the purchase and sale of wood pellets between RWEST and the Company and provided basic terms for future transaction-specific agreements, called “Confirmations.”

In the fourth quarter of 2022, Enviva and RWEST entered into a series of transactions (the “Q4 2022 Transactions”) whereby Enviva: (a) agreed to sell to RWEST a large quantity of wood pellets in order to opportunistically transact on the significantly elevated spot pellet prices in late 2022, and (b) agreed to purchase from RWEST in the future a larger quantity of wood pellets at prices that were below the then-prevailing spot price and management’s expectations for future pricing, but higher than historical average prices. The sales component of the Q4 2022 Transactions allowed the Company to maximize value in Q4 2022; however, the longer-dated and fixed-price purchase components of the Q4 2022 Transactions were unhedged and became unprofitable as spot prices for pellets fell in 2023.

As described below, while the Company received more cash prepetition from the Q4 2022 Transactions than it paid to RWEST, the Q4 2022 Transactions ultimately resulted in RWEST claiming entitlement to an early termination fee—currently an unsecured claim—when the Company did not execute on the scheduled purchase of a substantial portion of the contracted volumes from RWEST and RWEST therefore terminated the Master Agreements.

The Board initiated an independent investigation in early November 2023 concerning the decision to enter into the Q4 2022 Transactions, which was conducted by a special committee of the Board. Baker Botts LLP was retained to advise the special committee in this investigation. After these Chapter 11 Cases commenced, the special committee’s remit expanded to encompass additional prepetition conduct by and transactions with third parties to determine whether potential colorable estate claims existed on the part of Enviva. The special committee determined that certain colorable claims exist arising from the decision to enter into the Q4 2022 Transactions. The Plan Evaluation Committee (as defined below) is assessing the value of these claims as well as its options to address these claims, and the Debtors intend to update this disclosure in advance of the objection deadline prior to the hearing on the Disclosure Statement Motion (as defined below).

(b)          MGT

As referenced above, EWH is party to an agreement with MGT in which it is obligated to supply MGT with an annual base quantity of approximately 1 million metric tons of wood pellets each year for use at MGT’s biomass power station.

The MGT Agreement is a large, and to the extent MGT performs, highly profitable supply contract. In recent years, however, MGT has encountered its own liquidity constraints, operational challenges, and financial headwinds, including difficulties converting and consistently keeping online the plant in which the wood pellets were to be used, and, in 2023, undertook certain restructuring efforts under U.K. law.

In advance of MGT’s restructuring efforts under U.K. law, EWH took measures to accommodate MGT when it was facing financial distress, which, in turn, resulted in an elevated account receivable in favor of EWH. MGT paid down that receivable over time and, as of March 1, 2024, owed EWH approximately $13 million. Despite the progress made, MGT’s failure to repay the outstanding balance created risk to the go-forward relationship with MGT and with respect to the MGT Agreement. Additionally, MGT had been performing its payment obligations on a “pay-as-burn” basis, whereby MGT did not pay EWH for the delivered wood pellets until it actually used and consumed the pellets as fuel, and the delivered, but unused wood pellets stored at MGT facilities remained the property of EWH. Given the importance of the MGT Agreement to Enviva, EWH initially approved this course of action through a series of agreements with MGT in August 2022 (the “Arrangement Period Agreements”), which were designed to give some measure of relief to MGT as it worked through strategic and financial issues. Although the Arrangement Period Agreements expired by their own terms in September 2023, MGT continued to perform only on a “pay-as -burn” basis, which was not compliant with the MGT Agreement. MGT communicated that it would be unable to move away from “pay-as-burn” performance without first addressing its accounts receivable balance and certain working capital needs.

On March 7, 2024, Enviva Inc. and MGT entered into an agreement to provide MGT with an approximately $23 million working capital loan (the “Working Capital Loan”). As consideration for the Working Capital Loan, on the same day, MGT entered into a standstill agreement (the “MGT Standstill”) whereby MGT agreed to not take any action to terminate the MGT Agreement, including as a result of the Company’s chapter 11 filings, during the standstill period. Subject to its terms, the MGT Standstill will remain in effect through the earlier of the effective date of any chapter 11 plan or May 15, 2025, subject to certain termination rights, including if the Debtors solicit a chapter 11 plan that does not provide for the Debtors’ assumption of the MGT Standstill.

Under the terms of the Working Capital Loan, Enviva provided MGT with (a) approximately $13 million in cash, which MGT used to pay off the remainder of its accounts receivable balance with EWH; and (b) a shipment of wood pellets from Enviva’s inventory—not EWH’s—the price of which would otherwise equal approximately $10 million. MGT is required to repay the amounts owed under the Working Capital Loan in installments to be completed by the effective date of the Company’s forthcoming chapter 11 plan, or, alternatively, no later than May 15, 2025.

As described in Article IV.K below, the Debtors, MGT, and John Hancock have reached a settlement agreement in principle, with respect to, among other things, the existing supply arrangement.

B.            Prepetition Remediation and Liquidity Preservation Strategies

As the cost issues, volatile spot pricing, operational and trade pressures, and macroeconomic environment continued to unfold and pressure the Company (including with respect to covenants in its funded debt), it became clear to the Company that, despite its best efforts to control costs and address certain aspects of its finances on its own, additional time, consideration, and expertise would be necessary to effectively navigate its financial distress. As a result, it undertook certain remediation and liquidity-preservation strategies as set forth below.

1.          The Company Bolsters its Liquidity

In January 2023, the Company engaged with lenders under its Senior Secured Credit Facility to close on a term loan providing $ 105 million in new loans, referred to as the “Incremental Term Loans,” which will mature on June 30, 2027. The Company used this financing to repay a portion of the principal outstanding on the Revolving Loans, along with related interest and costs. This transaction, in conjunction with the PIPE described below, allowed the Company to strategically eliminate certain higher-interest debt, thereby positively affecting its short-term cash flow and liquidity.

In March 2023, the Company entered into a private placement of public equity transaction (“PIPE”) to fund its growth capital program, as well as repay borrowings under its Senior Secured Credit Facility, and for general corporate purposes. To effectuate the PIPE, the Company engaged with various investors including its two largest shareholders and reached a deal that ultimately brought approximately $250 million into the Company.

The Company further engaged in cost-cutting measures. With respect to certain plants and ports, it made changes in fiber procurement strategies, increased cost discipline with respect to maintenance and repair expenditures, and adjusted manufacturing processes to raise production rates, thereby improving fixed-cost absorption. The Company also reduced overhead through reductions in force and reductions in office lease expenses. In addition, the Company eliminated its quarterly dividend in May 2023.

2.          The Company Enlists the Aid of Committees and Advisors

In May 2023, the board of directors of Enviva formed a committee (the “Finance Committee”) to examine the Company’s performance issues and to develop solutions. The Finance Committee initially relied on internal resources and later retained advisors. To that end, the Company retained Alvarez & Marsal North America, LLC (“A&M”) as financial advisor in June 2023 to initially assess and enhance the Company’s existing financial planning and reporting tools. Consequently, A&M assisted the Company with the development of a detailed 13-week cash flow forecast, business-planning model, and KPI-reporting dashboard. Subsequently, A&M’s role continued to evolve to include assistance with tracking and assessing historical and projected financial performance, development of a long-term business plan, and scenario analysis. As part of the overall business planning process, A&M worked together with the Company to evaluate plant performance and operational initiatives and assisted in ongoing customer contract negotiations. Additionally, A&M’s role evolved to include, among other roles and responsibilities, assistance with liquidity forecasting, vendor management, facilitation of counterparty diligence, and contingency planning.

In August 2023, the Company expanded its engagement with Vinson & Elkins LLP (“V&E”), who has been the Company’s historic counsel, to serve as restructuring counsel, and the Company later hired Lazard Frères & Co. LLC (“Lazard,” and, collectively with A&M and V&E, the “Advisors”) as investment banker in early October 2023. Lazard, along with A&M, began working with the Company on forecasting cash flow, analyzing and preserving liquidity, exploring out-of-court restructuring solutions, and implementing contingency planning for a potential in- court process in the event the Company was unsuccessful in finding a comprehensive out-of-court solution. During this time, the Company and the Advisors explored a number of out-of-court alternatives.

3.          Draw Down of Senior Secured Credit Facility and Cash Move

In the face of continued uncertainty in the wood-pellet market, on September 28, 2023, the Company drew down all available Revolving Loans, an amount equal to approximately $246.5 million (the “September Draw”), as a proactive measure to shore up liquidity as, among other things, the Company sought to engage with contract counterparties, implement a business plan, and prepare to pursue a recapitalization process.

On October 30, 2023—in response to, among other things, the loss of automated clearing house (“ACH”) capabilities with Enviva’s principal operating account—the Company moved substantially all the remaining proceeds of the September Draw, roughly $230 million (the “Cash Management Transaction”), to a bank account held by Debtor Enviva MLP International Holdings, LLC (“MLP”). The Cash Management Transaction allowed the Company to preserve valuable liquidity, increased funds available to finance operations and other strategic alternatives, preserved optionality, and enhanced the Company’s cash-management functionality.

4.          RWEST Negotiations

In an attempt to address or mitigate the negative impact of the Q4 2022 Transactions, the Company began negotiating with RWEST in the fall of 2023 to restructure its obligations. Those negotiations culminated in a series of standstill agreements (the “Standstill Agreements”) beginning in September 2023, under which the parties agreed not to exercise any rights or remedies under the Master Agreements in order to facilitate further negotiations focused on reaching a successful restructuring of the parties’ obligations to one another.

On January 16, 2024, RWEST issued two Termination Notices which terminated the Master Agreements and triggered a ten -business-day notice period following which RWEST alleged early termination payments (the “Early Termination Payments”) became due under the Master Agreements. Although RWEST provided a brief extension, the Early Termination Payments became due on February 15, 2024. The Company did not pay the Early Termination Payments and, on February 16, 2024, RWEST issued a letter demanding the overdue amounts.

C.            The Company Implements Strategic Solutions

In its Quarterly Report (Form 10-Q) for the period ending September 30, 2023 (the “Q3 2023 Report”), Enviva’s management reported substantial doubt about the Company’s ability to continue as a going concern if certain events transpired and conditions persisted. It was clear that the Company needed to immediately implement emergency, targeted efforts to address the factors that were hindering its performance.

By this time, the Advisors’ ongoing efforts to review and evaluate the Company had yielded a clearer picture regarding certain financial-health metrics that the Company would need to improve, and to what degree, in order to stabilize in the near term. Of these metrics, the chief considerations became the Company’s EBITDA and gross margins. If these metrics were sufficiently improved in the near-term, the Company believed that it could lay the foundation for a future capital raise that would provide it with further capability to address its capital structure and return to financial health.

Based on these analyses, the Company and its Advisors identified renegotiation of certain pricing, volume, and adjustment terms within its portfolio of long-term fixed-price contracts to be the key revenue-side area it could leverage towards increasing its projected gross margins and

EBITDA. With that goal identified, the Company and its Advisors settled on a two-pronged solution: (1) engage with key customers to renegotiate the terms of the long-term fixed-price agreements to include additional pricing adjustments and mechanisms sufficient to rebound the profitability of the sales thereunder; and (2) solicit a broad array of lending parties for bridge financing to give the contract renegotiation efforts enough time to successfully run their course. As noted above, the Company also focused heavily on cost optimization at its plants and elsewhere.

1.          “Raise the Bridge” Efforts (Contract Renegotiations)

Beginning in fall 2023, a subset of the Company and the Advisors (the “RTB Team”) set out to aggressively re-negotiate, or “raise the bridge” (“RTB”) on, the terms of the existing long-term contracts to make the profitability metrics sufficiently sustainable for the Company.

First, the RTB Team conducted a systematic review of existing contracts with key customers in Europe and Asia to highlight and identify terms and features that could feasibly be renegotiated and boost the profitability of the arrangement. Based on that review, the RTB Team then developed customized strategies to guide its engagement and deliverables to negotiations with each individual counterparty and contract. Beginning in early November 2023, the RTB Team then proceeded to initiate contract negotiations with customers it had identified. The negotiations have involved multiple rounds of proposals and counterproposals, countless remote discussions, and multiple trips from the United States to various destinations in Asia and Europe to engage with customer representatives in person.

The RTB Team was able to make substantial headway; its efforts yielded numerous working proposals and counterproposals, and, as of the Petition Date, approximately 25% of such proposals and counterproposals have materialized into firm commitments to long-term price increases across a large portion of the Company’s portfolio. To accomplish this, a significant amount of stakeholder involvement was required to overcome inherent delays and obstacles baked into the negotiating process. For example, several contracts with Japanese project finance counterparties required that the counterparty obtain consent to changes in the counterparty’s secured debt documents with banks (e.g., payment terms). Additionally, many of the modifications involve more than just price increases; other material terms have been adjusted as well. For instance, in certain cases, the RTB Team was able to create value by decreasing the overall volume sold but increasing the price per metric ton. In other scenarios, the counterparties agreed to alter certain wood-pellet source restrictions or quality levels, sometimes driven by the type of boiler such counterparty uses, to the benefit of the Company’s profit margin.

In some cases where the negotiations were not productive, or where significant uplift was unlikely to be realized, the Company and such customers agreed to mutual termination of certain contracts, often on a “no-fault” basis, allowing the Company to walk away from out-of-the-money contracts without incurring additional costs or claims. The RTB Team’s efforts to date resulted in several such “no-fault” terminations—which independently served to further stem the Company’s contractual losses over time.

2.          Bridge Financing Efforts

Following the Q3 2023 Report, beginning in November 2023, the Company and its Advisors also began actively engaging with and soliciting various creditors, equity holders, strategic partners, and other third parties regarding their interest in participating in a prospective bridge financing, as well as long-term financing, to support the Company’s efforts to successfully complete a comprehensive restructuring of its existing indebtedness on an out-of-court basis. Lazard marketed the potential financing, soliciting numerous counterparties, including both traditional and strategic financing sources, over the course of more than three months for potential participation in a financing transaction.

These efforts were fruitful—the Company and the Advisors were able to engage in preliminary discussions with many parties (including, as noted below, the Ad Hoc Group), which included involvement in countless formal and informal conversations and execution of non-disclosure agreements (“NDAs”), which themselves required several rounds of drafting and negotiation to secure and finalize. Once under NDA, Lazard facilitated an extensive due diligence process with these counterparties that encompassed numerous diligence requests, the responses to which were either posted to a virtual data room or distributed directly to counterparties.

(a)          Stakeholder Engagement

Also following the Q3 2023 Report, various stakeholders initiated correspondence with the Company regarding the issues facing the Company and potential pathways to resolution. The Company and its Advisors actively engaged in negotiations with these stakeholders.

In November 2023, certain holders of claims formed the Ad Hoc Group and retained Davis Polk & Wardwell LLP and Evercore Group L.L.C. as advisors (the “Ad Hoc Group Advisors”). The Ad Hoc Group Advisors initially contacted the Company and its Advisors, noting that the Ad Hoc Group represented a substantial portion of the 2026 Notes and other claims, and that the Ad Hoc Group was interested in engaging in constructive talks with the Company regarding a financing or other strategic transaction. Shortly thereafter, the Ad Hoc Group Advisors and the members of the Ad Hoc Group entered into NDAs, and the Company began providing certain diligence materials to and engaging in discussions with the Ad Hoc Group regarding potential out-of-court bridge financing efforts.

An ad hoc group comprised of the Epes Green Bonds Trustee, the Bond Green Bonds Trustee, and certain Bond Bondholders (the “Ad Hoc Green Bondholder Group”) also formed, negotiating through Kramer Levin Naftalis & Frankel LLP and Perella Weinberg Partners LLP a advisors to the Epes Green Bonds Trustee and the Bond Green Bonds Trustee. The Ad Hoc Green Bondholder Group engaged in written correspondence with the Company’s Advisors regarding the existence of alleged potential defaults under the Bond MS Loan Agreement. This correspondence never materialized into a notice of default. After these initial rounds of correspondence, the Ad Hoc Green Bondholder Group proceeded to further engage with the Company’s Advisors in discussions regarding potential bridge financing and consensual resolution of treatment of their claims in a potential restructuring.

RWEST initially retained Skadden, Arps, Slate, Meagher & Flom (UK) LLP and Houlihan Lokey Capital, Inc. as advisors. As noted above, the Company’s Advisors continued to negotiate diligently with RWEST during this time period on a workable structure for the parties’ obligations and relationship going forward, and reached agreement on certain amendments to the Standstill Agreements.

Additionally, the Company engaged in negotiations with MGT on behalf of EWH on contract price uplift and also engaged in discussions with John Hancock, as relevant to its rights in EWH.

D.            The Company Finds a Path Forward

Despite the extensive marketing activity and negotiations with key stakeholders and other third parties, additional factors, including the Company’s deteriorating liquidity profile, put substantial pressure on the process. The Company continued to face operational challenges and encountered additional developments in January and February 2024 that accelerated the Company’s decline in liquidity faster than previously anticipated. As a result, the emphasis in negotiations with potential financing parties shifted from bridge financing towards potential transactions that would provide holistic in-court and out-of-court solutions.

On January 15, 2024, the Company’s Board of Directors voted to forgo making a required semi-annual interest payment under the 2026 Notes. That decision preserved approximately $24.4 million in immediate additional liquidity to support the Company’s efforts to renegotiate and satisfy its near-term obligations out of court. The skipped payment also signaled to key stakeholders that the Company was seriously evaluating all restructuring options available. In addition, because the 2026 Notes Indenture provides for a 30-day grace period before a failure to make an interest payment results in an “Event of Default,” the Company maintained the option to cure the missed payment before such default could trigger an event of default under the 2026 Notes and the Company’s other debt facilities.

During the grace period, the Company worked to advance the various proposals it had received, both from stakeholders inside the capital structure and from third parties outside the capital structure. The Company and the Advisors considered each proposal in turn and focused additional efforts into strategically leveraging competitive tension between the proposing parties to achieve the maximum value available to the Company and all stakeholders in light of the circumstances. The Company and the Advisors continued to negotiate extensively with each counterparty and engaged in multiple rounds of negotiations across all proposed transactions.

The Ad Hoc Group was among the parties negotiating financing proposals with the Company. These negotiations included discussion of out-of-court and in-court transaction structures (and, at times, both in parallel). As part of this process, and as the Company continued to evaluate its strategic objectives and the feasibility of bridge financing, the Ad Hoc Group conveyed a desire to work constructively with the Company on a holistic deleveraging transaction. Moreover, as it came to hold majority positions in the Company’s secured as well as unsecured funded debt, the Ad Hoc Group was uniquely positioned as a negotiating counterparty to provide the requisite consents and support necessary to implement various transaction structures.

While engaging with the Ad Hoc Group, the Company continued to pursue alternatives for a financing, including out-of-court financing; however, the Company refocused its out-of-court efforts on a refinancing of the Senior Secured Credit Facility in parallel to negotiating with the Ad Hoc Group. As part of that work, the Company and its Advisors found significant interest from a group of certain third-party investors and a strategic partner who did not have a position in the capital structure, most of whom had been extensively engaged in the bridge-financing process.

Through this multi-party process, the in-court transaction proposed by the Ad Hoc Group (the “Ad Hoc Group Proposal”) ultimately emerged as the most value-maximizing proposal and best path forward for the Company and its stakeholders. The Ad Hoc Group Proposal provided the Company with a $500 million debtor-in-possession credit facility (the “DIP Facility ”) consisting of (i) a secured Tranche A facility of loans and notes (the “Tranche A DIP Facility”) in an aggregate principal amount equal to $250 million and (ii) a secured Tranche B facility of loans and notes (the “Tranche B DIP Facility”) in an aggregate principal amount equal to $250 million. The DIP Facility provides for up to five draws—an initial draw of $150 million and up to four subsequent draws in amounts between $50 million and $100 million. The Ad Hoc Group Proposal also allowed the Company to syndicate up to $ 100 million of the DIP Facility, with the Ad Hoc Group providing any ultimately unsubscribed amounts from that syndication process.

The Ad Hoc Group Proposal presented notable advantages to the Company and key stakeholders compared to the other proposals received. For example, in addition to first liens on the Company’s unencumbered assets, the proposed DIP Facility would be secured by a second-priority junior lien on the collateral package securing the Senior Secured Credit Facility. Compared to other proposals, the Ad Hoc Group’s proposed DIP Facility stood to provide the greatest liquidity to the Company with the least execution risk and at the lowest cost. Additionally, the Ad Hoc Group’s substantial holdings throughout the Company’s capital structure has given the Company assurance of a smoother execution than with other proposals received by the Company, and the Company enters chapter 11 with a strong consensus among its funded debt holders.

On  February 15,  2024,  the  Company  entered into  forbearance  agreements (the “Forbearance Agreements”) with certain of the Senior Secured Credit Facility Lenders, Holders of 2026 Notes, Epes Bondholders, and Bond Bondholders (collectively, the “Forbearing Counterparties”) holding the requisite amount of the aggregate principal amount outstanding or committed under the applicable facilities, wherein the Forbearing Counterparties agreed to forbear from exercising any of their rights and remedies with respect to potential defaults and events of default under the applicable agreements until the end of a Forbearance Period (as defined in the Forbearance Agreements), ultimately terminating on March 12, 2024 at 11:59 p.m. New York time. The Forbearance Agreements provided the Company and key stakeholders with additional time and flexibility to continue critical negotiations with respect to an in-court-restructuring solution. 18

[18]	The Board also formed a transaction committee which ultimately recommended entry into the Forbearance Agreements, as well as the Restructuring Support Agreement and the DIP Facility.

On March 12, 2024, the Company and the Ad Hoc Group entered into the Restructuring Support Agreement, which is attached hereto as Exhibit B, to document the agreement that had been reached among the parties on an in-court restructuring transaction.

On March 12, 2024, the Company separately entered into the Bond Green Bond Restructuring Support Agreement (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “ Bond Green Bond Restructuring Support Agreement”) with certain holders representing more than 92% of the Company’s outstanding Bond Green Bonds related to the Bond Plant. The Bond Green Bond Restructuring Support Agreement provides for a forbearance in respect of potential alleged defaults under the Bond MS Loan Agreement in exchange for a return of the funds then held in the Construction Fund (as defined in the Bond Green Bond Restructuring Support Agreement) being transferred to a separate fund for partial redemption of the then-outstanding Bond Green Bonds upon entry of the Rule 9019 Order (as defined in the Bond Green Bond Restructuring Support Agreement).

IV. DEVELOPMENTS DURING THESE CHAPTER 11 CASES

A.             Commencement of the Chapter 11 Cases

The Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on March 12, 2024, and the following day, i.e., the Petition Date, in the Court. Since the Petition Date, the Debtors have continued to operate their business as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. Copies of the petitions and all pleadings are available free of charge on the Debtors’ claims and noticing agent website at https://www.veritaglobal.net/enviva.

B.            First Day Motions

The filing of the petitions commenced the Chapter 11 Cases, at which time the Debtors were afforded the benefits and became subject to the limitations of the Bankruptcy Code. On the Petition Date, the Debtors filed several motions requesting that the Court grant various relief designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations (the “First Day Motions”). The Court granted all of the First Day Motions. The following is a brief overview of the relief granted.

1.          Cash Management

As described in detail in the Debtors’ cash management motion, the Debtors maintain an integrated cash management system in the ordinary course of their businesses. To lessen the disruption caused by the bankruptcy filings and maximize the value of their Estates in these Chapter 11 Cases, it was vital that the Debtors be permitted to maintain their cash management system and be authorized to, inter alia, pay any undisputed bank fees owed in relation to their cash management system, continue utilizing their corporate credit cards, maintain their existing business forms, and continue engaging in ordinary course intercompany transfers. On March 15, 2024, the Court entered an order approving the Debtors’ cash management motion on an interim basis (the “Interim Cash Management Order”). 19 Following the entry of the Interim Cash Management Order, the Debtors engaged in negotiations with the Office of the United States Trustee for the Eastern District of Virginia (the “U.S. Trustee”) and various other stakeholders, including the Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases and the Ad Hoc Group, to reach a consensus on the form of the final order on the cash management motion. These discussions were successful, and on May 1, 2024, the Court entered an order granting the relief the Debtors sought under their cash management motion on a final basis. 20

2.           Critical Vendors

The Debtors requested authorization through their critical vendors motion to pay the prepetition claims of certain essential vendors and service providers, including foreign vendors, lien claimants, and vendors that delivered goods to the Debtors in the ordinary course of business within 20 days before the Petition Date, in light of the importance of the products and services provided by such vendors. Because the Debtors believed that many vendors would make credible and actionable threats to cease supplying the Debtors with the specialized goods and services necessary to maintain the smooth operation of the Debtors’ businesses while in chapter 11, unless they were paid on account of their prepetition debt, the Debtors sought, and the Court granted, authority for the Debtors to pay certain of these creditors. 21 Pursuant to the final critical vendor order entered by the Court, the Debtors were authorized to pay prepetition claims of such trade creditors up to an aggregate amount of approximately $115 million. To date, the Debtors have paid approximately $75.6 million of prepetition claims under this critical vendor order to date on account of critical vendors, foreign vendors, lien claimants, and 503(b)(9) claimants.

[19]	See Interim Order (I) Authorizing the Debtors to (A) Maintain the Cash Management System, (B) Continue Using Existing Business Forms, and (C) Continue Intercompany Transfers, (II) Providing Administrative Expense Priority Status for Postpetition Intercompany Claims, and (III) Granting Related Relief [Docket No. 102].

[20]	See Final Order (I) Authorizing the Debtors to (A) Maintain the Cash Management System, (B) Continue Using Existing Business Forms, and (C) Continue Intercompany Transfers; (II) Providing Administrative Expense Priority Status for Postpetition Intercompany Claims, and (III) Granting Related Relief [Docket No. 430].

[21]	See Interim Order (I) Authorizing the Debtors to (A) Pay Critical Vendors, Foreign Vendors, Lien Claimants, and 503(B)(9) Claimants and (B) Honor Prepetition Payment Arrangements; (II) Confirming Administrative Expense Priority of Outstanding Orders; and (III) Granting Related Relief [Docket No. 94]; Second Interim Order (I) Authorizing the Debtors to (A) Pay Critical Vendors, Foreign Vendors, Lien Claimants, and 503(B)(9) Claimants and (B) Honor Prepetition Payment Arrangements; (II) Confirming Administrative Expense Priority of Outstanding Orders; and (III) Granting Related Relief [Docket No. 326]; Final Order (I) Authorizing the Debtors to (A) Pay Critical Vendors, Foreign Vendors, Lien Claimants, and 503(b)(9) Claimants and (B) Honor Prepetition Payment Arrangements; (II) Confirming Administrative Expense Priority of Outstanding Orders; and (III) Granting Related Relief [Docket No. 399].

3.          Wages

As of the Petition Date, the Debtors employed approximately 1,210 full-time and part-time employees, and utilized approximately 37 independent contractors. This workforce relies on the compensation and benefits provided or funded by the Debtors to continue to pay their daily living expenses, and would be exposed to significant financial difficulties if the Debtors were not permitted to pay these obligations. It is essential to the smooth operation of the Debtors’ business that their workforce continues to perform in the ordinary course, and so a stable workforce is critical to the uninterrupted continuation of the Debtors’ businesses and the preservation and maximization of the value of the Debtors’ Estates during these Chapter 11 Cases. On this basis, the Debtors sought, and the Court granted, the Debtors authority to, among other things, (a) pay prepetition wages, salaries, other compensation, and reimbursable expenses to their employees and (b) continue employee benefits programs in the ordinary course of business, including payment of certain prepetition obligations related thereto. 22

4.           Taxes

In the ordinary course of business, the Debtors incur various taxes, fees, and similar charges in a multitude of jurisdictions. The Debtors’ failure to pay certain taxes and fees when due may adversely affect their business operations. Depending on the relevant jurisdiction, tax authorities may have the ability to initiate audits if taxes and fees are not timely paid. Similarly, tax authorities may attempt to suspend the Debtors’ operations, seek to lift the automatic stay, or even seek to hold the Debtors’ directors and officers personally liable for any unpaid amounts. Accordingly, the Debtors sought, and the Court granted, authority to pay all taxes, fees, assessments, and other charges owed by the Debtors to applicable taxing authorities in the ordinary course of business that may be due under applicable law after the Petition Date for periods prior to the Petition Date. 23

5.          Insurance and Surety Bonds

In the ordinary course of business, the Debtors maintain a variety of insurance policies and surety arrangements. The Debtors’ existing insurance and surety programs are essential to preserve the value of the Debtors’ business, properties, and assets. In many cases, the insurance coverage provided by the existing insurance policies is required by diverse regulations, laws, and contracts. Failure to make the payments required to maintain the Debtors’ insurance policies could have a significant negative impact on the Debtors’ operations. Absent sufficient and continuing insurance coverage, the Debtors may also be exposed to substantial liability and may be unable to operate in certain key jurisdictions. As a result, the Debtors sought, and the Court granted, authority for the Debtors to continue their prepetition insurance and surety arrangements, and pay premiums and other amounts arising thereunder. 24

[22]	See Interim Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefits Programs, and (II) Granting Related Relief [Docket No. 88]; Final Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefits Programs, and (II) Granting Related Relief [Docket No. 370].

[23]	See Interim Order (I) Authorizing the Payment of Certain Prepetition Taxes and Fees and (II) Granting Related Relief [Docket No. 89]; Final Order (I) Authorizing the Payment of Certain Prepetition Taxes and Fees and (II) Granting Related Relief [Docket No. 322].

[24]	See Interim Order (I) Authorizing the Debtors to Continue Their Insurance Policies and Surety Bond Program and to Pay or Otherwise Satisfy Any Insurance Obligations and Surety Bond Obligations and (II) Granting Related Relief [Docket No. 92]; Final Order (I) Authorizing Debtors to Continue Their Insurance Policies and Surety Bond Program and to Pay or Otherwise Satisfy Any Insurance Obligations and Surety Bond Obligations and (II) Granting Related Relief [Docket No. 325].

6.           Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services including, among others, electricity, water, natural gas, propane, telecommunications, internet, waste management, and other similar services from several utility providers. The Debtors sought, and the Court granted, an order (a) approving the Debtors’ proposed adequate assurance of payment for future utility services, (b) prohibiting utility companies from altering, refusing, or discontinuing services, and (c) approving the Debtors’ proposed procedures for resolving additional adequate assurance requests. 25

7.           Equity Trading

The Debtors possess net operating loss (“NOL”) carryforwards and other tax attributes. Under the U.S. Internal Revenue Code, the Debtors’ ability to use these NOL carryforwards and other tax attributes may be limited if, among other things, the Debtors experience an ownership change. In order to protect the Debtors’ ability to use their tax attributes, the Debtors sought, and the Court granted, an order approving restrictions and notification procedures for certain transfers of and claims of worthlessness with respect to Enviva’s common stock and directing that any transfer in violation of such procedures to be null and void ab initio. 26

8.           Enforcement of Automatic Stay and Ipso Facto Protections

As discussed above, the Debtors sell most of their wood-pellet volumes through long term, take-or-pay offtake contracts with non-U.S. counterparties. In addition, the Debtors contract with a number of non-U.S. vendors to facilitate shipment of wood pellets to non-U.S. customers. The Debtors’ non-U.S. counterparties, vendors, customers, and relatedly, non-U.S. governmental units, may be unfamiliar with the Chapter 11 process, the scope of a debtor-in-possession’s authority to operate its business, and/or the importance and implications of the automatic stay and the ipso facto provisions set out in sections 362, 365, and 525 of the Bankruptcy Code. In order to protect the worldwide automatic stay and enforce the ipso facto provisions set out in the Bankruptcy Code, the Debtors filed, and the Court granted, an order restating and enforcing the worldwide automatic stay, anti-discrimination provisions, and ipso facto protections of the Bankruptcy Code, and approving the form and manner of notice thereof. 27

25

See Interim Order (I) Approving Debtors’ Proposed Adequate Assurance of Payment for Future Utility Services, (II) Prohibiting Utility Companies from Altering, Refusing, or Discontinuing Services, (III) Approving Debtors’ Proposed Procedures for Resolving Additional Adequate Assurance Requests, and (IV) Granting Related Relief [Docket No. 91]; Final Order (I) Approving Debtors’ Proposed Adequate Assurance of Payment for Future Utility Services, (II) Prohibiting Utility Companies from Altering, Refusing, or Discontinuing Services, (III) Approving Debtors’ Proposed Procedures for Resolving Additional Adequate Assurance Requests, and (IV) Granting Related Relief [Docket No. 324].

[26]	See Interim Order (I) Establishing Notification Procedures; (II) Approving Restrictions on Certain Transfers of Common Stock of the Debtors’ Estates and Claiming a Worthless Equity Deduction; and (III) Granting Related Relief [Docket No. 93]; Final Order (I) Establishing Notification Procedures; (II) Approving Restrictions on Certain Transfers of Common Stock of the Debtors’ Estates and Claiming a Worthless Equity Deduction; and (III) Granting Related Relief [Docket No. 327].

[27]	See Order (A) Restating and Enforcing the Worldwide Automatic Stay, Anti-Discrimination Provisions, and Ipso Facto Protections of the Bankruptcy Code; (B) Approving the Form and Manner of Notice; and (C) Granting Related Relief [Docket No. 96].

9.           Other Procedural Motions

The Debtors filed, and the Court granted, various other procedural first day motions that are common to chapter 11 proceedings of similar size and complexity as these Chapter 11 Cases, including authorizing the Debtors to retain Kurtzman Carson Consultants LLC as their claims and noticing agent. 28

C.            Retention of Restructuring and Other Professionals

The Debtors filed applications to retain various professionals, including Lazard as investment banker, A&M as financial advisor, and Kutak Rock LLP (“ Kutak”) as co-counsel to the Debtors. Following entry of the Reconsideration Order (as defined below), the Debtors filed applications to retain Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) as lead restructuring counsel, and V&E as special counsel, to assist the Debtors in these Chapter 11 Cases. The Court has entered orders approving certain applications to retain various professionals on a final basis. 29

1.           Ordinary Course Professionals

As of the Petition Date, the Debtors employed various professionals in the ordinary course of business, consisting of various law firms, attorneys, auditors, tax professionals, and other non-attorney professionals. The Debtors filed, and the Court granted, a motion seeking the authority to retain and compensate such ordinary course professionals, without the need to file fee applications. 30

[28]	See Order Authorizing the Retention and Appointment of Kurtzman Carson Consultants LLC as Claims and Noticing Agent [Docket No. 87]. See also Order Directing Joint Administration of the Debtors’ Chapter 11 Cases [Docket No. 84]; Order (I) Authorizing Debtors to (A) File a Consolidated Creditor Matrix, (B) File a Consolidated List of the Debtors’ Thirty Largest Unsecured Creditors, and (C) Redact Certain Personal Identification Information, (II) Waiving the Requirement to File a List of Equity Security Holders of Enviva Inc., (III) Approving the Form and Manner of Notice of Commencement, and (IV) Granting Related Relief [DocketNo. 131].

[29]	See Order Authorizing the Debtors to Employ and Retain Kutak Rock LLP as Co-Counsel Effective as of the Petition Date [Docket No. 319]; Order Authorizing Debtors to Employ and Retain Alvarez & Marsal North America, LLC as Financial Advisors to Debtors and Debtors in Possession Pursuant to Sections 327(a) and 328 of the Bankruptcy Code Effective as of the Petition Date [Docket No. 320]; Order Authorizing the Retention and Employment of PwC US Tax LLP as Tax Compliance, Tax Restructuring and Tax Consulting Services Provider to the Debtors, Effective as of the Petition Date [Docket No. 371]; Order Authorizing the Retention and Employment of Lazard Freres & Co. LLC as Investment Banker for the Debtors and Debtors in Possession Effective as of the Petition Date [Docket No. 478]; Order Authorizing the Retention and Employment of Deloitte & Touche LLP as Accounting Advisory Services Provider to the Debtors Effective as of the Petition Date [Docket No. 681]; Order Authorizing the Retention and Employment of Ernst & Young LLP as Audit Services Provider to the Debtors [Docket No. 922]; Order Authorizing the Retention and Employment of Hilco Valuation Services, LLC as Machinery, Equipment, and Real Property Appraiser for the Debtors, Effective as of June 10, 2024 [Docket No. 930].

[30]	See Order (I) Authorizing the Debtors to Retain and Compensate Professionals Utilized in the Ordinary Course of Business and (II) Granting Related Relief [Docket No. 318].

2.           V&E Retention Applications

On March 27, 2024, the Debtors sought to retain V&E as lead restructuring counsel under section 327(a) of the Bankruptcy Code (the “Original V&E Retention Application”). 31 On April 10, 2024, the U.S. Trustee filed an objection to the Original V&E Retention Application. 32 On May 30, 2024, the Court sustained the U.S. Trustee’s objection and denied the Original V&E Retention Application(the “Original V&E Retention Order”). 33

On June 3, 2024, the Debtors filed a motion requesting the Court to reconsider the Original V&E Retention Order (the “Motion to Reconsider”). 34 On July 2, 2024, the Court issued an order denying the Motion to Reconsider (the “Reconsideration Order ”). 35 In ruling that V&E may not serve as counsel to the Debtors pursuant to section 327(a) of the Bankruptcy Code, the Court explained in the Reconsideration Order that there may nevertheless be an important role for V&E in these Chapter 11 Cases as special counsel under section 327(e) of the Bankruptcy Code. 36

On July 30, 2024, the Debtors filed an application to retain V&E as special counsel pursuant to section 327(e) of the Bankruptcy Code for certain purposes specified therein (the “Revised V&E Retention Application”). 37 The Court entered an order approving the retention of V&E pursuant to the Revised V&E Retention Application (as modified) on August 22, 2024. 38

3.           Paul, Weiss Retention Application

Following the Court’s issuance of the Reconsideration Order, the Debtors expeditiously sought to retain new counsel. On July 3, 2024, the Debtors selected Paul, Weiss to serve as counsel in these Chapter 11 Cases.

[31]	See Debtors’ Application for Entry of an Order Authorizing the Retention and Employment of Vinson & Elkins L.L.P. as Attorneys for the Debtors and Debtors in Possession Effective as of the Petition Date [Docket No. 183].

[32]	See U.S. Trustee’s Objection to Application to Employ Vinson & Elkins LLP as Debtors’ Counsel [Docket No. 273].

[33]	See Memorandum Opinion and Order Denying Debtors’ Application to Employ Vinson & Elkins L.L.P. [Docket No. 653].

[34]	See Motion to Reconsider the Court’s decision on the Original V&E Retention Application [Docket No. 663].

[35]	See Memorandum Opinion and Order Denying Debtors’ Motion to Reconsider Memorandum Opinion and Order Denying Application to Employ Vinson & Elkins LLP [Docket No. 792].

[36]	See Reconsideration Order at 12.

[37]	See Debtors’ Application for Entry of an Order Authorizing the Retention and Employment of Vinson & Elkins L.L.P. as Special Counsel to The Debtors and Debtors in Possession Effective as of the Petition Date [Docket No. 873].

[38]	See Order Authorizing Application for Entry of an Order Authorizing the Retention and Employment of Vinson & Elkins L.L.P. as Special Counsel to the Debtors and Debtors in Possession Effective as of the Petition Date [Docket No. 1033].

On July 30, 2024, the Debtors filed an application to retain Paul, Weiss as lead restructuring counsel under section 327(a) of the Bankruptcy Code (the “Paul, Weiss Retention Application”). 39 The Court entered an order approving the retention of Paul, Weiss pursuant to the Paul, Weiss Retention Application on August 15, 2024. 40

D.             Final DIP Order and Appeal

On May 3, 2024, the Court approved the DIP Facility on a final basis (the “Final DIP Order”) over the objection of the Committee. 41 As described above, the $500 million DIP Facility consists of two $250 million tranches—the Tranche A Facility and the Tranche B Facility—and was fully backstopped by the Ad Hoc Group. The DIP Facility allowed the Debtors to syndicate up to 20% (or $100 million) of the DIP Facility to eligible equityholders (the “Company-Allocated Portion”).

Notwithstanding the Committee’s objection to the Company-Allocated Portion of the DIP Facility, 42 the Court found that (i) the DIP Facility was negotiated at arm’s length and was a sound exercise of the Debtors’ business judgment, (ii) unsecured creditors were not harmed by the DIP Facility, and (iii) the absolute priority rule did not apply as any value being distributed to shareholders would be on account of their DIP Facility loans, as opposed to their equity interests, such that the absolute priority rule would not be violated. 43

[39]	See Debtors’ Application for Entry of an Order Authorizing the Retention and Employment of Paul, Weiss, Rifkind, Wharton & Garrison LLP as Attorneys for the Debtors and Debtors-in-Possession Effective as of July 3, 2024 [Docket No. 872].

[40]	See Order Authorizing the Retention and Employment of Paul, Weiss, Rifkind, Wharton & Garrison LLP as Attorneys for the Debtors and Debtors-in-Possession Effective as of July 3, 2024 [Docket No. 995].

[41]	See Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Claims, (III) Granting Adequate Protection to Prepetition Secured Parties, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief [Docket No. 458]. See also Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Claims, (III) Granting Adequate Protection to Prepetition Secured Parties, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief [Docket No. 103].

[42]	See Preliminary Objection of the Official Committee of Unsecured Creditors to Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Claims, (III) Granting Adequate Protection to Prepetition Secured Parties, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief [Docket No. 375]; see also Supplemental Objection of the Official Committee of Unsecured Creditors to Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Claims, (III) Granting Adequate Protection to Prepetition Secured Parties, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief [Docket No. 554].

[43]	Final DIP Order Hr’g Tr. 164:5-166:22.

On May 13, 2024, the Committee appealed the Final DIP Order (the “DIP Appeal”) to the United States District Court for the Eastern District of Virginia (the “Appellate Court”). 44 The Committee contends, among other things, that the Company-Allocated Portion of the DIP Facility violates the absolute priority rule. 45 The Debtors have responded to the Committee’s brief on appeal and continue to maintain that the absolute priority rule does not apply to the DIP Facility and that the Debtors exercised sound business judgement in negotiating the DIP Facility Agreement on the best available terms. 46 The Appellate Court has not yet ruled on, or scheduled a hearing to consider, the DIP Appeal.

E.             Appointment of the Official Committee of Unsecured Creditors

On March 25, 2024, the U.S. Trustee appointed the Official Committee of Unsecured Creditors (as reconstituted from time to time, the “Committee”). 47 As of the date hereof, the members of the Committee are: (i) Wilmington Trust, N.A., in its capacity as the Epes Green Bonds Indenture Trustee; (ii) Drax Power Limited; and (iii) Ryder Integrated Logistics. The Committee has retained Akin Gump Strauss Hauer & Feld LLP and Hirschler Fleischer, P.C., as counsel, AlixPartners, LLP, as financial advisor, and Ducera Partners LLC, as investment banker.

F.             Formation of Ad Hoc Committee of RWEST Claimants

RWEST was originally a member of the Committee pursuant to the Original Committee Appointment, as discussed above. RWEST subsequently sold certain of its Claims to several purchasers, and accordingly, on May 23, 2024, RWEST resigned from the Committee pursuant to the Amended Committee Appointment. 48 In or around May 2024, an ad hoc committee of holders of interests in Claims acquired from RWEST was formed (the “Ad Hoc Committee”). The Ad Hoc Committee is represented by Milbank LLP, as counsel. 49

G.            Other Postpetition Operational and Administrative Relief

1.           Claims Bar Date

On April 12, 2024, the Court entered an order establishing June 14, 2024 at 5:00 p.m. (Prevailing Eastern Time) as the general bar date and deadline by which creditors must file proofs of claim (the “General Bar Date ”) and September 9, 2024 at 5:00 p.m. (Prevailing Eastern Time) as the bar date and deadline by which governmental entities holding claims against the Debtors must file proofs of claim (the “Governmental Bar Date”). 50

[44]	See Notice of Appeal [Docket No. 564].

[45]	See Brief of Appellant Official Committee of Unsecured Creditors of Enviva Inc., et al., Case No. 24-cv-00814 (PTG) [Docket No. 22].

[46]	See Response Brief for Appellees Enviva Inc., et al., Case No. 24-cv-00814 (PTG) [Docket No. 47].

[47]	See Appointment of Unsecured Creditors Committee [Docket No. 172] (the “Original Committee Appointment”) and Amended Appointment of Unsecured Creditors Committee [Docket No. 603] (the “Amended Committee Appointment”).

[48]	See Amended Committee Appointment.

[49]	See Verified Statement Pursuant to Bankruptcy Rule 2019 [Docket No. 979].

[50]	See Order (I) Establishing Bar Dates and Procedures and (II) Approving the Form and Manner of Notice Thereof [Docket No. 321].

In addition, with respect to any claims arising from the Debtors’ rejection of executory contracts and unexpired leases, the Court entered an order establishing the later of (i) the General Bar Date or the Governmental Bar Date, as applicable, and (ii) 5:00 p.m. (Prevailing Eastern Time) on the date that is 30 days following entry of the order approving the Debtors’ rejection of the applicable executory contract or unexpired lease as the bar date for filing proofs of claims against the Debtors on account of rejection damages (the “Rejection Damages Bar Date”). 51

2.             Rule 9019 Orders

(a)          Bond Green Bonds Settlement Order

As described above, on March 12, 2024, the Company entered into the Bond Green Bond Restructuring Support Agreement. In satisfaction of the milestones provided therein, on May 8, 2024, the Court entered an order approving the terms of the settlement outlined in the Bond Green Bond Restructuring Support Agreement (the “Bond Green Bonds Settlement Order”). 52

On May 16, 2024, in accordance with the Bond Green Bonds Settlement Order, the Company distributed all of the funds remaining in the Construction Fund (as defined in the Bond Green Bonds Settlement Order) to a separate fund for partial redemption or paydown of the outstanding Bond Green Bonds. In addition, pursuant to the Bond Green Bonds Settlement Order, the Company consented to the allowance of a deficiency claim in respect of the principal amount of Bond Green Bonds not redeemed or paid down, together with any accrued and unpaid interest and all other fees, expenses, indemnities, and similar charges of the Bond Green Bonds Trustee payable by any applicable Debtor under the Bond Green Bonds Indenture or Bond MS Loan Agreement (but which have not been paid by any Debtor), with such claim to be treated no worse than any other general unsecured claims against the applicable Debtors under a plan of reorganization. The Plan proposed by the Debtors provides for such treatment.

(b)          Epes Green Bonds Settlement Order

As described above, pursuant to the Restructuring Support Agreement, the Debtors agreed to negotiate and pursue the Epes Green Bonds Settlement (as defined in the Restructuring Support Agreement) with the Consenting Epes Green Bondholders. On May 8, 2024, the Court entered an order approving the Epes Green Bonds Settlement (the “Epes Green Bonds Settlement Order”). 53 Similar to the Bond Green Bonds Settlement, on May 16, 2024, the Company distributed all of the funds remaining in the Construction Fund (as defined in the Epes Green Bonds Settlement Order) to a separate fund for partial redemption or paydown of the outstanding Epes Green Bonds. In addition, pursuant to the Epes Green Bonds Settlement, the Company consented to the allowance of a deficiency claim in respect of the principal amount of Epes Green Bonds not redeemed or paid down, together with any accrued and unpaid interest and all other fees, expenses, indemnities, and similar charges of the Epes Green Bonds Trustee payable by any applicable Debtor under the Epes Green Bonds Indenture or Epes Loan Agreement (but which have not been paid by any Debtor), with such claim to be treated no worse than any other general unsecured claims against the applicable Debtors under a plan of reorganization. The Plan proposed by the Debtors provides for such treatment.

[51]	See Order (I) Authorizing and Approving Procedures to Reject or Assume Executory Contracts and Unexpired Leases, (II) Approving the Form and Manner of the (A) Rejection Notice and (B) Assumption Notice, and (III) Granting Related Relief [Docket No. 815] (the “Assumption and Rejection Procedures Order”).

[52]	See Order (I) Approving the Bond Green Bonds Settlement under Federal Rule of Bankruptcy Procedure 9019 and (II) Granting Related Relief [Docket No. 476].

[53]	See Order (I) Approving the Epes Green Bonds Settlement under Federal Rule of Bankruptcy Procedure 9019 and (II) Granting Related Relief [Docket No. 475].

3.          KEIP Order

The Debtors employ four key employees who perform a variety of critical functions with respect to the operation of the Debtors’ business (collectively, the “KEIP Participants”). In connection with the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefits Programs, and (II) Granting Related Relief [Docket No. 5] (the “Wages Motion”), the U.S Trustee identified the KEIP Participants as employees that it contended were “insiders” (as that term is defined in section 101(31) of the Bankruptcy Code) and therefore not eligible to participate in the Ordinary Course Incentive Programs (as defined in the Wages Motion). Without conceding that the KEIP Participants should be treated as “insiders,” the Debtors agreed to remove the KEIP Participants from the relief sought under the Wages Motion as it relates to the Ordinary Course Incentive Programs to resolve the U.S. Trustee’s issues. As a result, the Debtors sought approval of and on June 11, 2024, the Court granted an order authorizing the Debtors to make payments to the KEIP Participants under a performance-based key employee incentive plan. 54

4.           Exclusivity Extension Order

On July 10, 2024, the Debtors filed a motion requesting a 120-day extension of the exclusive right to (i) file a chapter 11 plan, through and including November 7, 2024, and (ii) solicit votes accepting or rejecting a chapter 11 plan, through and including January 6, 2025 (the “Exclusivity Extension Motion”). 55 On August 19, 2024, the Court entered an order granting the relief requested in the Exclusivity Extension Motion. 56

5.           Lease Rejection Deadline Extension Order

On July 10, 2024, the Debtors filed a motion requesting a 90-day extension of the initial 210-day period after the Petition Date within which the Debtors must assume or reject unexpired leases of nonresidential real property, through and including October 8, 2024, or such later date as may be agreed in writing between the Debtors and any applicable lessor (the “Lease Rejection Deadline Extension Motion”). 57 On August 15, 2024, the Court entered an order granting the relief requested in the Lease Rejection Deadline Extension Motion. 58

[54]	See Order (I) Authorizing the Debtors to Implement a Key Employee Incentive Plan and (II) Granting Related Relief [Docket No. 700].

[55]	See Motion for Entry of an Order Extending the Exclusivity Periods to File and Solicit Acceptances of a Chapter 11 Plan [Docket No. 805].

[56]	See Order Extending the Exclusivity Periods to File and Solicit Acceptances of a Chapter 11 Plan [Docket No. 1000].

[57]	See Motion for Entry of an Order Extending the Deadline By Which the Debtors Must Assume or Reject Unexpired Leases of Nonresidential Real Property [Docket No. 806].

[58]	See Order Extending the Deadline by Which the Debtors Must Assume or Reject Unexpired Leases of Nonresidential Real Property [Docket No. 976].

6.            Omnibus Objection Procedures Order

On July 12, 2024, the Court entered an order approving procedures for filing omnibus objections to Claims asserted against the Debtors. 59

7.            Rejection of Contracts and Assumption and Rejection Procedures Order

The Debtors are party to approximately 800 executory contracts and/or unexpired leases (collectively, the “Contracts”), which include agreements with vendors for the supply of goods and services and other contracts related to the Debtors’ business, and leases with respect to real and personal property, approximately eight of which may be considered nonresidential real property leases. Since the Petition Date, and in accordance with the Company’s RTB efforts, the Debtors have worked with their advisors to evaluate and renegotiate the terms of the Debtors’ existing, long-term take-or-pay offtake contracts with customers in the United Kingdom, the European Union, and Japan to make the profitability metrics sufficiently sustainable for the Debtors. On June 27, 2024, the Debtors filed a motion seeking approval of certain assumption and rejection procedures, in part, to facilitate the streamlined assumption (as amended through consensual negotiations with relevant counterparties) or rejection, as applicable, of multiple contracts to secure the RTB results. On July 12, 2024, the Court entered an order authorizing and approving the assumption and rejection procedures. 60

As of the date hereof, the Court has authorized the assumption and/or rejection of certain of the Debtors’ Contracts as a result of the Debtors’ RTB efforts. 61

[59]	See Order (I) Approving Procedures for Filing Omnibus Objections to Claims, (II) Approving the Form and Manner of the Notice of Omnibus Objections, And (III) Granting Related Relief [Docket No. 814].

[60]	See Assumption and Rejection Procedures Order.

[61]	See Order (I) Authorizing the Debtors to Reject the Sumitomo (Kaita) Contract and (II) Granting Related Relief [Docket No. 472]; see also First Omnibus Order (I) Authorizing the Debtors to Reject the Rejected Contracts and Granting Related Relief [Docket No. 699]; see also Second Omnibus Order (I) Authorizing the Debtors to Reject the Rejected Contracts and (II) Granting Related Relief [Docket No. 816]; see also Notice of Assumption of Certain Executory Contracts and/or Unexpired Leases [Docket No. 960]; see also Notice of Assumption of Certain Executory Contracts and/or Unexpired Leases [Docket No. 997].

H.            Schedules of Assets and Liabilities and Statements of Financial Affairs

On March 15, 2024, the Court entered an order (the “Schedules Extension Order”) 62 extending the Debtors’ deadline to file their Schedules of Assets and Liabilities, Schedules of Current Income and Expenditures, Schedules of Executory Contracts and Unexpired Leases, and Statements of Financial Affairs (collectively, the “Schedules and Statements”) through and including April 26, 2024, without prejudice to the Debtors’ right to seek an additional extension upon cause shown therefor. On April 26, 2024, the Debtors filed the Schedules and Statements in compliance with the extended deadline. 63 On May 30, 2024, the Debtors filed certain amendments to the Schedules and Statements. 64

I.             Section 341 Meeting

A meeting of the Debtors’ creditors was held on May 13, 2024 in accordance with section 341   of the Bankruptcy Code (the “341 Meeting”). 65 At the 341 Meeting, the Debtors addressed inquiries from the U.S. Trustee regarding, among other things, the Debtors’ operation and finances, and other issues related to these Chapter 11 Cases.

J.            Designation of Plan Evaluation Committee

On June 13, 2024, in response to the Court’s concerns regarding potential conflicts of interest as set out in the Original V&E Retention Order, the Board designated a special committee (the “Plan Evaluation Committee”). The Plan Evaluation Committee is currently comprised of the following members: Ralph Alexander, Martin N. Davison, PhD, Gary L. Whitlock, Janet S. Wong, and Eva T. Zlotnicka as members of the Plan Evaluation Committee, and Ralph Alexander, as the initial chairman. The Plan Evaluation Committee was authorized with the full and exclusive power and authority to, among other things, review, evaluate, independently assess, approve, and authorize the filing of or entering into any (i) chapter 11 plan of reorganization, (ii) other restructuring transaction, and (iii) settlement of any claims or causes of action against the Company’s directors, officers, affiliates, or shareholders. Since designating the Plan Evaluation Committee, the Board has benefited from the Plan Evaluation Committee’s financial sophistication and experience in restructuring matters. The Plan Evaluation Committee has met regularly since June 2024 with the Company’s management and advisors to evaluate the merits of potential transactions, including the proposed Plan.

[62]	See Order Extending the Debtors’ Deadline to File (I) Schedules of Assets and Liabilities, (II) Schedules of Executory Contracts and Unexpired Leases, (III) Schedules of Income and Expenditures, (IV) Statements of Financial Affairs, and (V) Rule 2015.3 Financial Reports [Docket No. 100].

[63]	See, e.g., Schedules of Assets and Liabilities for Enviva Inc. [Docket No. 386] and Statement of Financial Affairs for Enviva Inc. [Docket No. 387]. The Schedules and Statements for the remaining Debtors can be found at the applicable Debtor’s case number and docket.

[64]	See Amended Schedules of Assets and Liabilities for Enviva Inc. [Docket No. 656]; Amended Schedules of Assets and Liabilities for Enviva Pellets Greenwood, LLC (Case No. 24-10455) [Docket No. 8]; Amended Schedules of Assets and Liabilities for Enviva Pellets, LLC (Case No. 24-70505) [Docket No. 8].

[65]	The 341 Meeting was originally scheduled for April 11, 2024.

K.           Contemplated MGT/Hancock Settlement

On July 22, 2024, John Hancock filed a motion with the Court seeking an order (a) confirming that the automatic stay does not apply to Enviva, LP’s non-economic rights as managing member of EWH, or in the alternative, (b) modifying the automatic stay to permit John Hancock to attempt to remove Enviva, LP as EWH’s managing member (the “Hancock Motion”). 66

On August 8, 2024, the Debtors objected to the Hancock Motion in its entirety. 67 The Ad Hoc Group, the Committee, and the Ad Hoc Committee each joined in support of the Debtors’ objection. 68

The Court scheduled a hearing of the Hancock Motion on the merits for October 25, 2024.

John Hancock, MGT, and the Debtors engaged in trilateral negotiations with the goal of reaching a consensual resolution with respect to, among other things, the Hancock Motion. Following extensive arm’s length negotiations, the Debtors, MGT, and John Hancock have reached an agreement in principle regarding a contemplated settlement (the “Contemplated MGT/Hancock Settlement”), involving: (i) John Hancock’s release of all claims asserted in the Hancock Motion and transfer of any and all interests (including any economic interests and governance rights) it has in EWH to the Debtors; (ii) the Debtors’ payment of $6.25 million to John Hancock; (iii) John Hancock’s payment of $13.75 million to MGT; (iv) MGT’s release of John Hancock’s obligations under the Guarantee Agreement; and (v) a compromise of certain past due and owed trade receivables between Enviva Inc. and MGT. In addition, as part of the settlement between the Debtors and MGT, non-Debtor EWH and MGT intend to amend the MGT Agreement on terms mutually acceptable to EWH and MGT, including to incorporate certain contemplated provisions regarding volume, pricing, security, and accounts receivable owed by MGT to EWH. The foregoing is subject to the parties reaching agreement on definitive documentation, which they are in the process of negotiating, and requisite approvals. The Debtors anticipate that they will seek Court approval of the Contemplated MGT/Hancock Settlement once the definitive documents have been agreed and finalized. While the agreements are being finalized, the Debtors and John Hancock have agreed to hold the Hancock Motion in abeyance.

[66]	See Motion for Entry of an Order (A) Confirming that the Automatic Stay Does Not Apply to Enviva, LP’s Non-Economic Rights as Managing Member of Enviva Wilmington Holdings, LLC or, alternatively; (B) Modifying the Automatic Stay, to the Extent Applicable, to Permit John Hancock to Exercise its Contractual Right to Issue a Notice With Respect to the Termination of Enviva, LP as Managing Member; and (C) Granting Related Relief

[Docket No. 856].

[67]	See Debtors’ Objection to Hancock’s Motion [Docket No. 940].

[68]	See Joinder of the Ad Hoc Group in Support of The Debtors’ Objection to Motion For Entry of an Order (A) Confirming That the Automatic Stay Does Not Apply to Enviva, LP’s Non-Economic Rights as Managing Member of Enviva Wilmington Holdings, LLC or, Alternatively; (B) Modifying the Automatic Stay, to the Extent Applicable, to Permit John Hancock to Exercise its Contractual Right to Issue a Notice with Respect to the Termination of Enviva, LP As Managing Member; and (C) Granting Related Relief [Docket No. 941]; Objection of Ad Hoc Committee to the Motion of John Hancock and Joinder to Debtors’ Objection Thereto [Docket No. 943]; Joinder of the Official Committee of Unsecured Creditors to Debtors’ Objection to Hancock Motion [Docket No. 944].

L.	Overbid Process

Consistent with the Overbid Process set forth in the Final DIP Order, as an alternative to the Restructuring set forth in the Plan, the Debtors have actively marketed offers for, or are in the process of actively marketing offers for Alternative Transactions, solely to the extent such transactions meet the Threshold Clearing Requirements. Alternative Transactions may take the form of (a) one or more sales or dispositions of the Company Assets or (b) one or more reorganization transactions involving the Debtors and/or the Company Assets.

As set forth in the Overbid Procedures, any Alternative Transaction must meet the following requirements (the “Threshold Clearing Requirements”):

i.	Provide for the repayment in cash in full of all DIP Facility Claims, Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Senior Secured Credit Facility Claims, NMTC Claims, FiberCo Notes Claims, Amory Seller Note Claims, 2026 Notes Claims, Bond Green Bonds Claims (after taking into account the Bond Green Bonds Cash Paydown), Epes Green Bonds Claims (after taking into account the Epes Green Bonds Cash Paydown), and the Rights Offering Backstop Commitment Premium and the fee set forth in the Exit Facility Commitment Letter (unless such fees are not approved by the Court), including, as applicable, claims in respect of principal, interest, fees, expenses and other amounts owing under the applicable instrument; or

ii.	Are otherwise acceptable to the Majority Consenting 2026 Noteholders (it being understood that no Alternative Transaction or indication or bid for an Alternative Transaction shall be deemed to satisfy this clause (b) unless and until the Majority Consenting 2026 Noteholders have manifested such acceptance expressly and in writing (including by email from counsel)).

If the Debtors obtain one or more Qualified Bids for an Alternative Transaction that satisfies the Threshold Clearing Requirements, and which the Debtors, in consultation with the Ad Hoc Group and the Committee, determine in good faith and in an exercise of their business judgment will maximize value for the Debtors’ estates and provide higher and better value as compared to the Restructuring contemplated by the Plan, the Debtors will make the Transaction Election and thereby elect to consummate an Alternative Transaction in accordance with the Overbid Procedures and the Overbid Process. The Transaction Election, if any, shall be made no later than the Transaction Election Deadline. For the avoidance of doubt, the Transaction Election Deadline may not be extended except with the express written consent of the Debtors and the Majority Consenting 2026 Noteholders. If the Transaction Election is made, the Debtors will modify the Plan to reflect the terms of the Alternative Transaction and resolicit the amended Plan, if necessary.

The rights related to and in connection with the Overbid Process of (a) the Restructuring Support Parties, as provided in the Final DIP Order and the Restructuring Support Agreement, (b) the commitments parties, as provided in the Exit Facility Commitment Letter, and (c) the Rights Offering Backstop Parties, as provided in the Rights Offering Backstop Agreement, and in each case, in the Overbid Procedures are expressly reserved.

V.            RESTRUCTURING SUPPORT AGREEMENT69

A.	Restructuring Support Agreement Negotiations with the Ad Hoc Group

After extensive, arm’s-length negotiations, the Company and the Ad Hoc Group agreed on the terms of a consensual financial restructuring transaction. The key terms of this transaction are embodied in the Restructuring Support Agreement, which was entered into on March 12, 2024, by the Debtors and the Restructuring Support Parties.

Under the Restructuring Support Agreement, the Debtors and the Restructuring Support Parties agreed to a comprehensive restructuring process, which includes certain key elements such as:

•	agreement by the Restructuring Support Parties to vote in favor of the Plan;

•	support and facilitation of the Debtors’ contract renegotiation process, including by imposing deadlines by which the Debtors and Customers (as defined in the Restructuring Support Agreement) must execute definitive documents reflecting the renegotiated contracts, as well as deadlines by which the Debtors must file motions to reject certain contracts with customers;

•	agreement by the Debtors to negotiate and pursue a settlement with the Consenting Epes Green Bondholders to provide for the release of cash from trust accounts in respect of the Epes Green Bonds on substantially similar terms to the MS Bond Settlement;

•	a comprehensive restructuring of the Company’s capital structure, as described herein;

•	provision of $1 billion of exit debt financing secured by first liens on substantially all assets of the Company; and

•	an equity rights offering of $250 million, plus amounts of the Tranche A DIP Facility for which an election was not made to participate in the DIP Tranche A Equity Participation, used to repay the Tranche B DIP Facility and any such Tranche A DIP Facility amounts at emergence.

B.	Rights Offering and Backstop Commitment

As detailed in the Disclosure Statement Motion, the Debtors will conduct the Rights Offering in accordance with the Rights Offering Procedures, and consistent with the Restructuring Support Agreement. Pursuant to the Plan, Holders of Allowed Bond General Unsecured Claims will have the opportunity to participate in the Rights Offering. The Rights Offering will be offered in an amount equal to $ 250 million plus the aggregate principal amount of any DIP Tranche A Loans and DIP Tranche A Notes the Holders of which are not participating in the DIP Tranche A Equity Participation and will be subject to dilution on account of the MIP Equity. The proceeds of the Rights Offering will be used to repay the DIP Tranche A Claims, if any, the Holders of which are not participating in the DIP Tranche A Equity Participation, and the DIP Tranche B Claims outstanding as of the Effective Date. The Rights Offering Shares to be issued pursuant to the Rights Offering will be issued on the Effective Date.

[69]	The following summary is provided for illustrative purposes only and is qualified in its entirety by reference to the Restructuring Support Agreement and the Backstop Agreement. In the event of any inconsistency between this summary and the Restructuring Support Agreement and the Backstop Agreement, as applicable, the Restructuring Support Agreement and the Backstop Agreement, as applicable, will control in all respects.

Pursuant to the Disclosure Statement Motion, the Debtors have sought approval of certain procedures to effectuate the Rights Offering (the “Rights Offering Procedures”). The Rights Offering Procedures are incorporated herein by reference and should be read in conjunction with this Disclosure Statement in formulating a decision as to whether to participate in the Rights Offering.

TO PARTICIPATE IN THE RIGHTS OFFERING, EACH ELIGIBLE HOLDER MUST COMPLETE ALL THE STEPS OUTLINED IN THE RIGHTS OFFERING PROCEDURES. IF ALL OF THE STEPS OUTLINED IN THE RIGHTS OFFERING PROCEDURES ARE NOT COMPLETED BY THE RIGHTS OFFERING TERMINATION TIME (AS DEFINED IN THE RIGHTS OFFERING PROCEDURES), THE ELIGIBLE HOLDER SHALL BE DEEMED TO HAVE FOREVER AND IRREVOCABLY RELINQUISHED AND WAIVED ITS RIGHT TO PARTICIPATE IN THE RIGHTS OFFERING.

Consistent with the Restructuring Support Agreement, and to ensure the success of the Rights Offering, certain members of the Ad Hoc Group (the “Rights Offering Backstop Parties”) expect to backstop the Rights Offering and commit to purchase any unsubscribed shares (the “Unsubscribed Shares ”). The terms of the Rights Offering Backstop Parties’ commitment, including the commitment premiums and expense reimbursement associated therewith, will be set forth in an agreement (the “Backstop Agreement”), which the Debtors will seek approval of in connection with approval of the Disclosure Statement. In exchange for the Rights Offering Backstop Parties’ commitments, and subject to the final terms and conditions of the Backstop Agreement, the Rights Offering Backstop Parties will receive the Rights Offering Backstop Premium (as defined in the Backstop Agreement) equal to 10% of the total amount of the Rights Offering, payable in Reorganized Enviva Inc. Interests; provided that in the event the Rights Offering is not consummated, the Rights Offering Backstop Premium shall be payable to the Rights Offering Backstop Parties in cash to the extent provided in the Backstop Agreement.

C.	Exit Facility and Commitment Letter

Consistent with the Restructuring Support Agreement and subject to the terms of the Plan, on the Effective Date, the Plan provides that the Reorganized Debtors will enter into first lien senior secured Exit Facilities, up to an aggregate principal amount of $1,000,000,000, in accordance with the terms of the Exit Facility Credit Agreement(s). The Reorganized Debtors may use the proceeds of the Exit Facilities for any purpose permitted by the Exit Facility Documents, including the funding of Cash distributions under the Plan and satisfaction of ongoing working capital needs.

Certain members of the Ad Hoc Group (the “Commitment Parties”) are expected to commit to provide the Exit Facility on the Effective Date, subject to certain conditions to be set forth in a commitment letter by and among the Commitment Parties and Enviva Inc. (the “Exit Facility Commitment Letter”), which the Debtors will seek approval of in connection with the approval of the Disclosure Statement. Consistent with the terms of the Exit Facility Commitment Letter, the Exit Facility will consist of (1) delayed draw term loans in an aggregate principal amount equal to $250,000,000 (the “Exit Delayed Draw Term Loans”) (which may be refinanced with a revolving credit facility in accordance with the terms of the Exit Facility Credit Agreement), and (2) exit term loans in an aggregate outstanding principal amount equal to $750,000,000 (the “Exit Term Loans”). In exchange for the commitments to provide the Exit Facility on the Effective Date, the Commitment Parties will receive (1) an upfront premium of 1.5% of their commitment to fund the Exit Term Loans (the “Upfront Premium”) and (2) a commitment premium of 4% of their commitment to provide the Exit Term Loans and Exit Delayed Draw Term Loans (the “Commitment Premium”), subject to the terms of the Exit Facility Commitment Letter. The Debtors will also seek proposals for alternative debt financing, which may be for all or part of the Debtors’ debt capital structure, in consultation with the Ad Hoc Group.

VI.          SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.

A.	Administrative Expense Claims, Professional Fee Claims, DIP Facility Claims, and Priority Claim

1.	Administrative Expense Claims

Except with respect to Administrative Expense Claims that are Professional Fee Claims, and except to the extent that an Administrative Expense Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Expense Claim and the applicable Debtor(s) (with the consent of the Majority Consenting 2026 Noteholders) agree to less favorable treatment, each Holder of an Allowed Administrative Expense Claim will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of the unpaid portion of such Allowed Administrative Expense Claim in accordance with the following: (1) if such Administrative Expense Claim is Allowed on or prior to the Effective Date, on the Effective Date, or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Expense Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Expense Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors (with the consent of the Majority Consenting 2026 Noteholders), as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Court or the Final DIP Order.

Except as otherwise provided in Article II.A of the Plan and except with respect to Administrative Expense Claims that are Professional Fee Claims or that arise in the ordinary course of the Debtors’ businesses, requests for allowance and payment of Administrative Expense Claims must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, pursuant to the procedures specified in the Bar Date Order, the Confirmation Order, and the notice of entry of the Confirmation Order no later than the Administrative Expense Claims Bar Date. Holders of Administrative Expense Claims that are required to, but do not, File and serve on the Debtors or the Reorganized Debtors, as applicable, a request for allowance and payment of such Administrative Expense Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Expense Claims against the Debtors, the Reorganized Debtors, or their respective assets or property and such Administrative Expense Claims shall be deemed compromised, settled, released, and discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, and the requesting party no later than 90 days after the Effective Date or such other date fixed by the Court. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be Filed with respect to an Administrative Expense Claim previously Allowed.

HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS THAT DO NOT FILE AND SERVE SUCH A REQUEST BY THE ADMINISTRATIVE CLAIM BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE CLAIMS AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, OR THE PROPERTY OF ANY OF THE FOREGOING, AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DEEMED COMPROMISED, SETTLED, RELEASED, AND DISCHARGED AS OF THE EFFECTIVE DATE WITHOUT THE NEED FOR ANY OBJECTION FROM THE REORGANIZED DEBTORS OR ANY NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE COURT OR ANY OTHER ENTITY.

2.	Professional Compensation

(a)	Final Fee Applications

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through and including the Effective Date,

shall be Filed and served on the Reorganized Debtors no later than 30 days after the Effective Date. Each such final request will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Court, such Allowed Professional Fee Claims shall be promptly paid in Cash from the Professional Fee Escrow Account up to its full Allowed amount. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims shall be promptly paid by the Reorganized Debtors without any further action or order of the Court. The Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account.

Except as otherwise provided in the Plan, Professionals shall be paid pursuant to the terms of the Interim Compensation Order.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than 20 days after such Professional Fee Claim is Filed with the Court.

(b)            Professional Fee Escrow Account

As soon as practicable after Confirmation, and not later than the Effective Date, the Debtors shall, in consultation with the Ad Hoc Group, establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall not be subject to any Lien and shall be maintained in trust solely for the benefit of the Professionals, including with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order. The funds in the Professional Fee Escrow Account shall not be deemed to be property of the Estates or of the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the Professional Fee Escrow Account (a) as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order or the Final DIP Order, (b) on such other terms as may be mutually agreed upon between the holder of such an Allowed Professional Fee Claim and the Debtors or the Reorganized Debtors, as applicable, or (c) in accordance with the Interim Compensation Order. When all such Allowed amounts owing to all Professionals on account of Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

(c)            Professional Fee Reserve Amount

No later than 5 Business Days prior to the Effective Date, the Debtors shall solicit Professionals for estimates of their unpaid Professional Fee Claims before and as of the Effective Date, and such Professionals shall deliver such estimate to the Debtors and counsel to the Ad Hoc Group in writing via email 2 Business Days prior to the Effective Date; provided , however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims. If a Professional does not timely provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional in consultation with the Ad Hoc Group.

(d)            Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or the Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Court, pay in Cash the reasonable, actual, and documented legal, professional, or other fees and expenses incurred by the Reorganized Debtors or, solely as it pertains to the final fee applications, the Committee. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors may employ and pay any Professional for fees and expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Court.

3.	DIP Facility Claims

(a)	Allowance

All DIP Facility Claims shall be deemed Allowed as of the Effective Date in an amount equal to the aggregate amount of the DIP Obligations, including, without limitation, (a) the principal amount of all notes and loans outstanding under the DIP Facility as of the Effective Date, (b) all interest accrued and unpaid thereon through and including the Effective Date, and (c) any and all accrued and unpaid fees, expenses and indemnification or other obligations of any kind payable under the DIP Facility Documents.

From and after the entry of the Confirmation Order, the Debtors or Reorganized Debtors, as applicable, shall, without any further notice to or action, order or approval of the Court or any other party, pay in Cash the legal, professional and other fees and expenses of the DIP Agents in accordance with the Final DIP Order, but without any requirement that the professionals of the DIP Agents comply with the review procedures set forth therein.

(b)            DIP Tranche A Claims

Except to the extent that a Holder of an Allowed DIP Tranche A Claim agrees to a less favorable treatment (which treatment shall be subject to the consent of the Majority Consenting 2026 Noteholders), in full and final satisfaction, compromise, settlement, release and discharge of each Allowed DIP Tranche A Claim, as well as any other fees, interest, or other obligations owing to third parties under the DIP Facility Agreement and/or the DIP Orders, to the extent any DIP Tranche A Claims and such other fees, interest or other obligations owing to third parties under the DIP Facility Agreement and/or the DIP Orders have not otherwise been repaid or satisfied, each Holder of an Allowed DIP Tranche A Claim shall receive in exchange for such Claim, on the Effective Date, payment in full in Cash; provided that, to the extent such Holder elected, by the DIP Tranche A Equity Participation Election Time, to make a portion of its DIP Tranche A Claim, up to the principal amount of any Obligations then owing in respect of such Allowed DIP Tranche A Claims held by such Holder, subject to the DIP Tranche A Equity Participation, such Holder will receive its Pro Rata share of the DIP Tranche A Equity Allocation in lieu of Cash, which shall be offset against repayment of the applicable portion of such Holder’s Obligations then owing in respect of such Allowed DIP Tranche A Claims. In accordance with the DIP Facility Agreement, a Holder of an Allowed DIP Tranche A Claim may elect, pursuant to a notice reasonably acceptable to the DIP Agents, to offset the Obligations owed to it under the DIP Facility (including with respect to any fees or premiums but after any offset described in the preceding proviso) against any payment obligations it may have with respect to the Rights Offering.

(c)            DIP Tranche B Claims

Except to the extent that a Holder of an Allowed DIP Tranche B Claim agrees to a less favorable treatment (which treatment shall be subject to the consent of the Majority Consenting 2026 Noteholders), in full and final satisfaction, compromise, settlement, release and discharge of each Allowed DIP Tranche B Claim, as well as any other fees, interest, or other obligations owing to third parties under the DIP Facility Agreement and/or the DIP Orders, to the extent any DIP Tranche B Claims and such other fees, interest or other obligations owing to third parties under the DIP Facility Agreement and/or the DIP Orders have not otherwise been repaid, each Holder of an Allowed DIP Tranche B Claim shall receive in exchange for such Claim, on the Effective Date, payment in full in Cash. In accordance with the DIP Facility Agreement, a Holder of an Allowed DIP Tranche B Claim may elect, pursuant to a notice reasonably acceptable to the DIP Agents, to offset the Obligations owed to it under the DIP Facility (including with respect to any fees or premiums but after any offset against repayment of the principal amount of such Holder’s Obligations then owing in respect of such Allowed DIP Tranche B Claims) against any payment obligations it may have with respect to the Rights Offering.

(d)            Repayment, Termination of Liens and Survival

In accordance with the terms of the Plan, on the Effective Date all Liens granted to secure the Allowed DIP Facility Claims shall be automatically terminated and all collateral subject to such Liens shall be automatically released and, in each case, shall be of no further force and effect without any further notice to, or action, order, or approval of, the Court, the DIP Agents, the DIP Creditors, or any other Entity.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the DIP Facility and the DIP Facility Documents shall continue in full force and effect after the Effective Date with respect to any unsatisfied obligations thereunder, as applicable, including, but not limited to, those provisions relating to the rights of the DIP Agent and the other DIP Creditors to expense reimbursement, indemnification, and other similar amounts (either from the Debtors or the DIP Creditors) and any provisions that may survive termination or maturity of the DIP Facility in accordance with the terms thereof.

4.            Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment (which treatment shall be subject to the consent of the Majority Consenting 2026 Noteholders), in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business by the Reorganized Debtors. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

5.            Statutory Fees

All U.S. Trustee fees due and payable pursuant to 28 U.S.C. § 1930(a) prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, each Debtor or Reorganized Debtor, as applicable, shall pay any and all such fees for each quarter (including any fraction thereof) until such Debtor’s or Reorganized Debtor’s Chapter 11 Case is converted, dismissed, or a final decree is issued, whichever occurs first. The Reorganized Debtors shall continue to file quarterly, post-confirmation operating reports in accordance with the U.S. Trustee’s Region 4 Guidelines for Debtors-in-Possession.

B.	Classification And Treatment Of Claims And Interests

1.	Summary of Classification

Claims and Interests, except for Administrative Expense Claims, Professional Fee Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, waived, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against each Debtor pursuant to the Plan is as set forth below. The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor. Notwithstanding the foregoing, any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.E of the Plan. The classification of Claims and Interests set forth in the Plan, shall apply separately to each of the Debtors, except as expressly set forth in the Plan. All of the potential Classes for the Debtors are set forth in the Plan. Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth in the Plan.

(a)            Class Identification

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claim/Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Senior Secured Credit Facility Claims	Unimpaired	Presumed to Accept
4	NMTC Claims	Unimpaired	Presumed to Accept
5	Bond General Unsecured Claims	Impaired	Entitled to Vote
6	Non-Bond General Unsecured Claims	Impaired	Entitled to Vote
7	Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote
8	Section 510(b) Claims	Impaired	Deemed to Reject
9	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote
10	Existing Equity Interests	Impaired	Entitled to Vote

2.            Treatment of Claims and Interests

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or Reorganized Debtors, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of the Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

(a)	Class 1 – Other Priority Claims

1.	Classification: Class 1 consists of all Other Priority Claims.

2.	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Majority Consenting 2026 Noteholders, either:

a.	payment in full, in Cash of the unpaid portion of its Allowed Other Priority Claim; or

b.	such other treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code,

in each case payable on the later of the Effective Date and the date that is 10 Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon as reasonably practicable thereafter.

3.	Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Priority Claims will not be entitled to vote to accept or reject the Plan.

(b)	Class 2 – Other Secured Claims

1.	Classification: Class 2 consists of all Other Secured Claims.

2.	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each such Holder shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Majority Consenting 2026 Noteholders, either:

a.	payment in full in Cash of such Holder’s Allowed Other Secured Claim;

b.	the collateral securing such Holder’s Allowed Other Secured Claim;

c.	Reinstatement of such Holder’s Allowed Other Secured Claim; or

d.	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

3.	Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Secured Claims will not be entitled to vote to accept or reject the Plan.

(c)	Class 3 – Senior Secured Credit Facility Claims

1.	Classification: Class 3 consists of all Senior Secured Credit Facility Claims.

2.	Allowance: On the Effective Date, the Senior Secured Credit Facility Claims shall be Allowed in the aggregate principal amount equal to $672,495,880, plus (i) $1,384,870 in face amount of outstanding letters of credit and (ii) any accrued and unpaid interest thereon and fees, expenses, costs, charges, indemnities, and other obligations incurred and payable under the Senior Secured Credit Facility Documents (subject to the limitations set forth in paragraph 13(j) of the Final DIP Order and Article IV.H of the Plan).

3.	Treatment: On the Effective Date, or as soon as practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for the Allowed Senior Secured Credit Facility Claims, such Allowed Senior Secured Credit Facility Claims shall receive payment in full in Cash.

4.	Voting: Class 3 is Unimpaired under the Plan. Holders of Senior Secured Credit Facility Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(d)	Class 4 – NMTC Claims

1.	Classification: Class 4 consists of all NMTC Claims.

2.	Allowance: On the Effective Date, the NMTC Claims shall be Allowed in the respective amount of the Allowed NMTC QLICI Loan Claims and the Allowed NMTC Source Loan Claims.

3.	Treatment: On the Effective Date, all Allowed NMTC Claims shall, at the option of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Majority Consenting 2026 Noteholders, either:

a.	be Reinstated in accordance with section 1124(2) of the Bankruptcy Code and continued after the Effective Date; or

b.	receive payment in full in Cash or such other treatment so as to render it Unimpaired pursuant to section 1124 of the Bankruptcy Code.

4.	Voting: Class 4 is Unimpaired under the Plan. Holders of NMTC Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(e)	Class 5 – Bond General Unsecured Claims

1.	Classification: Class 5 consists of all Bond General Unsecured Claims.

2.	Allowance: On the Effective Date, the Bond General Unsecured Claims shall be Allowed in the following principal amounts, plus, in each case, accrued and unpaid prepetition interest, fees, and any and all other expenses arising in connection therewith:

a.	the 2026 Notes Claims shall be Allowed in the aggregate principal amount of $750,000,000 against each of the 2026 Notes Issuers and the 2026 Notes Guarantors;

b.	the Bond Green Bonds Claims shall be Allowed in the aggregate principal amount of $100,000,000, less the amount of the Bond Green Bonds Cash Paydown, against each of Enviva Inc. and the Bond Green Bonds Guarantors; and

c.	the Epes Green Bonds Claims shall be Allowed in the aggregate principal amount of $250,000,000, less the amount of the Epes Green Bonds Cash Paydown, against each of Enviva Inc. and the Epes Green Bonds Guarantors.

3.	Treatment: On the Effective Date, except to the extent that a Holder of a Bond General Unsecured Claim agrees to less favorable treatment, with the consent of the Majority Consenting 2026 Noteholders, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Bond General Unsecured Claim against each applicable Debtor, each such Holder thereof shall receive its Pro Rata share of:

a.	the Bond General Unsecured Claims Equity Pool; and

b.	the Subscription Rights.

4.	Voting: Class 5 is Impaired under the Plan. Each Holder of a Bond General Unsecured Claim will be entitled to vote to accept or reject the Plan.

(f)	Class 6 – Non-Bond General Unsecured Claims

1.	Classification: Class 6 consists of all Non-Bond General Unsecured Claims.

2.	Treatment: Except to the extent that a Holder of a Non-Bond General Unsecured Claim agrees to less favorable treatment, with the consent of the Majority Consenting 2026 Noteholders, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Non-Bond General Unsecured Claim, each Holder thereof shall receive, with respect to the applicable Debtor, its Pro Rata share of Cash in an amount equal to (A) $13 million multiplied by (B) the applicable GUC Cash Pool Allocation; provided that, if Class 6 at the applicable Debtor votes to accept the Plan and the Plan is confirmed on or before [November 13, 2024], then such treatment shall be increased to such Holder’s Pro Rata share of Cash in an amount equal to (I) $18 million, multiplied by (II) the applicable GUC Cash Pool Allocation.

3.	Voting: Class 6 is Impaired under the Plan. Each Holder of a Non-Bond General Unsecured Claim will be entitled to vote to accept or reject the Plan.

(g)	Class 7 – Intercompany Claims

1.	Classification: Class 7 consists of all Intercompany Claims.

2.	Treatment: All Intercompany Claims will be adjusted, Reinstated, compromised, or discharged on the Effective Date in the applicable Debtor’s discretion, with the consent of the Majority Consenting 2026 Noteholders.

3.	Voting: Class 7 Intercompany Claims are either Unimpaired, in which case the Holders of such Intercompany Claims conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Intercompany Claim will not be entitled to vote to accept or reject the Plan.

(h)	Class 8 – Section 510(b) Claims

1.	Classification: Class 8 consists of all Section 510(b) Claims.

2.	Treatment: All Section 510(b) Claims against the Debtors shall be discharged and released, and will be of no further force or effect, and the Holders of Section 510(b) Claims shall not receive or retain any distribution, property, or other value on account of their Section 510(b) Claims.

3.	Voting: Class 8 is Impaired under the Plan. Holders of Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(i)	Class 9 – Intercompany Interests

1.	Classification: Class 9 consists of all Intercompany Interests.

2.	Treatment: All Intercompany Interests shall be Reinstated and otherwise unaffected by the Plan or canceled in exchange for replacement equity interests in the applicable Reorganized Debtor on the Effective Date in the applicable Debtor’s discretion, with the consent of the Majority Consenting 2026 Noteholders.

3.	Voting: Class 9 Intercompany Interests are either Unimpaired, in which case the Holders of such Intercompany Interests conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Intercompany Interest will not be entitled to vote to accept or reject the Plan.

(j)	Class 10 – Existing Equity Interests

1.	Classification: Class 10 consists of all Existing Equity Interests.

2.	Treatment: Except to the extent that a Holder of an Existing Equity Interest agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Existing Equity Interest, each Holder thereof shall receive its Pro Rata share of:

a.	Cash in an amount equal to $1 million; or

b.	solely to the extent a Holder of an Existing Equity Interest affirmatively elects to receive such treatment on a timely and properly submitted Ballot, the Existing Equity Interests Equity Pool and the New Warrants;

provided that Holders of Existing Equity Interests shall not be entitled to any recovery hereunder unless each of Class 5 (Bond General Unsecured Claims), Class 6 (Non-Bond General Unsecured Claims), and Class 10 (Existing Equity Interests) votes to accept the Plan.

3.	Voting: Class 10 is Impaired under the Plan. Each Holder of an Existing Equity Interest will be entitled to vote to accept or reject the Plan.

3.	Special Provision Governing Unimpaired or Reinstated Claims

Nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ claims, Causes of Action, rights, or defenses in respect of any Unimpaired Claims or Reinstated Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Reinstated Claims.

4.            Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors reserve the right to seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests, and the Filing of the Plan shall constitute a motion for such relief.

5.            Elimination of Vacant Classes

Any Class of Claims that does not contain an Allowed Claim or a Claim temporarily Allowed by the Court for voting purposes as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

6.            Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

7.            Intercompany Claims and Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Claims and Intercompany Interests are not being received by Holders of such Intercompany Claims and Intercompany Interests on account of their Intercompany Claims and Intercompany Interests but for the purposes of administrative convenience, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

8.            Subordinated Claims

Except as may be the result of the compromise and settlement described in Article VIII.A of the Plan, the allowance, classification, and treatment of all Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to reclassify any Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

C.	Means For Implementation Of The Plan

1.	Restructuring

Unless the Transaction Election is made, on or, with the consent of the Majority Consenting 2026 Noteholders, before the Effective Date, the applicable Debtors or the Reorganized Debtors, shall undertake the Restructuring in accordance with the Restructuring Transactions Exhibit, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, sale, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, the Restructuring Support Agreement, and the Plan Supplement, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Restructuring Support Agreement, and the Plan Supplement, and having other terms for which the applicable Entities agree; (3) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (4) the execution, delivery and filing, if applicable, of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any New Organizational Documents; (5) the issuance of securities, including the Reorganized Enviva Inc. Interests (including the DIP Tranche A Equity Allocation, the Rights Offering Shares, and the Reorganized Enviva Inc. Interests issued on account of the Rights Offering Backstop Commitment Premium) and the New Warrants, which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule; (6) the execution and delivery of the Exit Facility Documents, and the New Warrants Agreement, which, in each case, shall occur on the Effective Date; (7) the execution and delivery of Definitive Documentation not otherwise included in the foregoing, if any; (8) the settlement, reconciliation, repayment, cancellation, discharge, and/or release, as applicable, of Intercompany Claims consistent with the Plan; (9) all other actions that the Debtors or the Reorganized Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, in each case consistent with and pursuant to the terms and conditions of the Plan and the Restructuring Support Agreement. The Confirmation Order shall and shall be deemed, pursuant to sections 363, 365 1123, and 1145(a) of the Bankruptcy Code, to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring.

(a)            Overbid Process

Consistent with the Overbid Process set forth in the Final DIP Order, as an alternative to the Restructuring set forth in the Plan, the Debtors have actively marketed offers for, or are in the process of actively marketing offers for Alternative Transactions, solely to the extent such transactions meet the Threshold Clearing Requirements. Alternative Transactions may take the form of (a) one or more sales or dispositions of the Company Assets or (b) one or more reorganization transactions involving the Debtors and/or the Company Assets.

As set forth in the Overbid Procedures, any Alternative Transaction must meet the following requirements (the “Threshold Clearing Requirements”):

i.	Provide for the repayment in cash in full of all DIP Facility Claims, Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Senior Secured Credit Facility Claims, NMTC Claims, FiberCo Notes Claims, Amory Seller Note Claims, 2026 Notes Claims, Bond Green Bonds Claims (after taking into account the Bond Green Bonds Cash Paydown), Epes Green Bonds Claims (after taking into account the Epes Green Bonds Cash Paydown), and the Rights Offering Backstop Commitment Premium and the fee set forth in the Exit Facility Commitment Letter (unless such fees are not approved by the Court), including, as applicable, claims in respect of principal, interest, fees, expenses and other amounts owing under the applicable instrument; or

ii.	Are otherwise acceptable to the Majority Consenting 2026 Noteholders (it being understood that no Alternative Transaction or indication or bid for an Alternative Transaction shall be deemed to satisfy this clause (b) unless and until the Majority Consenting 2026 Noteholders have manifested such acceptance expressly and in writing (including by email from counsel)).

If the Debtors obtain one or more Qualified Bids for an Alternative Transaction that satisfies the Threshold Clearing Requirements, and which the Debtors, in consultation with the Ad Hoc Group and the Committee, determine in good faith and in an exercise of their business judgment will maximize value for the Debtors’ estates and provide higher and better value as compared to the Restructuring contemplated by the Plan, the Debtors will make the Transaction Election and thereby elect to consummate an Alternative Transaction in accordance with the Overbid Procedures and the Overbid Process. The Transaction Election, if any, shall be made no later than the Transaction Election Deadline. For the avoidance of doubt, the Transaction Election Deadline may not be extended except with the express written consent of the Debtors and the Majority Consenting 2026 Noteholders. If the Transaction Election is made, the Debtors will modify the Plan to reflect the terms of the Alternative Transaction and resolicit the amended Plan, if necessary.

The rights related to and in connection with the Overbid Process of (a) the Restructuring Support Parties, as provided in the Final DIP Order and the Restructuring Support Agreement, (b) the commitments parties, as provided in the Exit Facility Commitment Letter, and (c) the Rights Offering Backstop Parties, as provided in the Rights Offering Backstop Agreement, and in each case, in the Overbid Procedures are expressly reserved.

2.            Sources of Consideration for Plan Distributions

The Debtors, the Reorganized Debtors, and/or the Plan Administrator, as applicable, shall fund distributions under the Plan as follows:

(a)            Cash on Hand

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall make all Cash distributions required to be made under the Plan using Cash on hand as of the Effective Date, including Cash from operations and the proceeds of the Rights Offering. All remaining Cash on hand as of the Effective Date, after payment of all Cash distributions required to be made on the Effective Date, including Cash from operations and the proceeds of the Rights Offering, but excluding the Cash funded into the Professional Fee Escrow Account, shall be retained by, vested in, or transferred to, as applicable, the Reorganized Debtors. Cash payments to be made pursuant to the Plan will be made by the Debtors or the Reorganized Debtors, as applicable. The Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan and continue the operations of their businesses in the ordinary course of business. Except as set forth herein, any changes in intercompany account balances resulting from such transfers may be accounted for and/or settled in accordance with the Debtors’ historical intercompany account settlement practices and any such action will not violate the terms of the Plan.

(b)            Exit Facility

On the Effective Date, the Reorganized Debtors will enter into the Exit Facility in accordance with the terms of the Exit Facility Credit Agreement(s). The Reorganized Debtors may use the proceeds of the Exit Facility for any purpose permitted by the Exit Facility Documents, including the funding of Cash distributions under the Plan and satisfaction of ongoing working capital needs.

The Confirmation Order shall constitute approval of the Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith), and authorization for the Debtors or the Reorganized Debtors, as applicable, without further notice to or order of the Court, to enter into, execute, deliver, and perform under the Exit Facility Documents and such other documents as may be required or appropriate to effectuate the transactions contemplated thereby. Execution of the Exit Facility Documents by the Exit Facility Agent shall be deemed to bind all Exit Facility Lenders as if each such Exit Facility Lenders had executed the applicable Exit Facility Documents with appropriate authorization, regardless of whether such Exit Facility Lender has executed a signature page thereto.

The Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, whether under the Bankruptcy Code or other applicable non-bankruptcy law, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted by the Reorganized Debtors in accordance with the Exit Facility Documents (including any Liens and security interests previously granted with respect to the Senior Secured Credit Facility Documents or the DIP Facility Documents that are deemed to be granted in accordance with the Exit Facility Documents) (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (c) shall be deemed automatically perfected on the Effective Date without the need for the taking of any further filing, recordation, approval, consent or other action, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents, and (d) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents, and take any other actions necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically on the Effective Date by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The Reorganized Debtors shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.	Issuance and Distribution of Reorganized Enviva Inc. Interests and New Warrants

On the Effective Date Reorganized Enviva Inc. shall be authorized to and shall issue the Reorganized Enviva Inc. Interests (including the DIP Tranche A Equity Allocation, the Rights Offering Shares, and the Reorganized Enviva Inc. Interests issued on account of the Rights Offering Backstop Commitment Premium) and the New Warrants for distribution or reservation, as the case may be, in accordance with the terms of the Plan, the Restructuring Transactions Exhibit, any DIP Tranche A Equity Participation Agreement, the Rights Offering Backstop Agreement, and the Rights Offering Procedures without the need for any further corporate action. All Holders of Reorganized Enviva Inc. Interests and/or New Warrants (whether issued and distributed hereunder, including on account of the DIP Tranche A Equity Participation, or pursuant to the Rights Offering or otherwise, and in each case, whether such Reorganized Enviva Inc. Interests are held directly or indirectly through the facilities of DTC) shall be deemed to be a party to, and bound by, the Stockholders Agreement or the New Warrants Agreement, as applicable, in accordance with their terms, without the requirement to execute a signature page thereto; provided, that, without in any way reducing the force and effect of the foregoing, the Debtors may, in their discretion and as a means of further assurance (and with the consent of the Majority Consenting 2026 Noteholders) require that such Holders become party to the New Organizational Documents or the New Warrants Agreement, either as a condition to distribution of the Reorganized Enviva Inc. Interests or New Warrants, as applicable, or at a later date.

All of the Reorganized Enviva Inc. Interests and New Warrants, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable (as applicable). Each distribution and issuance of the Reorganized Enviva Inc. Interests and New Warrants under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, including the New Organizational Documents, the New Warrants Agreement, any DIP Tranche A Equity Participation Agreement, the Rights Offering Backstop Agreement, and the Rights Offering Procedures, as applicable, which terms and conditions shall bind each Entity receiving such distribution or issuance.

For the avoidance of doubt, the acceptance of Reorganized Enviva Inc. Interests and/or New Warrants by any Holder of any Claim or Interest or any other Entity shall be deemed as such Holder’s or Entity’s agreement to the applicable New Organizational Documents and the New Warrants Agreement, as applicable, as may be amended or modified from time to time following the Effective Date in accordance with their terms.

Following the distribution of Reorganized Enviva Inc. Interests on account of the DIP Tranche A Equity Participation, the Rights Offering and the Rights Offering Backstop Commitment Premium, if the Reorganized Enviva Inc. Interests (a) contained in the Existing Equity Interests Equity Pool and (b) into which the New Warrants are convertible is not greater than 0.0%, then (x) no Reorganized Enviva Inc. Interests shall be issued or distributed on account of Existing Equity Interests and (y) no New Warrants shall be issued or distributed. In such case, Holders of Existing Equity Interests shall receive their Pro Rata share of Cash in an amount equal to $1 million in accordance with Article III.B.10 of the Plan, and shall not be entitled to receive the Pro Rata share of the Existing Equity Interests Equity Pool and the New Warrants.

To the extent practicable, as determined in good faith by the Debtors and the Majority Consenting 2026 Noteholders, the Reorganized Debtors shall (a) emerge from these Chapter 11 Cases as private companies on the Effective Date and not be subject to SEC reporting requirements under Sections 12 or 15 of the Exchange Act, or otherwise; provided that the Debtors are able to meet the requisite thresholds for SEC deregistration; (b) not be voluntarily subjected to any reporting requirements promulgated by the SEC; except, in each case, as otherwise may be required pursuant to the New Organizational Documents, the Exit Facilities Documents or applicable law; (c) not be required to list the Reorganized Enviva Inc. Interests on a national securities exchange; (d) timely file or otherwise provide all required filings and documentation to allow for the termination and/or suspension of registration with respect to SEC reporting requirements under the Exchange Act prior to the Effective Date; (e) make good faith efforts to ensure DTC eligibility of securities issued in connection with the Plan (other than any securities required by the terms of any agreement or by the applicable securities laws to be held on the books of an agent and not in DTC), including but not limited to the New Warrants; and (f) take steps necessary to reduce regulatory and/or compliance costs in connection with the foregoing.

4.            Rights Offering

On the Effective Date, the Debtors shall consummate the Rights Offering pursuant to the terms and conditions of the Plan and the Rights Offering Procedures. The Rights Offering shall be conducted prior to the Effective Date and the Rights Offering Shares shall be issued Pro Rata to the Rights Offering Participants pursuant to the Plan and the Rights Offering Procedures. Pursuant to the Plan, the Rights Offering Procedures, and the Rights Offering Backstop Agreement, the Rights Offering shall be open to all eligible Holders of Allowed Bond General Unsecured Claims. The consummation of the Rights Offering is conditioned on the consummation of the Plan and satisfaction of the conditions set forth in the Rights Offering Procedures and in the Rights Offering Backstop Agreement, as applicable. The Rights Offering Subscription Rights may not be sold, transferred, or assigned, except in the circumstances described in the Rights Offering Procedures.

The Rights Offering Backstop Parties have agreed (on a several and not joint basis) to purchase any Unsubscribed Shares offered in the Rights Offering pursuant to the terms and conditions of the Rights Offering Backstop Agreement. On the Effective Date, the rights and obligations of the Debtors under the Rights Offering Backstop Agreement shall vest in the Reorganized Debtors.

On the Effective Date, as consideration for the commitments provided under the Rights Offering Backstop Agreement, and subject to and as set forth in the Rights Offering Backstop Agreement and the Rights Offering Backstop Approval Order, Reorganized Enviva Inc. Interests in an amount equal to the Rights Offering Backstop Commitment Premium (which shall be subject to dilution on account of the MIP Equity) shall be distributed to the Rights Offering Backstop Parties.

5.            DIP Tranche A Equity Participation

On or prior to the DIP Tranche A Equity Participation Election Time, Holders of Allowed DIP Tranche A Claims may elect whether to participate in the DIP Tranche A Equity Participation (1) solely in the case of the Rights Offering Backstop Parties and their related funds, pursuant to the Rights Offering Backstop Agreement, and (2) in the case of any other Holder of DIP Tranche A Claims, pursuant to a DIP Tranche A Equity Participation Agreement that is in form and substance acceptable to the Majority Consenting 2026 Noteholders and parties whose consent is required under the Rights Offering Backstop Agreement; provided that the Debtors shall be permitted to waive or modify such DIP Tranche A Equity Participation Agreements solely with the consent of the Majority Consenting 2026 Noteholders and such other consents as required under the Rights Offering Backstop Agreement.

On the Effective Date, subject to the terms of the Plan, Reorganized Enviva Inc. Interests shall be distributed to the Holders of the DIP Tranche A Claims that elect to participate in the DIP Tranche A Equity Participation by the DIP Tranche A Equity Participation Election Time.

6.            Corporate Existence

Except as otherwise provided in the Plan, the Plan Supplement (including the Restructuring Transactions Exhibit), the Confirmation Order, or any agreement, instrument, or other document incorporated therein, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed or pursuant to the respective certificate of incorporation and bylaws (or other formation documents and agreements) in effect prior to the Effective Date, except to the extent that such certification of incorporation and bylaws (or other formation documents and agreements) are amended under the Plan, including, with respect to Reorganized Enviva Inc., pursuant to the New Organizational Documents, or otherwise, in each case, consistent with the Plan, and to the extent such documents are amended, such documents are deemed amended pursuant to the Plan and require no further action or approval (other than any requisite filings, approvals or consents required under applicable state, provincial or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents or agreements) of one or more of the Reorganized Debtors may be amended or modified without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, merged, converted, liquidated, etc., without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

7.            Vesting of Property in the Reorganized Debtors

Except as otherwise provided in the Plan, the Plan Supplement, the Confirmation Order, or any agreement, instrument, or other document incorporated therein, on the Effective Date all property in each Estate, including all Causes of Action and, for the avoidance of doubt, all equity interests in EWH held by Enviva, LP, and any property acquired by any of the Debtors shall vest in each applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Plan Supplement, or the each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

Except with respect to Liens securing the Exit Facility, as applicable, or as otherwise provided for in the Plan, to the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors or any administrative agent under the Exit Facility Documents, as applicable, that are necessary or desirable to cancel and/or extinguish such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

After the Effective Date, the Reorganized Debtors may present Court order(s) or assignment(s) suitable for filing in the records of every county or governmental agency where the property vested in accordance with the foregoing paragraph is or was located, which provide that such property is conveyed to and vested in the Reorganized Debtors; provided that the presentation or filing of the Confirmation Order shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of any mortgages, deeds of trust, Liens, pledges, or other security interests. The Court order(s) or assignment(s) may designate all Liens, Claims, encumbrances, or other interests which appear of record and/or from which the property is being transferred, assigned and/or vested free and clear of. The Plan shall be conclusively deemed to be adequate notice that such Lien, Claim, encumbrance, or other interest is being extinguished and no notice, other than by the Plan, shall be given prior to the presentation of such Court order(s) or assignment(s). Any Person having a Lien, Claim, encumbrance, or other interest against any of the property vested in accordance with the foregoing paragraph shall be conclusively deemed to have consented to the transfer, assignment and vesting of such property to or in the Reorganized Debtors free and clear of all Liens, Claims, charges or other encumbrances by failing to object to confirmation of the Plan, except as otherwise provided in the Plan.

8.            Cancellation of Existing Securities and Agreements

Except as otherwise set forth in the Plan or the Plan Supplement, on the Effective Date, all Enviva Inc. Interests shall be canceled, released, discharged, and extinguished, and the Reorganized Enviva Inc. Interests (including the DIP Tranche A Equity Allocation, the Rights

Offering Shares, and the Reorganized Enviva Inc. Interests issued on account of the Rights Offering Backstop Commitment Premium) and the New Warrants shall be issued pursuant to the Plan. Except as otherwise provided in the Plan, on the Effective Date: (1) the obligations of the Debtors under any certificate, security, share, note, bond, credit agreement, indenture, purchase right, option, warrant, equity security, or other instrument or document directly or indirectly evidencing, creating or relating to any indebtedness or obligation of or ownership interest in the Debtors, or giving rise to any Claim or Interest (except such agreements, certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated, amended and Reinstated, or entered into pursuant to the Plan) shall be canceled solely as to the Debtors and their affiliates, and the Reorganized Debtors shall not have any continuing obligations thereunder, without any need for a Holder or Debtor to take any further action with respect thereto, and the duties and obligations of all parties thereto, including the Debtors or the Reorganized Debtors, as applicable, and any non-Debtor Affiliates, thereunder or in any way related thereto shall be deemed satisfied in full, canceled, released, discharged, and of no further force or effect; and (2) the obligations of the Debtors or the Reorganized Debtors, as applicable, and their affiliates pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or Interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated amended and Reinstated, or entered into pursuant to the Plan) shall be released and discharged; provided that notwithstanding the releases set forth in Article VIII.E of the Plan, Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) enabling Holders of Allowed Claims to receive distributions under the Plan as provided therein and subject to the terms and conditions of the applicable governing document or instrument as set forth therein and (2) allowing and preserving the rights of each of the applicable agents and indenture trustees to (a) make or direct the distributions in accordance with the Plan as provided therein and (b) assert or maintain any rights for indemnification the applicable agent or indenture trustee may have against the Debtors arising under, and due pursuant to the terms of, the applicable governing document or instrument; provided, further, that nothing in Article IV.H of the Plan shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any new or additional liability to the Reorganized Debtors; provided, further, that nothing in this section shall effectuate a cancellation of any Reorganized Enviva Inc. Interests, Intercompany Interests, Intercompany Claims, or Enviva, LP’s equity interest in EWH. Payment of the Minority Lender Group Fee and Expense Reimbursement in accordance with paragraph 13(j) of the Final DIP Order shall be deemed to fully and finally satisfy any claim for expense reimbursement or indemnification held by the Minority Lender Group.

On the Effective Date, each holder of a certificate or instrument evidencing a Claim that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture or agreement that governs the rights of such holder of such Claim without the need for any further action by the Holder thereof. Except as otherwise set forth in the Plan or in the Plan Supplement, such surrendered certificate or instrument shall be deemed canceled as set forth in, and subject to the exceptions set forth in, Article IV.H of the Plan.

Notwithstanding anything to the contrary in Article IV.H of the Plan, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, a Debtor, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in Article IV.H of the Plan shall be deemed null and void and shall be of no force and effect. Nothing contained in the Plan shall be deemed to cancel, terminate, release, or discharge the obligation of a Debtor or any of its counterparties under any Executory Contract or Unexpired Lease to the extent such Executory Contract or Unexpired Lease has been assumed by such Debtor or Reorganized Debtor, as applicable, pursuant to the Plan or a Final Order of the Court.

9.            Corporate Action

Upon the Effective Date, all actions (whether to occur before, on, or after the Effective Date) contemplated by the Plan (including any transaction described in, or contemplated by, the Restructuring Transactions Exhibit) shall be deemed authorized and approved by the Court in all respects, including, as applicable: (1) consummation of the Rights Offering and the DIP Tranche A Equity Participation; (2) entry into the Exit Facility; (3) execution, delivery, and performance of the Exit Facility Documents, and the New Warrants Agreement; (4) the issuance and distribution of the Reorganized Enviva Inc. Interests (including the DIP Tranche A Equity Allocation, the Rights Offering Shares, and the Reorganized Enviva Inc. Interests issued on account of the Rights Offering Backstop Commitment Premium) and the New Warrants; (5) appointment of the New Board and other directors and officers for Reorganized Enviva Inc. and the other Reorganized Debtors; (6) implementation of the Restructuring; (7) if the Debtors expect to qualify for and elect to utilize the special bankruptcy exception under section 382(l)(5) of the Internal Revenue Code, the New Organizational Documents may include, if applicable, any restrictions on certain transfers of the Reorganized Enviva Inc. Interests; and (8) all other actions contemplated by the Plan and the Restructuring Transactions Exhibit (whether to occur before or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of Reorganized Enviva Inc. and the other Reorganized Debtors, and any corporate, limited liability company, or related action required by the Debtors, Reorganized Enviva Inc., or the other Reorganized Debtors in connection with the Plan (including any items listed in the first sentence of this paragraph) shall be deemed to have occurred and shall be in effect in all respects in accordance with the Plan, including the Restructuring Transactions Exhibit, in each case without further notice to or order of the Court and without any requirement of further action by the equityholders, directors, managers, or officers of the Debtors, Reorganized Enviva Inc., or the other Reorganized Debtors, as applicable, and with like effect as though such action had been taken unanimously by the shareholders, members, directors, managers, or officers, as applicable, of the Debtors or Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate directors, managers, officers, or other authorized persons of the Debtors, Reorganized Enviva Inc., or the other Reorganized Debtors, as applicable, shall be authorized, empowered and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the transactions contemplated by the Plan) in the name of and on behalf of Reorganized Enviva Inc. and the other Reorganized Debtors, including the Exit Facility Documents, the New Warrants Agreement, the New Organizational Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by Article IV.I of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

10.            New Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, Reorganized Enviva Inc. and the other Reorganized Debtors, as applicable, will, on or as soon as practicable after the Effective Date, file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation or formation in accordance with the corporate or other applicable laws of the respective states, provinces, or countries of incorporation or formation. On the Effective Date, the New Organizational Documents shall be effective. To the extent required pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents of each applicable Reorganized Debtor will prohibit the issuance of non-voting equity securities. After the Effective Date, Reorganized Enviva Inc. and the other Reorganized Debtors, as applicable, may amend and restate their respective New Organizational Documents and other constituent documents, as permitted by the laws of their respective states, provinces, or countries of organization or formation and their respective New Organizational Documents.

On the Effective Date, the New Organizational Documents, in the forms set forth in the Plan Supplement, shall be adopted automatically by the applicable Reorganized Debtors and shall be amended or amended and restated, as applicable, as may be required to be consistent with the provisions of the Plan and the Restructuring Support Agreement, and shall be deemed to be valid, binding, and enforceable in accordance with their terms and provisions.

11.            Stockholders Agreement

On the Effective Date, Reorganized Enviva Inc. may enter into and adopt the Stockholders Agreement, substantially in the form set forth in the Plan Supplement, and which shall be deemed to be valid, binding upon the parties thereto, and enforceable in accordance with its terms and provisions. Reorganized Enviva Inc. or the Plan Administrator shall deliver the Stockholders Agreement to each Holder of Reorganized Enviva Inc. Interests, and, to the extent that the Stockholders Agreement purports to bind any such parties, such parties shall be bound thereby, in each case, without the need for execution by any party thereto other than Reorganized Enviva Inc. After the Effective Date, the successors, transferees, and assigns of each Holder of Reorganized Enviva Inc. Interests shall be required to execute a joinder to the Stockholders Agreement as and to the extent required pursuant to the New Organizational Documents or the Stockholders Agreement.

12.            Directors and Officers of the Reorganized Debtors

As of the Effective Date, subject to any requirement of Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the terms of the current members of the boards of directors, boards of managers, or other governing bodies of the Debtors shall expire automatically and each person serving as a director or manager of a Debtor shall be removed and shall be deemed to have resigned and cease to have any authority automatically from and after the Effective Date to the extent not expressly included in the list of directors of the New Board, and the New Board of each of the Reorganized Debtors shall be appointed in accordance with the Plan, the New Organizational Documents, and other constituent documents of each Reorganized Debtor. For the avoidance of doubt, except as otherwise provided in the Plan, the Confirmation Order, the Plan Supplement, or the New Organizational Documents, each Person serving as an officer of a Debtor shall continue to serve in such capacity for such Reorganized Debtor following the Effective Date.

The size and composition of the New Board shall be determined by the Debtors and the Ad Hoc Group (subject to the consent rights contained in the Restructuring Support Agreement) and shall be set out in the New Organizational Documents or the Stockholders Agreement. The directors or managers for the other Reorganized Debtors shall be identified and selected by the New Board of Reorganized Enviva Inc. in accordance with the terms of the New Organizational Documents.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing as part of the Plan Supplement, to the extent known at such time, the identity and affiliations of any Person proposed to serve on the New Board of Reorganized Enviva Inc. or as an officer of any of the Reorganized Debtors. To the extent any such director, manager, or officer of the Reorganized Debtors is an Insider, the Debtors also will disclose the nature of any compensation to be paid to such director, manager, or officer. Each such officer and director or manager shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of Reorganized Enviva Inc. and each of the other Reorganized Debtors and applicable laws of the respective Reorganized Debtors’ jurisdiction of formation.

13.            Effectuating Documents; Further Transactions

On, before, or after the Effective Date, the Reorganized Debtors, the Reorganized Debtors’ officers, and the directors or members of the New Boards, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Organizational Documents, the Exit Facility Documents, and the Securities issued pursuant to the Plan, including the Reorganized Enviva Inc. Interests, and any and all other agreements, documents, securities, filings, and instruments relating to the foregoing, in the name of and on behalf of Reorganized Enviva Inc. or the other Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan. The authorizations and approvals contemplated by Article IV of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

14.            Exemption from Certain Taxes and Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, (a) any issuance, transfer, or exchange of a Security (including of the Reorganized Enviva Inc. Interests), (b) any grant of collateral under the Exit Facility, (c) any creation, modification, consolidation or recording of any Lien, mortgage, deed of trust, or other security interest, (d) any transfer (whether from a Debtor to a Reorganized Debtor or to any other Person) of property, (e) the making or assignment of any lease or sublease, (f) any Restructuring authorized by the Plan, or (g) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including (i) any merger agreements; (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (iii) deeds; (iv) bills of sale; (v) assignments executed in connection with any Restructuring occurring under the Plan; or (vi) the other Definitive Documentation, in each case, pursuant to, in contemplation of, or in connection with, the Plan or the Confirmation Order shall not be subject to any document recording tax, personal property tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate federal, state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any instruments of transfer or other relevant documents without the payment of any such tax, recordation fee, or governmental assessment.

15.            Preservation of Causes of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code, but subject in all respects to Article VIII of the Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and such rights to commence, prosecute, or settle such Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Retained Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Retained Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, including pursuant to Article VIII of the Plan, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action, for later adjudication or settlement, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Retained Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. [For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to Article IV.O of the Plan include any claim or Cause of Action released pursuant to Article VIII of the Plan.] 70

[70]	The release provisions set forth in the Plan remain subject to the results and assessment of the investigation being conducted by the Special Committee and evaluation of the Plan Evaluation Committee, and any modifications hereto shall be subject to the consent rights set forth in the Restructuring Support Agreement.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided in the Plan, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

16.            Management Incentive Plan

On the Effective Date, the Reorganized Debtors will implement the Management Incentive Plan. The Reorganized Debtors will reserve a pool of Reorganized Enviva Inc. Interests representing (on a fully diluted basis) up to 10.0% of the Reorganized Enviva Inc. Interests, 3.5% of which shall be allocated to the applicable recipients on the Effective Date in the form of restricted stock units to be granted at emergence, and up to 6.5% of which shall be allocated to the applicable recipients after the Effective Date in the discretion of the New Board (or its designees) in a form of equity-based awards to be determined by the New Board or as set forth in the Plan Supplement, if applicable. Awards under the Management Incentive Plan may be granted to the Reorganized Debtors’ officers, directors, management, employees, and consultants. Subject to the foregoing, the New Board (or its designees) will administer and determine in its discretion the additional terms of the Management Incentive Plan and awards granted thereunder after the Effective Date, including the recipient(s), allocation, structure, granting, and vesting of applicable awards, including determining performance metrics.

The Confirmation Order shall authorize the Reorganized Debtors to adopt and enter into the Management Incentive Plan, on the terms set forth in the Plan. The equity-based awards granted under the Management Incentive Plan shall dilute all of the Reorganized Enviva Inc. Interests.

17.            Employment Agreements

All employment, confidentiality, severance, non-competition agreements, and offer letters with respect to the Debtors’ employees, retirees, consultants, and contractors, in each case, are deemed to be, and shall be treated as, Executory Contracts under the Plan and, on the Effective Date, shall be assumed and, as applicable, assigned to the applicable Reorganized Debtor pursuant to sections 365 and 1123 of the Bankruptcy Code, whether or not specifically included in the Plan Supplement, except to the extent such agreements are included on the Schedule of Rejected Executory Contracts and Unexpired Leases, subject to the consent of the Majority Consenting 2026 Noteholders.

18.            Employee and Retiree Benefits

All compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, consultants, and contractors, including all savings plans, retirement plans, healthcare plans, disability plans, incentive plans, severance agreements and related payments, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, Executory Contracts under the Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code, whether or not specifically included in the Plan Supplement, except to the extent such agreements are included on the Schedule of Rejected Executory Contracts and Unexpired Leases, subject to the consent of the Majority Consenting 2026 Noteholders. To the extent required under section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

19.            Payment of the Restructuring Expenses

The accrued and unpaid Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (whether incurred prepetition or postpetition) shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the DIP Orders, without any requirement to File a fee application with the Court, without the need for time detail, and without any requirement for review or approval by the Court or any other party. All Restructuring Expenses to be paid on the Effective Date shall be estimated in good faith prior to and as of the Effective Date and such estimates shall be delivered to the Debtors no later than 2 Business Days before the anticipated Effective Date; provided that such estimates shall not be considered to be admissions or limitations with respect to such Restructuring Expenses. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre- and post-Effective Date Restructuring Expenses, when due and payable in the ordinary course, whether incurred before, on or after the Effective Date, including for the avoidance of doubt and without limitation, all post-Effective Date Restructuring Expenses incurred by the Ad Hoc Group Advisors for work related to implementation of the Plan. For the avoidance of doubt, any and all DIP Obligations that are also Restructuring Expenses are entitled to all rights and protections of other DIP Obligations. Any Restructuring Expenses invoiced after the Effective Date shall be paid promptly, but no later than 10 Business Days from receiving an invoice.

20.            Closing of Chapter 11 Cases

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all but one of their Chapter 11 Cases. The Reorganized Debtors may designate one Chapter 11 Case to remain open, and all contested matters and adversary proceedings relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case. The Reorganized Debtors may change the name of the remaining Debtor and case caption of the remaining open Chapter 11 Case as desired, in the Reorganized Debtors’ sole discretion.

D.            Treatment Of Executory Contracts And Unexpired Leases

1.            Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, the Plan shall serve as a motion under sections 365 and 1123(b)(2) of the Bankruptcy Code to assume Executory Contracts and Unexpired Leases, and all Executory Contracts or Unexpired Leases shall be assumed by and assigned to the applicable Reorganized Debtor or its designated assignees in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code without the need for any further notice to or action, order, or approval of the Court, regardless of whether such Executory Contract or Unexpired Lease is set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, other than: (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases, subject to the consent of the Majority Consenting 2026 Noteholders; (2) those that have been previously rejected or assumed by a Final Order or otherwise in accordance with the Assumption and Rejection Procedures Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Effective Date; (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; or (5) those that have previously expired or terminated pursuant to their own terms or by agreement of the parties thereto. The assumption or rejection of all Executory Contracts or Unexpired Leases in the Chapter 11 Cases or in the Plan shall be determined by the Debtors, with the consent of the Majority Consenting 2026 Noteholders.

Entry of the Confirmation Order shall constitute the Court’s order approving the assumptions, assumptions and assignments, or rejections, as applicable, of Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Rejected Executory Contracts and Unexpired Leases and the Schedule of Assumed Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Court. Any motions to reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Court on or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Debtors reserve the right to alter, amend, modify, or supplement the Schedule of Assumed Executory Contracts and Unexpired Leases and the Schedule of Rejected Executory Contracts and Unexpired Leases at any time through and including 60 Business Days after the Effective Date.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” (whether direct or indirect) or “anti-assignment” provision, or similar provision implicated by a conversion of the form of entity of the Debtors or their Affiliates) then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease, assess or change any fee, or exercise any default-related rights with respect thereto.

2.            Pass-Through

Except as otherwise provided in the Plan, any rights or arrangements necessary or useful to the operation of the Reorganized Debtors’ business, but not otherwise addressed as a Claim or Interest or assumed under Article V.A of the Plan, including non-exclusive or exclusive patent, trademark, copyright, or other intellectual property licenses, and other contracts not assumable under section 365(c) of the Bankruptcy Code, shall, in the absence of any other treatment under the Plan or Confirmation Order, be passed through the Chapter 11 Cases for the benefit of the Reorganized Debtors, provided that notwithstanding anything to the contrary in the Plan, any Claim thereunder shall be treated in accordance with the distribution provisions of the Plan.

3.            Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be promptly served with a notice of rejection of Executory Contracts and Unexpired Leases substantially in the form approved by the Court pursuant to the Disclosure Statement Order. Unless otherwise provided by a Final Order of the Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Court by the Rejection Damages Bar Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed by the Rejection Damages Bar Date will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or any Proof of Claim to the contrary. Claims arising from the rejection of any Executory Contract or Unexpired Lease shall be considered Non-Bond General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

4.            Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan and the Confirmation Order shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date with such Cure Claim being $0.00 if no amount is listed in the Cure Notice, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree in satisfaction of any Cure Claim (the “Cure Amount”). In the event of a dispute regarding (1) the amount of the Cure Claim, (2) the ability of the Debtors or the Reorganized Debtors, as applicable, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or assumed and assigned, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption or assumption and assignment. Notwithstanding the foregoing, to the extent the dispute relates solely to any Cure Claims, the applicable Debtor (or Reorganized Debtor) may (x) resolve any such dispute following the Effective Date without any further order or approval of the Court or (y) assume the Executory Contract or Unexpired Lease prior to the resolution of any such dispute; provided, however, that, in the case of (y) the Debtor reserves Cash on the Effective Date in an amount sufficient to pay the full amount reasonably asserted as the required Cure Claim by the contract counterparty; provided, further, however, that following resolution of any such dispute, the Debtor shall have the right to reject any Executory Contract or Unexpired Lease within 30 days of such resolution.

At least fourteen (14) days prior to the Confirmation Hearing, Debtors shall provide for notices of proposed assumption or assumption and assignment and proposed Cure Amounts to be sent to applicable counterparties and for procedures for objecting thereto and resolution of disputes by the Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or assumption and assignment or related Cure Amount must be Filed, served, and actually received by the Debtors by the deadline to object to confirmation of the Plan. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, or proposed assumption and assignment, or Cure Amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to such proposed assumption, proposed assumption and assignment, and Cure Amount. To the extent an Executory Contract or Unexpired Lease is deemed assumed pursuant to Article V.A of the Plan, but the subject counterparty did not receive notice of such assumption by the Reorganized Debtors, such counterparty shall be afforded the ability to dispute whether such assumption satisfies the requirements of section 365(b) of the Bankruptcy Code; provided, that to the extent the Reorganized Debtors and the subject counterparty are unable to consensually resolve any such dispute or the Court determines a Cure Amount in an adverse manner to the Reorganized Debtors, the Reorganized Debtors may deem such Executory Contract or Unexpired Lease to be rejected as of the Effective Date.

Assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed or assumed and assigned Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, as applicable. Any counterparty to an Executory Contract or Unexpired Lease that does not timely object to the notice of the proposed assumption or assumption and assignment of such Executory Contract or Unexpired Lease shall be deemed to have consented to the assumption or assumption and assignment, as applicable, of the applicable Executory Contract or Unexpired Lease notwithstanding any provision thereof that purports to: (1) prohibit, restrict, or condition the transfer or assignment of such contract or lease; (2) terminate or modify, or permit the termination or modification of, a contract or lease as a result of any direct or indirect transfer or assignment of the rights of any Debtor under such contract or lease or a change, if any, in the ownership or control of any Debtor under such contract or lease to the extent contemplated by the Plan; (3) increase, accelerate, or otherwise alter any obligations or liabilities of any Debtor or Reorganized Debtor under such Executory Contract or Unexpired Lease; or (4) create or impose a Lien upon any property or asset of any Debtor or Reorganized Debtor, as applicable. Each such provision shall be deemed to not apply to the assumption or assumption and assignment of such Executory Contract or Unexpired Lease pursuant to the Plan and counterparties to assumed Executory Contracts or Unexpired Leases that fail to object to the proposed assumption or assumption and assignment in accordance with the terms set forth in Article V.D of the Plan, shall forever be barred and enjoined from objecting to the proposed assumption or assumption and assignment or to the validity of such assumption or assumption and assignment (including with respect to any Cure Amounts or the provision of adequate assurance of future performance), or taking actions prohibited by the foregoing or the Bankruptcy Code on account of transactions contemplated by the Plan.

5.       Indemnification Obligations

Except (i) as expressly provided by the Confirmation Order or the Plan, (ii) to the extent an applicable agreement is included on the Schedule of Rejected Executory Contracts and Unexpired Leases, or (iii) as otherwise determined by the Debtors, consistent with applicable law, all indemnification provisions in place as of the Effective Date, including any tail policies (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise), for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, in each case solely in their capacity as such, as applicable, shall be (1) be deemed Executory Contracts, (2) be Reinstated or otherwise assumed (or assumed and assigned) by the Reorganized Debtors, (3) remain intact and irrevocable, and (4) survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date; provided that the immediately preceding subclauses (1)–(4) shall not apply to any obligation of any Debtor to indemnify, hold harmless, or any obligation of similar import that(x) may be assertable by any Entity that is not a Released Party, or (y) is on account of conduct determined in a Final Order as constituting fraud, willful misconduct, gross negligence, self-dealing, or breach of the duty of loyalty. For the avoidance of doubt, subject to the occurrence of the Effective Date, the indemnification obligations in the proviso of the immediately preceding sentence shall be deemed rejected by the Debtors or the Reorganized Debtors pursuant to section 365 of the Bankruptcy Code.

6.       Insurance Policies

Unless listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, all of the Debtors’ insurance policies, including D&O Liability Insurance Policies, and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims, and such insurance policies and any agreements, documents, and instruments related thereto shall revest in the Reorganized Debtors.

Notwithstanding anything to the contrary contained in the Plan or Confirmation Order, nothing shall alter, modify, amend, affect, or impair the terms and conditions of (or the coverage provided by) any of the D&O Liability Insurance Policies, including the coverage for defense and indemnity under any of the D&O Liability Insurance Policies which shall remain available to all individuals insured thereunder regardless of whether such officers, directors, trustees, managers,or members remain in such position after the Effective Date; provided that, for the avoidance of doubt, nothing in the preceding clause shall create any new or additional obligation of any Debtor to indemnify, hold harmless, or create any other obligation of similar import, with respect to any Entity.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies in effect on or after the Petition Date, with respect to conduct or events occurring prior to the Effective Date, and all members, directors, managers, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such members, directors, managers, and officers remain in such positions after the Effective Date.

7.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan or by separate order of the Court, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned shall include all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan or other order of the Court.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases and actions taken in accordance therewith (1) shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims against any Debtor that may arise in connection therewith, (2) are not and do not create postpetition contracts or leases, (3) do not elevate to administrative expense priority any Claims of the counterparties to such Executory Contracts and Unexpired Leases against any of the Debtors, and (4) do not entitle any Entity to a Claim against any of the Debtors under any section of the Bankruptcy Code on account of the difference between the terms of any prepetition Executory Contracts or Unexpired Leases and subsequent modifications, amendments, supplements, or restatements.

8.       Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases, Schedule of Rejected Executory Contracts and Unexpired Leases or any Cure Notice, nor anything contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

Except as explicitly provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such Executory Contract or Unexpired Lease nunc pro tunc to the Confirmation Date.

9.       Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

10.       Contracts and Leases Entered into After the Petition Date

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, any contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that have not expired or otherwise been terminated, canceled, or rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

E.       Provisions Governing Distributions

1.       Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim, including any portion of a Claim that is an Allowed Claim notwithstanding that other portions of such Claim are a Disputed Claim, shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims against any Debtor or privately held Interests occurring on or after the Distribution Record Date. Distributions to Holders of Claims or Interests related to public securities shall be made to such Holders in exchange for such securities, which shall be deemed canceled as of the Effective Date.

2.       Plan Administrator

Distributions under the Plan shall be made by the Plan Administrator. The Debtors, Reorganized Debtors, and the Plan Administrator, as applicable, shall not be required to give any bond or surety or other Security for the performance of their duties unless otherwise ordered by the Court. However, in the event that the Plan Administrator is so ordered after the Effective Date, all costs and expenses of procuring any such bond or surety shall be paid for with Cash by the Debtors. To the extent the Plan Administrator is any party other than the Reorganized Debtors, the appointment and removal of the Plan Administrator shall be in the discretion of the Reorganized Debtors.

3.       Rights and Powers of the Plan Administrator

The Plan Administrator shall be empowered to: (1) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (2) make all distributions contemplated hereby; (3) oversee and make distributions from the Disputed Claims Reserve; (4) employ professionals to represent it with respect to its responsibilities; and (5) exercise such other powers as may be vested in the Plan Administrator by order of the Court, pursuant to the Plan, or as deemed by the Plan Administrator to be necessary and proper to implement the provisions of the Plan.

Except as otherwise ordered by the Court, the amount of any reasonable fees and expenses (including in respect of tax obligations paid or payable by the Plan Administrator) incurred by the Plan Administrator on or after the Effective Date, and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Plan Administrator, in each case directly related to distributions under the Plan and its responsibilities hereunder, shall be subject to agreement between the Plan Administrator and the Reorganized Debtors (in their discretion), and the Reorganized Debtors are authorized to pay such fees and expenses in Cash in the ordinary course of business. In the event that the Reorganized Debtors and a Plan Administrator are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Court.

4.       Delivery of Distributions and Undeliverable or Unclaimed Property

(a)       Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims and Interests maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims and Interests after the Distribution Record Date. The Debtors, the Reorganized Debtors, and the Plan Administrator, as applicable, shall have no obligation to recognize any transfer of any Claims or Interests occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Plan Administrator shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim or a Cure Claim.

Notwithstanding anything in the Plan to the contrary, in connection with any distribution to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, shall be entitled to recognize and deal for all purposes under the Plan with Holders of Reorganized Enviva Inc. Interests and the New Warrants to the extent consistent with the customary practices of DTC used in connection with such distributions. All Reorganized Enviva Inc. Interests and the New Warrants to be distributed under the Plan shall be issued in the names of such Holders or their nominees in accordance with DTC’s book-entry exchange procedures to the extent that the holders of the New Warrants or Reorganized Enviva Inc. Interests held their Enviva Inc. Interests through the facilities of DTC; provided that such Reorganized Enviva Inc. Interests and the New Warrants are eligible to be held and cleared through DTC’s book-entry system; provided, further, however, to the extent the Reorganized Enviva Inc. Interests or the New Warrants or a portion thereof are not eligible for distribution through the facilities of DTC in accordance with DTC’s customary practices or because of applicable securities laws, Reorganized Enviva Inc. shall take all such reasonable actions as may be required to cause the distributions of the Reorganized Enviva Inc. Interests or the New Warrants, as applicable, under the Plan.

(b)       Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims or Interests shall be made to the Holders of record as of the Distribution Record Date by the Debtors or the Reorganized Debtors, as applicable, as follows: (1) to the signatory set forth on the last Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (2) at the address set forth in any written notice of address changes delivered to the Reorganized Debtors after the Effective Date; (3) at the address reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (4) to any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to Article VI of the Plan, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Plan Administrator shall not incur any liability whatsoever on account of any distributions under the Plan.

At the option of the Plan Administrator, any Cash payment to be made hereunder may be made by check, wire transfer, automated clearing house, or credit card, or as otherwise required or provided in applicable agreements.

(c)       Minimum Distributions

No fractional shares of Reorganized Enviva Inc. Interests shall be distributed, and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim or Interest, as applicable, would otherwise result in the issuance of a number of shares of Reorganized Enviva Inc. Interests that is not a whole number, the actual distribution of shares of Reorganized Enviva Inc. Interests shall be rounded as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number, and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of Reorganized Enviva Inc. Interests to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

Holders of Allowed Claims entitled to distributions of $ 50.00 or less or one share of Reorganized Enviva Inc. Interests shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of the Plan and its Holder shall be forever barred pursuant to Article VIII of the Plan from asserting that Claim against the Reorganized Debtors or their property. Fractional amounts of Reorganized Enviva Inc. Interests or New Warrants that are not distributed in accordance herewith shall be returned to, and ownership thereof shall vest in, the Reorganized Debtors.

(d)       Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Plan Administrator, the Debtors or the Reorganized Debtors, as applicable, shall have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to and vest in the applicable Reorganized Debtor automatically and without need for a further order by the Court (notwithstanding any applicable federal, provincial, state, or other jurisdiction escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred. The Reorganized Debtors and the Plan Administrator shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Court’s filings.

5.       Registration or Private Placement Exemption

Except as otherwise set forth immediately below, the New Securities issued under Article III of the Plan (other than any Unsubscribed Shares, the Reorganized Enviva Inc. Interests issued on account of the Rights Offering Backstop Commitment Premium, and the MIP Equity) will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code (or pursuant to another available exemption from registration under the Securities Act). Such Reorganized Enviva Inc. Interests and the New Warrants issued under the Plan in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. Pursuant to section 1145 of the Bankruptcy Code, such Reorganized Enviva Inc. Interests and the New Warrants issued under the Plan in reliance upon section 1145 of the Bankruptcy Code may be sold without registration under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such securities or instruments, including, any restrictions on the transferability under the terms of the New Organizational Documents and the Stockholders Agreement (if any); and (3) any other applicable regulatory approvals and requirements.

Under Rule 144(a)(1), an “affiliate” of Reorganized Enviva Inc. is a person that directly, or indirectly controls, or is controlled by, or is under common control with Reorganized Enviva Inc. Affiliates (under Rule 144(a)(1)) of Reorganized Enviva Inc. that receive Reorganized Enviva Inc. Interests that will be subject to the requirements of Rule 144 with respect to control securities, including volume limitations, current public information requirements, manner of sale requirements, and filing requirements. The Reorganized Enviva Inc. Interests and the New Warrants (and the New Warrants Equity issuable upon exercise thereof) issued to Holders of Claims or Interests in exchange for such Claims or Interests, shall be issued in reliance on section 1145 of the Bankruptcy Code. The MIP Equity will be issued pursuant to a registration statement or an available exemption from registration under the Securities Act and other applicable law.

The Unsubscribed Shares and the Reorganized Enviva Inc. Interests issued on account of the Rights Offering Backstop Commitment Premium will be treated as issued pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D thereunder, will be “restricted securities” subject to restrictions on resale, and may be resold, exchanged, assigned, or otherwise transferred only pursuant to an effective registration statement under Rule 144 or another available exemption from registration under the federal and state securities laws.

The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

On the Effective Date, the ownership of the Reorganized Enviva Inc. Interests and the New Warrants shall be reflected through the facilities of DTC (subject to Article VI.D.1 of the Plan and the last sentence of this paragraph). None of the Debtors, the Reorganized Debtors, or any other Person shall be required to provide any further evidence other than the Plan or the Confirmation Order to any Entity (including, for the avoidance of doubt, any transfer agent for the Reorganized Enviva Inc. Interests and the New Warrants, or DTC) with respect to the treatment of the Reorganized Enviva Inc. Interests or the New Warrants under applicable securities laws. DTC and any transfer agent shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the Reorganized Enviva Inc. Interests or the New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. If and to the extent that the New Warrants (and the New Warrants Equity issuable upon exercise thereof) and the Reorganized Enviva Inc. Interests are eligible to be held through DTC’s book-entry system, the Debtors may elect to distribute all Reorganized Enviva Inc. Interests and the New Warrants (and the New Warrants Equity issuable upon exercise thereof) through the facilities of DTC, whether or not the applicable Holders held their Claims against or Interests in the Debtors through the facilities of DTC prior to the Effective Date.

Notwithstanding anything to the contrary in the Plan, no Person (including DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including whether the Reorganized Enviva Inc. Interests, the New Warrants, and the New Warrants Equity are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services or validly issued, fully paid, and nonassessable.

6.       Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, or the Plan Administrator as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. Any amounts withheld pursuant to the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. The distributing party may require a Holder of an Allowed Claim or Interest to complete and return an IRS Form W-8 or W-9, as applicable to each such Holder, and any other applicable tax forms or other information, documentation or certifications reasonably necessary for the distributing party to comply with all applicable withholding and information reporting requirements imposed on the disbursing party by any Governmental Unit. Notwithstanding any other provisions of the Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution.

7.       Allocations

The aggregate consideration to be distributed to each Holder of an Allowed Claim will be allocated first to the principal amount of such Allowed Claim, with any excess allocated to unpaid interest that accrued on such Allowed Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes.

8.       No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if any, if and when such Disputed Claim becomes an Allowed Claim.

9.       Setoffs and Recoupment

The Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, set off against, or recoup from, any Allowed Claim against a Debtor or any claim, right, or Cause of Action of any nature whatsoever that the applicable Debtor or Reorganized Debtor may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim against a Debtor hereunder shall constitute a waiver, abandonment, or release by the applicable Debtor or Reorganized Debtor of any such claim, right or Cause of Action it may have against the Holder of such Allowed Claim.

10.       Claims Paid or Payable by Third Parties

(a)       Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce an Allowed Claim, and such Claim shall be Disallowed (in whole or in part, as applicable) without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor; provided that the Debtors or the Reorganized Debtors, as applicable, shall provide 21 days’ notice to the Holder prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and thereafter receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to Debtors or the Reorganized Debtors, as applicable, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the Petition Date. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

(b)       Claims Payable by Insurers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim, then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without an objection having to be Filed and without any further notice to or action, order, or approval of the Court; provided that the Debtors or the Reorganized Debtors, as applicable, shall provide 21 days’ notice to the Holder of such Claim prior to any disallowance of such Claim during which period the Holder may object to such expungement, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court.

(c)       Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

F.	Procedures For Resolving Contingent, Unliquidated, And Disputed Claims 1. Allowance of Claims

1.       Allowance of Claims

On or after the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses its predecessor Debtor had with respect to any Claim immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be Allowed under applicable non -bankruptcy law. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan, the Final DIP Order or the Bankruptcy Code, or the Court has entered any other Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim; provided that, notwithstanding anything to the contrary in the Plan or in the Confirmation Order, the rights of the Debtors under paragraph 12 of the Bar Date Order shall be fully preserved and the allowance of all Claims (other than the Senior Secured Credit Facility Claims, the 2026 Notes Claims, the Bond Green Bonds Claims and the Epes Green Bonds Claims) may be modified, rescinded, or otherwise disputed, except to the extent such Claims are allowed by the Final DIP Order or any other Final Order. All settlements of Claims approved prior to the Effective Date pursuant to a Final Order of the Court, pursuant to Bankruptcy Rule 9019, or otherwise shall be binding on all parties.

2.       Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors and the Plan Administrator, by order of the Court, shall together have the sole authority to: (1) File, withdraw, or litigate to judgment objections to Claims or Interests; (2) object to, compromise, and settle any Disputed Claims (including Allowing any such settled amounts) without supervision or approval of the Court, free of any restriction of the Bankruptcy Code, the Bankruptcy Rules, and the guidelines and requirements of the U.S. Trustee, other than those restrictions expressly imposed by the Plan or the Confirmation Order; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court. In any action or proceeding to determine the existence, validity, or amount of any Disputed Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) are preserved as if the Chapter 11 Cases had not been commenced.

3.       Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party previously has objected to such Claim or whether the Court has ruled on any such objection, and the Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of the Final DIP Order or any other Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Court. In the event that the Court estimates any Disputed Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has filed a motion requesting the right to seek such reconsideration on or before 14 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

4.       Adjustment to Claims or Interests Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court. Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court.

5.       Reservation of Rights with Respect to Claims

The failure of the Debtors, the Reorganized Debtors, or the Plan Administrator to object to any Claim shall not be construed as an admission to the amount, priority, character, or validity of any such Claim, any portion thereof, or any other claim related thereto, whether or not such claim is asserted in any currently pending or subsequently initiated proceeding, and shall be without prejudice to the right of the Debtors, the Reorganized Debtors, the Plan Administrator, or any other party in interest to contest, challenge the validity of, or otherwise defend against, any such Claim in the Court or non-bankruptcy forum at any time prior to or after the Effective Date. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, the Reorganized Debtors and the Plan Administrator, on behalf of the Reorganized Debtors, shall have and retain any and all rights and defenses the Debtors had immediately prior to the Effective Date with respect to any Disputed Claim, including the Retained Causes of Action.

6.       Disputed Claims Reserve

On or before the Effective Date, the Reorganized Debtors, with the consent of the Majority Consenting 2026 Noteholders, and, as applicable, the Plan Administrator, shall establish the Disputed Claims Reserve, which shall be administered by the Reorganized Debtors or the Plan Administrator, as applicable. In establishing the Disputed Claims Reserve, the Reorganized Debtors and, as applicable, the Plan Administrator, shall use the Face Amount of Disputed Claims as set forth in the Plan, the Debtors’ good faith estimates of such Disputed Claims, or an order of the Court estimating such Disputed Claims, as applicable.

On or prior to the Effective Date, the Disputed Claims Reserve shall be funded with the Disputed Claims Reserve Amount to be held in trust for the benefit of the Holders of Disputed Claims, as applicable, which are ultimately determined to be Allowed after the Effective Date.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim from the Disputed Claims Reserve Amount. The Reorganized Debtors and the Plan Administrator shall have the authority to make distributions to Holders whose Disputed Claims ultimately become Allowed Claims on such dates that, in the judgment of the Plan Administrator or the Reorganized Debtors, as applicable, provide Holders of such Claims with payments as quickly as reasonably practicable while limiting the costs incurred in the distribution process, and with respect to any Disputed Claim, only after the date that an order or judgment of a court of competent jurisdiction allowing any Disputed Claim becomes a Final Order. At such time, the Reorganized Debtors or the Plan Administrator, as applicable, shall provide to the Holder of such Claim Cash in an amount equal to the distribution to which such Holder is entitled to receive under the Plan as of the Effective Date, less any previous distribution, if any, that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable nonbankruptcy law; provided, that such distribution shall not exceed the amount retained with respect to such Claim in connection with the Disputed Claims Reserve. As Disputed Claims are Allowed, Disallowed, or otherwise resolved, the Reorganized Debtors or the Plan Administrator, as applicable, shall make adjustments to the Disputed Claims Reserve (but the Reorganized Debtors or the Plan Administrator shall not be required to increase the Disputed Claims Reserve Amount at any time from and after the Effective Date). Any Cash to account for Disputed Claims that remains after all Disputed Claims are adjudicated in accordance with Article VII of the Plan shall be promptly distributed Pro Rata to Holders of Allowed Non-Bond General Unsecured Claims asserted against such Debtor Pro Rata, or on such earlier date(s) as may be determined by the Reorganized Debtors or the Plan Administrator, as applicable.

Each Holder of a Disputed Claim, as applicable, that ultimately becomes an Allowed Claim will have recourse only to the assets attributable to the Disputed Claims Reserve and not to any other property of the Reorganized Debtors or any property previously distributed on account of any Allowed Claim or Allowed Interest. The rights of Holders of Allowed Claims to receive distributions from the Disputed Claims Reserve in accordance with the Plan will be non-transferable, except with respect to a transfer by will, the laws of descent, and distribution or operations of law.

Subject to definitive guidance from the IRS or a court of competent jurisdiction in the United States to the contrary, or the receipt of a determination by the IRS, the Plan Administrator shall treat any Cash and other property held in the Disputed Claims Reserve as held by a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (which will be taxable as a “qualified settlement fund” if all assets of such Disputed Claims Reserve are passive assets for U.S. federal income tax purposes) and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, without limitation, the Debtors, the Reorganized Debtors, the Plan Administrator, and the Holders of Disputed Claims) will be required to report for tax purposes consistently with the foregoing (whether in audits, tax returns or otherwise) unless required to take a different position pursuant to a “determination” within the meaning of Section 1313 of the Internal Revenue Code. The Plan Administrator shall be responsible for payment, out of the assets of the Disputed Claims Reserve, of any taxes imposed on the Disputed Claims Reserve or its assets. In the event, and to the extent any Cash in the Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets in the Disputed Claims Reserve, assets of the Disputed Claims Reserve may be sold to pay such taxes.

7.       Time to File Objections to Claims

Any objections to Claims, which, prior to the Effective Date, may be Filed by any party, shall be Filed on or before the Claims Objection Deadline.

8.       Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

EXCEPT AS PROVIDED IN THE PLAN, IN AN ORDER OF THE COURT, OR OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS AT OR PRIOR TO THE CONFIRMATION HEARING SUCH LATE CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

9.       Amendments to Claims

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Proof of Claim or Interest may not be Filed or amended without the prior authorization of the Court or the Plan Administrator, and any such new or amended Proof of Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Court.

10.       No Distributions Pending Allowance

No payment or distribution provided under the Plan shall be made to the extent that any Claim is a Disputed Claim, including if an objection to a Claim or portion thereof is Filed as set forth in Article VII of the Plan, unless and until such Disputed Claim becomes an Allowed Claim; provided that any portion of a Claim that is an Allowed Claim shall receive the payment or distribution provided under the Plan thereon notwithstanding that any other portion of such Claim is a Disputed Claim.

11.       Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100% of such Allowed Claim plus interest, if applicable.

G.       Settlement, Release, Injunction, and Related Provisions

1.       Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions, releases, and other benefits provided pursuant to the Plan, which distributions, releases, and other benefits shall be irrevocable and not subject to challenge upon the Effective Date, the provisions of the Plan, and the distributions, releases, and other benefits provided hereunder, shall constitute a good-faith global and integrated compromise and settlement of all Claims and Interests and controversies relating to the contractual, legal, and subordination rights that any Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest, as well as any and all actual and potential disputes resolved pursuant to the Plan.

The entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that all such compromises and settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable and is binding upon all creditors and all other parties in interest pursuant to section 1141(a) of the Bankruptcy Code. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

2.       Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, or the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors) and Causes of Action against and Interests in any Debtors of any nature whatsoever (including any interest accrued on such Claims or Interests from and after the Petition Date), whether known or unknown, and any liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, Causes of Action, and liabilities that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim against or Interest in any Debtor that existed immediately before or on account of the Filing of the Chapter 11 Cases on the Effective Date shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in any Debtor subject to the Effective Date occurring.

3.       Release of Liens

Except as otherwise specifically provided in the Plan, the Plan Supplement, the Confirmation Order, the Exit Facility Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facility Documents), or in any other Definitive Documentation, on the Effective Date and concurrently with the applicable distributions or other treatment made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors.

4.       Releases by the Debtors and Estates

[Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, each Released Party is unconditionally, irrevocably, generally, individually, and collectively released, acquitted, and discharged by the Debtors, their Estates, and the Reorganized Debtors from any and all claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, liabilities, and remedies whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, accrued or unaccrued, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims, asserted or assertable by or on behalf of the Debtors, their Estates, or the Reorganized Debtors, that the Debtors, their Estates, or the Reorganized Debtors would have been legally entitled to assert (whether individually or collectively), or on behalf of the Holder of any Claim or Interest or other Person or Entity, that the Debtors, their Estates, and the Reorganized Debtors (whether individually or collectively) ever had, now have, or thereafter can, shall or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, operation, or ownership of any Debtor), their Estates, the Debtors’ in- or out-of-court restructuring efforts, the Restructuring, the Debtors’ intercompany transactions, the Senior Secured Credit Facility Documents, the DIP Orders (and any payments or transfers in connection therewith), Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party whether before or during the Debtors’ restructuring, or the restructuring of Claims and Interests before or during the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Definitive Documentation, the DIP Facility, the DIP Facility Documents, the Exit Facility, the Exit Facility Commitment Letter, the Exit Facility Documents, the Management Incentive Plan, the New Organizational Documents, the New Warrants Agreement, the New Warrants, the Reorganized Enviva Inc. Interests, the Rights Offering, the Rights Offering Backstop Agreement, the DIP Tranche A Equity Participation, the 2026 Notes Indenture, the Bond Green Bonds Indenture, the Epes Green Bonds Indenture, the Senior Secured Credit Agreement, the Prepetition Senior Secured NMTC Source Loan Agreement, the Prepetition Senior Secured NMTC QLICI Loan Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the DIP Facility Documents, the Exit Facility, the Exit Facility Commitment Letter, the Exit Facility Documents, the Management Incentive Plan, the New Organizational Documents, the New Warrants Agreement, the New Warrants, the Reorganized Enviva Inc. Interests, the DIP Tranche A Equity Participation, the Rights Offering, the Rights Offering Backstop Agreement, the 2026 Notes Indenture, the Bond Green Bonds Indenture, the Epes Green Bonds Indenture, the Senior Secured Credit Agreement, the Prepetition Senior Secured NMTC Source Loan Agreement, the Prepetition Senior Secured NMTC QLICI Loan Agreement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Overbid Process, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to the Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date arising from, or related or relating to any of the foregoing.

Notwithstanding anything to the contrary in the foregoing, (1) the releases set forth in Article VIII.D of the Plan do not waive, release, modify, discharge, limit, or impair (1) any post-Effective Date obligations of any Person or Entity related to the Restructuring, including those obligations and commitments set forth in the Plan, the Restructuring Support Agreement, the Exit Facility Commitment Letter, the Rights Offering Backstop Agreement, or other document, instruments, or agreement executed to implement the Plan or as may be Reinstated in connection therewith, as applicable; (2) the rights of any Person to enforce the contracts, instruments, and other agreements or documents delivered under or in connection with the Restructuring, including the Plan, the Restructuring Support Agreement, the Exit Facility Commitment Letter, and the Rights Offering Backstop Agreement (including, in each case, if any obligation is breached, the underlying cause or scope of damages arising from, in connection with, or as a result of such breach); (3) any Causes of Action specifically identified on the exhibits to the Schedule of Retained Causes of Action; (4) any commercial Cause of Action arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed; and (5) any Cause of Action against a Holder of a Disputed Claim, to the extent such Cause of Action is necessary for the administration and resolution of such Claim solely in accordance with the Plan; and (ii) nothing in Article VIII.D of the Plan shall, nor shall it be deemed to, release any Released Party from any claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s knowing and intentional fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article VIII.D of the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Court’s finding that such releases are: (1) essential to the Confirmation of the Plan; (2) an exercise of the Debtors’ business judgment; (3) in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of the claims and Causes of Action released by such releases; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Debtors or their Estates asserting any claim or Cause of Action released pursuant to such releases.] 71

5.       Releases by Holders of Claims and Interests

[As of the Effective Date, each Releasing Party hereby releases and discharges each Debtor, Estate, Reorganized Debtor, and Released Party from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, liabilities, and remedies whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors, their Estates, or the Reorganized Debtors, whether individually or collectively), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, accrued or unaccrued, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, that such Releasing Party or its estate, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other persons claiming under or through them would have been legally entitled to assert (whether individually or collectively or on behalf of the Holder of any Claim or Interest or other person), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, operation, or ownership of any Debtor), their Estates, the Debtors’ in- or out-of-court restructuring efforts, the Restructuring, the Debtors’ intercompany transactions, the Senior Secured Credit Facility Documents, the DIP Orders (and any payments or transfers in connection therewith), any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party whether before or during the Debtors’ restructuring, or the restructuring of Claims and Interests before or during the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Definitive Documentation, the DIP Facility, the DIP Facility Documents, the Exit Facility, the Exit Facility Commitment Letter, the Exit Facility Documents, the Management Incentive Plan, the New Organizational Documents, the New Warrants Agreement, the New Warrants, the Reorganized Enviva Inc. Interests, the DIP Tranche A Equity Participation, the Rights Offering, the Rights Offering Backstop Agreement, the 2026 Notes Indenture, the Bond Green Bonds Indenture, the Epes Green Bonds Indenture, the Senior Secured Credit Agreement, the Prepetition Senior Secured NMTC Source Loan Agreement, the Prepetition Senior Secured NMTC QLICI Loan Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the DIP Facility Documents, the Exit Facility, the Exit Facility Commitment Letter, the Exit Facility Documents, the New Organizational Documents, the New Warrants Agreement, the New Warrants, the Reorganized Enviva Inc. Interests, the DIP Tranche A Equity Participation, the Rights Offering, the Rights Offering Backstop Agreement, the 2026 Notes Indenture, the Bond Green Bonds Indenture, the Epes Green Bonds Indenture, the Senior Secured Credit Agreement, the Prepetition Senior Secured NMTC Source Loan Agreement, the Prepetition Senior Secured NMTC QLICI Loan Agreement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Overbid Process, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to the Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date arising from, or related or relating to any of the foregoing.

[71]	The releases set forth in Article VIII.D of the Plan remain subject to the results and assessment of the investigation being conducted by the Special Committee and evaluation of the Plan Evaluation Committee, and any modifications hereto shall be subject to the consent rights set forth in the Restructuring Support Agreement.

Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth in Article VIII.E of the Plan do not release (1) any post-Effective Date obligations of any Person or Entity under the Plan, including those obligations and commitments set forth in the Plan, the Restructuring Support Agreement, the Exit Facility Commitment Letter, and the Rights Offering Backstop Agreement, or other document, instrument, or agreement executed to implement the Plan or as may be Reinstated in connection therewith, as applicable; (2) any Cause of Action specifically identified on the exhibits to the Schedule of Retained Causes of Action; and (3) any of the Debtors’ or Reorganized Debtors’, as applicable, claims; and (ii) nothing in Article VIII.E of the Plan shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s knowing and intentional fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Interests set forth in Article VIII.E of the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Court’s finding that such releases are: (1) essential to the Confirmation of the Plan; (2) an exercise of the Debtors’ business judgment; (3) in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of the claims and Causes of Action released by such releases; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to such releases.]72

6.          Exculpation

From and after the Petition Date through the Effective Date, except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby exculpated from, any claim, Cause of Action, obligation, suit, judgment, damage, demand, loss, or liability for any claim related to any act or omission in connection with, relating to, or arising out of, the Debtors (including the management, operation, or ownership of any Debtor), their Estates, the Chapter 11 Cases (including the administration thereof), the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Rights Offering Backstop Agreement, the DIP Tranche A Equity Participation, the Rights Offering, the Exit Facility, the Exit Facility Documents, the Exit Facility Commitment Letter, the New Warrants, the New Warrants Agreement, the New Organizational Documents, the DIP Facility, the DIP Facility Documents, the issuance of the Reorganized Enviva Inc. Interests, the Management Incentive Plan, the Disclosure Statement, the Plan, the Plan Supplement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Overbid Process, the solicitation of votes with respect to the Plan, or the Restructuring, or any related contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Debtors’ in or out-of-court restructuring efforts, the Disclosure Statement, the Plan, the Restructuring Support Agreement, the DIP Tranche A Equity Participation, the Rights Offering, the Rights Offering Backstop Agreement, the Exit Facility, the Exit Facility Documents, the Exit Facility Commitment Letter, the New Warrants, the New Warrants Agreement, the New Organizational Documents, the DIP Facility, the DIP Facility Documents, the issuance of the Reorganized Enviva Inc. Interests, the Management Incentive Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan or the Confirmation Order, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), or any other related agreement, act or omission, transaction, event or other occurrence related to the foregoing and taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order to have constituted gross negligence, knowing and intentional fraud, or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Confirmation Order shall provide that the Exculpated Parties (to the extent applicable) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. This exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting the Exculpated Parties from liability.

[72]	The releases set forth in Article VIII.E of the Plan remain subject to the results and assessment of the investigation being conducted by the Special Committee and evaluation of the Plan Evaluation Committee, and any modifications hereto shall be subject to the consent rights set forth in the Restructuring Support Agreement.

7.       Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in the Plan.

8.       Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom or which the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

9.       Recoupment

In no event shall any Holder of a Claim be entitled to recoup against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

10.       Setoff

In no event shall any Holder of an Allowed Claim be entitled to setoff any Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder has Filed a motion with the Court requesting the authority to perform such setoff on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff.

11.       Subordination Rights

Any distributions under the Plan shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

12.       Reimbursement or Contribution

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

H.	Conditions Precedent to Confirmation and Consummation of the Plan

1. Conditions Precedent to the Effective Date

It shall be a condition to the occurrence of the Effective Date that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.B of the Plan):

i.     the Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect and no default shall exist thereunder that has not been otherwise cured or waived;

ii.     the Rights Offering Backstop Agreement shall not have been terminated and shall remain in full force and effect and no default shall exist thereunder that has not been otherwise cured or waived;

iii.    the Confirmation Order, in form and substance consistent with the terms and conditions of the Restructuring Support Agreement and DIP Facility Agreement, including the consent rights contained therein, shall have been entered and shall be a Final Order that has not been stayed, modified, or vacated on appeal;

iv.   the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance consistent with the terms and conditions of the Restructuring Support Agreement and DIP Facility Agreement, including the consent rights contained therein;

v.    the Exit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Facility shall be deemed to occur concurrently with the occurrence of the Effective Date;

vi.   no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a Final Order making it illegal or otherwise restricting, preventing, or prohibiting the consummation of the Restructuring, the Restructuring Support Agreement, or any of the Definitive Documentation contemplated thereby;

vii.  all other Definitive Documentation shall have been (or shall, contemporaneously with the occurrence of the Effective Date, be) effected or be executed and in full force and effect, and shall be in form and substance consistent with the terms and conditions of the Restructuring Support Agreement, including the consent rights contained therein, and all conditions precedent contained in the Definitive Documentation shall have been satisfied or waived in accordance with the terms thereof, except with respect to such conditions that by their terms shall be satisfied substantially contemporaneously with or after Consummation of the Plan;

viii. all conditions precedent to the issuance of the Reorganized Enviva Inc. Interests, other than any conditions related to the occurrence of the Effective Date, shall have occurred;

ix.    all required governmental and third-party approvals, authorizations and consents, including Court approval, necessary in connection with the transactions provided for in the Plan shall have been obtained, shall not be subject to unfulfilled conditions, and shall be in full force and effect, and all applicable waiting periods shall have expired without any action having been taken by any competent authority that would restrain or prevent such transactions;

x.     all documents and agreements necessary to implement the Plan and the Restructuring shall have been (a) tendered for delivery and (b) effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements (other than any conditions related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements (including the Exit Facility Documents);

xi.   The Debtors or the Reorganized Debtors, as applicable, shall have obtained directors’ and officers’ insurance policies and entered into indemnification agreements or similar arrangements for the New Board, which shall be, in each case, effective on or by the Effective Date;

xii.   all Restructuring Expenses shall have been paid in full; and

xiii. the Professional Fee Escrow Account shall have been funded in the Professional Fee Reserve Amount and all Allowed Professional Fee Claims approved by the Court shall have been paid in full.

2.       Waiver of Conditions

The conditions precedent to Confirmation of the Plan and to the Effective Date of the Plan set forth in Article IX of the Plan may be waived by mutual agreement of the Debtors and the Majority Consenting 2026 Noteholders in writing (email being sufficient) without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

3.       Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

4.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date

If the Confirmation Date and/or the Effective Date do(es) not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, the Exit Facility Commitment Letter, the Rights Offering Backstop Agreement, or the Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors or any other Entity; (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect; or (4) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

I.	Modification, Revocation, or Withdrawal of the Plan 1. Modification and Amendments

1.        Modification and Amendments

Subject to the limitations contained in the Plan, the Debtors reserve the right, with the consent of the Majority Consenting 2026 Noteholders, to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the restrictions on modifications set forth in the Plan, and the terms of the Restructuring Support Agreement, the Debtors expressly reserve their rights, subject to and in accordance with the terms of the Restructuring Support Agreement, to alter, amend, or modify the Plan, one or more times, after Confirmation, and, to the extent necessary, initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan.

2.       Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

3.       Revocation or Withdrawal of the Plan

The Debtors reserve the right, subject to and in accordance with the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan with respect to any or all Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation do not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims; (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity; or (d) be used by the Debtors or any other Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments, or claims. For the avoidance of doubt, the foregoing sentence shall not be construed to limit or modify the rights of the Restructuring Support Parties pursuant to the Restructuring Support Agreement.

J.       Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, arising in, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

i.          Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections relating to any of the foregoing;

ii.          decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals;

iii.         resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, any Cure Claims, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Debtors or the Reorganized Debtors, as applicable, amending, modifying, or supplementing, pursuant to Article V of the Plan, the Schedule of Assumed Executory Contracts and Unexpired Leases or the Schedule of Rejected Executory Contracts and Unexpired Leases; and (c) any dispute regarding whether a contract or lease is or was executory, terminated, or unexpired;

iv.         ensure that distributions to Holders of Allowed Claims or Interests are accomplished pursuant to the provisions of the Plan;

v.          adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and grant or deny any applications involving a Debtor or the Estates that may be pending on the Effective Date;

vi.         adjudicate, decide, or resolve any and all matters related to Causes of Action by or against a Debtor;

vii.       adjudicate, decide, or resolve any and all matters related to sections 1141, 1145, and 1146 of the Bankruptcy Code;

viii.       enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and the Restructuring Support Agreement, and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Restructuring Support Agreement;

ix.          enter and enforce any order for the sale of property pursuant to sections 363 or 1123 of the Bankruptcy Code, as may be applicable;

x.           resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan or the Restructuring Support Agreement;

xi.         issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

xii.        resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

xiii.       resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.J.1 of the Plan;

xiv.       enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

xv.        determine any other matters or disputes that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or Disclosure Statement; provided that the Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court;

xvi.       adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein, including any Restructuring;

xvii.       consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

xviii.     determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

xix.        hear and determine matters concerning state, local, and U.S. federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

xx.        hear and determine matters concerning exemptions from state and federal registration requirements in accordance with section 1145 of the Bankruptcy Code and section 4(a)(2) of, and Regulation D under, the Securities Act;

xxi.        hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

xxii.      hear and determine matters concerning the implementation of the Management Incentive Plan;

xxiii.      enforce all orders, judgments, and rulings previously entered by the Court;

xxiv.     hear any other matter not inconsistent with the Bankruptcy Code;

xxv.      enter an order or final decree concluding or closing the Chapter 11 Cases; and

xxvi.     enforce the injunction, release, and exculpation provisions set forth in Article VIII of the Plan.

Nothing in the Plan limits the jurisdiction of the Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Article XI of the Plan, the provisions of Article XI of the Plan shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by an other court having competent jurisdiction with respect to such matter

As of the Effective Date, notwithstanding anything in Article XI of the Plan to the contrary, the New Organizational Documents and any documents related thereto shall be governed by the jurisdictional provisions therein and the Court shall not retain jurisdiction with respect thereto.

K.       Miscellaneous Provisions

1.       Immediate Binding Effect

Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, and any and all Holders of Claims or Interests (regardless of whether the Holders of such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions provided for in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. All Claims and debts shall be fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

2.       Additional Documents

On or before the Effective Date, the Debtors may File with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

3.       Reservation of Rights

Except as expressly set forth therein, the Plan shall have no force or effect unless the Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect unless the Effective Date occurs. Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests.

4.       Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

5.       Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or Reorganized Debtors shall be served on:

Debtors or the	Enviva Inc.
Reorganized Debtors	7272 Wisconsin Avenue, Suite 1800
Bethesda, MD 20814
Attn: Jason Paral

Counsel to the Debtors	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
	Attn:	Paul M. Basta
Andrew M. Parlen
Michael J. Colarossi

and

Kutak Rock LLP
901 East Byrd Street, Suite 1000
Richmond, VA 23219
	Attn:	Michael A. Condyles
Peter J. Barrett
Jeremy S. Williams

Counsel to the Ad Hoc Group	Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, NY 10017
	Attn:	Damian S. Schaible
David Schiff
Joseph W. Brown

and

McGuireWoods LLP
800 East Canal Street
Richmond, VA 23219
	Attn:	Dion W. Hayes
K. Elizabeth Sieg

6.       Term of Injunctions or Stays

Unless otherwise provided in the Plan, the Confirmation Order, or a Final Order, all injunctions or stays arising under or in effect during the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the later of the Effective Date and the termination date set forth in the order providing for such injunction or stay. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

7.       Entire Agreement

Except as otherwise indicated, on the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan, Plan Supplement, and Confirmation Order.

8.       Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://www.veritaglobal.net/enviva or the Court’s website at https://www.vaeb.uscourts.gov.

9.       Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such terms or provision shall then be applicable as altered or interpreted, provided that subject to and in accordance with the Restructuring Support Agreement, and consistent with the consent rights set forth therein, any such alteration or interpretation shall be reasonably acceptable to the Debtors and the applicable Restructuring Support Parties and otherwise consistent with the terms and conditions of the Restructuring Support Agreement, including the consent rights therein. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the applicable Restructuring Support Parties’ consent; and (3)   nonseverable and mutually dependent.

10.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Restructuring Support Parties, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals nor the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

11.       Dissolution of the Committees

On the Effective Date, the Committee shall dissolve automatically, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the Committee or any other statutory committee after the Effective Date.

12.       Request for Expedited Determination of Taxes

The Debtors or the Reorganized Debtors, as the case may be, shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

13.           Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

14.          No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rules 3020(e) and 7062.

15.          Waiver or Estoppel

Except with respect to the Restructuring Support Agreement and the parties thereto, each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors’ or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court or the Noticing and Claims Agent prior to the Confirmation Date.

16.           Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party by virtue of the Plan and the Confirmation Order.

VII.         TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

No registration statement will be filed under the Securities Act or pursuant to any state securities laws with respect to the offer and distribution of Reorganized Enviva Inc. Interests, the rights to participate in the Rights Offering (the “Rights Offering Subscription Rights”), and New Warrants under or in connection with the Plan. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code and/or Section 4(a)(2) of, or Regulation D under, the Securities Act will exempt the offer, issuance and distribution of the New Securities (including Reorganized Enviva Inc. Interests issuable upon exercise or conversion thereof) issued under or in connection with the Plan on account of Allowed Claims from federal and state securities registration requirements. The Debtors believe that the Reorganized Enviva Inc. Interests that will be issued to the Rights Offering Backstop Parties under the Backstop Agreement in respect of each of the Rights Offering Backstop Party’s exercise of its own Rights Offering Subscription Rights will be issued under section 1145(a)(1) of the Bankruptcy Code. The Reorganized Enviva Inc. Interests issued to affiliates of the Company will be treated as issued pursuant to section 1145(a)(1), but will be subject to the restrictions on resale of securities held by affiliates of an issuer. The Debtors believe that the offer (to the extent applicable), issuance and distribution of the Unsubscribed Shares and the Reorganized Enviva Inc. Interests issued as the Rights Offering Backstop Premium will be exempt from registration, under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder. To the extent issued and distributed in reliance on Section 4(a)(2) of the Securities Act or Regulation D thereunder, the Unsubscribed Shares and Reorganized Enviva Inc. Interests issued as the Rights Offering Backstop Premium will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law. Persons to whom the New Securities are issued are also subject to restrictions on resale to the extent they are deemed an “issuer,” an “underwriter,” or a “dealer” with respect to such Reorganized Enviva Inc. Interests, as further described below. In addition to the restrictions referred to below, holders of New Securities will also be subject to the transfer restrictions contained in the terms thereof, as well as in any New Organizational Documents.

A.            Bankruptcy Code Exemptions from Securities Act Registration Requirements

1.	Securities Issued in Reliance on Section 1145 of the Bankruptcy Code. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:

•	first, the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan;

•	second, the recipients of the securities must each hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and

•	third, the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor or such affiliate, or principally in such exchange and partly for cash or other property.

The offer, issuance, and distribution under the Plan of the Reorganized Enviva Inc. Interests, the Rights Offering Subscription Rights (and any Reorganized Enviva Inc. Interests issued upon exercise of the Rights Offering Subscription Rights, other than any Unsubscribed Shares and Reorganized Enviva Inc. Interests issued as the Rights Offering Backstop Premium), are exempt under section 1145(a)(1) of the Bankruptcy Code because:

•	all of such New Securities are being offered and sold under the Plan and are securities of a successor to the Debtors under the Plan; and

•	all of such New Securities are being issued principally in exchange for claims against or interests in the Debtors and partially for cash.

The offer, issuance and distribution under the Plan to Rights Offering Backstop Parties of Reorganized Enviva Inc. Interests under the Backstop Agreement in respect of the exercise of their own Subscription Rights will be exempt under section 1145(a)(1) of the Bankruptcy Code as described above.

The offer and issuance of the New Warrants under the Plan are exempt under section 1145(a)(1) of the Bankruptcy Code because:

•	all of the New Warrants are being offered and sold under the Plan and are securities of a successor to the Debtors under the Plan; and

•	all of the New Warrants are being issued entirely in exchange for claims against or interests in the Debtors.

The issuance of Reorganized Enviva Inc. Interests upon subsequent exercise of the New Warrants will be exempt under section 1145(a)(2) of the Bankruptcy Code.

The exemptions provided for in section 1145 of the Bankruptcy Code do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”:

•	purchases a claim against, an interest in, or a claim for administrative expense against, the debtor, with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan for the holders of such securities;

•	offers to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; or

•	is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(a)(11) of the Securities Act, which includes affiliates of the issuer, defined as persons who are in a relationship of “control” with the issuer.

Persons who are not deemed “underwriters” may generally resell the securities they receive that were issued pursuant to the exemption from registration set forth in section 1145(a)(1) of the Bankruptcy Code without registration under the Securities Act or other US state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security. Persons deemed “underwriters” may sell such securities without Securities Act registration only pursuant to exemptions from registration under the Securities Act and other applicable law.

2.	Subsequent Transfers of New Securities Issued under Section 1145 of the Bankruptcy Code.Section 1145(c) of the Bankruptcy Code provides that securities issued pursuant to section 1145(a)(1) of the Bankruptcy Code are deemed to have been issued in a public offering. In general, therefore, resales of, and subsequent transactions in, the New Securities issued under section 1145(a)(1) of the Bankruptcy Code will be exempt from registration under the Securities Act pursuant to Section 4(a)(1) of the Securities Act, unless the holder thereof is deemed to be an “issuer,” an “underwriter,” or a “dealer” with respect to such securities. For these purposes, an “issuer” includes any “affiliate” of the issuer, defined as a person directly or indirectly controlling, controlled by, or under common control with the issuer. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

A “dealer,” as defined in Section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an “issuer” (including an “affiliate”) of the Company or an “underwriter” or a “dealer” with respect to any New Securities will depend upon various facts and circumstances applicable to that person.

The New Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of those states. However, the availability of such state exemptions depends on the securities laws of each state, and holders of Claims should consult with their own legal advisors regarding the availability of these exemptions in their particular circumstances.

3.	Subsequent Transfers of New Securities Issued under Section 1145 of the Bankruptcy Code to Affiliates.

Any New Securities issued under section 1145 of the Bankruptcy Code to affiliates of the Debtors will be subject to restrictions on resale. Affiliates of the Debtors for these purposes will generally include their directors and officers and their controlling stockholders. While there is no precise definition of a “controlling” stockholder, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of securities of a reorganized debtor may be presumed to be a “controlling person” of the debtor.

The SEC’s staff has indicated that a “safe harbor” under Rule 144 under the Securities Act is available for the immediate resale of securities issued under a plan of reorganization to affiliates of the issuing debtor that would otherwise be unrestricted under the Securities Act. The Rule 144 safe harbor should therefore be available for resales of the Reorganized Enviva Inc. Interests issued to affiliates under the Plan. The availability of the Rule 144 safe harbor is conditioned on the public availability of certain information concerning the issuer and imposes on selling stockholders certain volume limitations and certain manner of sale and notice requirements.

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, ISSUER, AFFILIATE, OR DEALER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO OR IN CONNECTION WITH THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES, SUBJECT TO ANY TRANSFER RESTRICTIONS PURSUANT TO THE NEW ORGANIZATIONAL DOCUMENTS.

B.            Private Placement Exemption from Securities Act Registration Requirements

1.	Issuance of Securities in a Private Placement under Section 4(a)(2) of the Securities Act.

Section 4(a)(2) of the Securities Act provides that the offer, sale, or issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under Section 5 of the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under the Securities Act. The Unsubscribed Shares and Reorganized Enviva Inc. Interests issued as the Rights Offering Backstop Premium (collectively, the “4(a)(2) Securities”) will be issued in a transaction exempt from registration under Section 5 of the Securities Act pursuant to Section 4(a)(2) and/or Regulation D thereunder. In the Backstop Agreement, the Rights Offering Backstop Parties will be required to make representations and warranties as to their sophistication and suitability to participate in the private placement and purchase the 4(a)(2) Securities.

The 4(a)(2) Securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law, as described below.

2.	Subsequent Transfers of Securities issued in a Private Placement under Section 4(a)(2) of the Securities Act.

The 4(a)(2) Securities will be deemed “restricted securities” (as defined by Rule 144 of the Securities Act) that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available. If in the future a holder of 4(a)(2) Securities decides to offer, resell, pledge or otherwise transfer any 4(a)(2) Securities, such 4(a)(2) Securities may be offered, resold, pledged or otherwise transferred only (i) in the United States to a person whom the seller reasonably believes is (x) a “qualified institutional buyer” or QIB (as defined in Rule 144A under the Securities Act) or (y) an “institutional accredited investor” or IAI (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and is acquiring the 4(a)(2) Securities for its own account or for the account of such QIB or IAI, in a transaction meeting the requirements of Rule 144A under the Securities Act or is acquiring the 4(a)(2) Securities for its own account, in each case not with a view to, or for offer or sale in connection with, any distribution of the 4(a)(2) Securities in violation of the Securities Act, (ii) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act (including the exemption provided by Rule 144) (to the extent the exemption is available), (iv) pursuant to offers or sales to persons who are non-U.S. persons in reliance on Regulation S of the Securities Act and are acquiring the 4(a)(2) Securities in an offshore transaction pursuant to Regulation S under the Securities Act for its own account or for the account of such non-U.S. person, or (v) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (v) in accordance with any applicable securities laws of any state of the United States. Such holder will, and each subsequent Holder is required to, notify any subsequent acquiror of the 4(a)(2) Securities from it of the resale restrictions referred to above.

Rule 144 provides a limited safe harbor for the public resale of restricted securities (such that the seller is not deemed an “underwriter”) if certain conditions are met. These conditions vary depending on whether the seller of the restricted securities is an “affiliate” of the issuer and whether the issuer is subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the ninety (90) days preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer. Adequate current public information is available for a reporting issuer if the issuer has filed all periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, during the twelve months preceding the sale of the restricted securities. If the issuer is a non-reporting issuer, adequate current public information is available if certain information about the issuer, including information regarding the nature of its business, the identity of its officers and directors, and its financial statements, is made publicly available.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any exchange on which the securities are traded.

If the issuer of the New Securities is not subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act, the Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, non-affiliate Holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

Each certificate representing, or issued in exchange for or upon the transfer, sale or assignment of, any 4(a)(2) Securities shall, upon issuance, be stamped or otherwise imprinted with a restrictive legend consistent with the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Reorganized Debtors reserve the right to require certification, legal opinions or other evidence of compliance with Rule 144 or any other available exemption from registration as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. The Reorganized Debtors also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (a) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to an effective registration statement, and (b) the 4(a)(2) Securities will be subject to the other restrictions described above.

Any Persons receiving restricted securities under the Plan (including the 4(a)(2) Securities) should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE 4(A)(2) SECURITIES. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE 4(A)(2) SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH 4(A)(2) SECURITIES, SUBJECT TO ANY TRANSFER RESTRICTIONS PURSUANT TO THE NEW ORGANIZATIONAL DOCUMENTS.

VIII.        CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.            Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the Plan to the Debtors and to the holders of (i) Allowed Bond General Unsecured Claims and the Allowed Non-Bond General Unsecured Claims (together with the Allowed Bond General Unsecured Claims, the “ Allowed General Unsecured Claims”) and (ii) the Existing Equity Interests. This discussion is provided for informational purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury regulations promulgated thereunder (the “ Treasury Regulations”), judicial authority and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Events subsequent to the date of this Disclosure Statement, such as the enactment of additional tax legislation, court decisions or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. No representations are being made regarding the particular tax consequences of the Plan to any specific holder of a Claim or Interest. The Debtors will not seek a ruling from the Internal Revenue Service (the “IRS”) and have not obtained an opinion of counsel regarding any tax consequences of the Plan to the Debtors or any holder of a Claim or Interest. No assurances can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein. This discussion only addresses U.S. federal income tax consequences and does not address any other U.S. federal tax consequences (such as estate and gift tax consequences), or the tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. The Debtors intend to treat, and this discussion assumes that, the 2026 Notes, the Bond Green Bonds and the Epes Green Bonds are treated for U.S. federal income tax purposes in accordance with their form. This summary does not discuss differences in tax consequences to holders of Allowed General Unsecured Claims that act or receive consideration in a capacity other than solely as a holder of the same Allowed Claim or Allowed Claims within a Class (including, for the avoidance of doubt, in any capacity as a Rights Offering Backstop Party with respect to the Rights Offering), and the tax consequences for such holders may differ materially from that described below.

This discussion does not describe all of the tax consequences that may be relevant in light of a holder’s particular circumstances, including, but not limited to, the potential application of provisions of the Medicare tax on net investment income, or tax consequences applicable to holders of Allowed General Unsecured Claims and Existing Equity Interests that are otherwise subject to special treatment under the Tax Code, such as: financial institutions; banks; broker-dealers; insurance companies; tax-exempt organizations; retirement plans or other tax-deferred accounts; mutual funds; real estate investment trusts; traders in securities that elect mark-to-market treatment; persons subject to the alternative minimum tax; persons who hold or will hold Allowed General Unsecured Claims, Existing Equity Interests, New Warrants and/or Reorganized Enviva Inc. Interests as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; persons that have a functional currency other than the U.S. dollar; persons who hold or will hold Allowed General Unsecured Claims, Existing Equity Interests, New Warrants and/or Reorganized Enviva Inc. Interests through non-U.S. brokers or other non-U.S. intermediaries; governments or governmental organizations; partnerships or other pass-through entities or holders of interests therein; persons required to accelerate the recognition of any item of gross income with respect to the Allowed Bond General Unsecured Claims as a result of such income being recognized on an “applicable financial statement” (within the meaning of Section 451(b) of the Tax Code); and holders not entitled to vote on the Plan. The following discussion assumes that holders hold and will hold their Allowed Bond General Unsecured Claims, Existing Equity Interests, New Warrants and/or Reorganized Enviva Inc. Interests as “capital assets” (as defined in Section 1221 of the Tax Code). This discussion also assumes Allowed Non-Bond General Unsecured Claims do not constitute “securities” and are not entitled to accrued but unpaid interest for U.S. federal income tax purposes. If an entity that is classified as a partnership for U.S. federal income tax purposes holds or will hold Allowed General Unsecured Claims, Existing Equity Interests, New Warrants and/or Reorganized Enviva Inc. Interests, the U.S. federal income tax treatment of a partner will generally depend on the status of such partner and the activities of the partnership. Partnerships holding or that will hold Allowed General Unsecured Claims, Existing Equity Interests, New Warrants and/or Reorganized Enviva Inc. Interests and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of the Allowed General Unsecured Claims, Existing Equity Interests, New Warrants and/or Reorganized Enviva Inc. Interests.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of an Allowed General Unsecured Claim, Existing Equity Interest, New Warrant and/or Reorganized Enviva Inc. Interest, that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (b) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of an Allowed General Unsecured Claim, Existing Equity Interest, New Warrant and/or Reorganized Enviva Inc. Interest that is an individual, corporation (or other entity taxable as a corporation), estate or trust that is not a U.S. holder. In addition, for purposes of this discussion, a “holder” means a U.S. holder or a Non-U.S. holder, as applicable.

THE FOLLOWING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. ALL HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS, EXISTING EQUITY INTERESTS, NEW WARRANTS AND/OR REORGANIZED ENVIVA INC. INTERESTS SHOULD CONSULT THEIR OWN INDEPENDENT TAX ADVISORS FOR THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors

1.             Cancellation of Debt and Reduction of Tax Attributes

It is anticipated that the Debtors will recognize cancellation of indebtedness income (“CODI”) upon implementation of the Plan. Absent an exception, the Debtors would generally recognize CODI upon satisfaction of their outstanding indebtedness for total consideration less than the amount of such indebtedness. In the case of indebtedness exchanged for stock in a debtor corporation, the total consideration would be equal to the fair market value of the stock issued in exchange for such indebtedness. However, with respect to CODI generated upon implementation of the Plan, the Debtors anticipate that they will not be required to include any amount of such CODI in gross income because the discharge of debt will occur pursuant to a proceeding under the Bankruptcy Code.

The Debtors expect that they will be required to reduce their tax attributes by the amount of any CODI that is excluded from gross income (the “ Tax Attribute Reduction Rules”). Generally, tax attributes are reduced in the following order: (a) net operating losses and net operating loss carryforwards; (b) certain tax credit carryovers; (c) net capital losses and capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the Debtors remain subject); (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. However, the Debtors may elect to first reduce the basis of their remaining depreciable assets, in which case the limitation on reduction in tax basis in assets described above in (d) will not apply. The Debtors will apply the Tax Attribute Reduction Rules under a methodology set forth in the Treasury Regulations addressing such reduction for consolidated groups, including (i) first, tax attributes attributable to the debtor member are reduced, (ii) second, to the extent one of the tax attributes so reduced is stock of the debtor member’s lower-tier subsidiary, the look-through rules will cause tax attribute reductions by the lower-tier member in that same amount; and (iii) third, certain tax attributes attributable to other members are reduced.

As of December 31, 2023, the Debtors have a U.S. federal net operating loss carryforward of approximately $407.1 million (the “NOL Carryforward”) and a U.S. federal business interest deduction carryforward of approximately $ 145.0 million (the “Interest Deduction Carryforward”). The Debtors further estimate that they will generate additional net operating losses (together with the NOL Carryforward, the “NOLs”) and business interest not allowed as a deduction (together with the NOLs, the Interest Deduction Carryforward and certain other tax attributes, the “Tax Attributes ”) in 2024. The Debtors expect that the NOLs and other Tax Attributes may be reduced under the Tax Attribute Reduction Rules as a result of any CODI generated upon implementation of the Plan. Any reduction in Tax Attributes in respect of CODI generally would not occur until after the determination of the Debtors’ net income or loss for the taxable year in which the CODI is incurred. In addition, as described below, any remaining NOLs and certain other Tax Attributes may be subject to limitations on their use.

2.             Limitation of NOL Carryforwards and Other Tax Attributes

The Debtors’ ability to use Tax Attributes post-emergence may be subject to certain limitations under Sections 382 and 383 of the Tax Code or other rules or tax principles. Any such limitation would apply in addition to, and not in lieu of, the reduction of the Tax Attributes that results from CODI arising in connection with the Plan and the 80% taxable income limitation on the use of NOL Carryforwards arising in taxable years beginning after December 31, 2017.

Under Sections 382 and 383 of the Tax Code, if the Debtors undergo an “ownership change” (an “Ownership Change”), the amount of their pre-Ownership Change NOLs, net unrealized built-in losses, and possibly certain other Tax Attributes allocable to periods (or portions thereof) on or prior to the Effective Date (collectively, “Pre-Change Tax Attributes”) that may be utilized to offset future taxable income generally is subject to an annual limitation (the “Annual Limitation”). In general, the Debtors anticipate the transactions pursuant to the Plan will result in an Ownership Change.

(a)       General Annual Limitation

The amount of the Annual Limitation on a corporation’s Pre-Change Tax Attributes is generally equal to the product of (a) the fair market value of the stock of the corporation immediately before the Ownership Change (with certain adjustments), and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the three-calendar month period ending with the calendar month in which the Ownership Change occurs, or 3.42 percent for an Ownership Change that occurs in August 2024). If a corporation has a net unrealized built-in gain immediately prior to an Ownership Change, the Annual Limitation may be increased during the subsequent five-year period (the “Recognition Period”). Alternatively, if a loss corporation has a net-unrealized built-in loss immediately prior to an Ownership Change, certain losses or deductions recognized during the Recognition Period also would be subject to the Annual Limitation and thus would reduce the amount of Pre-Change Tax Attributes that could be used by a corporation during the Recognition Period. In general, a loss corporation’s net unrealized built-in gain or loss will be deemed to be zero unless the actual amount of such gain or loss is greater than the lesser of (1) $10 million or (2) fifteen percent of the fair market value of its assets (with certain adjustments) before the Ownership Change. In 2019, the IRS issued proposed regulations that would significantly modify the calculation and treatment of net unrealized built-in gains and losses and that generally would be effective prospectively from 30 days after the time they become final, but such proposed regulations would not apply with respect to any Ownership Change pursuant to a title 11 case filed prior to the regulations becoming effective. Thus, even if finalized prior to the Effective Date, such regulations should not apply to an Ownership Change of the Debtors. Any unused limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an Ownership Change as the result of an order by the court or a plan approved by the court in a title 11 bankruptcy proceeding.

(b)       Special Bankruptcy Exceptions

An exception to the foregoing Annual Limitation rules generally applies when existing shareholders and “qualified creditors” of a debtor corporation in a title 11 case receive, in respect of their equity interests or claims (as applicable), at least fifty percent (50%) of the vote and value of the stock of the reorganized debtor pursuant to a confirmed title 11 plan (the “382(l)(5) Exception”). A qualified creditor generally is any creditor who (a) has been the beneficial owner of the debt of a debtor corporation continuously during the period beginning at least eighteen months prior to the date of filing of the title 11 bankruptcy proceeding, (b) has been the beneficial owner of “ordinary course indebtedness” at all times since it has been outstanding, or (c) in certain cases, does not become a five percent (5%) shareholder of the reorganized corporation. Ordinary course indebtedness generally is any indebtedness that has been incurred by the debtor corporation in connection with the normal, usual or customary conduct of business, determined without regard to whether the indebtedness funds ordinary or capital expenditures of the debtor corporation (e.g., trade debt or a liability arising from a past or present business relationship with a supplier, customer or competitor of the debtor corporation).

Under the 382(l)(5) Exception, a debtor corporation’s Pre-Change Tax Attributes are not subject to the Annual Limitation. However, if the 382(l)(5) Exception applies, the debtor corporation’s NOL carryforwards and certain other tax attributes will be reduced by the amount of any interest deductions claimed with respect to debt converted into stock in the plan of reorganization during the three taxable years preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization. If there is a further ownership change of the debtor corporation within a two-year period after the effective date of a confirmed title 11 plan, the Annual Limitation with respect to the second Ownership Change for any post-change year ending after the change date of the second Ownership Change will be zero.

Where the 382(l)(5) Exception is not applicable to a debtor corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(l)(5) Exception), another exception will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the Annual Limitation will be calculated by reference to the lesser of (a) the value of the equity interests in the debtor corporation (with certain adjustments) immediately after the Ownership Change or (b) the value of the debtor corporation’s assets (determined without regard to liabilities) immediately before the Ownership Change, taking into account any increase in value resulting from the discharge of creditors’ claims in the reorganization (rather than the value without taking into account such increases, as is the case under the general rule for non-bankruptcy ownership changes). This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an Ownership Change to be determined before the events giving rise to such Ownership Change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that, under it, a debtor corporation is not required to reduce its NOL carryforwards and certain other tax attributes by the amount of interest deductions claimed within the prior three-year period, and a debtor corporation may undergo an Ownership Change within two years without automatically triggering a zero Annual Limitation on its Pre- Change Tax Attributes. The resulting limitation would be determined under the regular rules for an Ownership Change.

The Debtors have not determined whether the 382(l)(5) Exception will apply in connection with the Plan. Accordingly, it is possible that the Debtors will not qualify for the 382(l)(5) Exception or that the Debtors will elect not to apply the 382(l)(5) Exception.

C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Allowed General Unsecured Claims

1.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Bond General Unsecured Claims

Pursuant to the Plan, a U.S. holder of an Allowed Bond General Unsecured Claim will be treated as exchanging such Claim on the Effective Date for, its pro rata share of (i) the Bond General Unsecured Claims Equity Pool and (ii) in the case of eligible holders, the Subscription Right (such exchange, the “Bond General Unsecured Claims Exchange”).

The U.S. federal income tax treatment of the Bond General Unsecured Claims Exchange in respect of the 2026 Notes (the “ 2026 Notes Debt for Equity Exchange”) is uncertain. The discussion below describes the U.S. federal income tax consequences associated with the potential characterization of the 2026 Notes Debt for Equity Exchange as either a taxable exchange or a recapitalization for U.S. federal income tax purposes. The Debtors expect that the Bond General Unsecured Claims Exchange in respect of the Bond Green Bonds and the Epes Green Bonds (the “Green Bonds Debt for Equity Exchange”) will be treated as a recapitalization for U.S. federal income tax purposes, and the discussion below assumes the Green Bonds Debt for Equity Exchange will be treated as a recapitalization.

(a)       Treatment of Subscription Rights

The characterization of the Subscription Right and its subsequent exercise for U.S. federal income tax purposes – as the exercise of an option to acquire a portion of the Reorganized Enviva Inc. Interests or, alternatively, as an integrated transaction pursuant to which the Reorganized Enviva Inc. Interests are acquired directly in partial satisfaction of a U.S. holder’s Allowed Bond General Unsecured Claim – is uncertain. The discussion herein generally assumes that a Subscription Right is treated as an option to acquire Reorganized Enviva Inc. Interests.

Regardless of the characterization of a Subscription Right, a U.S. holder of an Allowed Bond General Unsecured Claim generally would not recognize any gain or loss upon the exercise of such right. A U.S. holder’s aggregate tax basis in the Reorganized Enviva Inc. Interests received upon exercise of a Subscription Right should be equal to the sum of (i) the amount paid for the Reorganized Enviva Inc. Interests and (ii) the U.S. holder’s tax basis, if any, in either (a) the Subscription Rights or (b) under an integrated transaction analysis, any Reorganized Enviva Inc. Interests received pursuant to the exercise of a Subscription Right to the extent that they are treated as directly acquired in partial satisfaction of the U.S. holder’s Claim.

A U.S. holder’s holding period in the Reorganized Enviva Inc. Interests received upon exercise of a Subscription Right (that is treated as an option) generally should commence the day following the Effective Date. Alternatively, under an integrated transaction analysis, in the case of Allowed Bond General Unsecured Claims to which “recapitalization” treatment applies, a U.S. holder’s holding period in the portion of the Reorganized Enviva Inc. Interests received in respect of such Claim would be determined as described under Article VIII.C.1(c) below, whereas the holding period for the Reorganized Enviva Inc. Interests treated as purchased for cash should commence the day following the Effective Date.

It is uncertain whether a U.S. holder that receives but does not exercise its Subscription Rights should be treated as receiving anything of additional value in respect of its Allowed Bond General Unsecured Claim. If the U.S. holder is treated as having received a Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the right, the U.S. holder generally would recognize a loss to the extent of the U.S. holder’s tax basis in the Subscription Right. In general, such loss would be a capital loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (which in the case of a Bond General Unsecured Claims Exchange that is treated as a recapitalization, even if the right goes unexercised, should include the holding period of the Allowed Bond General Unsecured Claims exchanged therefor). Such U.S. holders are urged to consult their own tax advisors as to the tax consequences of electing not to exercise the Subscription Rights.

(b)       Taxable Exchange of Allowed 2026 Notes Claims

The discussion below assumes that the 2026 Notes Debt for Equity Exchange is treated as a taxable exchange for U.S. federal income tax purposes. If the 2026 Notes Debt for Equity Exchange is treated as a taxable exchange, each U.S. holder of such Allowed 2026 Notes Claim should recognize gain or loss equal to the difference between (x) the sum of (I) the fair market value of the Reorganized Enviva Inc. Interests, and (II) the fair market value, if any, of the Subscription Rights, in each case, received in exchange for such Claim, and (y) such U.S. holder’s adjusted basis in such Claim. Whether such gain or loss is capital or ordinary in character will be determined by a number of factors, including the tax status of the U.S. holder, the nature of such Allowed 2026 Notes Claim in such U.S. holder’s hands, whether such Claim was purchased at a discount, whether there is any accrued but unpaid interest on such Claim and whether and to what extent the U.S. holder previously has claimed a bad debt deduction with respect to such Claim. See Articles VIII.C.2 and VIII.C.3 of this Disclosure Statement entitled “Accrued Interest” and “Market Discount.” A U.S. holder’s initial tax basis in such Allowed 2026 Notes Claim is generally equal to the price such U.S. holder paid for its 2026 Notes (i) increased by any market discount (as described below) previously included in income by such U.S. holder with respect to such 2026 Notes, and (ii) reduced by, if applicable, any amortizable bond premium which the U.S. holder has previously deducted with respect to such 2026 Notes.

A U.S. holder’s tax basis in the Reorganized Enviva Inc. Interests received should equal the fair market value of such Reorganized Enviva Inc. Interests (as of the Effective Date). A U.S. holder’s holding period for the Reorganized Enviva Inc. Interests received should begin on the day following the Effective Date. A U.S. holder’s tax basis in the Subscription Rights should be equal to the fair market value of such Subscription Rights on the Effective Date. See Article VIII.C.1(a) for additional discussion of the U.S. federal income tax considerations relevant to the receipt of Subscription Rights.

(c)       Recapitalization in respect of Allowed Bond General Unsecured Claims

Whether and to the extent that all or a portion of a 2026 Notes Debt for Equity Exchange or Green Bonds Debt for Equity Exchange qualifies as a recapitalization depends on whether any of the 2026 Notes, Bond Green Bonds or Epes Green Bonds qualify as “securities” for U.S. federal income tax purposes. Neither the Tax Code nor the Treasury Regulations define the term “security” for this purpose, and the term has not been clearly defined by judicial decisions. Rather, whether a debt instrument is a security is based on all of the facts and circumstances, including the degree of participation and continuing interest in the affairs of the business and the extent of the proprietary interest of the debt instrument in the corporate assets. Most authorities have held that the term to maturity of the debt instrument is one of the most significant factors in determining whether a debt instrument is a security. In this regard, debt instruments with a term of ten years or more generally qualify as securities, debt instruments with a term between five and ten years may qualify as securities, and debt instruments with a term of less than five years generally do not qualify as securities.

It is unclear whether the 2026 Notes will be treated as securities for U.S. federal income tax purposes. The 2026 Notes were issued by Enviva Partners L.P., a predecessor of Enviva Inc., an entity treated as a partnership for U.S. federal income tax purposes at the time of the issuance of the 2026 Notes. Therefore, the 2026 Notes would not have been treated as securities at the time of their issuance. Enviva Partners L.P. filed an IRS Form 8832 with the IRS to elect to be treated as a corporation for U.S. federal income tax purposes, effective on December 29, 2021. Enviva Partners L.P. converted to a Delaware corporation pursuant to state law on December 31, 2021, and became Enviva Inc. It is unclear whether the treatment of the 2026 Notes as securities would be retested following the issuance of such 2026 Notes (e.g., retested at the time of a change in obligor from Enviva Partners L.P. to Enviva Inc.). In addition, the term of the initial 2026 Notes issued on December 9, 2019 and the incremental 2026 Notes issued on December 12, 2019 was 6.1 years. The term of the incremental 2026 Notes issued on July 15, 2020 was 5.5 years. As a result, whether the 2026 Notes will qualify as securities for U.S. federal income tax purposes is uncertain. To the extent the 2026 Notes constitute securities for U.S. federal income tax purposes, a 2026 Notes Debt for Equity Exchange may be treated as a recapitalization. The term of the Bond Green Bonds was 24.6 years and 9.6 years taking into account the mandatory tender feature, and the term of the Epes Green Bonds was 30.0 years and 10.0 years taking into account the mandatory tender feature. In addition, both the Bond Green Bonds and the Epes Green Bonds were issued by Enviva Inc. after the conversion. As a result, it is likely the Bond Green Bonds and the Epes Green Bonds will be treated as securities for U.S. federal income tax purposes, and the Green Bonds Debt for Equity Exchange is likely to be treated (and this disclosure assumes will be treated) as a recapitalization.

If the 2026 Notes Debt for Equity Exchange or Green Bonds Debt for Equity Exchange is treated as a recapitalization, a U.S. holder of such 2026 Notes, Bond Green Bonds or Epes Green Bonds, as applicable, should not recognize gain or loss with respect to such 2026 Debt for Equity Exchange or Green Bonds Debt for Equity Exchange (subject to “Accrued Interest,” as discussed in Article VIII.C.2). As described below in Article VIII.C.3, any gain attributable to accrued but unrecognized market discount would be subject to tax as ordinary income. A U.S. holder’s tax basis in the Reorganized Enviva Inc. Interests and Subscription Right received should together equal its tax basis in the Allowed Bond General Unsecured Claims exchanged therefor. See Article VIII.C.1(a) above for additional discussion of the U.S. federal income tax considerations relevant to the receipt of Subscription Rights. The holding period for the Reorganized Enviva Inc. Interests received should include the holding period for the 2026 Notes, Bond Green Bonds or Epes Green Bonds, as applicable, exchanged therefor (except to the extent any of the Reorganized Enviva Inc. Interests is allocable to accrued but unpaid interest, in which case its holding period would begin on the day following the Effective Date). See Article VIII.C.2 of this Disclosure Statement entitled “Accrued Interest.”

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE BOND GENERAL UNSECURED CLAIMS EXCHANGES, INCLUDING WHETHER THE BOND GENERAL UNSECURED CLAIMS EXCHANGE QUALIFIES AS (I) A TAXABLE TRANSACTION OR (II) A RECAPITALIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES AND THE ASSOCIATED TAX CONSEQUENCES TO THEM RELATED THERETO.

2.             Accrued Interest

To the extent that any amount received by a U.S. holder of an Allowed Bond General Unsecured Claim is attributable to accrued but unpaid interest on such Allowed Bond General Unsecured Claim, the receipt of such amount should be taxable to the U.S. holder as ordinary interest income (to the extent not already taken into income by the U.S. holder). Conversely, a U.S. holder of an Allowed Bond General Unsecured Claim may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest was previously included in the U.S. holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair market value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Bond General Unsecured Claims, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Under the Plan, the aggregate consideration to be distributed to holders of Allowed Bond General Unsecured Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a title 11 plan of reorganization is binding for U.S. federal income tax purposes, and certain case law generally indicates that a final payment on a distressed debt instrument that is insufficient to repay outstanding principal and interest will be allocated to principal, rather than interest, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. The IRS could take the position that the consideration received by a holder should be allocated in a manner other than as provided in the Plan, which could include allocating consideration first to any accrued but unpaid interest under the aforementioned Treasury Regulations.

U.S. HOLDERS SHOULD CONSULT THEIR OWN INDEPENDENT TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR ALLOWED BOND GENERAL UNSECURED CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

3.             Market Discount

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its holder’s initial tax basis in the debt instrument (immediately after such acquisition) is less than (i) the sum of all remaining payments on the debt instrument, excluding “qualified stated interest” or (ii) in the case of a debt instrument issued with original issue discount, its adjusted issue price, in each case, by at least a specified de minimis amount. Any gain recognized by a U.S. holder on the taxable disposition of an Allowed Bond General Unsecured Claim that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claim was considered to be held by the U.S. holder (unless the U.S. holder elected to include market discount in income as it accrued).

To the extent that any Allowed Bond General Unsecured Claims that were acquired with market discount are exchanged in a recapitalization for other property, any market discount that accrued on such Allowed Bond General Unsecured Claims (i.e., up to the time of the exchange) but was not recognized by the U.S. holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount.

U.S. HOLDERS SHOULD CONSULT THEIR OWN INDEPENDENT TAX ADVISORS CONCERNING THE APPLICATION OF THE MARKET DISCOUNT RULES TO THEIR CLAIMS.

4.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Non-Bond General Unsecured Claims

Pursuant to the Plan, a U.S. holder of an Allowed Non-Bond General Unsecured Claim will be treated as exchanging such Claim on the Effective Date for, its pro rata share of Cash (the “Non-Bond General Unsecured Claims Exchange”). The amount of Cash received by a Holder of an Allowed Non-Bond General Unsecured Claim increases if Class 6 votes to accept the Plan and the Plan is confirmed on or before a certain date. The U.S. federal income tax treatment of any incremental amount of Cash received is not entirely clear. Such amount may be treated as received in exchange for the Allowed Non-Bond General Unsecured Claims or as a separate fee. If the incremental amount of Cash received is not treated as received in exchange for a Holder’s Allowed Non-Bond General Unsecured Claim, such amount may be treated as a fee and the amount of incremental Cash received treated as ordinary income. The remainder of the discussion generally assumes that any incremental Cash received is not treated as a fee.

If all of the Cash received is treated as received in exchange for a holder’s Allowed Non- Bond General Unsecured Claim, it is expected that the Non-Bond General Unsecured Claims Exchange will be treated as a taxable exchange for U.S. federal income tax purposes. Under such treatment, a U.S. holder of an Allowed Non-Bond General Unsecured Claim will recognize gain or loss equal to the difference between (x) the amount of Cash received in exchange for such Claim, and (y) such U.S. holder’s adjusted basis in such Claim. Whether such gain or loss is capital or ordinary in character will be determined by a number of factors, including the tax status of the U.S. holder and the nature of the Allowed Non-Bond General Unsecured Claim in such U.S. holder’s hands.

D.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Existing Equity Interests

Pursuant to the Plan, a U.S. holder of Existing Equity Interests will be treated as exchanging such Interest on the Effective Date for, its pro rata share of (a) (i) the Existing Equity Interests Equity Pool and (ii) New Warrants (the “Equity for Equity Exchange”) or (b) Cash (the “Equity for Cash Exchange” and, together with the Equity for Equity Exchange, the “Existing Equity Exchange”).

The U.S. federal income tax treatment of the Existing Equity Exchange and the cancellation of the Existing Equity Interests is not entirely clear. The Reorganized Enviva Inc. Interests and New Warrants or Cash may be treated as received in exchange for the Existing Equity Interests or as a separate fee. If the Reorganized Enviva Inc. Interests and New Warrants or Cash were treated as a separate fee, the fair market value of the Reorganized Enviva Inc. Interests and New Warrants or the amount of Cash generally would be recognized as ordinary income. If a U.S. holder has a capital loss arising from a worthless stock deduction on the cancellation of the Existing Equity Interests, such U.S. holder generally would be limited in its ability to use the capital loss to offset any ordinary income resulting from the receipt of the Reorganized Enviva Inc. Interests and New Warrants or Cash. The remainder of the discussion generally assumes that the receipt of Reorganized Enviva Inc. Interests and New Warrants or Cash is not treated as a separate fee. U.S. holders should consult their own tax advisors as to the proper tax treatment of the Existing Equity Exchange.

(a)       Equity for Equity Exchange

If the receipt of the Reorganized Enviva Inc. Interests and New Warrants is treated as consideration for the Existing Equity Interests, it is expected that the Equity for Equity Exchange will be treated as a recapitalization for U.S. federal income tax purposes, and the discussion below assumes the Equity for Equity Exchange will be treated as a recapitalization. If the Equity for Equity Exchange is treated as a recapitalization, U.S. holders generally would not recognize any gain or loss upon the Equity for Equity Exchange. A U.S. holder’s aggregate tax basis in its Reorganized Enviva Inc. Interests and New Warrants generally would equal such U.S. holder’s adjusted tax basis in its Existing Equity Interests. Such U.S. holder’s holding period in the Reorganized Enviva Inc. Interests and New Warrants generally would include its holding period in its Existing Equity Interests.

In the event that such exchange by a U.S. holder does not qualify as a “recapitalization” for U.S. federal income tax consequences, the tax consequences of such exchange may differ materially from those described above, including that the New Warrants received by such holder could be taxable as a dividend to the extent of the Reorganized Enviva Inc.’s current and accumulated earnings and profits (if any), with any excess first reducing such U.S. holder’s tax basis in its Reorganized Enviva Inc. Interests (but not below zero), and thereafter giving rise to gain from the sale or exchange of property.

Certain transactions that effect an increase in the proportionate interest of a shareholder in a corporation’s assets are treated as creating deemed distributions to such shareholder in respect of its stock. If the terms of the New Warrants provide for any adjustment to the number of shares of Reorganized Enviva Inc. Interests for which the New Warrants may be exercised and/or to the exercise price thereof, such adjustments may, under certain circumstances, cause such a deemed distribution to U.S. holders of the New Warrants. Conversely, the absence of an appropriate adjustment may result in a constructive distribution that could be taxable to the U.S. holders of Reorganized Enviva Inc. Interests. U.S. holders should consult their tax advisors as to the tax consequences of receiving deemed distributions.

(b)       Equity for Cash Exchange

If the receipt of Cash is treated as consideration for the Existing Equity Interests, it is expected that the Equity for Cash Exchange will be treated as a taxable exchange for U.S. federal income tax purposes, and the discussion below assumes the Equity for Cash Exchange will be treated as a taxable exchange. U.S. holders will recognize gain or loss equal to the difference between (x) the Cash received and (y) the respective U.S. holder’s adjusted tax basis, if any, in such Existing Equity Interests. The gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder has held its interest in the Debtor for more than one year at the time of the Equity for Cash Exchange.

E.	U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of the Reorganized Enviva Inc. Interests and the New Warrants

1.             Distributions on Reorganized Enviva Inc. Interests

As discussed under Article X.C.4, Reorganized Enviva Inc. does not expect to pay any distribution on its Reorganized Enviva Inc. Interests in the foreseeable future. However, in the event it does make distributions of cash or other property on its Reorganized Enviva Inc. Interests, such distributions of cash or property made to a U.S. holder with respect to the Reorganized Enviva Inc. Interests generally will be includible in gross income by a U.S. holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed Reorganized Enviva Inc.’s current and accumulated earnings and profits, the distribution (i) will be treated as a non-taxable return of the U.S. holder’s adjusted basis in the Reorganized Enviva Inc. Interests and (ii) thereafter as capital gain. A distribution which is treated as a dividend and paid to a corporate U.S. holder of the Reorganized Enviva Inc. Interests may be eligible for the dividends-received deduction, and a distribution which is treated as a dividend and paid to a non- corporate U.S. holder of the Reorganized Enviva Inc. Interests may be subject to tax at the preferential tax rates applicable to “qualified dividend income.”

2.             Exercise of New Warrants

A U.S. holder that elects to exercise the New Warrants will be treated as purchasing, in exchange for its New Warrants and the amount of any cash funded by such U.S. holder to exercise the New Warrants, the Reorganized Enviva Inc. Interests it is entitled to purchase pursuant to the New Warrants. Such a purchase will generally be treated as the exercise of an option under general tax principles, and as such a U.S. holder should not recognize income, gain or loss for U.S. federal income tax purposes when it exercises the New Warrants. A U.S. holder’s aggregate tax basis in the Reorganized Enviva Inc. Interests will equal the sum of (x) the amount of any cash paid by the U.S. holder to exercise its New Warrants plus (y) such U.S. holder’s tax basis in its New Warrants immediately before the New Warrants are exercised. A U.S. holder’s holding period for the Reorganized Enviva Inc. Interests received pursuant to the exercise of the New Warrants should begin on the day following the date it receives such Reorganized Enviva Inc. Interests.

A cashless exercise may be a non-taxable event, either because the exercise is not a gain recognition event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, the U.S. holder’s adjusted basis in the Reorganized Enviva Inc. Interests received in respect of the New Warrant would equal the U.S. holder’s adjusted basis in the New Warrant. If the cashless exercise were treated as not being a gain recognition event, the U.S. holder’s holding period in the Reorganized Enviva Inc. Interests received in respect of the New Warrant would be treated as commencing on the date following the exercise date. With respect to a cashless exercise of the New Warrant that is treated as a non-taxable recapitalization for U.S. federal income tax purposes, it is possible the holding period of the Reorganized Enviva Inc. Interests received in respect of the New Warrant would include the holding period of the New Warrant.

A U.S. holder that elects not to exercise the New Warrants may be entitled to claim a capital loss equal to the amount of tax basis allocated to the New Warrants, subject to any limitations on such U.S. holder’s ability to utilize capital losses. Such U.S. holders are urged to consult with their own tax advisors as to the tax consequences of electing not to exercise the New Warrants.

3.	Sale, Exchange, or Other Taxable Disposition of Reorganized Enviva Inc. Interests or New Warrants

For U.S. federal income tax purposes, a U.S. holder generally will recognize gain or loss on the sale, exchange or other taxable disposition of any of its Reorganized Enviva Inc. Interests or New Warrants in an amount equal to the difference, if any, between (x) the amount realized for the Reorganized Enviva Inc. Interests and/or New Warrants and (y) the U.S. holder’s adjusted tax basis in the Reorganized Enviva Inc. Interests and/or New Warrants. The amount realized will include the amount of any cash and the fair market value of any other property received for the Reorganized Enviva Inc. Interests and/or New Warrants. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has a holding period in the Reorganized Enviva Inc. Interests or New Warrants of more than one year as of the date of disposition. Non-corporate U.S. holders may be eligible for reduced rates of taxation on long-term capital gains.

THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, U.S. HOLDERS SHOULD CONSULT THEIR OWN INDEPENDENT TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS RELATING TO THE EXCHANGE AND THE OWNERSHIP AND DISPOSITION OF ANY REORGANIZED ENVIVA INC. INTERESTS AND NEW WARRANTS ACQUIRED PURSUANT TO THE PLAN.

F.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed General Unsecured Claims, Existing Equity Interests, Reorganized Enviva Inc. Interests and New Warrants

The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. holders of Allowed General Unsecured Claims, Existing Equity Interests, Reorganized Enviva Inc. Interests and New Warrants. The rules governing the U.S. federal income tax consequences to Non-U.S. holders are complex. Each Non -U.S. holder should consult its own independent tax advisor regarding the U.S. federal, state and local and the foreign tax consequences of the Bond General Unsecured Claims Exchanges, the Non-Bond General Unsecured Claims Exchanges and Existing Equity Exchanges to such Non-U.S. holders and the ownership and disposition of the Reorganized Enviva Inc. Interests and the New Warrants, as applicable.

1.             Gain Recognition

Whether a Non-U.S. holder recognizes gain or loss on a Bond General Unsecured Claims Exchange, Non-Bond General Unsecured Claims Exchange or Existing Equity Exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. holders. Subject to the rules discussed below under Articles VIII.F.6 and VIII. G entitled “FATCA” and “Back-Up Withholding and Information Reporting,” any gain recognized by a Non-U.S. holder on the exchange of its Allowed General Unsecured Claim or Existing Equity Interest generally will not be subject to U.S. federal income taxation unless (i) the Non-U.S. holder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year in which the Bond General Unsecured Claims Exchange, Non-Bond General Unsecured Claims Exchange or Existing Equity Exchange occurs and certain other conditions are met, (ii) such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States), or (iii) in the case of any Existing Enviva Interest, Enviva Inc. is or has been a USRPHC (as defined below) during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of the Bond General Unsecured Claims Exchange, Non-Bond General Unsecured Claims Exchange or Existing Equity Exchange (as applicable).

If the first exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate) on any gain recognized, which may be offset by certain U.S. source capital losses. If the second exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax in the manner described in Article VIII.F.3, entitled “Income or Gain Effectively Connected with a U.S. Trade or Business.” If the third exception applies, the Non-U.S. holder will be subject to U.S. federal income tax and U.S. federal withholding tax as discussed in Article VIII.F.5 entitled “FIRPTA.”

2.             Accrued Interest

Subject to the rules discussed below under Articles VIII.F.6 and VIII.G, entitled “FATCA” and “Back-Up Withholding and Information Reporting,” payments attributable to accrued but unpaid interest on an Allowed Bond General Unsecured Claim to a Non-U.S. holder generally will not be subject to U.S. federal income tax and will be exempt from withholding under the “portfolio interest” exemption if the Non-U.S. holder properly certifies to its foreign status (generally, by providing the withholding agent IRS Form W-8BEN or W-8BEN-E prior to payment), and:

(i)	the Non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of Reorganized Enviva Inc.’s stock entitled to vote;

(ii)	the Non-U.S. holder is not a “controlled foreign corporation” that is a “related person” with respect to Reorganized Enviva Inc.;

(iii)	the Non-U.S. holder is not a bank whose receipt of interest on the Allowed Bond General Unsecured Claim is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. holder’s trade or business; and

(iv)	such interest is not effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business.

A Non-U.S. holder that does not qualify for exemption from withholding tax with respect to accrued but unpaid interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable income tax treaty rate) on payments that are attributable to accrued but unpaid interest. For purposes of providing a properly executed IRS Form W-8BEN or W-BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

If any accrued but unpaid interest is effectively connected income, the Non-U.S. holder generally will be subject to U.S. federal income tax in the manner described in Article VIII.F.3, entitled “Income or Gain Effectively Connected with a U.S. Trade or Business.”

3.             Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest or gain realized by a Non-U.S. holder on the exchange of its Allowed General Unsecured Claim or Existing Equity Interest is effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the holder maintains a permanent establishment in the United States to which such interest, gain or dividends is attributable), then the interest income, gain or dividends will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if such non-U.S. holder were a U.S. holder. Effectively connected income will not be subject to U.S. federal withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if such a Non-U.S. holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

4.	Owning and Disposing of Reorganized Enviva Inc. Interests or the New Warrants

(a)       Dividends on Reorganized Enviva Inc. Interests

As discussed under Article X.C.4, Reorganized Enviva Inc. does not expect to pay any distribution on its Reorganized Enviva Inc. Interests in the foreseeable future. However, in the event it does make distributions of cash or other property on its Reorganized Enviva Inc. Interests, such distributions made with respect to Reorganized Enviva Inc. Interests will constitute dividends for U.S. federal income tax purposes to the extent of Reorganized Enviva Inc.’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent those distributions exceed Reorganized Enviva Inc.’s current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. holder’s tax basis in the Reorganized Enviva Inc. Interests and thereafter as capital gain from the sale or exchange of such Reorganized Enviva Inc. Interests. Subject to the rules discussed above under Article VIII.F.3, entitled “Income or Gain Effectively Connected with a U.S. Trade or Business,” and below under Articles VIII.F.5 and VIII.F.6, entitled “FIRPTA” and “FATCA,” any distribution made to a Non-U.S. holder on the Reorganized Enviva Inc. Interests generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

(b)	Sale, Redemption, or Repurchase of Reorganized Enviva Inc. Interests or New Warrants

Subject to the rules discussed below under Article VIII.G entitled “Back-Up Withholding and Information Reporting,” a Non-U.S. holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition of any of its Reorganized Enviva Inc. Interests or New Warrants, including any gain resulting from a non-dividend distribution in excess of the holder’s tax basis in their Reorganized Enviva Inc. Interests, unless (i) the Non-U.S. holder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year in which the disposition occurs and certain other conditions are met, (ii) such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States), or (iii) Reorganized Enviva Inc. is or has been a USRPHC during the shorter of the Non-U.S. holder’s holding period in the Reorganized Enviva Inc. Interests or New Warrants or the five-year period ending on the date of the disposition of the Reorganized Enviva Inc. Interests or New Warrants, as applicable. If the first exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate) on any gain realized, which may be offset by certain U.S. source capital losses. If the second exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. holder, and a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or lower applicable income tax treaty rate). If the third exception applies, the Non-U.S. holder will be subject to U.S. federal income tax and U.S. federal withholding tax as discussed in Article VIII.F.5 entitled “FIRPTA.”

(c)       Exercise of the New Warrants

In general, it is not expected that the exercise of the New Warrants into Reorganized Enviva Inc. Interests will cause a Non-U.S. holder to recognize gain or loss under the Tax Code. However, Non-U.S. holders should consult their own tax advisors prior to the exercise of the New Warrants into Reorganized Enviva Inc. Interests and prior to a sale or disposition of Reorganized Enviva Inc. Interests acquired by such exercise, including regarding FIRPTA reporting requirements to the IRS relating to such exercise and whether the exercise of the New Warrants or disposition of Reorganized Enviva Inc. Interests may be subject to U.S. federal income tax if Reorganized Enviva Inc. is a USRPHC (as defined below) and the Non-U.S. holder does not satisfy the 5% Exception (as defined below).

5.             FIRPTA

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gain or loss of a foreign person on a disposition of a United States real property interest (“USRPI”) is deemed to be effectively connected with a trade or business carried on in the United States and subject to U.S. federal income tax. A USRPI includes any interest (other than solely as a creditor) in a domestic corporation if the domestic corporation is a United States real property holding corporation (“ USRPHC”). An equity interest (including an option to acquire an equity interest) in a corporation that is regularly traded on an established securities market is, however, excepted from treatment as a USRPI if any class of equity interest of the corporation is regularly traded on an established securities market and the holder of such equity interest does not, at any time during an applicable measuring period, own more than 5% of that class of stock (the “5% Public Shareholder Exception”). In addition, if a non-regularly traded interest is convertible into common stock that is regularly traded on an established securities market, such non-regularly traded interest is excepted from treatment as a USRPI if on the date on which a holder acquired such interest it does not have a fair market value greater than 5% of the regularly traded class of stock into which it is convertible (the “5% Convertible Exception” and together with the 5% Public Shareholder Exception, the “5% Exception”). If the Reorganized Enviva Inc. Interests were not considered to be regularly traded on an established securities market, the Non-U.S. holder (regardless of the percentage of Reorganized Enviva Inc. Interests or New Warrants or the fair market value of the New Warrants) would be subject to U.S. federal income tax on a taxable disposition of the Reorganized Enviva Inc. Interests or New Warrants, and a 15% withholding tax would apply to the gross proceeds from such disposition.

Reorganized Enviva Inc. previously determined it was not a USRPHC and did not expect it would become one. However, Reorganized Enviva Inc. has not updated its USRPHC analysis as of the filing of the Plan and, therefore, has not determined whether it believes it is currently or may become a USRPHC in the future. As a result, there can be no assurance that Reorganized Enviva Inc. has not, or will not in the future, become a USRPHC. In the event that we are or become a USRPHC, as long as our common stock is “regularly traded on an established securities market” (within the meaning of the Treasury Regulations), only a non-U.S. holder of Reorganized Enviva Inc. Interests and/or New Warrants that does not qualify for the 5% Exception would be taxable by reason of our classification as a USRPHC. To the extent our common stock is not regularly traded on an established securities market and we are or become a USRPHC, the 5% Exception would not be available to a non-U.S. holder of Reorganized Enviva Inc. Interests and/or New Warrants. As discussed in Article X.C. 2, there is no assurance that a market will develop for the Reorganized Enviva Inc. Interests or the New Warrants or that the Reorganized Enviva Inc. Interests will be listed on any national securities exchange or any over-the-counter market after the Effective Date. Therefore, following the Effective Date, it is unclear whether the Reorganized Enviva Inc. Interests will be regularly traded on an established securities market.

NON-U.S. HOLDERS SHOULD CONSULT THEIR INDEPENDENT TAX ADVISORS TO DETERMINE WHETHER THE REORGANIZED ENVIVA INC. INTERESTS AND/OR THE NEW WARRANTS ARE SUBJECT TO FIRPTA.

6.             FATCA

Sections 1471 through 1474 of the Tax Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”) imposes a 30% withholding tax on “withholdable payments” (as defined in the Tax Code, including payments of interest on an Allowed Bond General Unsecured Claim and dividends on a Reorganized Enviva Inc. Interest) if paid to a “foreign financial institution” or a “non-financial entity” (each as defined in the Tax Code) (including in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Tax Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of a note or stock which can produce U.S. source interest or dividends, proposed Treasury Regulations provide that such payments of gross proceeds (other than amounts treated as interest) do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN INDEPENDENT TAX ADVISOR REGARDING THE POSSIBLE IMPACT OF THESE RULES ON SUCH NON-U.S. HOLDER’S U.S. FEDERAL INCOME TAX CONSEQUENCES PURSUANT TO THE PLAN.

G.             Back-Up Withholding and Information Reporting

Under the Tax Code, interest, dividends and other reportable payments may, under certain circumstances, be subject to backup withholding. Backup withholding may apply to payments made pursuant to the Plan, unless the holder provides to the applicable withholding agent its taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

In addition, information reporting may apply to (i) distributions or payments made to a holder of an Allowed General Unsecured Claim or Existing Equity Interest, (ii) as well as future payments made with respect to a Reorganized Enviva Inc. Interest or New Warrant, and (iii) certain transactions under the Plan that result in a holder claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these Treasury Regulations and whether the transactions contemplated by the Plan would be subject to these Treasury Regulations and require disclosure on the holders’ tax returns.

H.             Tax Treatment of Disputed Claims Reserve

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Plan Administrator intends to (i) treat any assets held in the Disputed Claims Reserve on account of Disputed Claims as held in a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (which will be taxable as a “qualified settlement fund” if all assets of the disputed reserve are passive assets for tax purposes), and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, without limitation, the Debtors, Reorganized Enviva Inc., the Plan Administrator and the holders of applicable Claims) will be required to report for tax purposes consistently with the foregoing (whether in audits, tax returns or otherwise) unless required to take a different position pursuant to a “determination” within the meaning of Section 1313 of the Tax Code. Accordingly, the Disputed Claims Reserve will be a separate taxable entity for U.S. federal income tax purposes, and all interest and earnings of the Disputed Claims Reserve will be taxable to such entity.

Under such treatment, a separate U.S. federal income tax return will be filed with the IRS for the Disputed Claims Reserve, and the Disputed Claims Reserve will be subject to tax annually on a separate entity basis. The Plan Administrator will be responsible for payment of any taxes imposed on the Disputed Claims Reserve. Accordingly, distributions from the Disputed Claims Reserve will be net of any taxes relating to the retention, disposition and distribution of assets in the Disputed Claims Reserve. In the event, and to the extent, any cash of the Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of the Disputed Claims Reserve (including any income that may arise upon the distribution of the assets in the Disputed Claims Reserve), assets of the Disputed Claims Reserve may be sold to pay such taxes.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR INDEPENDENT TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

IX. VOTING PROCEDURES AND REQUIREMENTS

A.            Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code presumes the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount of the claims that cast ballots and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

Only Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan.

The Claims in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

B.            The Solicitation Package

Only record Holders of Claims in Class 5 (Bond General Unsecured Claims), Class 6 (Non-Bond General Unsecured Claims), and Class 10 (Existing Equity Interests) as of October 4, 2024 (such classes, the “Voting Classes,” and such date, the “Voting Record Date”) are entitled to vote on the Plan. Holders of Claims in the Voting Classes will receive a solicitation package consisting of the following materials:

•	a notice of the Confirmation Hearing;

•	this Disclosure Statement with all exhibits, including the Plan, and any other supplements or amendments thereto;

•	procedures and instructions for voting on the Plan and related deadlines as set forth in the Disclosure Statement Order [73] and the solicitation procedures (the “Voting Procedures”);

•	a form ballot (the “Ballot”), which will include the voting instructions; and

•	any other documents authorized by the Court.

C.	Voting Procedures

This Disclosure Statement, which is accompanied by Ballots to be used for voting on the Plan, is being distributed to the Holders of Claims and Interests in the Voting Classes. The procedures and instructions for voting and related deadlines are set forth in certain exhibits annexed to the Disclosure Statement Order.

The Disclosure Statement Order is incorporated herein by reference and should be read in conjunction with this Disclosure Statement and in formulating a decision to vote to accept or reject the Plan.

THE DISCUSSION OF THE SOLICITATION AND VOTING

PROCESS SET FORTH IN THIS DISCLOSURE STATEMENT IS

ONLY A SUMMARY. PLEASE REFER TO THE DISCLOSURE STATEMENT

ORDER FOR A MORE COMPREHENSIVE DESCRIPTION OF THE

SOLICITATION AND VOTING PROCESS.

D.            Voting Deadline

Ballots will be provided for Holders of Claims and Interests in the Voting Classes as of the Voting Record Date to vote to accept or reject the Plan. Because all other Classes are either Unimpaired and presumed to accept or Impaired and deemed to reject, only the Voting Classes are entitled to vote.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, the applicable standards for tabulating Ballots, and instructions for how to opt-in to the releases set forth in the Plan.

The Ballots do not constitute, and shall not be deemed to be, (i) a Proof of Claim or Interest or (ii) an assertion or admission of a Claim or Interest. The Ballots may not be used for any purpose other than to vote to accept or reject the Plan and to make certain certifications with respect thereto, as further described in the Disclosure Statement Order.

The Debtors have engaged Verita Global (f/k/a Kurtzman Carson Consultants LLC) (“Verita”) as their claims, noticing, and solicitation agent to assist in, among other things, the transmission of voting materials and in the tabulation of votes with respect to the Plan.

[73]	“Disclosure Statement Order” means the Order (I) Approving (A) the Adequacy of the Disclosure Statement, (B) the Solicitation and Notice Procedures With Respect To Confirmation of the Plan, (C) the Forms of Ballots, Other Solicitation Materials, and Notices in Connection Therewith, (D) the Scheduling of Certain Dates With Respect Thereto, (E) the Rights Offering Procedures, (F) the Overbid Procedures, and (II) Granting Related Relief [Docket No. [●]].

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY VERITA IN THE MANNER SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M. (PREVAILING EASTERN TIME) ON NOVEMBER 6, 2024, UNLESS EXTENDED BY THE DEBTORS. IF YOU HOLD YOUR CLAIMS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR BENEFICIAL HOLDER BALLOT. UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

EACH BALLOT ADVISES THAT HOLDERS OF CLAIMS OR INTERESTS (A) WHO VOTE TO ACCEPT THE PLAN, OR (B) WHO AFFIRMATIVELY OPT-IN TO GRANTING THE RELEASES CONTAINED IN ARTICLE VIII OF THE PLAN, IN EACH CASE, SHALL BE DEEMED TO HAVE CONSENTED TO THE RELEASES CONTAINED IN ARTICLE VIII OF THE PLAN AND TO UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASE AND DISCHARGE THE RELEASED PARTIES FROM ANY AND ALL CAUSES OF ACTION.

YOU ARE PERMITTED TO GIVE AND RECEIVE CERTAIN MUTUAL RELEASES UNDER THE PLAN IF YOU OPT-IN TO DOING SO. IF YOU DO NOT ELECT TO OPT-IN TO THE RELEASES SET FORTH IN ARTICLE VIII.E OF THE PLAN, YOU WILL FOREGO THE BENEFIT OF OBTAINING THE MUTUAL RELEASES SET FORTH IN ARTICLE VIII OF THE PLAN.

Holders of Claims in the Voting Classes as of the Voting Record Date may vote to accept or reject the Plan by submitting a Ballot electronically via the E-Ballot voting platform on Verita’s website by visiting https://www.veritaglobal.net/enviva, clicking on the “Submit Electronic Ballot” link, and following the instructions set forth on the website.

HOLDERS OF CLAIMS OR INTERESTS IN THE VOTING CLASSES ARE STRONGLY ENCOURAGED TO SUBMIT THEIR BALLOTS VIA THE E-BALLOT PLATFORM.

Delivery of a Ballot by facsimile, e-mail or any other non-approved electronic means will not be accepted. If Holders of Claims or Interests do not submit a Ballot electronically via the E- Ballot platform, Ballots are returnable to Verita by the Voting Deadline with an original signed copy to:

Via First Class Mail, Overnight Courier, or Hand Delivery:

Enviva Ballot Processing

c/o KCC d/b/a Verita Global

222 N. Pacific Highway, Suite 200

El Segundo, California 90245

Domestic (toll-free): (888) 249-2695

International (toll): + 1 (310) 751-2601

For questions regarding the Ballots or submission process, please contact Verita either via telephone, at (888) 249-2695 for the United States and Canada (toll-free), and + 1 (310) 751-2601 (international toll), and requesting to speak with a member of the solicitation team, or by visiting https://www.veritaglobal.net/enviva.

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY VERITA NO LATER THAN THE VOTING DEADLINE OF 4:00 P.M. (PREVAILING EASTERN TIME) ON NOVEMBER 6, 2024.

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the Holder of a Claim or Interest with respect to such Ballot to accept (i) all of the terms of, and conditions to, the solicitation of the Plan; and (ii) the terms of the Plan, including the injunction, releases, and exculpations set forth therein, as applicable. All parties in interest retain their right to object to approval of this Disclosure Statement on a final basis pursuant to section 1125 of the Bankruptcy Code and Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement.

E.             Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by Verita and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Court, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors determine, unless otherwise ordered by the Court. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will the Debtors or any other person incur any liabilities for failure to provide such notification. Unless otherwise directed by the Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

F.             Where to Find Additional Information

Enviva files annual, quarterly, and current reports, proxy statements, and other information with the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. The information included in the following filings incorporated by reference herein is deemed to be part of this Disclosure Statement, except for any information superseded or modified by information contained expressly in this Disclosure Statement. You should not assume that the information in this Disclosure Statement is current as of any date other than the date on the first page of the Disclosure Statement or that any information incorporated into this Disclosure Statement is current as of any date other than the date of the document in which it is contained. Any information Enviva files under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit), that updates information in the filings incorporated by reference will update and supersede that information:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 1, 2023;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended (a) September 30, 2023, filed on November 9, 2023, (b) June 30, 2023, filed on August 2, 2023, and (c) March 31, 2023, filed on May 3, 2023; and

•	Current Reports on Form 8-K filed on (except with respect to Items 2.02 or 7.01 or the corresponding information furnished under Item 9.01 or included as an exhibit) May 9, 2024; April 8, 2024; March 15, 2024; March 13, 2024; March 12, 2024; March 5, 2024; February 16, 2024; January 29, 2024; January 16, 2024; December 28, 2023; December 5, 2023; December 1, 2023; September 19, 2023; August 30, 2023; July 18, 2023; June 15, 2023; May 5, 2023; March 27, 2023; March 24, 2023; March 2, 2023; and January 20, 2023.

X.       CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, Holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with the attachments, exhibits, or documents incorporated by reference herein. The risk factors below should not be regarded as the only risks associated with the Debtors’ businesses or the Plan and its implementation. Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any documents filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov or the Company’s website at https://ir.envivabiomass.com/financials/default.aspx#sec.

A.	Certain Bankruptcy Law Considerations

1.             General

While the Debtors believe that these Chapter 11 Cases will be efficient and not materially harmful to the value of their assets, the Debtors cannot be certain that this will be the case. Further, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure the parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business, the Debtors’ relationships with their employees, the subsequent ownership of the Debtors’ assets or on the amount of distributable value available to the Holders of Claims or Interests.

2.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Court will reach the same conclusion.

3.	The Conditions Precedent to the Confirmation Date and/or Effective Date of the Plan May Not Occur

As more fully set forth in Article IX of the Plan, the Confirmation Date and the Effective Date of the Plan are subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Confirmation Date or the Effective Date will not take place.

4.	The Debtors May Fail to Satisfy Voting Requirements

If votes are received in number and amount sufficient to enable the Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative Chapter 11 plan or proceed with a sale of all or substantially all of the Debtors’ operating assets pursuant to section 363 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative Chapter 11 plan or sale pursuant to section 363 of the Bankruptcy Code would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan.

5.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims and Interests under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims and Interests under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims and Interests, and the recoveries distributed in connection therewith, may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual recoveries may vary from the estimated recoveries contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims or Interests that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims and Interests under the Plan.

6.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and causes of action that may otherwise be asserted against the Debtors or Released Parties or Exculpated Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

7.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a Chapter 11 plan, and requires, among other things, findings by the Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b)  confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c)  the value of distributions to nonaccepting Holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such Holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan. If the Plan is not confirmed by the Court, it is unclear what, if anything, Holders of Allowed Claims would ultimately receive on account of such Allowed Claims.

The Debtors, subject to the terms and conditions of the Plan and the Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Class junior to such non-accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

8.	Nonconsensual Confirmation

In the event that any impaired class of Claims or Interests does not accept a Chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Court will agree with this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

9.	Risk of Termination of the Restructuring Support Agreement, Backstop Agreement, Exit Facility Commitment Letter, or DIP Facility Agreement

The Restructuring Support Agreement contains certain provisions that give the Restructuring Support Parties the ability to terminate the Restructuring Support Agreement under certain circumstances, such as the failure to meet any of the milestones for these Chapter 11 Cases as set forth in the Restructuring Support Agreement or the conversion of one or more of these Chapter 11 Cases into a case under chapter 7 of the Bankruptcy Code. Should a termination event occur, all obligations of the parties under the Restructuring Support Agreement will terminate, and the Debtors would be forced to file an alternative plan that lacks the same broad support of the Ad Hoc Group. Termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the distributable value available to the Holders of Claims or Interests.

Similarly, the Backstop Agreement and Exit Facility Commitment Letter may contain provisions that give parties the ability to terminate their obligations to fully backstop the Rights Offering or fund the Exit Facilities upon the occurrence of certain events or if certain conditions are not satisfied, including the failure to achieve certain milestones. Likewise, the DIP Facility Agreement provides for certain events of default, which include the termination of the Restructuring Support Agreement, the occurrence of which will permit the Required DIP Creditors (as defined therein) to terminate their financing commitments thereunder. Termination of the Restructuring Support Agreement and/or the DIP Facility Agreement, or the failure to enter into, obtain Court approval of, or perform under the Backstop Agreement or the Exit Facility Commitment Letter, could significantly and detrimentally impact the Debtors’ business and relationships with, among others, vendors, suppliers, employees, and customers, or, as described below, could result in the conversion of these Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code.

10.	The Exit Facility and the Transactions Contemplated Thereby May Not Become Effective

Although the Debtors believe that the Exit Facilities will become effective on the Effective Date, there can be no assurance as to such timing or as to whether the Exit Facilities and the transactions contemplated thereunder will become effective.

11.	The Valuation of Reorganized Debtors May Not Be Adopted by the Court

Parties in interest in these Chapter 11 Cases may oppose confirmation of the Plan by alleging that the value of the Reorganized Debtors is higher than estimated by the Debtors and that the Plan thereby improperly limits or extinguishes their rights to recoveries under the Plan. At the Confirmation Hearing, the Court will hear evidence regarding the views of the Debtors and opposing parties, if any, with respect to the valuation of the Reorganized Debtors. Based on that evidence, the Court will determine the appropriate valuation for the Reorganized Debtors for purposes of the Plan.

12.	Liquidity During these Chapter 11 Cases

In addition to the cash requirements necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with these Chapter 11 Cases and expect to continue to incur significant professional fees and costs throughout these Chapter 11 Cases.

The DIP Facility is intended to provide liquidity to the Debtors during the pendency of these Chapter 11 Cases. If these Chapter 11 Cases take longer than expected to conclude, or in the event of a breach of a milestone or other event of default under the DIP Facility, which could occur if the Plan is not confirmed on the proposed timeline, the Debtors may exhaust or lose access to their financing. There is no assurance that they will be able to obtain additional financing from the DIP Creditors or otherwise. In either such case, the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impacted.

13.	Impact of these Chapter 11 Cases on the Debtors

These Chapter 11 Cases may affect the Debtors’ relationships with, and their ability to negotiate favorable terms with, creditors, customers, vendors, suppliers, employees, Non-Debtor Affiliates, and other personnel and counterparties. While the Debtors expect to continue, and have thus far continued normal operations during the pendency of these Chapter 11 Cases, public perception of their continued viability may affect, among other things, the desire of new and existing customers to enter into or continue their agreements or arrangements with the Debtors. The failure to maintain any of these important relationships could adversely affect the Debtors’ business, financial condition, and results of operations.

Because of the public disclosure of these Chapter 11 Cases and concerns vendors may have about the Debtors’ liquidity and/or the Debtors’ ability to obtain or maintain normal credit terms with vendors may be impaired. Also, the Debtors’ transactions that are outside of the ordinary course of business are generally subject to the approval of the Court during the pendency of the Chapter 11 Cases, which may limit the Debtors’ ability to respond on a timely basis to certain events or take advantage of certain opportunities. As a result, the effect that the Chapter 11 Cases will have on the Debtors’ business, financial conditions, and results of operations cannot be accurately predicted or quantified at this time.

14.	Conversion into Cases Under Chapter 7 of the Bankruptcy Code

If no plan can be confirmed, or if the Court otherwise finds that it would be in the best interest of Holders of Claims and Interests, these Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.

The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in the Plan or another Chapter 11 plan because of, inter alia, (a) the current economic conditions and market for assets of the type owned by the Debtors, (b) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time rather than selling in a controlled manner, (c) additional administrative expenses involved in the appointment of a trustee, (d) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and Executory Contracts in connection with cessation of operations, and (e) a trustee’s inability to potentially realize certain value or recover on assets that are otherwise available under the Plan. See the hypothetical liquidation analysis (the “ Liquidation Analysis”) attached hereto as Exhibit E for further discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and Interests.

15.	Risk of Re-solicitation of the Plan

There can be no assurance that the Court will not require modifications to the Plan that would necessitate re-solicitation of votes from the Holders of Bond General Unsecured Claims (Class 5), Non-Bond General Unsecured Claims (Class 6), and Existing Equity Interests (Class 10). Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan in the event votes are re-solicited. Re-solicitation could delay confirmation of the Plan, and if the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan or other proceeding.

16.	Financial Results May Be Volatile and May Not Reflect Historical Trends

Unanticipated events and circumstances occurring after the date hereof may affect the actual financial results of the Debtors’ operations. These variations may be material and may adversely affect the value of the Reorganized Enviva Inc. Interests, the ability of the Debtors to consummate their business plan, and the ability of the Debtors to make payments with respect to their indebtedness, among other things. Because the actual results achieved may vary from projected results, perhaps significantly, the Financial Projections should not be relied upon as a guarantee or other assurance of the actual results that will occur.

Further, during the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date. In addition, if the Debtors emerge from the Chapter 11 Cases, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt fresh start accounting, in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends.

Finally, the business plan was developed by the Debtors with the assistance of their advisors. There can be no assurances that the Debtors’ business plan will not change, perhaps materially, as a result of decisions that the board of directors may make after fully evaluating the strategic direction of the Debtors and their business plan. Any deviations from the Debtors’ existing business plan would necessarily cause a deviation in the Financial Projections.

17.	Risks Associated with the NMTC Claims

Parties in interest may oppose confirmation of the Plan by alleging that the Plan incorrectly purports to leave Allowed NMTC Claims (Class 4) Unimpaired when Holders of such Claims may be paid in full in Cash, despite explicit prohibitions to the contrary under the NMTC Loan Documents. For example, Section 2.3(d) of the Prepetition Senior Secured NMTC QLICI Loan Agreement provides that “Borrower shall not have the right to prepay any amount due under the terms of the Notes prior to the expiration of the NMTC Recapture Period”, which period expires on June 27, 2029. Parties in interest may assert that any violation of this prohibition could constitute an event of default under the Prepetition Senior Secured NMTC QLICI Loan Agreement and, accordingly, the Court should find that any Holder of an Allowed NMTC Claim (that is attributable to the Prepetition Senior Secured NMTC QLICI Loan Agreement) that is paid in Cash in accordance with the Plan is not Unimpaired in accordance with section 1124 of the Bankruptcy Code. Moreover, parties in interest may assert that violation of this prohibition has the potential to cause a recapture of the new markets tax credits under the NMTC program.

B.	Additional Factors Affecting the Value of Claims

1.	The Total Amount of Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than what the Debtors have estimated, which, in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary materially from the Debtors’ projections and feasibility analysis.

2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain information contained in this Disclosure Statement, including the Financial Projections in Exhibit F is, by nature, forward-looking, and contains (i) estimates and assumptions which might ultimately prove to be incorrect and (ii) projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be Allowed. Additionally, the Reorganized Debtors may not be able to meet their projected financial results or achieve projected revenues and cash flows assumed in projecting future business prospects. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due or may not be able to meet their operational needs. For a description of such risks, please refer to Article X of this Disclosure Statement—“Certain Risk Factors To Be Considered.”

C.	Risks That May Affect the Value of Securities to Be Issued Under the Plan and/or Recoveries Under the Plan

1.	The Estimated Valuation of the Reorganized Debtors and the Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent the Private or Public Sale Values

The Debtors’ estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the private or public sale values of the Reorganized Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; and (d) the Debtors’ ability to maintain adequate liquidity to fund operations.

2.	Lack of Established Market for the Reorganized Enviva Inc. Interests

There is no public market for the Reorganized Enviva Inc. Interests or the New Warrants and there can be no assurance as to the development or liquidity of any market for the Reorganized Enviva Inc. Interests issued or the New Warrants, or that the Reorganized Enviva Inc. Interests will be listed on any national securities exchange or any over-the-counter market after the Effective Date. If a trading market does not develop, is not maintained, or remains inactive, holders of the Reorganized Enviva Inc. Interests and New Warrants may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. If the new entity is a limited liability company, receipt of any securities may be conditioned on submission of a signature page to the Stockholders Agreement and securities interests shall be subject to transfer restrictions set forth therein.

3.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors will have up to approximately $1,000,000,000 in debt consisting of (a) delayed draw term loans in an aggregate principal amount equal to $250,000,000, and (b) exit term loans in an aggregate outstanding principal amount equal to $750,000,000 under the Exit Facilities. The Reorganized Debtors’ ability to service their debt obligations will depend, among other things, on their future operating performance, which depends partly on economic, financial, competitive and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures to develop their reserves and maintain their capital equipment. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

4.	No Intention to Pay Dividends

The Debtors do not anticipate paying any dividends on the Reorganized Enviva Inc. Interests as it expects to retain any future cash flows for debt reduction and to support its operations. In addition, covenants in the documents governing the Reorganized Debtors’ indebtedness may restrict their ability to pay cash dividends and may prohibit the payment of dividends and certain other payments. As a result, the success of an investment in the Reorganized Enviva Inc. Interests will depend entirely upon any future appreciation in the value of the Reorganized Enviva Inc. Interests. There is, however, no guarantee that the Reorganized Enviva Inc. Interests will appreciate in value or even maintain their initial value.

D.	Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ business and industry are more fully described in the SEC filings of Enviva which are incorporated herein (excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit), including:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 1, 2023;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended (a) September 30, 2023, filed on November 9, 2023, (b) June 30, 2023, filed on August 2, 2023, and (c) March 31, 2023, filed on May 3, 2023; and

•	Current Reports on Form 8-K filed on (except with respect to Items 2.02 or 7.01 or the corresponding information furnished under Item 9.01 or included as an exhibit) May 9, 2024; April 8, 2024; March 15, 2024; March 13, 2024; March 12, 2024; March 5, 2024; February 16, 2024; January 29, 2024; January 16, 2024; December 28, 2023; December 5, 2023; December 1, 2023; September 19, 2023; August 30, 2023; July 18, 2023; June 15, 2023; May 5, 2023; March 27, 2023; March 24, 2023; March 2, 2023; and January 20, 2023.

The risks associated with the Debtors’ business and industry described in Enviva’s filings with the SEC include, but are not limited to, the following:

1.	Impairment

During the fourth quarter of 2023, the Company performed an interim goodwill impairment test, which indicated that the carrying value of its sole reporting unit was above its fair value. On December 4, 2023, the Board concluded that a material charge for impairment to goodwill would be required for the fourth quarter of 2023. As a result, the Company recorded a material non-cash pretax impairment charge related to goodwill of $103.9 million in the fourth quarter of 2023.

The assessment for potential impairment of other long-lived assets requires management to make judgments on a number of significant estimates and assumptions, including projected cash flows, discount rates, and projected long-term growth rates. The Company may be required to record a significant charge in its consolidated financial statements during the period in which any impairment of its other long-lived assets is identified, and this could negatively impact the Company’s financial condition and results of operations.

2.	Significant Customers

The Company’s contracts with four of its largest counterparties, three of which are located in Europe and one of which is located in Japan, represent substantially all of its expected product sales volumes in 2024; as a result, the Company faces counterparty and geographic concentration risk. The ability of each of the Company’s customers to perform its obligations under a contract with the Company will depend on a number of factors that are beyond the Company’s control and may include the overall financial condition of the counterparty, the counterparty’s access to capital, delay or shutdown of the counterparty’s operations due to regulatory, financial or operational challenges, the condition of the regional and global power, heat, and combined heat and power generation industry, continuing regulatory and economic support for wood pellets as a fuel source, pricing trends in the spot market for wood pellets and general economic conditions. In particular, in 2023 and 2024, certain of the Company’s counterparties experienced significant operational shutdowns of their facilities that impacted their ability to accept contracted volumes. In addition, in depressed market conditions, the Company’s customers may no longer need the amount of the Company’s products they have contracted for or may be able to obtain comparable products at a lower price. Should any counterparty fail to honor its obligations under a contract with the Company, the Company could sustain losses, which could have a material adverse effect on its business, financial condition, and results of operations. In addition, if the Company fails to continue to diversify its customer base geographically within and outside of Europe in the future, its results of operations, business and financial position could be materially adversely affected.

Upon the expiration of the Company’s off-take contracts, its customers may decide not to recontract on terms as favorable to the Company as its current contracts, or at all. For example, the Company’s current customers may acquire wood pellets from other providers that offer more competitive pricing or logistics or develop their own sources of wood pellets. Some of the Company’s customers could also exit their current business or be acquired by other companies that purchase wood pellets from other providers. The demand for wood pellets or their prevailing prices at the times at which the Company’s current off-take contracts expire may also render entry into new long-term-off-take contracts difficult or impossible.

Any reduction in the amount of wood pellets purchased by the Company’s customers or the Company’s inability to renegotiate or replace its existing contracts on economically acceptable terms, or its failure to successfully penetrate new markets within and outside of Europe in the future, could have a material adverse effect on the Company’s results of operations, business and financial position.

3.	Customer Termination Penalties

Certain of the Company’s off-take contracts provide the customer with a right of termination for various events of convenience or changes in law or policy. Although some of these contracts are subject to certain protective termination payments, the termination payments made by the Company’s customers may not fully compensate the Company for losses. In addition, if a contract is terminated due to financial distress of the counterparty, the Company may be unable to receive all or a portion of the compensation due to it under these contracts. The Company may be unable to re-contract its production at favorable prices or at all, and its results of operations, business and financial position, may be materially adversely affected as a result.

4.	Increases in Costs

The Company’s long-term off-take contracts typically set base prices subject to annual price escalation and other pricing adjustments, which are intended to adjust for changes in certain of its underlying costs of operations, including, in some cases, for stumpage or diesel fuel. However, such cost pass-through mechanisms are typically adjusted based on changes to the consumer price index, which may not reflect the actual changes to the Company’s costs. If the Company’s operating costs increase significantly during the terms of its long-term off-take contracts beyond the levels of pricing and cost protection afforded to it under the terms of such contracts, the Company’s results of operations, business, and financial position could be adversely affected. Continued and increased inflation could decrease the profitability of the Company’s long-term off-take contracts.

Moreover, during periods when the prevailing market price of wood pellets is lower than the prices under its long-term off-take contracts, the Company may be unable to sell any cancelled volumes, or renew expiring contracts, at profitable prices or at all, and cancellation or termination fees may not fully compensate it for the lost revenue. In contrast, during periods when the prevailing market price of wood pellets exceeds the prices under its long-term off-take contracts, the Company’s revenues could be significantly lower than they otherwise would have been were the Company not party to such contracts for substantially all of its production. In addition, the Company’s current and future competitors may be in a better position than the Company is to take advantage of relatively high prices during such periods.

5.	Contract Renegotiations

In connection with its ongoing restructuring through the Chapter 11 Cases, the Company is renegotiating many of its long-term contracts with the goal of improving profitability and to better protect against future inflation and other cost risks. The Company may be unable to complete these negotiations on the proposed terms, or at all.

6.	Legal Proceedings and Governmental Inquiries

The Company’s business is subject to litigation, regulatory investigations, and claims arising in the normal course of operations. The risks associated with these matters often may be difficult to assess or quantify and the existence and magnitude of potential claims often remain unknown for substantial periods of time. The Company’s involvement in any investigations and lawsuits would cause it to incur additional legal and other costs and, if the Company were found to have violated any laws, it could be required to pay fines, damages, and other costs, perhaps in material amounts. Regardless of final costs, these matters could have an adverse effect on the Company’s business by exposing the Company to negative publicity, reputation damage, or diversion of personnel and management resources.

7.	Low-Carbon and Renewable Energy Laws or Government Policies, Incentives, and Taxes

Consumers of utility-grade wood pellets currently use the Company’s products either as part of a binding obligation to generate a certain percentage of renewable energy or because they receive direct or indirect financial support or incentives to do so. Financial support is often necessary to cover the generally higher costs of wood pellets compared to conventional fossil fuels like coal. In most countries, once the government implements a tax (e.g., the U.K.’s carbon price floor tax) or a preferable tariff or specific renewable energy policy either supporting a renewable energy generator or the energy generating sector as a whole, such tax, tariff, or policy is guaranteed for a specified period of time, sometimes for the investment lifetime of a generator’s project. However, governmental policies that currently support the use of biomass may adversely modify their tax, tariff, or incentive regimes, and the future availability of such taxes, tariffs, or incentive regimes, either in current jurisdictions beyond the prescribed timeframes or in new jurisdictions, is uncertain. Demand for wood pellets could be substantially lower than expected if government support is removed, reduced, or delayed or, in the future, is insufficient to enable successful deployment of biomass power at the levels currently projected.

In addition, regulatory changes such as new requirements to install additional pollution control technology could require the Company to curtail or amend operations to meet new greenhouse gas (“GHG”) and other emission limits. This may also affect demand for the Company’s products in addition to increasing its operational costs. Regulatory directives may require certain biomass standards to be satisfied in order for the Company’s customers to capture any available direct or indirect regulatory incentives from the use of the Company’s products. This typically is implemented through biomass sustainability criteria, which either are a mandatory element of eligibility for financial subsidies to biomass energy generators or may be expected to become mandatory in the future. As a biomass fuel supplier, the viability of the Company’s business is therefore dependent on its ability to comply with such requirements. These requirements may restrict the types of biomass the Company can use and the geographic regions from which the Company sources its raw materials and may require the Company to reduce GHG emissions associated with its supply and production processes.

Currently, some criteria with which the Company must comply, including rules relating to certain customer regulatory requirements, forestry best management practices, future adaption of climate smart forestry techniques and carbon accounting, are under revision. If different sustainability requirements are adopted in the future, demand for the Company’s products could be materially reduced in certain markets, and its results of operations, business and financial position, may be materially adversely affected.

8.	Air Permits

The Company’s plants are subject to the requirements of the Clean Air Act and must either receive minor source permits from the states in which they are located or a major source permit, which the U.S. EPA has the right to object to if it determines any proposed permit is not in compliance with applicable requirements. In general, the Company’s facilities are eligible for minor source permits following the application of pollution control technologies. However, the Company could experience substantial delays with respect to obtaining such permits, including as a result of any challenges issuing such permits to the Company or other factors, which could impair its ability to operate its wood pellet production plants or expand its production capacity. In addition, any new air permits the Company receives could require that it incur additional expenses to install emissions control technologies or limit its operations. Such new permits could also impede the Company’s ability to satisfy emission limitations and/or stringent testing requirements to demonstrate compliance therewith. Failure to meet such requirements could have a material adverse effect on the Company’s results of operations, business and financial position.

9.	Forestry Products Legislative and Regulatory Initiatives

The Company’s raw materials are byproducts of traditional timber management and harvesting, principally the parts of the harvested wood that are not utilized in higher-value markets, such as the tops and limbs of trees, crooked or diseased trees, slash, understory, and thin tree lengths. Commercial forestry is regulated by complex regulatory frameworks at the federal, state, and local levels. Among other federal laws, the Clean Water Act and the Endangered Species Act have been applied to commercial forestry operations through agency regulations and court decisions, as well as through the delegation to states to implement and monitor compliance with such laws. State forestry laws, as well as land-use regulations and zoning ordinances at the local level, are also used to manage forests in the Southeastern United States, as well as other regions from which the Company may need to source raw materials in the future. Any new or modified laws or regulations at any of these levels could have the effect of reducing forestry operations in areas where the Company procures its raw materials and consequently may prevent it from purchasing raw materials in an economic manner, or at all. In addition, future regulation of, or litigation concerning, the use of timberlands, the protection of endangered species, the promotion of forest biodiversity and the response to and prevention of wildfires, as well as litigation, campaigns or other measures advanced by special interest groups, could also reduce the availability of the raw materials required for the Company’s operations.

10.	Changes in the Treatment of Biomass

Various rules have been issued or may be issued in the future by government agencies, including in the jurisdictions where the Company sells its products, to regulate the sustainability criteria associated with the use of biomass, which in turn may require the Company to adopt certain practices in its operations.

On October 18, 2023, the Council of the E.U. and Presidents of the Parliament signed the final text of RED III, which entered into force on November 20, 2023, although there is an 18-month period for member states to transpose the directives into law. Under RED III, wood biomass continues to be recognized as a renewable energy source in the E.U. and, therefore, can be used in meeting the EU’s climate targets. The EU’s directives establish, among other things, targets for renewable energy supply and certain sustainability requirements for biomass, including requirements related to carbon stocks and land use. If the wood pellets the Company produces do not conform to these or future requirements, the Company’s customers would not be able to count energy generated therefrom towards these renewable energy goals, which could decrease demand for the Company’s products. RED III also implements additional changes relating to subsidies of biomass—for example, no new subsidies for power biomass plants, no direct subsidies for industrial grade roundwood, and required application of the cascading principle to subsidy design. These provisions may impact the Company’s future operations and financial condition. Relatedly, biomass has been under additional regulatory scrutiny in recent years to develop standards to safeguard against adverse environmental effects from its use, and certain special interest groups that focus on environmental issues have expressed their opposition to the use of biomass, both publicly and directly, to domestic and foreign regulators, policy makers, power, heat or combined heat, and generators and other industrial users of biomass. These groups are also actively lobbying, litigating, and undertaking other actions domestically and abroad in an effort to increase the regulation of, reduce or eliminate the incentives and support for, or otherwise delay, interfere with, or impede the production and use of biomass for or by generators. Any changes in the treatment of biomass in jurisdictions where the Company sells or plans to sell its products could materially adversely affect the Company’s results of operations, business and financial condition.

Notwithstanding the above, the Company cannot guarantee that its products will continue to be considered renewable in all jurisdictions where the Company’s customers consume them or meet future standards or the expectations of third parties, governmental authorities, and stakeholders, related to the same, especially with respect to potential regulatory changes. This may adversely impact the Company’s business, harming its reputation, restricting or limiting access to and the cost of capital, and subjecting the Company to potential litigation risk.

11.	Environmental and Occupational Health and Safety Laws and Regulations

The Company’s operations are subject to stringent federal, regional, state, and local environmental, health, and safety laws and regulations. These laws and regulations govern environmental protection, occupational health and safety, the release or discharge of materials into the environment, air emissions, wastewater discharges, the investigation and remediation of contaminated sites, and allocation of liability for cleanup of such sites. These laws and regulations may restrict or impact the Company’s business in many ways, including by requiring it to acquire permits or other approvals to conduct regulated activities, limiting the Company’s air emissions or wastewater discharges or requiring it to install costly equipment to control, reduce, or treat such emissions or discharges and impacting the Company’s ability to modify or expand its operations. The Company may be required to make significant capital and operating expenditures to comply with these laws and regulations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, imposition of investigatory or remedial obligations, suspension or revocation of permits, and the issuance of orders limiting or prohibiting some or all of the Company’s operations. Adoption of new or modified environmental laws and regulations may impair the operation of the Company’s business, delay or prevent expansion of existing facilities or construction of new facilities, and otherwise result in increased costs and liabilities, which may be material.

12.	Special Interest Groups

Certain special interest groups that focus on environmental issues have expressed their opposition to the use of biomass, both publicly and directly to domestic and foreign regulators, policy makers, power, heat or combined heat and power generators, and other industrial users of biomass. These groups are also actively lobbying, litigating, and undertaking other actions domestically and abroad in an effort to increase the regulation of, reduce, or eliminate the incentives and support for, or otherwise delay, interfere with, or impede the production and use of biomass for or by heat and power generators. Such efforts, if successful, could materially adversely affect the Company’s results of operations, business and financial condition.

13.	ESG Matters

Increasing social and political attention to climate change and other environmental and social impacts may result in increased costs, changes in demand for certain types of products or means of production, enhanced compliance obligations, or other negative impacts to the Company’s business or its financial condition. Although the Company may participate in various voluntary frameworks and certification programs to improve the ESG profile of its operations and product, the Company cannot guarantee that such participation or certification will have the intended results on its ESG profile.

The Company creates and publishes voluntary disclosures regarding ESG matters and its goals from time to time, but many of the statements in those voluntary disclosures are based on its expectations and assumptions, which may require substantial discretion and forecasts about costs and future developments. Such expectations and assumptions are also complicated by the lack of an established framework for identifying, measuring, and reporting on many ESG matters. The Company’s estimates concerning the timing and cost of implementing its goals are subject to risks and uncertainties, some of which are outside of the Company’s control. Given the evolving nature of GHG emissions accounting methodologies and climate science, the Company cannot guarantee that such factors may not give rise to the need to restate or revise its goals, cause it to miss them altogether, or limit the impact of success of achieving its goals. Additionally, the Company cannot guarantee that there will be sufficient offsets available for purchase given the increased demand from numerous businesses implementing net zero goals, or that, notwithstanding the Company’s reliance on any reputable third party registries, that the offsets it does purchase will successfully achieve the emissions reductions they represent. The Company may also face greater scrutiny as a result of the announcement or publication of its progress, and any failure to successfully achieve its goals, or the manner in which it achieves some or any portion of its goals, could lead to adverse press coverage or other public attention. Moreover, despite the voluntary nature of the Company’s goals, the Company may receive pressure from external sources, such as lenders, investors, or other groups, to adopt more aggressive climate or other ESG-related goals; however, the Company may not agree that such goals will be appropriate for its business, and the Company may not be able to implement such goals because of potential costs or technical or operational obstacles.

Relatedly, organizations that provide information to investors on corporate governance and related matters have developed rating processes on evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings could lead to increased negative investor sentiment toward the Company, its customers, or its industry, which could negatively impact its share price as well as its access to and cost of capital. Finally, to the extent ESG matters negatively impact the Company’s reputation, the Company may not be able to compete as effectively to recruit or retain employees, which may adversely affect its operations.

Further, public statements with respect to ESG matters, such as emissions reduction goals, other environmental targets, or other commitments addressing certain social issues, are becoming increasingly subject to heightened scrutiny from public and governmental authorities related to the risk of potential “greenwashing,” i.e., misleading information or false claims overstating potential ESG benefits. For example, in March 2021, the SEC established the Climate and ESG Task Force in the Division of Enforcement to identify and address potential ESG-related misconduct, including greenwashing. Certain non-governmental organizations and other private actors have also filed lawsuits under various securities and consumer protection laws alleging that certain ESG-related statements, goals, or standards were misleading, false, or otherwise deceptive. As a result, the Company may face increased litigation risks from private parties and governmental authorities related to its ESG efforts. The Company could also face increasing costs as it attempts to comply with and navigate further regulatory focus and scrutiny.

Finally, any alleged claims of greenwashing against the Company or others in its industry may lead to further negative sentiment and diversion of investments. For example, on November 3, 2022, a putative securities class action lawsuit was filed in federal district court in the District of Maryland against the Company, John Keppler, and Shai Even. The lawsuit asserted claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder based on allegations that the Company made materially false and misleading statements regarding the Company’s business, operations, and compliance policies, particularly relating to its ESG practices. Specifically, the lawsuit alleged that the Company’s statements were misleading as to the environmental sustainability of the Company’s wood pellet production and procurement and the impact such statements would have on the Company’s financials and growth potential. The lawsuit sought unspecified damages, equitable relief, interest and costs, and attorneys’ fees. Lead plaintiff and lead counsel were appointed on January 31, 2023, and their amended complaint was filed on April 4, 2023. The parties completed briefing on the Company’s motion to dismiss on August 1, 2023, and the court granted the Company’s motion to dismiss on July 3, 2024. The plaintiffs voluntarily dismissed the lawsuit with prejudice on July 25, 2024.

14.	Construction Projects Timing and Costs

The Company expects to experience an increase in capital expenditures and general and administrative expenses related to development and construction activities, which may be substantial. The Company may face delays or unexpected developments in completing the Epes Plant or future construction projects, including as a result of inflation, supply chain issues, the Company’s failure to timely obtain the equipment, services, or access to infrastructure necessary for the operation of its projects at budgeted costs, maintain all necessary rights to land access and use and/or obtain and/or maintain environmental and other permits or approvals. These circumstances could prevent the Company’s construction projects from commencing operations or from meeting its original expectations concerning timing, operational performance, the capital expenditures necessary for their completion, and the returns they will achieve. In particular, the DIP Facility and the Plan contemplate including financing to complete the Epes Plant. However, the amount and allocation of those funds are subject to the progress and timing of the Chapter 11 Cases and ultimate confirmation of the Plan by the Court. Any material delay in the timing of the Chapter 11 Cases or material change in the proposed funding could have a material effect on the costs and timing of the completion of the Epes Plant, and such delays may result in increased costs associated with the project.

Moreover, design, development and construction activities associated with a project may occur over an extended period of time but may generate little or no revenue or cash flow until the project is placed into commercial service. This mis-match in timing could reduce the Company’s available liquidity. For example, the Company had incurred construction expenses related to the construction of the Bond Plant, which development was ceased in connection with the filing of the Chapter 11 Cases. The Company’s inability to complete and transition its construction projects into financially successful operating projects on time and within budget or the failure of the Company’s projects to generate expected returns could have a material adverse impact on its liquidity, results of operations, business, and financial position.

15.	Access to Infrastructure

Substantially all of the Company’s production is dependent on infrastructure at its owned, leased, and third-party-operated terminals. Should the Company or a third-party operator suffer a catastrophic failure of the equipment at these terminals or otherwise experience port closures, including for security or weather-related reasons, the Company could be unable to fulfill off-take obligations or incur substantial additional transportation costs, which would reduce its cash flow. Moreover, the Company relies on various ports of destination, as well as third parties who provide stevedoring or other services at its ports of shipment and destination or from whom the Company charters oceangoing vessels and crews, to transport its product to its customers. Loss of access to these ports for any reason, or failure of such third-party service providers to uphold their contractual obligations, may impact the Company’s ability to fulfill its obligations under its off-take contracts, cause interruptions to its shipping schedule and cause the Company to incur substantial additional transportation or other costs, all of which could have a material adverse effect on the Company’s business, financial condition, and results of operations.

16.	Quality Control Systems

The Company’s customers require a reliable supply of wood pellets that meet stringent product specifications. The Company has built its operations and assets to consistently deliver and certify the highest levels of product quality and performance, which is critical to the success of the Company’s business and depends significantly on the effectiveness of its quality control systems, including the design and efficacy of such systems, the success of its quality training program and its ability to ensure that the Company’s employees and contract counterparties adhere to its quality control policies and guidelines. Moreover, any significant failure or deterioration of the Company’s quality control systems could impact its ability to deliver product that meets its customers’ specifications and, in turn, could lead to rejection of the Company’s product by its customers, which could have a material adverse effect on the Company’s business, financial condition, and results of operations.

17.	Operating Hazards and Operational Risks; Insurance

The Company’s business could be materially adversely affected by operating hazards and other risks to its operations. The Company produces a combustible product that presents a risk of fires and explosions or other hazards at the Company’s plants or terminals. Any such fire or explosion could cause injury, damage production plants, or disrupt production or transportation which could adversely impact the Company’s financial results or the Company’s ability to satisfy its obligations under its customer contracts. Moreover, severe weather, such as floods, earthquakes, hurricanes, or other natural disasters, climatic phenomena, such as drought, and other catastrophic events, such as plant or shipping disasters, could impact the Company’s operations by causing damage to its facilities and equipment, affecting its ability to deliver its product to its customers and impacting its customers’ ability to take delivery of its products. Floods, hurricanes, and wet conditions can damage production plants in the short term and forests in the long term, and result in increased costs associated with drying the Company’s product. Such events may also adversely affect the ability of the Company’s suppliers or service providers to provide it with the raw materials or services it requires or the ability to load, transport, and unload the Company’s product.

In addition, the scientific community has concluded that severe weather will increase in frequency and intensity as result of increasing concentrations of GHGs in the Earth’s atmosphere, and that climate change will have significant physical effects, including sea-level rise, increased frequency and severity of hurricanes and other storms, flooding, drought, and forest fires. The Company and its suppliers operate in coastal and wooded areas in geographic regions that are susceptible to such climate impacts.

The Company maintains insurance policies to mitigate against certain risks related to its business, in types and amounts that it believes are reasonable depending on the circumstances surrounding each identified risk; however, the Company may not be fully insured against all operating hazards and other operational risks incident to its business. Furthermore, the Company may be unable to maintain or obtain insurance of the type and amount it desires at reasonable rates, if at all. As a result of market conditions and certain claims the Company may make under its insurance policies, premiums and deductibles for certain of its insurance policies could escalate. In some instances, insurance could become unavailable or available only for reduced amounts of coverage or at unreasonable rates. If the Company were to incur a significant liability for which it is not fully insured, it could have a material adverse effect on the Company’s financial condition, results of operations, and cash available for dividends to its stockholders.

18.	Capital Expenditures

Although the Company currently uses a portion of its cash generated from operations to maintain, develop, and improve its assets and facilities, such investment may, over time, be insufficient to preserve the operating profile required for the Company to meet its planned profitability or meet the evolving quality and product specifications demanded by its customers. Moreover, the Company’s current and future construction and other capital projects may be capital-intensive or suffer cost overruns. Accordingly, if the Company exceeds its budgeted capital expenditures and/or additional capital expenditures become necessary in the future and the Company is unable to execute its construction, maintenance, or improvement programs successfully, within budget, and in a timely manner, the Company’s results of operations, business and financial position, and its ability to generate cash flows, may be materially adversely affected. The Company’s future success depends on its ability to continuously improve and upgrade its existing plants to meet customer demands while at the same time maintaining the reliability and integrity of its existing plants. The Company may not be able to maintain or replace key technology and infrastructure at its existing plants as quickly as it would like or in a cost-effective manner. The profitability of the Company’s business is dependent on the continuous improvement of both its supply and maintenance costs. The Company may not be able to continuously reduce costs as effectively as it needs to increase profitability.

19.	Take-or-Pay Contracts

The Company sells most of its wood-pellet volumes through long-term, take-or-pay offtake contracts with customers in the U.K., the E.U., and Japan. Take-or-pay terms require customers to take a fixed quantity of product at a specified price and provides for the Company to be compensated in the event of the customer’s failure to accept all or part of the contracted volumes or for termination of a contract by the customer. Although these contracts typically include provisions that escalate the price over time and provide for other margin protection, in periods with fluctuating prices, contracted prices and quantities may not keep pace with market prices and demand. Additionally, if the Company’s operational costs increase during the terms of the long-term, take-or-pay offtake contracts, the Company may not be able to pass some of those increased costs along to its customers.

20.	Seasonal Fluctuations

The Company’s business is affected by seasonal fluctuations. The cost of producing wood pellets tends to be higher in the winter months because of increases in the cost of delivered raw materials, primarily due to a reduction in accessibility during cold and wet weather conditions. The Company’s raw materials typically have higher moisture content during this period, resulting in a lower product yield; moreover, the cost of drying wood fiber increases during periods of lower ambient temperatures.

The increase in demand for power and heat during the winter months drives greater customer demand for wood pellets. As some of the Company’s wood pellet supply to its customers are sourced from third-party purchases, the Company may experience higher wood pellet costs and a reduction in its gross margin during the winter months. These seasonal fluctuations could have an adverse effect on the Company’s business, financial condition, and results of operations and cause comparisons of operating measures between consecutive quarters to not be as meaningful as comparisons between longer reporting periods.

21.	Cost and Availability of Raw Materials and Sourced Wood Pellets

The Company purchases wood fiber from third-party landowners and other suppliers for use at its plants. The Company’s reliance on third parties to secure wood fiber exposes it to potential price volatility and unavailability of such raw materials, and the associated costs may exceed the Company’s ability to pass through such price increases under its contracts with its customers. Further, delays or disruptions in obtaining wood fiber may result from a number of factors affecting the Company’s suppliers, including extreme weather, production or delivery disruptions, inadequate logging capacity, labor disputes, impaired financial condition of a particular supplier, the inability of suppliers to comply with regulatory or sustainability requirements, or decreased availability of raw materials. In addition, other companies, whether or not in the Company’s industry, could procure wood fiber within the Company’s procurement areas and adversely change regional market dynamics, resulting in insufficient quantities of raw material or higher prices.

Any interruption or delay in the supply of wood fiber, or the Company’s inability to obtain wood fiber at acceptable prices in a timely manner, could impair the Company’s ability to meet the demands of its customers and expand its operations.

In addition to its production, the Company purchases wood pellets produced by other suppliers to fulfill its obligations under its portfolio of long-term off-take contracts or take advantage of market dislocations on an opportunistic basis. Any reliance on other wood pellet producers exposes the Company to the risk that such suppliers will fail to satisfy their obligations pursuant to the associated off-take contracts, including by failing to timely meet quality specifications and volume requirements. Any such failure could increase the Company’s costs or prevent it from meeting its commitments to its customers.

The materialization of any of the foregoing risks could have an adverse effect on the Company’s results of operations, business, and financial position, and cash generated from its operations.

22.	Counterparty Credit Risk and Material Nonpayment or Nonperformance By Customers

The Company is subject to the risk of loss resulting from nonpayment or nonperformance by its contract counterparties, including the Company’s long-term off-take customers and suppliers. The Company’s credit procedures and policies may not be adequate to fully eliminate counterparty credit risk and it may be unable to enforce payment or performance from distressed counterparties. If the Company fails to adequately assess the creditworthiness of existing or future customers or suppliers, or if their creditworthiness deteriorates unexpectedly, any resulting nonpayment or nonperformance by them could have an adverse impact on the Company’s results of operations, business and financial position, and cash generated from its operations.

23.	Cost and Availability of Transportation and Other Infrastructure

Disruptions to or increases in the cost of local or regional transportation services and other forms of infrastructure, such as electricity, due to shortages of vessels, barges, railcars, or trucks, weather-related problems, flooding, drought, accidents, mechanical difficulties, bankruptcy, inflationary pressures, strikes, lockouts, bottlenecks, or other events could increase the Company’s costs, temporarily impair its ability to deliver products to its customers, and might, in certain circumstances, constitute a force majeure event under the Company’s customer contracts, permitting the Company’s customers to suspend taking delivery of and paying for its products.

In addition, persistent disruptions in the Company’s access to infrastructure may force it to halt production as it reaches storage capacity at its facilities. Accordingly, if the primary transportation services the Company uses to transport its products are disrupted, and it is unable to find alternative transportation providers, it could have a material adverse effect on the Company’s results of operations, business and financial position, and cash generated from its operations.

24.	Competitors and Competition

The Company competes with other wood pellet production companies for the customers to whom it sells its products. Other current producers of utility-grade wood pellets include Drax Biomass Inc., AS Graanul Invest, Fram Renewable Fuels, LLC, Phu Tai Bio-Energy and Highland Pellets LLC. Competition in the Company’s industry is based on price, consistency and quality of product, site location, distribution and logistics capabilities, customer service, creditworthiness and reliability of supply. Some of the Company’s competitors may have greater financial and other resources than the Company does, may develop technology superior to the Company’s, or may have production plants sited in more advantageous locations from a logistics, procurement, or other cost perspective.

In addition, demand growth in the industry may lead to a significant increase in the production levels of the Company’s existing competitors and may incentivize new, well-capitalized competitors to enter the industry, both of which could reduce the demand for the Company’s products and the prices it is able to obtain under future off-take contracts. Significant price decreases or reduced demand could have a material adverse effect on the Company’s results of operations, business, and financial position, and cash generated from its operations.

25.	Foreign Currency and Interest Rate Risk; Hedging Arrangements

The Company may experience foreign currency exchange and interest rate volatility in its business. The Company may use hedging transactions with respect to certain of its off-take contracts which are, in part or in whole, denominated in foreign currencies and interest rate swaps with respect to any variable-rate debt, in an effort to achieve more predictable cash flow and to reduce its exposure to foreign currency exchange and interest rate fluctuations.

In addition, there may be instances in which costs and revenue will not be matched with respect to currency denomination. As a result, to the extent that existing and future off-take contracts are not denominated in U.S. Dollars, it is possible that increasing portions of the Company’s revenue, costs, assets, and liabilities will be subject to fluctuations in foreign currency valuations.

Such hedging transactions involve cost and risk and may not be effective at mitigating the Company’s exposure to fluctuations in foreign currency exchange and interest rates. Although the use of hedging transactions may limit the Company’s downside risk, their use may also limit future revenues. Risks inherent in the Company’s hedging transactions include the risk that counterparties to hedging contracts may be unable to perform their obligations and the risk that the terms of such contracts will not be legally enforceable. Likewise, the Company’s hedging activities may be ineffective or may not fully offset the financial impact of foreign currency exchange or interest rates fluctuations, which could have an adverse impact on the Company’s results of operations, business and financial position.

26.	Attraction and Retention of Key Personnel; New Leadership Team

The Company depends to a large extent on the services of its senior management team and other key personnel. Members of the Company’s senior management and other key employees collectively have extensive expertise in designing, building, and operating wood pellet production plants or marine terminals, negotiating long-term off-take contracts and managing businesses similar to the Company. Competition for management and key personnel is intense, and the pool of qualified candidates is limited. The loss of any of these individuals or the failure to attract additional personnel, as needed, could have a material adverse effect on the Company’s operations and could lead to higher labor costs or reliance on less qualified personnel. In addition, if any of the Company’s executives or other key employees were to join a competitor or form a competing company, the Company could lose customers, suppliers, know-how, and key personnel. The Company’s success is dependent on its ability to continue to attract, employ, and retain highly skilled personnel.

Since late 2022, the Company has experienced a number of significant leadership transitions including key roles of Chief Executive Officer, President, Chief Financial Officer and General Counsel. In addition, certain members of management have departed or changed roles in connection with the Chapter 11 Cases and further changes may be implemented in connection with the Plan. These leadership transitions have resulted, and may result in the future, in changes to the Company’s management style, operations, and strategies. Any significant leadership change or senior management transition involves inherent risk and could hinder the Company’s strategic planning, business execution and future performance. In particular, this or any future leadership transition may result in a loss of personnel with deep institutional or technical knowledge and changes in business strategy or objectives, and has the potential to disrupt the Company’s operations and relationships with employees and customers due to added costs, operational inefficiencies, changes in strategy, decreased employee morale and productivity, and increased turnover. Failure to successfully transition to the new leadership team could affect the Company’s ability to attract and retain skilled personnel and may have an adverse effect on the Company’s results of operations, business, and financial position.

27.	International Nature of the Business

Substantially all of the Company’s current product sales are to customers that operate outside of the United States. As a result, the Company faces certain risks inherent in maintaining international operations that include foreign exchange movements, restrictions on foreign trade and investment, including currency exchange controls imposed by or in other countries and trade barriers such as export requirements, tariffs, taxes, and other restrictions and expenses, which could increase the prices of the Company’s products and make its products less competitive in some countries.

28.	Tax Laws and Regulations; Exposure to Tax Liabilities

The Company is subject to various complex and evolving U.S. federal, state, and local and non-U.S. taxes. U.S. federal, state, and local and non-U.S. tax laws, policies, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to the Company, in each case, possibly with retroactive effect, and may have an adverse effect on the Company’s business, cash flows, and future profitability.

29.	Labor Strikes or Work Stoppages

As of December 31, 2023, none of the Company’s employees were represented by a labor union. However, unionization activities could occur among the Company’s employees. If employees strike, participate in a work stoppage or slowdown, or engage in other forms of labor strike, it could lead to disruptions in the Company’s business, increases in its operating costs, and constraints on its operating flexibility. Strikes, work stoppages, or an inability to negotiate collective bargaining agreements on commercially reasonable terms could have a material adverse effect on the Company’s business, results of operations, financial condition, and cash flows.

30.	Cybersecurity Risk

As is typical of modern businesses, the Company is reliant on the continuous and uninterrupted operation of its information technology (“IT”) systems. User access and security of the Company’s sites and IT systems are critical elements of its operations, as are cloud security and protection against cybersecurity incidents. Any IT failure pertaining to availability, access, or system security could potentially result in disruption of the Company’s activities and personnel, and could adversely affect the Company’s reputation, operations, or financial performance. The energy industry has become increasingly dependent on digital technologies to conduct day-to-day operations, and the use of mobile communication devices has rapidly increased. Industrial control systems such as supervisory control and data acquisition (“SCADA”) systems now control large-scale processes that can include multiple sites across long distances. In addition, cybersecurity attacks are also becoming more sophisticated and include, but are not limited to, ransomware, credential stuffing, spear phishing, social engineering, use of deepfakes (e.g., highly realistic synthetic media generated by artificial intelligence) and other attempts to gain unauthorized access to data for purposes of extortion or other malfeasance. The Company’s technologies, systems, networks, including its SCADA system, and those of its business partners may become the target of cybersecurity attacks or security breaches.

The Company has experienced attempted cybersecurity attacks, but has not suffered any material adverse impacts to its business and operations as a result of such unsuccessful attempts. The Company has implemented security measures that are designed to detect and protect against cyberattacks. No security measure is infallible. Despite these measures and any additional measures, the Company may implement or adopt in the future, the Company’s facilities and systems, and those of its third-party service providers, have been and are vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, misdirected wire transfers, and other adverse events. The Company’s efforts to improve security and protect data may also identify previously undiscovered instances of security breaches or bad actors with present access to its systems.

Potential risks to the Company’s IT systems could include unauthorized attempts to extract business-sensitive, proprietary, confidential, or personal information, unauthorized attempts to perpetrate denial of service attacks, extortion, corruption of information, or disruption of business processes. A cybersecurity incident resulting in a security breach or failure to identify a security threat could disrupt the Company’s business and could result in the loss of sensitive, confidential information or other assets, as well as litigation, including individual claims or class actions, regulatory enforcement, violation of privacy or securities laws and regulations, and remediation costs, all of which could materially impact the Company’s reputation, operations, or financial performance.

31.	Privacy and Data Protection Legislation Compliance Risk

The Company is subject to a variety of federal, state and local laws, directives, rules, and policies relating to privacy and the collection, protection, use, retention, security, disclosure, transfer, and other processing of personal data and other data. The regulatory framework for data privacy and security worldwide is continuously evolving and developing and, as a result, interpretation, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. The European Union, e.g., has enacted the General Data Protection Regulation (EU 2016/679) (the “EU GDPR”), and the United Kingdom has implemented the Data Protection Act 2018 and the EU GDPR as it forms part of the laws of England and Wales, Scotland, and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (the “UK GDPR”), each of which (to the extent such laws apply) broadly impacts businesses that handle various types of personal data, including employee personal data.

32.	Common Stock Price Fluctuations

Although the Company’s Common Stock is listed on the NYSE, it cannot assure that an active public market will continue for its common stock. In particular, the Company is currently out of compliance with NYSE listing standards and, if the Company is unable to regain compliance, its Common Stock will be delisted from the NYSE. If an active public market for the Common Stock does not continue, the trading price and liquidity of the Common Stock will be materially and adversely affected. If there is a thin trading market or “float” for the Common Stock, the market price for the Common Stock may fluctuate significantly more than the stock market as a whole. Without a large public float, the Common Stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of the Common Stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in the Company. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of the Common Stock could fluctuate widely in response to several factors, including: the Company’s quarterly or annual operating results; changes in the Company’s earnings estimates; investment recommendations by securities analysts following the Company’s business or its industry; additions or departures of key personnel; changes in the business, earnings estimates, or market perceptions of the Company’s competitors; the Company’s failure to achieve operating results consistent with securities analysts’ projections; changes in industry, general market, or economic conditions; and announcements of legislative or regulatory changes.

33.	Corporate Opportunity Provisions of Certificate of Incorporation

Subject to the limitations of applicable law, the Company’s certificate of incorporation, among other things: permits the Company to enter into transactions with entities in which one or more of the Company’s officers or directors are financially or otherwise interested; permits any of the Company’s stockholders, officers or directors to conduct business that competes with the Company and to make investments in any kind of property in which the Company may make investments; and provides that if any director or officer of one of the Company’s affiliates who is also one of its officers or directors becomes aware of a potential business opportunity, transaction, or other matter (other than one expressly offered to that director or officer in writing solely in his or her capacity as an director or officer), that director or officer will have no duty to communicate or offer that opportunity to the Company, and will be permitted to communicate or offer that opportunity to such affiliates and that director or officer will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary or other duties to the Company regarding the opportunity or (ii) acted in bad faith or in a manner inconsistent with the Company’s best interests.

These provisions create the possibility that a corporate opportunity that would otherwise be available to the Company may be used for the benefit of one of its affiliates.

34.	Identification of Material Weakness; Internal Controls

In the fourth quarter of 2022, management identified a material weakness in the Company’s internal control over financial reporting whereby the Company did not design and execute controls to assess the recoverability of recognized customer assets in accordance with U.S. generally accepted accounting principles. Moreover, in the first quarter of 2024, management concluded that the Company needed to correct the classification of approximately $33 million recoverable from customers for certain handling costs that the Company incurred at discharge ports for its wood pellet shipments that were reported in its unaudited Condensed Consolidated Statements of Operations for the first, second, and third quarters of 2023.

The existence of material weaknesses in internal control over financial reporting could adversely affect the Company’s reputation or investor perceptions of the Company, which could have a negative effect on the trading price of the Company’s shares. There is no assurance that the measures the Company has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Even if the Company is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of the Company’s financial statements.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for the Company to provide reliable financial reports and prevent fraud.

E.	Factors Relating to Reorganized Enviva Equity Interests and Securities to Be Issued Under the Plan

1.	Significant Holders

Certain Holders of Allowed Claims and Interests are expected to acquire a significant ownership interest in the Reorganized Enviva Inc. Interests and/or New Warrants pursuant to the Plan. If such holders were to act as a group, such holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the Reorganized Enviva Inc. Interests.

2.	Restrictions on Transfer of Securities to Be Issued Under the Plan

To the extent that securities issued pursuant to the Plan are not covered by section 1145(a)(1) of the Bankruptcy Code, such securities shall be issued pursuant to Section 4(a)(2) under the Securities Act and will be deemed “restricted securities” that may not be sold, exchanged, assigned, or otherwise transferred unless they are registered, or an exemption from registration is available, under the Securities Act. Holders of such restricted securities may not be entitled to have their restricted securities registered and will be required to agree not to resell them except in accordance with an available exemption from registration under the Securities Act. Rule 144 provides a limited safe harbor for the public resale of restricted securities (such that the seller is not deemed an “underwriter”) if certain conditions are met. These conditions vary depending on whether the seller of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” If the new entity is a limited liability company, receipt of any securities may be conditioned on submission of a signature page to the Stockholders Agreement and securities interests shall be subject to transfer restrictions set forth therein.

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the ninety (90) days preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer. Adequate current public information is available for a reporting issuer if the issuer has filed all periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, during the twelve months preceding the sale of the restricted securities. If the issuer is a non-reporting issuer, adequate current public information is available if certain information about the issuer is made publicly available.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144.

If the issuer of the New Securities is not subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act, the Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, non-affiliate holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

Further, Holders of Reorganized Enviva Inc. Interests or New Warrants who are deemed to be “underwriters” under section 1145(b) of the Bankruptcy Code will also be subject to restrictions under the Securities Act on their ability to resell those securities.

3.	The Trading Price for Reorganized Enviva Inc. Interests and New Warrants May Be Depressed Following the Effective Date

Assuming that the Effective Date occurs, Reorganized Enviva Inc. Interests or New Warrants will be issued to certain Holders of Claims and Interests. Following the Effective Date of the Plan, Reorganized Enviva Inc. Interests or New Warrants may be sold to satisfy withholding tax requirements, to the extent necessary to fund such requirements. In addition, Holders of Claims and Interests that receive Reorganized Enviva Inc. Interests or New Warrants may seek to sell such securities in an effort to obtain liquidity. These sales and the volume of Reorganized Enviva Inc. Interests available for trading could cause the trading price for the Reorganized Enviva Inc. Interests or New Warrants to be depressed, particularly in the absence of an established trading market for the Reorganized Enviva Inc. Interests or the New Warrants.

4.	The Reorganized Enviva Inc. Interests and New Warrants Will Be Subordinated to Indebtedness of Reorganized Enviva Inc.

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the Reorganized Enviva Inc. Interests and the New Warrants would rank below all debt claims against the Reorganized Debtors including claims under the Exit Facility Documents. As a result, holders of Reorganized Enviva Inc. Interests would not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

5.	Valuation of the Debtors is Not Intended to Represent Trading Value of Reorganized Enviva Inc. Interests

The valuation of the Debtors is not intended to represent the trading value of equity in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such Reorganized Enviva Inc. Interests and New Warrants at issuance will depend upon, among other things: (a) prevailing interest rates; (b) conditions in the financial markets; (c) the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and (d) other factors that generally influence the prices of the equity securities. The actual market price of the Reorganized Enviva Inc. Interests and New Warrants, if a market develops, is likely to be volatile. Many factors, including factors unrelated to the Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of equity to rise and fall. Accordingly, the value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the Reorganized Enviva Inc. Interests and New Warrants in the public or private markets.

6.	Potential Dilution

The ownership percentage represented by Reorganized Enviva Inc. Interests and New Warrants distributed on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with: (a) the Rights Offering (including the Rights Offering Backstop Premium); (b) the Management Incentive Plan; (c) the DIP Tranche A Equity Participation; (d) other post-emergence issuances; and (e) the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

F.	Additional Factors

1.	The Debtors Could Withdraw the Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	The Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Court.

3.	No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, these Chapter 11 Cases, or the Plan are authorized by the Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of Claims or Interests should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Interests.

6.	Certain Tax Consequences

For a discussion of certain U.S. federal income tax considerations to the Debtors and certain Holders of Claims and Interests in connection with the implementation of the Plan, see Article VIII hereof.

XI.       CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

Pursuant to sections 1128 and 1129 of the Bankruptcy Code, the Court has scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”). Notice of the Confirmation Hearing will be provided to all known creditors or their representatives. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. The Court has set the deadline to object to the confirmation of the Plan as 4:00 p.m. (prevailing Eastern Time) on November 6, 2024 (the “Plan Objection Deadline”). Any objections or responses to the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific legal and factual grounds therefore, and, if practicable, a proposed modification to the Plan (or related materials) that would resolve such objection, and must be filed with the Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to these Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Court may order, so as to actually be received on or before the Plan Objection Deadline:

1.	The Debtors and Proposed Counsel to the Debtors:

Enviva Inc.

7272 Wisconsin Avenue, Suite 1800

Bethesda, MD

Attn: Jason E. Paral

– and –

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:       Paul M. Basta

Andrew M. Parlen

Michael J. Colarossi

– and –

Kutak Rock LLP

901 East Byrd Street, Suite 1000

Richmond, VA 23219

Attn:       Michael A. Condyles

Peter J. Barrett

Jeremy A. Williams

2.	The United States Trustee:

Office of the United States Trustee

for the Eastern District of Virginia

200 Granby Street, Room 625

Norfolk, VA 23510

Attn:       Nicholas S. Herron

3.	Counsel to the Ad Hoc Group:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn:       Damian S. Schaible

David Schiff

– and –

McGuireWoods LLP

800 East Canal Street

Richmond, VA 23219

Attn:       Dion W. Hayes

K. Elizabeth Sieg

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE COURT and will be deemed overruled.

For the avoidance of doubt, an objection to the Plan filed with the Court will not be considered a vote to reject the Plan.

C.	Requirements for Confirmation of the Plan

The requirements for Confirmation of the Plan pursuant to section 1129(a) of the Bankruptcy Code include, without limitation, whether:

1.	the Plan complies with the applicable provisions of the Bankruptcy Code;

2.	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

3.	the Plan has been proposed in good faith and not by any means forbidden by law;

4.	any payment made or to be made by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, has been disclosed to the Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Court as reasonable;

5.	the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtors, an affiliate of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the Holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors and the nature of any compensation for such insider;

6.	with respect to each Class of Claims or Interests, each Holder of an Impaired Claim or Interest has either accepted the Plan or will receive or retain under the Plan, on account of such Holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

7.	except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not Impaired under the Plan;

8.	except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred Cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claims;

9.	at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

10.	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

11.	all fees payable under section 1930 of title 28, as determined by the Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

At the Confirmation Hearing, the Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of Chapter 11; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of Chapter 11; and (3) the Plan has been proposed in good faith.

D.	Best Interests Test/Liquidation Analysis

Section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a Chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or an equity interest in such impaired class either (1) has accepted the plan or (2) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting holder would receive or retain if the debtors liquidated under chapter 7. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

Attached hereto as Exhibit E and incorporated herein by reference is the Liquidation Analysis prepared by the Debtors with the assistance of A&M. The Liquidation Analysis provides the Debtors’ analysis with respect to liquidations of Enviva and other Debtor affiliates. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial reductions in the value to be realized by Holders of Claims as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims than such Holders would receive in a liquidation under chapter 7 of the Bankruptcy Code.

Any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis is solely for the purpose of disclosing to Holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

E.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

For purposes of determining whether the Plan meets this requirement, the Debtors, with the assistance of A&M, have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared financial projections (the “Financial Projections”) for the annual periods ending December 31, 2024 (fiscal year 2024) through December 31, 2028 (fiscal year 2028). The Financial Projections are based on an assumed Effective Date of November 27, 2024 and include certain assumptions regarding the anticipated future financial condition and results of operations of the Reorganized Debtors. To the extent that the Effective Date occurs before or after November 27, 2024, recoveries on account of Allowed Claims could be impacted. Creditors and other interested parties should review Article X of this Disclosure Statement for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections are attached hereto as Exhibit F and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe they will be a viable operation following these Chapter 11 Cases and the Reorganized Debtors will have adequate liquidity to service debt and operate in the ordinary course of business. Thus, confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

F.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.74

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by Holders of at least two-thirds in a dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually cast their ballots in favor of acceptance.

74 A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

G.       Additional Requirements for Nonconsensual Confirmation

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it, provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1.       No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. The Debtors believe that the Plan satisfies the “unfair discrimination” test.

2.       Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100% of the amount of Allowed Claims in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

3.       Valuation of the Debtors

In conjunction with formulating the Plan and satisfying its obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post-Confirmation going concern value of the Debtors. The valuation analyses of Enviva and affiliated Debtors (together, the “Valuation Analysis”) are attached hereto as Exhibit G and incorporated herein by reference.

XII.       ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that, subject to the Overbid Process described above, the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.       Alternative Plan

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a Chapter 11 plan has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.       Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Upon analysis and consideration of this alternative, the Debtors do not currently believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for Holders of Claims or Interests than the Plan. However, the Debtors are in the process of conducting the Overbid Process in accordance with the Overbid Procedures, to solicit for alternative transactions, which may be implemented through one or more sales. Accordingly, in the event a Successful Toggle Bid includes any sale, and the Debtors make the Transaction Election in accordance with the Overbid Procedures, the Debtors could be required to sell their assets pursuant to section 363.

C.       Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, these Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of Holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit E.

As discussed herein, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, inter alia, (a) delay resulting from the conversion of these Chapter 11 Cases, (b) additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases, (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations, and (d) a trustee’s inability to potentially realize certain value or recover on assets that are otherwise available under the Plan.

XIII. CONCLUSION AND RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors and equity holders than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims and Interests entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated:	August 30, 2024 Bethesda, Maryland

Enviva Inc.
on behalf of itself and all other Debtors

/s/ Glenn T. Nunziata
Glenn T. Nunziata
Interim Chief Executive Officer and Chief Financial Officer

EXHIBIT A

Joint Chapter 11 Plan of Reorganization of Enviva Inc. and Its Debtor Affiliates

(Filed Separately)

EXHIBIT B

Restructuring Support Agreement

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED TO BE, AN OFFER OF SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE RSA EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTATION AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTATION.

ENVIVA INC.

RESTRUCTURING SUPPORT AGREEMENT

March 12, 2024

This Restructuring Support Agreement (together with the exhibits and schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”),1 dated as of March 12, 2024, is entered into by and among the following parties:

(i)	Enviva Inc. and those certain subsidiaries of Enviva Inc. listed on Schedule 1 hereto (such subsidiaries and Enviva Inc. each a “Debtor” and, collectively, the “Debtors”);

(ii)	the undersigned holders or beneficial holders, investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or beneficial holders, of the senior notes issued pursuant to that certain Indenture, dated as of December 9, 2019, among Enviva Partners, LP and Enviva Partners Finance Corp., as issuers, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “2026 Notes Indenture Trustee”) (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date, the “2026 Notes Indenture”), for the 6.500% senior notes due 2026 (the “2026 Notes,” and the claims against the Debtors on account thereof, the “2026 Notes Claims”) (such holders, together with their respective successors and permitted assigns and any subsequent holder of 2026 Notes that may become in accordance with Section 12 and/or Section 13 hereof signatory hereto, collectively, the “Consenting 2026 Noteholders”);

[1]	Unless otherwise noted, capitalized terms used but not immediately defined herein shall have the meanings ascribed to them at a later point in this Agreement or in the Term Sheet (as defined herein), as applicable.

(iii)	the undersigned holders or beneficial holders, investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or beneficial holders, whether as record holders or participants, of loans or commitments (the “Senior Secured Credit Facility Loans”) under that certain Amended and Restated Credit Agreement dated as of October 18, 2018 (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date, the “Senior Secured Credit Agreement,” and the claims arising thereunder, the “Senior Secured Credit Facility Claims”) among Enviva Inc., as administrative borrower, Enviva LP, as subsidiary borrower, Ankura Trust Company, LLC, as administrative agent and collateral agent (in such capacity, the “Senior Secured Credit Facility Agent”), and the lenders party thereto from time to time (such lenders, together with their respective successors and permitted assigns and any subsequent lender that may become in accordance with Section 12 and/or Section 13 hereof signatory hereto, collectively, the “Consenting Senior Secured Credit Facility Lenders”);

(iv)	(A) the undersigned holders or beneficial holders, investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or beneficial holders, of Exempt Facilities Revenue Bonds (Enviva Inc. Project), Series 2022 (Green Bonds) (the “Epes Green Bonds,” and the claims against the Debtors on account thereof, the “Epes Green Bonds Claims”) issued by the Industrial Development Authority of Sumter County, Alabama (the “Epes Green Bonds Issuer”) pursuant to that certain Indenture of Trust, dated as of July 1, 2022, between Epes Green Bonds Issuer and Wilmington Trust, N.A., as trustee (the “Epes Green Bonds Trustee”) (such holders, together with their respective successors and permitted assigns and any subsequent holder of Epes Green Bonds that may become in accordance with Section 12 and/or Section 13 hereof signatory hereto, collectively, the “Consenting Epes Green Bondholders”); and

(v)	(A) the undersigned holders or beneficial holders, investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or beneficial holders, of Exempt Facilities Revenue Bonds, (Enviva Inc.), Series 2022 (Green Bonds) (the “Bond Green Bonds,” and, the claims against the Debtors on account of the Bond Green Bonds, the “Bond Green Bonds Claims” and, the Bond Green Bonds Claims together with the Epes Green Bonds Claims, the “Green Bonds Claims”[2] and, the Green Bonds Claims together with the 2026 Notes Claims and the Senior Secured Credit Facility Claims, the “Company Claims/Interests”) issued by Mississippi Business Finance Corporation (the “Bond Green Bonds Issuer”) pursuant to that certain Indenture of Trust, dated as of November 1, 2022, between Bond Green Bonds Issuer and Wilmington Trust, N.A., as trustee (the “Bond Green Bonds Trustee”) (such holders, together with their respective successors and permitted assigns and any subsequent holder of Bond Green Bonds that may become in accordance with Section 12 and/or Section 13 hereof signatory hereto, collectively, the “Consenting Bond Green Bondholders,” and collectively with the Consenting Epes Green Bondholders, the “Consenting Green Bondholders” and, together with the Consenting 2026 Noteholders and the Consenting Senior Secured Credit Facility Lenders, the “Restructuring Support Parties”).

[2]	For the avoidance of doubt, any reference herein to the principal amount of Green Bonds Claims as of the RSA Effective Date shall, upon the consummation of either the Epes Bond Settlement or the MS Bond Settlement (each as defined herein), as applicable, refer to the adjusted principal amount of the applicable Green Bonds Claims after the consummation of the applicable Settlement.

2

This Agreement collectively refers to the Debtors and the Restructuring Support Parties as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof, the Consenting 2026 Noteholders, in the aggregate, hold, or are investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of beneficial owner(s) that hold, approximately 95% of the aggregate outstanding principal amount of the 2026 Notes;

WHEREAS, as of the date hereof, the Consenting Senior Secured Credit Facility Lenders, in the aggregate, hold, or are investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of beneficial owner(s) that hold, approximately 72% of the aggregate outstanding principal amount of Senior Secured Credit Facility Loans;

WHEREAS, as of the date hereof, the Consenting Epes Green Bondholders, in the aggregate, hold, or are investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of beneficial owner(s) that hold, approximately 78% of the aggregate outstanding principal amount of the Epes Green Bonds;

WHEREAS, as of the date hereof, the Consenting Bond Green Bondholders, in the aggregate, hold, or are investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of beneficial owner(s) that hold, approximately 45% of the aggregate outstanding principal amount of the Bond Green Bonds; and

3

WHEREAS, the Debtors and the Restructuring Support Parties have, in good faith and at arms’ length, negotiated certain restructuring transactions (the “Restructuring”) with respect to the Debtors on the terms set forth in this Agreement and as specified in the restructuring term sheet attached hereto as Exhibit A (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance herewith, the “Term Sheet”) and incorporated herein by reference pursuant to Section 2 hereof, which will be implemented through jointly administered voluntary cases commenced by the Debtors (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), pursuant to the Plan3, which will be filed by the Debtors in the Chapter 11 Cases in accordance with the Milestones set forth in Section 4 of this Agreement.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1. RSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “RSA Effective Date”) that this Agreement has been executed by all of the following: (i) each Debtor; (ii) the holders4 of at least one-half of the aggregate outstanding principal amount of Senior Secured Credit Facility Claims; (iii) the holders of at least two-thirds of the aggregate outstanding principal amount of 2026 Notes Claims; (iv) the holders of at least 45% of the aggregate outstanding principal amount of Bond Green Bonds Claims; (v) the holders of at least two-thirds of the aggregate outstanding principal amount of Epes Green Bonds Claims; provided that the RSA Effective Date with respect to any Joining Party shall be the date that such Joining Party executes a Joinder Agreement; and (vi) the Forbearance Agreements5 shall be in full force and effect and the Debtors shall be in full compliance therewith.

2. Exhibits and Schedules Incorporated by Reference. Each of the exhibits attached hereto and any schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this

[3]	“Plan” means the joint plans of reorganization for each of the Debtors under chapter 11 of the Bankruptcy Code on the terms and subject to the conditions set forth herein, including in the Term Sheet.

[4]	References to “holder” or “lender” herein shall include holders or lenders or beneficial holders (including participants) or lenders, investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or lenders, or beneficial holders (including participants) or lenders, as applicable. For purposes of this Agreement, including in connection with determining requisite consent thresholds, termination thresholds, the occurrence of the RSA Effective Date, covenants, and representations and warranties with respect to holdings of Company Claims/Interests, holdings of Company Claims/Interests shall include any executed but unsettled trades and any Company Claims/Interests beneficially held by the applicable party. Any covenants or representations and warranties with respect to voting shall be satisfied with respect to any unsettled trades by using commercially reasonable efforts to exercise all rights such Restructuring Support Party has to cause and direct the applicable holder of such Company Claims/Interests to vote.

[5]	“Forbearance Agreements” means, collectively, (i) the forbearance agreement dated as of February 16, 2024, between Enviva Inc. and certain of its subsidiaries more particularly detailed therein, as debtors and the holders or investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of holders, of the senior notes issued pursuant to that certain Indenture dated as of December 9, 2019, as requisite creditors, (ii) the forbearance agreement dated as of February 16, 2024, between Enviva Inc. and certain of its subsidiaries more particularly detailed therein, as debtors and the holders, or investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of holders, of loans or commitments under that certain Amended and Restated Credit Agreement, dated as of October 18, 2018, as requisite creditors, and (iii) the forbearance agreement dated as of February 16, 2024, between Enviva Inc. and certain of its subsidiaries more particularly detailed therein, as debtors and the holders or investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of holders, of Exempt Facilities Revenue Bonds (Enviva Inc. Project), Series 2022 (Green Bonds) issued by the Industrial Development Authority of Sumter County, as requisite creditors.

4

Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern.

3.           Definitive Documentation.

(a)	The definitive documents and agreements governing the Restructuring (each, including all amendments, modifications and supplements thereto, a “Definitive Document” and collectively, the “Definitive Documentation”) shall include:

(i)	the Plan and all exhibits thereto (including the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court in accordance with this Agreement (the “Plan Supplement”), including the exhibit to the Plan Supplement that will set forth the material components of the transactions that are required to effectuate the Restructuring contemplated by this Agreement and the Plan Supplement, including any “restructuring steps memo,” “tax steps memo” or other document describing steps to be taken and the related tax considerations in connection with the Restructuring (the “Restructuring Transactions Exhibit”));

(ii)	the confirmation order with respect to the Plan (the “Confirmation Order”) and any pleadings in support of entry thereof;

(iii)	the order with respect to the Disclosure Statement (the “Disclosure Statement Order”) (including the Disclosure Statement and Solicitation Motion (as defined herein));

(iv)	the solicitation materials with respect to the Plan, including the disclosure statement (and all exhibits thereto) with respect to the Plan (the “Disclosure Statement”) (collectively, the “Solicitation Materials”);

(v)	(A) the interim order authorizing, among other things, the Debtors to use cash collateral and obtain debtor-in-possession financing (the “Interim DIP Order”), (B) the final order authorizing, among other things, the Debtors to use cash collateral and obtain debtor-in-possession financing (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”), and (C) the debtor-in-possession credit agreement and note purchase agreement (the “DIP Facility Agreement”) and all related documentation, including any budget (the “DIP Budget”) or term sheet (the “DIP Term Sheet”) related thereto, regarding the debtor-in-possession financing including any equity conversion processes or mechanisms relating thereto (collectively, the “DIP Financing Documents” and, such financing, the “DIP Financing”);

(vi)	all documentation related to any exit financing for the Restructuring (collectively, the “Exit Financing Documents”);

5

(vii)	all documentation related to the new money rights offering, which will be offered pursuant to section 1145 of the Bankruptcy Code and/or any other applicable law, including, without limitation, under section 4(a)(2) of the Securities Act (the “Rights Offering”), including the order authorizing the Debtors to enter into the Backstop Agreement (the “Backstop Approval Order”) and the procedures for the implementation of the Rights Offering (the “Rights Offering Procedures”) (collectively with the Backstop Agreement, the “Rights Offering Documents”);

(viii)	the backstop agreement with respect to the Rights Offering (the “Backstop Agreement”);

(ix)	any “key employee” retention or incentive plan and any motion, declaration or order related thereto;

(x)	all “first day” motions, applications, and other documents that any Debtor intends to file with the Bankruptcy Court and seeks to have heard on an expedited basis at the “first-day hearing” in the Chapter 11 Cases and any proposed orders related thereto;

(xi)	all documentation addressing or relating to the MS Bond Settlement (as defined herein) (the “MS Bond Settlement Documents”) and/or the Epes Bond Settlement (as defined herein) (the “Epes Bond Settlement Documents”);

(xii)	any other material documents, agreements, motions, pleadings, supplements, briefs, applications, orders, and other filings with the Bankruptcy Court, including any term sheets in respect thereof related to any of the foregoing or as may be reasonably necessary or advisable to implement the Restructuring; and

(xiii)	to the extent not included, any motions and related proposed orders, or amendment or modification of any order, related to each of the above.

(b)	The Definitive Documentation identified in Section 3(a) not executed or in a form attached to this Agreement will, after the RSA Effective Date, remain subject to negotiation and completion. The Definitive Documentation, including all amendments and modifications thereto and including all forms thereof filed with the Bankruptcy Court, shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and shall be at all times in form and substance reasonably acceptable to (i) the Debtors and (ii) the Consenting 2026 Noteholders holding at least one-half in dollar amount of the aggregate outstanding principal amount of the 2026 Notes Claims held by all Consenting 2026 Noteholders at the time of such consent (the “Majority Consenting 2026 Noteholders”); provided, that, without limiting the foregoing, (A) the Plan, the Plan Supplement, the DIP Orders, the DIP Facility Agreement, the Backstop Agreement, the Backstop Approval Order and the Confirmation Order shall be in form and substance acceptable to the Debtors and the Majority Consenting 2026 Noteholders; (B) (x) the MS Bond Settlement Documents and (y) any other Definitive Document to the extent related to or concerning the Plan treatment of the Bond Green Bonds to the extent materially and adversely inconsistent with this Agreement (including as may be amended), shall, in each case, be reasonably acceptable to the Debtors and the Consenting Bond Green Bondholders holding at least one-half in dollar amount of the aggregate outstanding principal amount of the Bond Green Bonds Claims held by all Consenting Bond Green Bondholders at the time of such consent (the “Majority Consenting Bond Green Bondholders”); (C) (x) the Epes Bond Settlement Documents and (y) any other Definitive Document to the extent related to or concerning the Plan treatment of the Epes Green Bonds to the extent materially and adversely inconsistent with this Agreement (including as may be amended), shall, in each case, be reasonably acceptable to the Debtors and the Consenting Epes Green Bondholders holding at least one-half in dollar amount of the aggregate outstanding principal amount of the Epes Green Bonds Claims held by all Consenting Epes Green Bondholders at the time of such consent (the “Majority Consenting Epes Green Bondholders”); and (D) any Definitive Document, to the extent related to or concerning (x) the use of prepetition cash collateral, adequate protection or stipulations and findings relating to the Senior Secured Credit Facility Claims, (y) the Plan treatment of the Senior Secured Credit Facility Claims to the extent materially and adversely inconsistent with this Agreement (including as may be amended) and (z) the Exit Financing Documents (solely to the extent the Senior Secured Credit Facility Claims convert to obligations under such Exit Financing) shall be reasonably acceptable to the Debtors and the Consenting Senior Secured Credit Facility Lenders holding at least one-half in dollar amount of the aggregate outstanding principal amount of the Senior Secured Credit Facility Claims held by all Consenting Senior Secured Credit Facility Lenders at the time of such consent (the “Majority Consenting Senior Secured Credit Facility Lenders”); provided further, that any provision of any Definitive Document setting out allocations of the DIP Financing or any backstop of the Rights Offering or Exit Financing shall be acceptable to the Debtors and the ad hoc group of those holders of Company Claims/Interests, including the 2026 Notes Claims (the “Ad Hoc Group”) represented by Davis Polk & Wardwell LLP (“Davis Polk”), as legal counsel, and Evercore Group L.L.C. (“Evercore”), as financial advisor, in connection with the Restructuring (collectively, the “Ad Hoc Group Advisors”).

(c)	For the avoidance of doubt, any reference in this Agreement to a Definitive Document or other instrument shall be construed to include the attendant consent rights set forth herein, and failure to explicitly refer to such consent rights when referencing or defining a Definitive Document or instrument shall not impair such rights.

6

4. Milestones. As provided in and subject to Section 6, the Debtors shall implement the Restructuring on the following timeline (each deadline, a “Milestone”):6

(a)	no later than March 12, 2024 at 11:59 p.m. (prevailing Eastern Time), the Debtors shall commence the Chapter 11 Cases by filing petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court (such filing date, the “Petition Date”);

(b)	no later than one calendar day after the Petition Date, the Debtors shall file with the Bankruptcy Court a motion seeking entry of the DIP Orders;

(c)	no later than seven calendar days after the Petition Date, the Debtors shall have obtained entry by the Bankruptcy Court of the Interim DIP Order;

(d)	no later than 14 calendar days after the Petition Date, the Debtors shall file with the Bankruptcy Court a motion seeking entry of an order setting a date as the deadline for submitting any claim (as defined in section 101(5) of the Bankruptcy Code, a “Claim”) against the Debtors (other than administrative and government Claims) (such order, the “Bar Date Order”);

(e)	no later than 35 calendar days after the Petition Date, the Debtors shall have obtained entry by the Bankruptcy Court of the Final DIP Order;

(f)	no later than 45 calendar days after the Petition Date, the Debtors shall file with the Bankruptcy Court a motion seeking rejection of the Rejected Customer Contracts[7];

(g)	no later than 90 calendar days after the Petition Date, the Debtors shall deliver to the Ad Hoc Group an initial draft of their revised long-term business plan;

(h)	no later than 100 calendar days after the Petition Date, the Debtors shall have entered into definitive documentation in respect of all renegotiated Customer Contracts[8]; provided that the Milestone in this Section 4(h) may be extended if the Debtors, in their sole discretion, and in consultation with the Ad Hoc Group, determine that continuing good faith negotiations in respective of any Customer Contract is in the best interest of the Debtors and their Estates[9];

(i)	no later than 115 calendar days after the Petition Date, the Debtors shall deliver to the Ad Hoc Group their revised long-term business plan;

[6]	In computing any period of time prescribed or allowed under this Agreement, the provisions of Federal Rule of Bankruptcy Procedure 9006(a) shall apply.

[7]	“Rejected Customer Contracts” means the initial Customer Contracts (as defined below) that the Debtors will file a motion seeking to reject in the Chapter 11 Cases.

[8]	“Customer Contracts” means the contracts for the sale of wood pellets between a Debtor and a Customer.

[9]	“Estates” means the estates of the Debtors created under section 541 of the Bankruptcy Code upon the commencement of each Debtor’s Chapter 11 Case and all property acquired by each Debtor after the Petition Date and before the Effective Date.

7

(j)	no later than 120 calendar days after the Petition Date, the Debtors shall file with the Bankruptcy Court: (i) the Plan; (ii) the Disclosure Statement; (iii) a motion (the “Disclosure Statement and Solicitation Motion”) seeking, among other things, (A) approval of the Disclosure Statement, (B) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan, (C) approval of the Solicitation Materials, and (D) to schedule the hearing to consider final approval of the Disclosure Statement and confirmation of the Plan; (iv) a motion seeking approval of the Backstop Agreement; and (v) a motion seeking approval of the Rights Offering Procedures;

(k)	no later than 150 calendar days after the Petition Date, the Bankruptcy Court shall have entered (i) the Disclosure Statement Order and (ii) the Backstop Approval Order;

(l)	no later than five calendar days after entry of the Disclosure Statement Order, the Debtors shall have commenced a solicitation of votes to accept or reject the Plan in accordance with the order approving the Disclosure Statement and Solicitation Motion;

(m)	no later than 185 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(n)	no later than 205 calendar days after the Petition Date, the Debtors shall have consummated the transactions contemplated by the Plan (the date of such consummation, the “Effective Date”), it being understood that the satisfaction or waiver of the conditions precedent to the Effective Date (as set forth in the Plan) are conditions precedent to the occurrence of the Effective Date.

Each of the Milestones may be extended or waived with the express prior written consent of the Majority Consenting 2026 Noteholders.

5. Commitment of Restructuring Support Parties. Each Restructuring Support Party shall (severally and not jointly), solely so long as it remains the holder of or with power and/or authority to bind any of its applicable Company Claims/Interests, from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 10) applicable to such Restructuring Support Party:

(a)	support and use commercially reasonable efforts to cooperate with the Debtors to take all actions reasonably necessary to obtain approval of the DIP Financing and consummate the Restructuring in accordance with the Plan, in each case on the terms and conditions of this Agreement and the Term Sheet;

(b)	vote (or, to the extent of any applicable legal entitlements, instruct its proxy or other relevant person to vote) each of its Company Claims/Interests now or hereafter acquired by such Restructuring Support Party (or for which such Restructuring Support Party now or hereafter has voting control over), for so long as it remains the holder thereof, to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and the Solicitation Materials, as approved by the Bankruptcy Court, and timely return a duly-executed ballot in connection therewith;

8

(c)	to the extent that it is permitted to elect whether to opt out of (or opt in to) any releases to be provided under the Plan, elect not to opt out of (or elect to opt in to) such releases;

(d)	not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its consent, waiver, subscription, or vote with respect to the Restructuring or the Plan; provided, however, that the consent, waiver, subscription, or vote of a Restructuring Support Party shall be immediately deemed void ab initio upon the occurrence of a Termination Date with respect to such Restructuring Support Party in accordance with the terms hereof and such Restructuring Support Party shall have a reasonable opportunity to cast a vote;

(e)	use commercially reasonable efforts to provide any applicable consents as may be necessary or required to effectuate the Restructuring as set forth herein, in the Term Sheet and in the Definitive Documentation (in each case without limiting or superseding any consent rights herein or in any such documents);

(f)	(i) in the case of the Consenting Senior Secured Credit Facility Lenders, give any reasonable notice, order, instruction, or direction to the Senior Secured Credit Facility Agent necessary to give effect to the Restructuring (including the DIP Financing), and not give any notice, order, instruction, or direction to the Senior Secured Credit Facility Agent to take any action inconsistent with such Consenting Senior Secured Credit Facility Lender’s obligations under this Agreement; (ii) in the case of the Consenting 2026 Noteholders, give any reasonable notice, order, instruction, or direction to the 2026 Notes Indenture Trustee necessary to give effect to the Restructuring (including the DIP Financing), and not give any notice, order, instruction, or direction to the 2026 Notes Indenture Trustee to take any action inconsistent with such Consenting 2026 Noteholder’s obligations under this Agreement; and (iii) in the case of the Consenting Green Bondholders, give any reasonable notice, order, instruction, or direction to the Epes Green Bonds Trustee and/or the Bond Green Bonds Trustee, as applicable, necessary to give effect to the Restructuring (including the DIP Financing), and not give any notice, order, instruction, or direction to the Epes Green Bonds Trustee and/or the Bond Green Bonds Trustee, as applicable, to take any action inconsistent with such Consenting Green Bondholders’ obligations under this Agreement; provided that nothing herein shall abrogate or reduce any consent rights of any Restructuring Support Party under the DIP Orders or other DIP Financing Documents or the ability of any Restructuring Support Party to enforce any rights or remedies under the DIP Orders or DIP Financing Documents or cause or direct enforcement of such rights, including in connection with any termination or default by the Debtors thereunder;

(g)	(i) provide reasonable support and cooperation to the Debtors in connection with the Debtors’ process of negotiating modifications to certain Customer Contracts with key customers of the Debtors (the “Customers”), it being understood that (x) the Debtors’ efforts shall be undertaken in consultation with the Ad Hoc Group and Ad Hoc Group Advisors and in a manner consistent with the terms and conditions of the Restructuring and (y) any agreements and/or modifications to agreements involving the Debtors and the Customers shall be subject to the applicable consent rights set forth herein and in the Definitive Documents; and (ii) not engage with the Customers regarding the Restructuring or the negotiations described in the foregoing clause (i) without the prior written consent of the Debtors (such consent not to be unreasonably withheld), so long as nothing herein shall prohibit the Ad Hoc Group from engaging with any party in interest that has appeared or otherwise engaged in the Chapter 11 Cases or restrict any communications by the Ad Hoc Group Advisors, in each case, with respect to the Restructuring; provided further that, in connection with the foregoing, the Ad Hoc Group and Ad Hoc Group Advisors shall, as reasonably practicable, consult with the Debtors and their advisors and provide advance notice in connection with initiating any such discussions with Customers;

9

(h)	support and not oppose, delay or impede the Debtors’ negotiation, prosecution and implementation of the MS Bond Settlement and the Epes Bond Settlement; provided, however, that nothing set forth in this sub-clause 5(h) is intended to impose any cost on any Party other than as may be set forth in the MS Bond Settlement or the Epes Bond Settlement;

(i)	not object to, delay, impede, or take any action that is inconsistent with, or is intended to interfere with, the acceptance, implementation, or consummation of the Restructuring (including the DIP Financing);

(j)	engage in good faith negotiations with the Debtors regarding potential modifications or alternatives that do not negatively impact the economic or legal terms, rights or recoveries of the Restructuring Support Parties (relative to the terms and conditions set forth in the Term Sheet) in the event that the DIP Financing is not approved on the terms set forth in the Term Sheet and upon the Debtors’ reasonable request;

(k)	negotiate in good faith upon reasonable request of the Debtors any modifications to the Restructuring that improve the tax efficiency of the Restructuring or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Restructuring (in each case to the extent such modifications can be implemented without any material adverse effect on any members of the Ad Hoc Group or the Restructuring);

(l)	negotiate in good faith and, to the extent agreed in accordance with the terms of this Agreement, use commercially reasonable efforts to execute (as applicable) and implement the Definitive Documentation to which it is required to be a party;

(m)	support and not object to, delay, impede, or take any other action, whether direct or indirect, inconsistent with the Restructuring (including the entry by the Bankruptcy Court of the DIP Orders and the execution and implementation thereof), or propose, file, support, or vote for, seek, solicit, pursue, initiate, assist, join in, participate in the formulation of, or enter into negotiations with any entity regarding any restructuring, workout, Alternative Transaction, Alternative Transaction Proposal, or chapter 11 plan for any of the Debtors other than the Restructuring and the Plan (but without limiting consent, approval, or termination rights provided in this Agreement and the Definitive Documentation); and

10

(n)	not object to or otherwise seek to hinder the Debtors’ retention of and payment to Lazard Frères & Co. LLC (“Lazard”) of the fees and expenses set forth in the engagement letter, dated as of January 25, 2024, and amended as of February 27, 2024, among Lazard, Vinson & Elkins LLP, and Enviva Inc., as modified and supplemented pursuant to that certain agreement communicated by email among Lazard, Vinson & Elkins LLP, Enviva Inc., and the Ad Hoc Group Advisors on March 12, 2024, and, in each case, any application seeking approval of or court order approving the same.

Notwithstanding anything contained in this Agreement, nothing in this Agreement and neither a vote to accept the Plan by any Restructuring Support Party nor the acceptance of the Plan by any Restructuring Support Party shall (i) be construed to prohibit any Restructuring Support Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documentation, or exercising rights or remedies reserved herein or therein, (ii) be construed to limit any Restructuring Support Party’s rights under any applicable indenture, credit agreement, other loan document, and/or applicable law or to prohibit any Restructuring Support Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the RSA Effective Date until the occurrence of a Termination Date, such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring, (iii) impair or waive the rights of any Restructuring Support Party to assert or raise any objection permitted under (A) this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court or (B) under the DIP Orders or DIP Financing Documents, (iv) prevent any Restructuring Support Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, (v) be construed to prohibit any Restructuring Support Party from, either itself or through any representatives or agents, soliciting, initiating, negotiating, facilitating, proposing, continuing or responding to any proposal to purchase or sell Company Claims/Interests, so long as such Restructuring Support Party complies with Section 13 hereof; (vi) obligate a Restructuring Support Party to deliver a vote to support the Plan or prohibit a Restructuring Support Party from changing such vote, in each case from and after the Termination Date as to such Restructuring Support Party (other than pursuant to Section 10); (vii)  affect the ability of any Restructuring Support Party to consult with any other Restructuring Support Party, the Debtors, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), subject to sub-paragraph (g) of this Section 5; (viii)  be construed to prohibit or limit any Restructuring Support Party from taking or directing any action relating to maintenance, protection or preservation of any collateral, provided that such action is not materially inconsistent with this Agreement; (ix) prohibit any Restructuring Support Party from taking any other action that is not inconsistent with this Agreement, the Restructuring or any Definitive Document; (x) require any Consenting Senior Secured Credit Facility Lender to breach or potentially breach any participation agreement relating to the Senior Secured Credit Facility Loans to which such Consenting Senior Secured Credit Facility Lender is a party; (xi) require any Restructuring Support Party to incur any costs or provide any entity with any indemnity in connection with this Agreement and/or the Restructuring except as may be agreed in the Definitive Documentation; or (xii) be construed to be a binding commitment on the part of any Restructuring Support Party to provide any financing, funding or any other similar funding commitments relating to the Restructuring, including with respect to the DIP Financing, the Exit Financing, the Rights Offering, or any backstop to the foregoing, except to the extent such Restructuring Support Party agrees, pursuant to a Definitive Document, to provide such financing, funding or other funding commitment.

11

6. Commitment of the Debtors. Each of the Debtors agrees to, and agrees to cause each of its direct and indirect subsidiaries to:

(a)	(i) (A) support and use commercially reasonable efforts to take all steps reasonably necessary and desirable to complete the Restructuring set forth in the Plan and this Agreement, (B) negotiate in good faith, and, to the extent agreed in accordance with the terms of this Agreement, execute and implement (to the extent the Debtors are required to be a party) all Definitive Documentation that is subject to negotiation as of the RSA Effective Date, (C) use commercially reasonable efforts to complete the Restructuring set forth in the Plan in accordance with each Milestone set forth in Section 4 of this Agreement, and (D) obtain, file, submit, or register any and all required governmental, regulatory, and third-party approvals that are necessary or required for the implementation or consummation of the Restructuring or approval by the Bankruptcy Court of the Definitive Documentation, and (ii) shall not undertake any action inconsistent with the adoption and implementation of the Plan and the confirmation thereof;

(b)	timely file a formal objection to any motion, pleading, application, adversary proceeding or cause of action filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, (iv) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable or (v) for relief that (y) is inconsistent with this Agreement or any Definitive Document in any material respect or (z) would or would reasonably be expected to frustrate the purposes of this Agreement or any Definitive Document, including by preventing consummation of the Restructuring;

(c)	oppose, object to and timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any person with respect to the Restructuring, the DIP Financing or any Definitive Document (provided that the Debtors and the Ad Hoc Group Advisors may agree that no written response is required with respect to certain objections);

12

(d)	not solicit proposals or offers for any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Restructuring (an “Alternative Transaction” and any inquiry, proposal, offer, bid, indication of interest, or term sheet with respect to an Alternative Transaction, whether written or oral, an “Alternative Transaction Proposal”) received from a party other than the Restructuring Support Parties; provided, however, that, notwithstanding the foregoing, the Debtors and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives, and in the case of any Debtor that is a wholly owned direct or indirect subsidiary of Enviva Inc., any manager or member of such Debtor, shall have the right, consistent with their fiduciary duties, to (i) consider, respond to, and discuss unsolicited Alternative Transaction Proposals received by any Debtor; (ii) provide access to nonpublic information concerning the Debtors to any person or entity that: (A) provides an unsolicited Alternative Transaction Proposal; (B) executes and delivers to the Debtors a customary confidentiality agreement, which shall be in form and substance no less restrictive than the confidentiality agreement between the Debtors and the Ad Hoc Group, and otherwise acceptable to the Debtors; and (C) requests such information; (iii) maintain or continue discussions or negotiations with respect to any unsolicited Alternative Transaction Proposals (including, for the avoidance of doubt, any unsolicited Alternative Transaction Proposal that was proposed to the Debtors prior to the RSA Effective Date); and (iv) enter into or continue discussions or preliminary negotiations with holders of Company Claims/Interests (including any Restructuring Support Party), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other entity regarding an Alternative Transaction or an Alternative Transaction Proposal; provided, further, that if any Debtor receives an Alternative Transaction Proposal or an update thereto, then such Debtor shall, within one (1) business day of receiving such Alternative Transaction Proposal, provide the Ad Hoc Group Advisors with all documentation (with redactions as reasonably necessary) received in connection with such Alternative Transaction Proposal (or, if such Alternative Transaction Proposal was not made in writing, a reasonably detailed summary of such Alternative Transaction Proposal), including, as permitted, the identity of the person or group of persons involved and reasonable updates as to the status and progress of such Alternative Transaction Proposal, and such Debtor shall respond promptly to reasonable information requests and questions from the Ad Hoc Group Advisors relating to such Alternative Transaction Proposal; provided, further, that if the board of directors or board of managers, as applicable, of any Debtor determines, in the exercise of its fiduciary duties, to pursue an Alternative Transaction Proposal that is not acceptable to the Majority Consenting 2026 Noteholders, including by making any written or oral proposal or counterproposal (other than discussions contemplated by the foregoing sub-clause (d)(iv)) with respect thereto, the Debtors shall provide written notice (with email being sufficient) to counsel to the Ad Hoc Group within two (2) business days following such determination and prior to make any such proposal or counterproposal (an “Alternative Transaction Proposal Notice”), and the Required Consenting 2026 Noteholders (as defined herein) shall have the right to terminate this Agreement pursuant to the terms hereof upon receipt of such Alternative Transaction Proposal Notice;

13

(e)	promptly (but in any event within two (2) business days) provide written notice to counsel to the Ad Hoc Group of (i) the occurrence of any event of which the Debtors have actual knowledge, or believe is likely, which occurrence or failure would, or would be likely to cause (A) any condition precedent or covenant contained in this Agreement or in any Definitive Document not to occur or become impossible to satisfy, or (B) a material breach by any Debtor of any undertaking, commitment or covenant of such Debtor set forth in this Agreement or the existence of an inaccuracy in any material respect in a representation or warranty of any Debtor as of the RSA Effective Date that would trigger, including with the delivery of notice and/or the passage of time, a right hereunder to cause a Consenting 2026 Noteholder Termination Event, (ii) the receipt of any written notice from any governmental authority or third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (iii) receipt of any written notice of any proceeding commenced or, to the actual knowledge of the Debtors, threatened against the Debtors relating to or involving or otherwise affecting in any material respect the transactions contemplated by this Agreement or the Restructuring, or (iv) a failure of the Debtors to comply in any material respect with a covenant or agreement to be complied with or by it hereunder or under any Definitive Document;

(f)	unless the Debtors have received prior written consent from the Majority Consenting 2026 Noteholders, operate the business of each of the Debtors in the ordinary course (other than changes in the operations resulting from or relating to the Restructuring or the filing of the Chapter 11 Cases) and consistent with past practice, the DIP Budget, and in a manner that is materially consistent with this Agreement and the business plan of the Debtors;

(g)	as reasonably requested with reasonable notice by the Majority Consenting 2026 Noteholders (which, in each case, may be through the Ad Hoc Group Advisors), (i) cause management and advisors of the Debtors to inform and/or confer with the Ad Hoc Group Advisors as to: (A) the status and progress of the Restructuring, including, without limitation, progress in relation to the negotiations of the Definitive Documentation, (B) the status of obtaining any necessary or desirable authorizations (including any consents) with respect to the Restructuring from each Restructuring Support Party, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange and (C) operational and financial performance matters (including liquidity), collateral matters, contract negotiation and lease matters, and the general status of ongoing operations, (ii) shall provide the Ad Hoc Group Advisors with all information related to the Debtors, its properties and business, or any transaction; provided, however, that to the extent such diligence information is designated as professional eyes only, such diligence information shall be provided to the Ad Hoc Group Advisors, and the Debtors and their advisors shall act reasonably and in good faith to ensure that the maximal amount of such information that can be provided to the Ad Hoc Group pursuant to the terms of any non-disclosure agreements then in effect between Enviva and such Restructuring Support Parties is so provided (and the Debtors shall work in good faith to enter into or renew non-disclosure agreements with members of the Ad Hoc Group and/or the Ad Hoc Group Advisors as reasonably necessary or appropriate); and (iii) hold calls on a weekly basis (or with such other frequency as may be reasonably agreed) for the Chief Executive Officer of Enviva Inc. to provide updates to members of the Ad Hoc Group regarding the business operations and finances of the Debtors and the progress of the Chapter 11 Cases and the Restructuring, provided that any financial advisor and/or investment banker of the Debtors and the Ad Hoc Group may also participate in such update calls;

14

(h)	pay all fees and expenses in accordance with Section 15 of this Agreement as and when due;

(i)	not file or seek authority to file any motion, pleading, or Definitive Documentation with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan;

(j)	comply with each Milestone;

(k)	not consummate or enter into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pay any dividend, or incur any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring or (ii) with the prior consent of the Majority Consenting 2026 Noteholders;

(l)	timely (i) pursue Bankruptcy Court approval and implementation of the MS Bond Settlement[10] and (ii) negotiate, document and pursue Bankruptcy Court approval of a settlement with the Consenting Epes Green Bondholders providing for the release of cash from trust accounts in respect of the Epes Green Bonds on substantially similar terms to the MS Bond Settlement (inclusive of process milestones providing for such settlement to be prosecuted and implemented on the same timeline as the MS Bond Settlement, or such other timeline as has been agreed to by the Consenting Epes Green Bondholders) (the “Epes Bond Settlement”); provided that, in connection with the MS Bond Settlement, the Epes Bond Settlement and the other Definitive Documents, the amounts paid from the Debtors’ Estates to the advisors acting on behalf of trustees and/or holders of Green Bonds Claims (including, without limitation, Perella Weinberg Partners L.P. as financial advisor and Kramer Levin Naftalis & Frankel LLP as legal advisor) shall not at any time during and/or at emergence of the Chapter 11 Cases exceed the aggregate professional fees cap agreed as communicated by email among the Debtors and the Ad Hoc Group Advisors on March 12, 2024 (and the amounts paid may be less than such limits);

[10]	“MS Bond Settlement” means that certain settlement by and among the Debtors and certain holders of Bond Green Bonds Claims concerning the return of funds held by the trustee for the Bond Green Bonds to the holders of the Bond Green Bonds Claims, as set forth in that certain MS Bond term sheet, dated as of February 15, 2024, by and among the Debtors and certain holders of Bond Green Bonds Claims.

15

(m)	provide all consents within each Debtors’ power that are necessary or appropriate to elevate any participation interests in any Senior Secured Credit Facility Loans held by any Restructuring Support Party to record positions held by assignment;

(n)	not object to, delay, impede, or take any other action that is inconsistent with, or is intended to interfere with, consummation of the Restructuring or is barred by this Agreement;

(o)	negotiate in good faith upon reasonable request of the Ad Hoc Group any supplements or modifications to the Restructuring that (i) improve the tax efficiency of the Restructuring or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Restructuring (in each case to the extent such modifications can be implemented without any material adverse effect on such Debtor or the Restructuring) and/or (ii) are intended to minimize go-forward costs for the reorganized Debtors with respect to any potential litigation cost exposure that may survive the consummation of the Restructuring;

(p)	except to the extent required by this Agreement or otherwise required to consummate the Restructuring or with the consent of the Ad Hoc Group, not take any action or inaction that would cause a change to the tax classification, for United States federal income tax purposes, of any Debtor; and

(q)	to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, agrees to take all steps reasonably necessary and desirable, including to negotiate in good faith with respect to appropriate additional or alternative provisions, to address any such impediment, in each case, in a manner reasonably acceptable to the Majority Consenting 2026 Noteholders.

For the avoidance of doubt, nothing in this Section 6 shall be construed to limit or affect in any way (y) any Restructuring Support Party’s rights under this Agreement, including upon the occurrence of any Termination Event, or (z) the Debtors’ ability to engage in marketing efforts, discussions, and/or negotiations with any party regarding exit debt financing consistent with the Term Sheet and the terms hereof.

Notwithstanding anything to the contrary herein, any board of directors, board of managers, director or officer of any Debtor and, in the case of any Debtor that is a wholly owned direct or indirect subsidiary of Enviva Inc., any manager or member of such Debtor (in its capacity as such, each a “Debtor Agent”) shall be permitted to take or refrain from taking any action to the extent such Debtor Agent determines, in good faith and based upon advice of outside legal counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with its fiduciary duties, and may take (or refrain from taking) such action; provided that this provision shall not limit (x) any other obligation herein to provide notice to any other Party or (y) any Party’s right to terminate this Agreement pursuant to the terms hereof, including, without limitation, as a result of any breach of this Agreement resulting from a determination of the type made in this paragraph.

16

7.	Restructuring Support Party Termination Events

(a)	Individual Restructuring Support Party Termination Events. Any Restructuring Support Party shall have the right, but not the obligation, upon written notice to the Debtors and counsel to the Consenting 2026 Noteholders, to terminate the obligations of such Restructuring Support Party under this Agreement upon the occurrence of any of the following events (each, an “Individual Restructuring Support Party Termination Events”), in which case this Agreement shall terminate solely with respect to such terminating Restructuring Support Party; provided that such right to terminate shall be deemed waived if not exercised by the applicable Restructuring Support Party within five (5) business days of such Restructuring Support Party becoming aware of the underlying facts or circumstances giving rise to such Individual Restructuring Support Party Termination Event:

(i)	With respect to any Consenting Senior Secured Credit Facility Lender, (A) any change, modification, or amendment to this Agreement or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case to the extent affecting the class treatment of the Senior Secured Credit Facility Claims in a manner that is materially adverse relative to the manner in which such Claims are contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date, and on a basis that is disproportionate to any corresponding change (or absence thereof) to the treatment of any other class of Claims held by the Restructuring Support Parties, and (B) the Majority Consenting Senior Secured Credit Facility Lenders determine in writing that individual Consenting Senior Secured Credit Facility Lenders shall be permitted to terminate in accordance with this Section 7(a)(i);

(ii)	With respect to any Consenting Senior Secured Credit Facility Lender, any change, modification or amendment to this Agreement, or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case, in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting Senior Secured Credit Facility Lender is contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date;

(iii)	With respect to any Consenting Bond Green Bondholder, (A) any change, modification, or amendment to this Agreement or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case to the extent affecting the class treatment of the Bond Green Bonds Claims in a manner that is materially adverse relative to the manner in which such Claims are contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date, and on a basis that is disproportionate to any corresponding change (or absence thereof) to the treatment of any other class of Claims held by the Restructuring Support Parties, and (B) the Majority Consenting Bond Green Bondholders determine in writing that individual Consenting Bond Green Bondholders shall be permitted to terminate in accordance with this Section 7(a)(iii);

17

(iv)	With respect to any Consenting Bond Green Bondholder, any change, modification or amendment to this Agreement, or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case, in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting Bond Green Bondholder is contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date;

(v)	With respect to any Consenting Epes Green Bondholder, (A) any change, modification, or amendment to this Agreement or the approval hereunder of any Definitive Document (x) setting out the material terms of the Restructuring, in each case to the extent affecting the class treatment of the Epes Green Bonds Claims in a manner that is materially adverse relative to the manner in which such Claims are contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date, and on a basis that is disproportionate to any corresponding change (or absence thereof) to the treatment of any other class of Claims held by the Restructuring Support Parties or (y) implementing, modifying or waiving the terms of the Epes Bond Settlement in a manner materially inconsistent with this Agreement and adverse to the holders of Epes Green Bonds Claims (except with the express written consent of the Majority Consenting Epes Green Bondholders), (B) the Debtors shall fail to meet any milestone contained in the Epes Bond Settlement Documents and such failure shall not have been waived, extended or otherwise consented to by the Majority Consenting Epes Green Bondholders and (C) in the case of the foregoing (A) or (B), the Majority Consenting Epes Green Bondholders determine in writing that individual Consenting Epes Green Bondholders shall be permitted to terminate in accordance with this Section 7(a)(v);

(vi)	With respect to any Consenting Epes Green Bondholder, any change, modification or amendment to this Agreement, or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case, in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting Epes Green Bondholder is contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date;

(vii)	With respect to any Consenting 2026 Noteholder, any change, modification or amendment to this Agreement, or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case, in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting 2026 Noteholder is contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date;

(viii)	the occurrence of the date that is 330 calendar days after the Petition Date.

(b)	Consenting 2026 Noteholder Termination Events. The holders of at least two-thirds in dollar amount of the aggregate outstanding principal amount of the 2026 Notes Claims held by all Consenting 2026 Noteholders (the “Required Consenting 2026 Noteholders”) shall have the right, but not the obligation, upon two (2) business days’ written notice to the Debtors, to terminate the obligations of the Restructuring Support Parties under this Agreement upon the occurrence of any of the following events, unless waived, in writing, by the Required Consenting 2026 Noteholders (each, a “Consenting 2026 Noteholder Termination Event” and together with the Individual Restructuring Support Party Termination Events, the “Restructuring Support Party Termination Events”):

(i)	the failure of the Debtors to meet any of the Milestones in Section 4 unless (A) such failure is the direct result of any act, omission, or delay on the part of any Restructuring Support Party in violation of its obligations under this Agreement, or (B) such Milestone is extended by the Majority Consenting 2026 Noteholders in accordance with Section 4;

(ii)	the conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(iii)	the appointment of a receiver, trustee or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(iv)	the dismissal of the Chapter 11 Cases;

(v)	any Debtor (A) files any Definitive Document, motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement, including any filing or pleading that amends or modifies, or files a pleading seeking authority to amend or modify the Definitive Documentation in a manner that does not comply with the consent rights set forth in Section 3 of this Agreement, and such filing is not withdrawn (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Debtors are provided with such notice, such order is not stayed, reversed, or vacated) within five (5) business days following written notice thereof to the Debtors by the Majority Consenting 2026 Noteholders or publicly announces its intention to take any such action set forth in this clause (A); (B) withdraws or revokes the Plan, or (C) announces that it will no longer support the Restructuring, in each case without the prior consent of the Majority Consenting 2026 Noteholders;

18

(vi)	any Debtor joins in or affirmatively supports any Alternative Transaction in any pleading filed or other public written statement without the prior written consent of the Majority Consenting 2026 Noteholders;

(vii)	the issuance of any ruling or order by any governmental authority, including the Bankruptcy Court, or any other court of competent jurisdiction, or other regulatory authority, enjoining or otherwise making impractical the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan, or the commencement of any action by any governmental authority or other regulatory authority that could reasonably be expected to enjoin or otherwise make impracticable the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan; provided, however, that the Debtors shall have five (5) business days after the issuance of such ruling, order or action to obtain relief that would allow consummation of the Restructuring in a manner that does not prevent or diminish in any material way compliance with the terms of the Plan and this Agreement;

(viii)	a material breach by any Debtor of any undertaking, commitment or covenant of such Debtor set forth in this Agreement or the existence of an inaccuracy in any material respect in a representation or warranty of any Debtor as of the RSA Effective Date, in each case that remains uncured for five (5) business days after the Majority Consenting 2026 Noteholders provide written notice to the Debtors in accordance with Section 27(a) detailing such breach or inaccuracy;

(ix)	any Debtor terminates its obligations under and in accordance with this Agreement;

(x)	the Bankruptcy Court enters any order (1) authorizing post-petition financing that is inconsistent in any material respect with this Agreement, the DIP Orders, or the DIP Term Sheet and such inconsistency could reasonably be expected to have a material adverse effect on the Consenting 2026 Noteholders; (2) approving any plan, disclosure statement, or Definitive Document, in any such case, that is inconsistent in any material respect with this Agreement, including the consent rights set forth in Section 3; (3) reversing or vacating the Confirmation Order, Interim DIP Order, Final DIP Order or Backstop Approval Order without entering a revised applicable order acceptable to the Majority Consenting 2026 Noteholders within five (5) business days of such reversal or vacation; (4) denying (I) confirmation of the Plan, or (II) approval of the DIP Financing or entry of the Backstop Approval Order or (5) finding or stating on the record, on a conclusive basis, that any material term of the DIP Financing or the Restructuring is unlawful or unenforceable or cannot be approved;

19

(xi)	the failure of the Debtors to promptly pay all fees and expenses in accordance with Section 14 of this Agreement, and such fees and expenses remain unpaid for two (2) business days after the Debtors receive notice that such fees are past due;

(xii)	any of the Debtors enters into a material executory contract, lease, any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation arrangement, in each case, outside of the ordinary course of business, in each case other than with the prior consent of the Majority Consenting 2026 Noteholders;

(xiii)	any Debtor (A) files any motion seeking to avoid, disallow, subordinate, or recharacterize any Company Claims/Interests or any lien in respect thereof held by any Restructuring Support Party in respect thereof, (B) supports any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (A) filed by a third party, or (C) consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action;

(xiv)	any (A) Debtor provides an Alternative Transaction Proposal Notice (or fails to provide such notice when required) to counsel to the Ad Hoc Group, (B) Debtor solicits, publicly announces or executes a definitive agreement with respect to an Alternative Transaction, including any commitment with respect to debt or equity financing to be provided by any party or entity other than the Consenting 2026 Noteholders other than with respect to exit debt financing as expressly contemplated by this Agreement (including the Term Sheet) without the consent of the Majority Consenting 2026 Noteholders, or (C) board of directors, board of managers, or such similar governing body of any Debtor determines, after consulting with outside counsel, that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable law (in which case the Debtors shall also be required under this Agreement to promptly, and in no event later than two (2) calendar days after making such determination, provide written notice to counsel to the Restructuring Support Parties (email being sufficient) that such determination has been made);

(xv)	the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Debtors’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code;

(xvi)	any Debtor files any motion or application seeking authority to sell any material asset or right used in the business of the Debtors to any entity outside the ordinary course of business without the prior written consent of the Majority Consenting 2026 Noteholders, and such motion is either (A) filed with a request for emergency consideration or shortened notice or (B) if filed on regular notice, not withdrawn within five (5) days following notice from the Majority Consenting 2026 Noteholders;

20

(xvii)	if any court of competent jurisdiction has entered a final, non-appealable order or judgment declaring this Agreement to be unenforceable;

(xviii)	the Debtors take any action or inaction to receive or obtain debtor-in-possession financing, cash collateral usage, exit financing and/or financing arrangements, other than as expressly contemplated in this Agreement (including the Term Sheet) or with the consent of the Majority Consenting 2026 Noteholders;

(xix)	except as otherwise provided for herein, the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Debtors or that would materially and adversely affect the Debtors’ ability to operate the Debtors’ businesses in the ordinary course;

(xx)	as a result of the exercise of Individual Restructuring Support Party Termination Events, the Restructuring Support Parties cease to hold at least a majority of the aggregate outstanding principal amount held by all Restructuring Support Parties as of the RSA Effective Date of (A) the Senior Secured Credit Facility Claims, (B) the Bond Green Bonds Claims, (C) the Epes Green Bonds Claims or (D) the 2026 Notes Claims;

(xxi)	the occurrence of an Event of Default (as defined in the DIP Financing Documents) under the DIP Financing, the Backstop Agreement or the Rights Offering Documents; or

(xxii)	other than the Chapter 11 Cases, and in each case without the prior consent of the Majority Consenting 2026 Noteholders, if any Debtor (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as contemplated by this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (A), (C) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Debtor or for a substantial part of such Debtor’s assets, (D) makes a general assignment or arrangement for the benefit of creditors, or (E) takes any corporate action for the purpose of authorizing any of the foregoing.

21

8.             The Debtors’ Termination Events. Each Debtor may, upon notice to the Restructuring Support Parties, terminate its obligations under this Agreement upon the occurrence of any of the following events (each a “Debtor Termination Event,” and together with the Restructuring Support Party Termination Events, the “Termination Events”), in which case this Agreement shall terminate with respect to all Parties, subject to the rights of the Debtors to fully or conditionally waive, in writing, the occurrence of a Debtor Termination Event:

(a)	a material breach by a Restructuring Support Party of any representation, warranty, or covenant of such Restructuring Support Party set forth in this Agreement that would have a material or adverse impact on the Restructuring or the consummation of the Restructuring (i) that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Restructuring Support Parties of notice and description of such breach and (ii) the non-breaching Restructuring Support Parties do not hold or beneficially own at least 66⅔% of a class of Company Claims/Interests that would be able to serve as an impaired accepting class in connection with, and pursuant to, a Plan governing the Restructuring, as determined by the Debtors in good faith after consultation with outside counsel;

(b)	if the board of directors or board of managers, as applicable, of any Debtor determines, in good faith based upon advice of outside legal counsel, that proceeding with the Restructuring or taking any action (or refraining from taking any action) in relation thereto, would be inconsistent with the exercise of its fiduciary duties under applicable law;

(c)	the Backstop Agreement is terminated due to the material breach thereunder by backstop parties that are, or are affiliates of, Restructuring Support Parties;

(d)	the Majority Consenting 2026 Noteholders terminate their obligations under and in accordance with this Agreement; or

(e)	the issuance of any ruling or order by any governmental authority, including the Bankruptcy Court, or any other court, agency, commission, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions in the United States, the European Union, the United Kingdom, and/or Japan, enjoining or otherwise making impractical the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan, or the commencement of any action by any such governmental or regulatory authority that would reasonably be expected to enjoin the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan; provided, however, that the Debtors have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement.

9.             Mutual Termination; Automatic Termination. This Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement by and among (a) each of the Debtors and (b) each of the Restructuring Support Parties. This Agreement shall terminate automatically upon the occurrence of the Effective Date.

22

10.           Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 7, 8, or 9 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.” Upon the occurrence of a Termination Date, the terminating Party’s and, solely in the case of a Termination Date in accordance with Section 9, all Parties’ obligations under this Agreement shall be terminated effective immediately, and such Party or Parties hereto shall be released from all commitments, undertakings, and agreements hereunder; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall remain in full force and effect and not be prejudiced in any way by such termination; (b) the Debtors’ obligations in Section 15 of this Agreement accrued up to and including such Termination Date; and (c) Sections 10, 16, 18– 26, 30, 32, 34, and 35 hereof. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof. Nothing in this Agreement shall be construed as prohibiting any Party from contesting whether any such termination is in accordance with the terms of this Agreement or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of any Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party.

11.           Cooperation and Support. The Debtors shall use commercially reasonable efforts to provide draft copies of all “first day” motions, material pleadings, applications, and other documents that any Debtor intends to file with the Bankruptcy Court, as applicable, and draft copies of all press releases that any Debtor intends to issue regarding this Agreement or the Restructuring, to the counsel to the Ad Hoc Group at least three (3) business days prior to the date when such Debtor intends to file, submit or issue such document (or if exigent circumstances make such delivery impossible, as soon as reasonably practicable prior to such filing). Counsel to the Ad Hoc Group shall be entitled to consult with the Debtors in good faith regarding the form and substance of any such proposed filing with or submission to the Bankruptcy Court, but any such proposed filing or submission shall comply with the Milestones set forth in Section 4, the consent rights in Section 3, and all other provisions of this Agreement. For the avoidance of doubt, the Ad Hoc Group and the Debtors agree to negotiate in good faith the Definitive Documentation that is subject to negotiation and completion, consistent with sub-clause (b) of Section 3 hereof, and the Definitive Documentation, including any motions or orders related thereto, shall be consistent with this Agreement. The Debtors shall comply with their obligations herein and in any Definitive Documents to provide access and information to the Restructuring Support Parties, the Ad Hoc Group and the Ad Hoc Group Advisors, as applicable, including the obligations set forth in Section 6(g).

23

12.           Transfers of Claims and Interests.

(a)	No Restructuring Support Party shall (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Restructuring Support Party’s Company Claims/Interests subject to this Agreement, as applicable, in whole or in part, or (ii) deposit any of such Restructuring Support Party’s Company Claims/Interests, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Restructuring Support Party making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to (y) another Restructuring Support Party or (z) any other entity that first agrees in writing to be bound by the terms of this Agreement (any such party, a “Joining Party”) by executing and delivering to the Debtors and counsel to each of the other Parties a Joinder Agreement substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”). With respect to Company Claims/Interests held by the relevant Joining Party, upon consummation of a Transfer in accordance herewith, such Joining Party is deemed to make all of the representations, warranties, and covenants of a Restructuring Support Party, as applicable, set forth in this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this sub-clause (a) of this Section 12 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors and/or any Restructuring Support Party, and shall not create any obligation or liability of any Debtor or any other Restructuring Support Party to the Joining Party.

(b)	Notwithstanding sub-clause (a) of this Section 12, (i) an entity that is acting in its capacity as a Qualified Marketmaker shall not be required to be or become a Restructuring Support Party to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any Company Claims/Interests by a Restructuring Support Party to such Qualified Marketmaker if such Qualified Marketmaker acquired such Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker; and (ii) to the extent that a Restructuring Support Party, acting in its capacity as a Qualified Marketmaker, acquires any Company Claims/Interests from a holder of such Company Claims/Interests who is not a Restructuring Support Party, it may transfer (by purchase, sale, assignment, participation, or otherwise) such Company Claims/Interests without the requirement that the transferee be or become a Restructuring Support Party in accordance with this Section 12. For purposes of this sub-clause (b), a “Qualified Marketmaker” means an entity that (y) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against, or interests in, any of the Debtors (including debt securities or other debt) or enter with customers into long and short positions in claims against the Debtors (including debt securities or other debt), in its capacity as a dealer or market maker in such claims or interests against the Debtors, and (z) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(c)	Any holder of 2026 Notes, Epes Green Bonds, or Bond Green Bonds may, at any time after the date hereof, become a party to this Agreement as a Consenting 2026 Noteholder or Consenting Green Bondholder, as applicable, by executing a Joinder Agreement, pursuant to which such party shall be bound by the terms of this Agreement as a Consenting 2026 Noteholder or Consenting Green Bondholders, as applicable, hereunder. Any holder of Senior Secured Credit Facility Loans may, at any time after the date hereof, become a party to this Agreement as a Consenting Senior Secured Credit Facility Lender by executing a Joinder Agreement, pursuant to which such person shall be bound by the terms of this Agreement as a Consenting Senior Secured Credit Facility Lender hereunder. Any party that executes a Joinder Agreement shall be bound by the terms of this Agreement with respect to all Company Claims/Interests held thereby for so long as it remains the holder thereof.

24

13.           Further Acquisition of Claims or Interests. Except as set forth in Section 12, nothing in this Agreement shall be construed as precluding any Restructuring Support Party or any of its affiliates from acquiring, as applicable, additional Senior Secured Credit Facility Claims, 2026 Notes Claims, Epes Green Bonds Claims, Bond Green Bonds Claims, existing equity interests, or interests in the instruments underlying the Senior Secured Credit Facility Loans, the 2026 Notes, Epes Green Bonds, Bond Green Bonds, or existing equity interests (as applicable); provided, however, that any additional Senior Secured Credit Facility Claims, 2026 Notes Claims, Epes Green Bonds Claims, Bond Green Bonds Claims, existing equity interests, or interests in the underlying instruments acquired by any Restructuring Support Party and with respect to which such Restructuring Support Party is the holder of or with power and/or authority to bind (including through instructing its proxy or other relevant person, to the extent it is legally entitled to instruct that person) any claims or interests held by it shall automatically be subject to the terms and conditions of this Agreement, other than Section 12 hereof, without any further action by such Restructuring Support Party or the Debtors. Upon any such further acquisition, and not later than three (3) business days following such acquisition, such Restructuring Support Party shall notify, on a confidential basis, counsel to the Debtors and counsel to the Restructuring Support Parties.

14.           Payment of Default Interest. The Debtors hereby acknowledge and shall not oppose any assertion that (i) interest on all principal and interest (including, for the avoidance of doubt, default interest payable pursuant to Section 2.07 of the Senior Secured Credit Agreement, which, without limitation to any earlier accrual, shall accrue on all obligations from and after the Petition Date) with regard to the Senior Secured Credit Facility Loans and all amounts payable under the Loan Documents (as defined in the Senior Secured Credit Agreement) shall continue to accrue and be payable in each case (subject to any DIP Order and the application of the automatic stay under section 362 of the Bankruptcy Code, as may be modified by any other order during the Chapter 11 Cases), and (ii) interest on all outstanding Senior Secured Credit Facility Loans (other than, as of the RSA Effective Date, the $20,000,000 of existing Term SOFR Loans (as defined in the Senior Secured Credit Agreement) (the “Existing SOFR Loans”)) shall accrue based on ABR and no Senior Secured Credit Facility Loans (including the Existing SOFR Loans) may be made, converted into, or continued as, Term SOFR Loans in accordance with Section 2.10(viii) of the Senior Secured Credit Agreement and the Debtors acknowledge that notice to that effect has been given pursuant to Section 2.10(viii) of the Senior Secured Credit Agreement.

15.          Fees and Expenses. Without limiting any rights to payment contained in the DIP Orders, DIP Financing Documents, any Plan, Backstop Approval Order or other Definitive Document, from the RSA Effective Date until the occurrence of a Termination Date, the Debtors shall pay or reimburse all reasonable and documented fees and expenses of: (a) Davis Polk, as counsel to Ad Hoc Group; (b) Evercore, as financial advisor to the Ad Hoc Group; (c) McCurdy Consulting Inc., as technical advisor to the Ad Hoc Group; and (d) any local, regulatory or other special counsel and any advisors or consultants engaged by or on behalf of the Ad Hoc Group in connection with the Restructuring, it being understood that any such counsel, advisor or consultant shall use reasonable efforts to enter into an engagement or fee reimbursement agreement with the Debtors governing the payment by the Debtors of fees and expenses; provided that, to the extent the Debtors and any of the Parties set forth in the foregoing clauses (a) through (d) are party to an engagement or fee letter then in effect that governs the payment by the Debtors of fees and expenses, payment shall be in accordance with the terms and conditions set forth in such letter.

25

16.           Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for acceptances to the Plan. The acceptance of the Plan by each of the Restructuring Support Parties will not be solicited until such Parties have received the Disclosure Statement and related ballots approved by the Bankruptcy Court and in accordance with applicable law, and will be subject to sections 1125, 1126 and 1127 of the Bankruptcy Code.

17.           Representations and Warranties.

(a)	Each Restructuring Support Party hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct, and complete, as of the date hereof (or, with respect to a Restructuring Support Party that is joining this Agreement pursuant to Section 12, as of the date of such joinder):

(i)	it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution, delivery, and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it, or its certificate of incorporation, bylaws, or other organizational documents in any material respect;

(iv)	it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933 (the “Securities Act”), (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as amended, with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement;

26

(v)	it understands that the securities contemplated by this Agreement and the Restructuring have not been, and are not contemplated to be, registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act;

(vi)	it is acquiring any securities of the Debtors in connection with the Restructuring for investment and not with a view to distribution or resale in violation of the Securities Act;

(vii)	the 2026 Notes Claims, Senior Secured Credit Facility Claims, Epes Green Bonds Claims, or Bond Green Bonds Claims, as applicable, held by such Restructuring Support Party are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Restructuring Support Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(viii)	it (A) either (1) is the sole owner (including through participation) of the Company Claims/Interests identified below its name on its signature page hereof and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the principal amount of the Company Claims/Interests identified below its name on its signature page hereof, and has the power and authority to bind the owner(s) of such Company Claims/Interests to the terms of this Agreement (including through, to the extent permitted thereby, any participation agreement); (B) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such Company Claims/Interests (other than any Company Claims/Interests that are subject to any executed but unsettled trades); and (C) does not directly or indirectly own any claims against any Debtor other than as identified below its name on its signature page hereof. Notwithstanding anything to the contrary herein, the Parties acknowledge that the ability of any Consenting Senior Secured Credit Facility Lender to vote or cause the vote of its Senior Secured Credit Facility Claims held on participation may be limited to what is provided for in the applicable participation documents.

(b)	All representations, warranties, covenants and other agreements made by each Restructuring Support Party herein shall apply solely to the business unit of each Restructuring Support Party that has become a party to this Agreement (as may specified on its signature page hereto), in its capacity as a holder of Company Claims/Interests and this Agreement shall not apply to such Restructuring Support Party or any of its business units acting in any other capacity.

27

(c)	Each Debtor hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Debtors) that the following statements are true, correct, and complete as of the date hereof:

(i)	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Debtor’s undertaking to implement the Restructuring through the Chapter 11 Cases) under any material contractual obligation to which it is a party;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring and filings pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(v)	since November 9, 2023, no Debtor has entered into any non-ordinary course transactions other than (A) this Agreement, (B) any other transactions or agreements related to the Restructuring and disclosed in writing to the Ad Hoc Group or the Ad Hoc Group Advisors or (C) any transaction that has otherwise been publicly disclosed in SEC filings;

(vi)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and, to the extent applicable, approval by the Bankruptcy Court, this Agreement is a legally valid and binding obligation of each Debtor that is enforceable against each Debtor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and

(vii)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

28

18.          Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring and in contemplation of possible chapter 11 filings by the Debtors and the rights granted in this Agreement are enforceable by each signatory hereto without approval of any court, including the Bankruptcy Court.

19.          Rights and Settlement Discussions. If the transactions contemplated herein are not consummated, or following the occurrence of a Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, other than as provided in Section 16, and the Parties expressly reserve any and all of their respective rights. The Parties acknowledge that this Agreement, the Plan, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, the Term Sheet, this Agreement, the Plan, any related documents, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

20.           Waiver and Amendments.

(a)	Other than as set forth in Section 20(b), this Agreement, including the Exhibits and Schedules, may not be waived, modified, amended, or supplemented except with the prior written consent of the Debtors and the Majority Consenting 2026 Noteholders.

(b)	Notwithstanding Section 20(a):

(i)	any waiver, modification, amendment, or supplement to this Section 20 shall require the prior written consent of all of the Parties;

(ii)	any modification, amendment, or change to the definition of “Majority Consenting 2026 Noteholders” or to Section 7(a) of this Agreement shall require the prior written consent of all of the Parties;

(iii)	any change, modification, or amendment to this Agreement (including, for the avoidance of doubt, the Term Sheet) that treats or affects any Consenting 2026 Noteholders’ Claim in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting 2026 Noteholder is treated shall require the prior written consent of such materially adversely and disproportionately affected Consenting 2026 Noteholder;

(iv)	any change, modification, or amendment to this Agreement (including, for the avoidance of doubt, the Term Sheet) that treats or affects any Consenting Green Bondholder’s Claim in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting Green Bondholder is treated shall require the prior written consent of such materially adversely and disproportionately affected Consenting Green Bondholders;

29

(v)	any change, modification, or amendment to this Agreement (including, for the avoidance of doubt, the Term Sheet) that treats or affects any Consenting Senior Secured Credit Facility Lender in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the claim of any other Consenting Senior Secured Credit Facility Lender is treated shall require the prior written consent of such materially adversely and disproportionately affected Consenting Senior Secured Credit Facility Lender;

(vi)	any change, modification, or amendment to this Agreement (including, for the avoidance of doubt, the Term Sheet) that affects the class treatment of holders of Senior Secured Credit Facility Claims, Bond Green Bonds Claims or Epes Green Bonds Claims in a manner that is materially adverse relative to the manner in which such Claims are contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date, and on a basis that is disproportionate to any corresponding change (or absence thereof) to the treatment of other classes of Claims held by the Restructuring Support Parties, shall require the prior written consent, as applicable, of the Majority Consenting Senior Secured Credit Facility Lenders, the Majority Consenting Bond Green Bondholders or the Majority Consenting Epes Green Bondholders, as applicable; and

(vii)	any modification or amendment that requires any Restructuring Support Party to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations, shall require the written consent of each such affected Restructuring Support Party.

21.          Relationship Among Parties. The duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors, and neither the Parties nor any group thereof shall constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act. No action taken by any Restructuring Support Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Restructuring Support Parties are in any way acting in concert or as such a “group.”

30

22.           Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect, or consequential damages or damages for lost profits related to breach of this Agreement, except, in each case, to the extent such damages are the reasonably foreseeable consequence of the relevant breach of this Agreement.

23.           Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in the federal or state courts located in the City of New York, Borough of Manhattan, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

24.           Waiver of Right to Trial by Jury. Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

25.          Successors and Assigns. Except as otherwise provided herein, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

26.          No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

31

27.           Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)           If to any Debtor:

Enviva Inc.

Attn: Jason E. Paral

7272 Wisconsin Ave., Suite 1800 Bethesda, MD 20814

Tel: (301) 657-5560

Email: jason.paral@envivabiomass.com

With a copy to:

Vinson & Elkins L.L.P.

Attn:	David S. Meyer
Jessica C. Peet

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Tel: (212) 237-0000

Email:	dmeyer@velaw.com
jpeet@velaw.com

- and -

Vinson & Elkins L.L.P.

Attn:	Matthew J. Pyeatt
Trevor G. Spears

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Tel: (214) 220-7700

Email:	mpyeatt@velaw.com
tspears@velaw.com

(b)           If to a Consenting 2026 Noteholder:

To the address set forth on its signature page hereto

with a copy to

Davis Polk & Wardwell LLP

Attn:	Damian S. Schaible
David Schiff
Hailey W. Klabo

450 Lexington Avenue

New York, NY 10017

Tel:	(212) 450-4000
Email:	damian.schaible@davispolk.com
david.schiff@davispolk.com
hailey.klabo@davispolk.com

32

28.           Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

29.           Entire Agreement. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

30.           Reservation of Rights.

(a)	Except as expressly provided in this Agreement or the Term Sheet, including Section 5(a) of this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties.

(b)	Without limiting Sub-Clause (a) of this Section 30 in any way, if the Plan is not consummated in the manner set forth, and on the timeline set forth, in this Agreement and the Term Sheet (taking into account any extension of applicable Milestones pursuant to the terms hereof), or if this Agreement is terminated for any reason in accordance herewith, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses, subject to Section 18 of this Agreement. The Term Sheet, this Agreement, the Plan, any Definitive Document, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

31.           Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by electronic mail in portable document format (.pdf).

33

32.           Public Disclosure. Except as required by law, no Party or its advisors shall (a) use the name of any Restructuring Support Party in any public manner (including in any press release) with respect to this Agreement, the Restructuring, or any Definitive Document or (b) disclose to any entity (including, for the avoidance of doubt, any other Restructuring Support Party), other than advisors to the Debtors, the holdings information of any Restructuring Support Party without such Restructuring Support Party’s prior written consent (it being understood and agreed that each Restructuring Support Party’s signature page to this Agreement shall be redacted to remove the name of such Restructuring Support Party and the amount and/or percentage of Company Claims/Interests held by such Restructuring Support Party to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or otherwise made publicly available); provided further, however, that (x) if such disclosure is required by law, and to the extent reasonably practicable and not otherwise prohibited by law, the disclosing Party shall afford the relevant Restructuring Support Party a reasonable opportunity to review and comment in advance of such disclosure and such Party shall take all reasonable measures to limit such disclosure and (y) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by Restructuring Support Parties of the same class, collectively. This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that, (a) on or after the RSA Effective Date, the Debtors may make any public disclosure or filing of, or with respect to the subject matter of, this Agreement, including the existence of, or the terms of, this Agreement or any other material term of the transaction contemplated herein, that, based upon the advice of counsel, is required to be made (i) by applicable law or regulation or (ii) pursuant to any rules or regulations of the New York Stock Exchange, without the express written consent of the other Parties, and (b) after the Petition Date, the Parties may disclose the existence of, or the terms of, this Agreement without the express written consent of the other Parties.

33.          Enforceability of Agreement. Each of the Parties waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

34.           Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

35.          Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

[Signatures and exhibits follow.]

34

Schedule 1 to Restructuring Support Agreement

Subsidiaries

1.	Enviva Inc.

2.	Enviva Pellets, LLC

3.	Enviva Pellets Lucedale, LLC

4.	Enviva, LP

5.	Enviva Pellets Waycross, LLC

6.	Enviva Pellets Greenwood, LLC

7.	Enviva Port of Pascagoula, LLC

8.	Enviva Pellets Bond, LLC

9.	Enviva Holdings, LP

10.	Enviva GP, LLC

11.	Enviva Management Company, LLC

12.	Enviva Aircraft Holdings Corp.

13.	Enviva Shipping Holdings, LLC

14.	Enviva Partners Finance Corp.

15.	Enviva Energy Services, LLC

16.	Enviva Holdings GP, LLC

17.	Enviva Development Finance Company, LLC

18.	Enviva Pellets Epes, LLC

19.	Enviva Pellets Epes Finance Company, LLC

20.	Enviva Pellets Epes Holdings, LLC

21.	Enviva MLP International Holdings, LLC

Exhibit A to the Restructuring Support Agreement

Term Sheet

Confidential
Subject to FRE 408 and Equivalents
For Discussion Purposes Only
Subject to Material Revision and Ongoing Diligence

enviva

Restructuring and DIP Proposals

February 15, 2024

Evercore Davis Polk Vinson&Elkins Lazard Alvarez & Marsal

Restructuring and DIP Proposals February 15, 2024

Confidential
Subject to FRE 408 and Equivalents
For Discussion Purposes Only
Subject to Material Revision and Ongoing Diligence

Restructuring Proposal 2 Implementation Prearranged Ch. 11 restructuring with a Restructuring Support Agreement (“RSA”) executed by holders representing > 67%, in aggregate, of the 2026 Notes, >50% of Epes Green Bonds, and > 50%, in aggregate, of the Existing RCF and the Incremental Term Loan (the “Term Loan”) 2026 Noteholders to sign in all capacities (i.e., as holders of Senior Notes, Green Bonds, and 1L Debt) DIP Financing Refer to DIP Term Sheet1 Treatment of Claims DIP Financing Tranche A has option to equitize subject to conditions in the DIP Term Sheet; Tranche B is repaid in cash at maturity Treatment of Claims Existing RCF / TL / NMTC Loan Paid in full in cash with proceeds from the 1L Exit Facility; holders of 1L TL / RCF can participate in exit financing process and, if a third party provides best terms for the 1L Exit Facility, roll existing debt into same terms as the 1L Exit Facility NMTC Loan reinstated or refinanced, subject to diligence Default interest rate on RCF / TL to be paid as adequate protection during chapter 11 cases Epes / Bond GBs Repaid with remaining Restricted Cash from Construction Fund based on amounts at chapter 11 filing Claim to be limited to the face amount outstanding, plus interest accrued prepetition, less any restricted cash that is returned to holders prior to the Plan effective date, regardless of timing of when such cash is returned; in an RSA, the Company and the other RSA parties will agree to support the return of cash as promptly as reasonably possible after the Petition Date Remaining principal receives pro rata share (together with 2026 Notes and GUCs) of reorganized equity (subject to dilution from ERO, ERO Backstop Fee, DIP conversion, warrants, and MIP) Right to participate in ERO The Company shall work in good faith and to finalize the mechanics on the return of cash by February 26, 2024, and it is anticipated that such terms will be consistent with any restructuring support agreement entered into as of such date 2026 Notes2 Receives pro rata share (together with Epes / Bond Green Bonds and GUCs) of reorganized equity (subject to dilution from ERO, ERO Backstop Fee, DIP conversion, warrants, and MIP) Right to participate in ERO Subsidiary GUCs3 [•]% of reorganized equity4 (subject to dilution from ERO, ERO Backstop Fee, DIP Conversion, warrants, and MIP) Right to participate in ERO if classified with unsecured financial debt Cash-out option for non-financial GUCs to be discussed by Company / AHG in connection with contract negotiation strategy HoldCo Unsecured Claims [•]% of reorganized equity (subject to dilution from ERO, ERO Backstop Fee, DIP Conversion, warrants, and MIP) and/or warrants at terms TBD No right to participate in ERO Enviva entities and related claims included in “HoldCo” class subject to diligence Cash-out option for non-financial GUCs / non-Q4’22 Transaction GUCs to be discussed by Company / AHG in connection with contract negotiation strategy Existing Equity Receive (i) 5% of the reorganized equity, subject to dilution from ERO, ERO Backstop Fee, Warrants, MIP and DIP conversion, and (ii) Warrants with a 5 year term exercisable for 5.0% of reorganized equity (prior to dilution from ERO, DIP conversion, and MIP) Exercisable at a strike price per share calculated as a) the sum of par + accrued claims of the 2026 Notes, net Green Bonds, and Subsidiary GUCs (with no double counting of claims), divided by b) the number of shares issued at emergence prior to the DIP Conversion, ERO, and the MIP Exercisable on a cashless basis Black-Scholes protections No right to participate in ERO 1. All general unsecured claims may be classified together, subject to diligence 2. Any reference to DIP loans (including corollary terms such as “Tranche A loans” or “aggregate loans”) without concurrent mention of DIP notes shall encompass both DIP loans and DIP notes 3. Subsidiary GUCs include 2026 Notes, Green Bond claims (net of cash) and non-financial claims at subsidiary debtors 4. NTD: Subject to contract rejection damage analysis and GUC analysis

Confidential
Subject to FRE 408 and Equivalents
For Discussion Purposes Only
Subject to Material Revision and Ongoing Diligence

Restructuring Proposal (Cont’d) 3 Post-Emergence Capital Structure New 1L RCF Commitment: $[250] million; to be provided by parties acceptable to Company and AHG ahead of Plan confirmation Security / Priority: Terms to be subject to AHG consent rights Terms TBD based on results of exit financing process but acceptable to the AHG 1L Exit Facility Amount: $[750] million; to be provided by parties acceptable to Company and AHG ahead of Plan Confirmation Security / Priority: First lien on substantially all assets of the Company Company to work in good faith with the AHG to negotiate a committed financing acceptable to AHG and the Company by Disclosure Statement hearing or such later date to be agreed. Company to work with third parties on a “best-efforts” basis thereafter to determine if superior exit financing is available Additional terms TBD based on results of exit financing process but acceptable to the AHG Equity Rights Offering (“ERO”) ERO of $[250] million plus amounts of Tranche A DIP not converted pursuant to Conversion Option, backstopped by AHG, at a discount to be agreed relative to plan equity value, provided that plan equity value does not exceed the Valuation Ceiling, subject to dilution by MIP Use of proceeds: Repay Tranche B DIP and any Tranche A DIP amounts not converted at emergence Backstop terms to be agreed and court-approved by no later than Disclosure Statement hearing “Valuation Ceiling” shall mean Equity Value based on a TEV equal to the sum of prepetition secured debt claims plus DIP loans anticipated to be outstanding at emergence, plus the 2026 Notes and net Green Bonds claims Management Incentive Plan (“MIP”) 3.5% of reorganized equity in the form of RSUs granted at emergence; Up to 6.5% of reorganized equity to be granted at discretion of new board (structure of such equity awards (e.g. options, RSUs) to be agreed); for the avoidance of doubt, MIP is not subject to dilution by the ERO Governance Initial post-emergence board of directors to be selected pursuant to RSA consent rights, and commensurate with equity ownership Special committee on a basis to be agreed1 Other Post-emergence governance structure acceptable to AHG and Company Customary minority investor protections and information rights to be agreed AHG to work with company to ensure appropriate critical vendor relief and support for ongoing trade relationships Customary RSA rights, consent rights, and reporting requirements Customary releases and exculpation provisions, including insider releases subject to investigation and diligence; parties will work in good faith with respect to diligence (and reporting on investigation findings) prior to anticipated filing of Plan Tax structuring and definitive documentation to be acceptable to the AHG and the Company Payment of AHG reasonable and documented fees and expenses (including AHG advisors) Assumption of employment agreements and indemnification agreements subject to diligence and RSA consent rights; parties will work in good faith to address diligence of such agreements on a timeline reasonably practicable Linkage between RSA/DIP to be addressed through definitive documentation RSA to include customary fiduciary out and customary provisions regarding response to inbound proposals, and to permit Company to conduct a 1L exit financing process consistent with this Term Sheet 1. Company to provide detail on current/proposed governance structure

Confidential
Subject to FRE 408 and Equivalents
For Discussion Purposes Only
Subject to Material Revision and Ongoing Diligence

DIP Proposal 4 Description Delayed-draw term loan or delayed-draw notes or a combination thereof, at option of AHG members, as long as no economic difference to Company (i.e., both are delayed from interest cost perspective) Facility Size $500 million1 Tranche A ($250mm): at each holder's election, (i) repaid in cash or (ii) convertible into reorganized equity at the same discount to Plan Equity Value as the ERO, subject to dilution from MIP; election to convert into reorganized equity must be made prior to Disclosure Statement hearing Tranche B ($250mm): to be repaid at emergence in cash Maximum of five draws; initial draw $[150]mm; size of subsequent draws minimum $[50]mm, max $[100]mm, Draws to be subject to customary borrowing conditions, including, without limitation, no default or event of default existing (which includes ongoing compliance with budget and variance requirements) To discuss requirement that Tranche A be fully drawn prior to Tranche B Guarantors All subsidiaries, both wholly owned and non-wholly owned, excluding any non-debtor joint ventures, foreign subsidiaries, or domestic subsidiaries that are FSHCOs or owned directly or indirectly by a CFC; subject to tax diligence For avoidance of doubt, domestic subs that are FSHCOs or are directly or indirectly owned by CFC to provide guarantees; subject to diligence Claims / Collateral Superpriority administrative expense claim Second priority lien on the prepetition RCF/TL Collateral/Hamlet JV2 ; superpriority lien on all unencumbered assets To discuss equity pledge of interest in EWH Superpriority lien on Epes subject only to NMTC Loan, subject to ongoing diligence Guarantors’ pledges of 100% equity in all subsidiaries unless there are actual and demonstrated adverse consequences Lenders / Allocation AHG to backstop full amount of the DIP at the time of filing The Company may syndicate up to 20% of the Tranche A commitments and up to 20% of the Tranche B commitments at their discretion during a two week syndication period after commencement of the Chapter 11 Case; any amounts not syndicated will be backstopped by the AHG Company allocation is separate between Tranche A and Tranche B (i.e., Company-allocated parties can participate in one tranche and not the other); the Company must allocate at least $1 of Tranche B for each $1 of Tranche A; for the avoidance of doubt, Company may allocate to Tranche B without allocating to Tranche A Existing equity holders will have the ability to participate in the Company-allocated portion of the DIP commitments3 Borrower Enviva Inc. Roll-up None Maturity [9] months after the petition date Interest Rate S + [800] (50% undrawn spread) Fees 3% Backstop Fee to Backstop Parties (members of AHG); 4% OID upfront fee payable at interim on all commitments to all participating lenders (including Company-allocated lenders participating in the DIP during the first two weeks following commencement of chapter 11 cases; [any unallocated portion from the Company DIP syndication will be funded by the Backstop Parties with the 4% OID upfront fee]) Exit Fee: [3]% of aggregate loans payable in cash to Tranche B lenders; provided [3]% Exit Fee applies to Tranche A loans repaid in cash at emergence Early Repayment / Break Fee of [5]% on account of Tranche A and Tranche B in the event of any refinancing that occurs prior to emergence / maturity 1. The terms in this section are subject to tax diligence 2. Lien priority on Hamlet JV assets subject to diligence 3. To the extent other debtholders in capital structure participate in DIP, the allocations between AHG and Company would be pared back pro rata

Confidential
Subject to FRE 408 and Equivalents
For Discussion Purposes Only
Subject to Material Revision and Ongoing Diligence

DIP Proposal (Cont’d) 5 Cash Collateral Customary permitted cash collateral use and adequate protection to be agreed (note: adequate protection terms herein are inextricably tied to this transaction and the AHG DIP; should not be taken to reflect AHG position with respect to any other financing or proposed collateral use) Exit Financing DIP to be paid in full in cash (including Exit Fee) at emergence unless equitized pursuant to the Conversion Option Conversion Option Tranche A DIP loans to include option to be repaid in cash in full or converted into equity at a discount equivalent to the ERO discount, subject to dilution from the MIP, conversion shall be solely at each lender’s option1 Repaid at par + 3% Exit Fee if repaid in cash because holder declined to exercise Conversion Option; if repaid in cash for any other reason, 5% Exit Fee to apply Adequate Protection Customary adequate protection claims and liens and AHG expense reimbursement Adequate protection for non-participating 1L lenders to be discussed Covenants Maximum variance of $2 million or 15%, whichever is greater (excluding professional fees and expenses); permitted variance for (i) shortfall in MGT receipts due to MGT plant shutdown or contract termination and (ii) losing access to Non-Debtor funding as relates to the flow of MGT receipts from the EWH JV (Non-Debtor) to the Debtors Tested weekly on rolling 4-week basis (with first test occurring after conclusion of the 4-week period) New budgets issued once every 4 weeks; to extent new budget is not approved, then Company retains ability to carryforward favorable variances from prior period(s) $[30]mm minimum liquidity covenant, tested daily Customary DIP covenants and consents, including consent right over contract rejection / assumption Subsequent draws subject to customary borrowing conditions as described above No voting by affiliated lenders other than limited sacred rights protections to be addressed in definitive documentation Reporting Monthly financial reporting (bi-weekly variance reporting, to include professional fees, and updated 13-WCF budget due every four weeks), on a non-cleansed basis DIP Lenders to have opportunity to get restricted Critical vendor and contract negotiation report on a weekly basis; but on a non-cleansed basis, i.e., available to DIP lenders willing to access private side datasite Customary information rights and access, incl. twice-monthly calls with management, weekly call with Company financial advisors to discuss cash flows and operations on a non-cleansed basis, i.e., available to DIP lenders willing to access private side datasite Other Payment of DIP Lender fees & expenses (including DIP Lender advisors); indemnification of DIP Lenders Other customary DIP terms to be agreed (including events of default, representations & warranties, etc.); also to include releases of DIP lenders in their capacity as such; any releases of insiders subject to court approvals and customary carve-outs Company, AHG and other stakeholders TBD to enter into acceptable RSA prior to filing DIP lenders willing to access private side datasite allowed to review professional fee estimates (including estimates for banker success fees, financing fees and crediting), by advisor and month, in the DIP budget Customary professional fee carveout to be agreed Milestones Entry of Interim DIP Order: T + 7 Filing of Bar Date Motion: T + 14 Entry of Final DIP Order: T + 35 Filing of rejection motion: T + 45 Filing of an Acceptable Plan of Reorganization and Acceptable Disclosure Statement by the Debtors: T + 120 Entry of order approving the Disclosure Statement for an Acceptable Plan of Reorganization by the Bankruptcy Court: T + 150 Entry of Confirmation Order for an Acceptable Plan of Reorganization by the Bankruptcy Court: T + 185 Occurrence of effective date for an Acceptable Plan of Reorganization: T + 205 1. DIP conversion mechanics and documentation subject to legal structuring

Confidential
Subject to FRE 408 and Equivalents
For Discussion Purposes Only
Subject to Material Revision and Ongoing Diligence

This non-binding presentation is provided for discussion purposes only, and is not intended to be and should not be construed as an offer, a commitment, nor an agreement to provide any financing, enter into any transaction or otherwise, nor should it be construed as an attempt to establish all of the requirements, terms, conditions, representations, warranties and other provisions relating to any transaction described herein. It is intended only to broadly outline at a high level certain illustrative terms of a potential transaction. This presentation does not constitute, nor shall it be construed as, an offer with respect to any securities, it being understood that any such offer will only be made in compliance with applicable securities laws and/or other applicable laws. Any transaction is subject to, among other things, completion of due diligence and the negotiation, execution and delivery of definitive, binding documentation satisfactory to the parties thereto and satisfaction of all applicable terms and conditions therein. No person or entity shall have any obligation to commence or thereafter continue any negotiations to enter into any such definitive, binding agreement with respect to any transaction involving the matters described herein, and no person or entity should rely on an eventual formation of any agreement. This presentation is provided on a confidential basis, and may not be used or disclosed to any person, including, without limitation, based on the protection provided pursuant to Rule 408 of the Federal Rules of Evidence and any other rule of similar import. Any potential debt or equity recovery levels, valuations, or other related measures provided or implied herein are for purely illustrative purposes only and should not be used or construed for any other purpose. Nothing contained herein shall be an admission of fact or liability or deemed binding on any person or entity.

Exhibit B to the Restructuring Support Agreement

Form of Joinder Agreement

Form of Joinder Agreement

This joinder (this “Joinder”) to the Restructuring Support Agreement (the “Agreement”),1 dated as of [●], 2024, by and among (i) Enviva Inc. and each of the subsidiaries set forth in Schedule 1 to the Agreement, and (ii) the Restructuring Support Parties, is executed and delivered by [________________] (the “Joining Party”) as of [________________].

1.             Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Restructuring Support Parties, as applicable.

2.             Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Agreement to each other Party.

3.             Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4.             Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attn:

Facsimile: [FAX] EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[1]	Capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

1

[JOINING PARTY]

By:

Name:

Title:

Holdings: $__________________ of Debt
Under the Senior Secured Credit Agreement

Holdings: $__________________ of Debt
Under the 2026 Notes

Holdings: $__________________ of Debt
Under the Epes Green Bonds

Holdings: $__________________ of Debt
Under the Bond Green Bonds

Annex 1 to the Form of Joinder Agreement

Restructuring Support Agreement

EXHIBIT C

Corporate Structure Chart

Enviva Inc. Org. Chart

Key
Ownership is 100% unless otherwise noted
Debtor Entity
Offtake Contract Counterparty
Owner and/or Lessee of Plant / Terminal Facility
Borrower under Senior Secured Credit Facility
Guarantor under Senior Secured Credit Facility Issuer
under 2026 Unsecured Notes Indenture Guarantor
under 2026 Unsecured Notes Indenture Borrower
under Bond Green Bonds
Guarantor under Bond Green Bonds
Borrower under Epes Green Bonds
Guarantor under Epes Green Bonds
Borrower under United Bank Loans
Borrower under Amory Seller Note
Borrower under FiberCo Note Payable
Borrower under NMTC Loans
Project Finance subsidiaries
Unrestricted subsidiary
Non-wholly owned subsidiaries / JV with non-affiliate
Non-affiliate
* Unrestricted subsidiary only under the Senior Secured Credit Facility.
** Project Finance subsidiary under the Senior Secured Credit Facility and unrestricted subsidiary under the 2026 Unsecured Notes Indenture, the Bond Green Bonds, and the Epes Green Bonds.
Enviva Inc.
LP
Enviva Holdings GP, LLC
GP
Enviva Holdings, LP
LP
GP
Enviva GP, LLC
Enviva Partners Finance Corp.
IHE Holdings, LLC
Enviva Aircraft Holdings Corp.
Enviva Management International Holdings, Limited
Enviva Shipping Holdings, LLC
Argonautica Shipping Investments B.V.
Enviva Management Germany GmbH
Enviva Management Japan K.K.
Enviva Management UK, Limited
Enviva Management Company, LLC
50%
50%
50%
50%
John Hancock JV Investors
African Isabelle Shipping Co. Ltd (Bahamas)
African Sisters Shipping Co. Ltd (Bahamas)
Enviva, LP
Amandus Kahl USA Corporation
50%
Enviva Wilmington Holdings, LLC
Enviva Development Finance Company, LLC
Enviva Pellets, LLC
Enviva Pellets Lucedale, LLC
Enviva Pellets Waycross, LLC
Enviva Port of Pascagoula, LLC
Enviva Energy Services, LLC
50%
Enviva Pellets Hamlet, LLC
Enviva MLP International Holdings, LLC*
Enviva Pellets Greenwood, LLC
Enviva Pellets Bond, LLC
Enviva Pellets Epes Holdings, LLC**
Enviva Tooling Services Company, LLC
Enviva Pellets Epes Finance Company, LLC
Enviva Pellets Amory II, LLC
Enviva Pellets Epes, LLC**

V&E

Confidential & Privileged ©2024 Vinson & Elkins LLP velaw.com

EXHIBIT D

Bond Green Bond Restructuring Support Agreement

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED TO BE, AN OFFER OF SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE RSA EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTATION AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTATION.

ENVIVA INC.

RESTRUCTURING SUPPORT AGREEMENT

MARCH 12, 2024

This Restructuring Support Agreement (together with the exhibits attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), 1 dated as of March 12, 2024, is entered into by and among the following parties:

(i)	Enviva Inc. and those certain subsidiaries of Enviva Inc. listed on Schedule 1 hereto (such subsidiaries and Enviva Inc. each a “Debtor” and, collectively, the “Debtors”);

(ii)	the undersigned holders of Exempt Facilities Revenue Bonds, (Enviva Inc. Project), Series 2022 (Green Bonds) (the “Bond Green Bonds,” and the claims against the Debtors on account thereof, the “Bond Green Bonds Claims”) issued by the Mississippi Business Finance Corporation (the “Bond Green Bonds Issuer”) pursuant to that certain Indenture of Trust, dated as of November 1, 2022 (the “Bond Green Bonds Indenture”), between the Bond Green Bonds Issuer and Wilmington Trust, N.A., as trustee under the Bond Green Bonds Indenture (solely in such capacity, the “Bond Green Bonds Trustee”) (such holders, together with their respective successors and permitted assigns and any subsequent holder of Bond Green Bonds that may become in accordance with Section 14 and/or Section 15 hereof signatory hereto, collectively, and solely in their capacity as holders of Bond Green Bonds, the “Consenting Bond Green Bondholders”); and

[1]	Except where otherwise so stated, capitalized terms used but not immediately defined herein shall, as applicable, have the meanings ascribed to them at a later point in this Agreement or the Term Sheet.

(iii)	the Bond Green Bonds Trustee (collectively with the Consenting Bond Green Bondholders, the “Restructuring Support Parties”).

This Agreement collectively refers to the Debtors and the Restructuring Support Parties as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof, the Consenting Bond Green Bondholders, in the aggregate, hold approximately 92% of the aggregate outstanding principal amount of the Bond Green Bonds;

WHEREAS, Section 1004 of the Bond Green Bonds Indenture permits holders of at least a majority in aggregate principal amount of the Bond Green Bonds then outstanding to direct the Bond Green Bonds Trustee to direct the method and place of conducting all proceedings to be taken in connection with the enforcement of the terms and conditions of the Bond Green Bonds Indenture;

WHEREAS, Section 8.4 of the Bond Green Bonds Loan Agreement2 confers upon the Bond Green Bonds Trustee all rights and remedies set forth therein and otherwise available to the Bond Green Bonds Issuer at law and in equity;

WHEREAS, the Debtors and the Consenting Bond Green Bondholders have, in good faith and at arm’s length, negotiated certain restructuring transactions premised on consummation of the MS Bond Settlement (collectively, the “Restructuring”) with respect to the Debtors on the terms set forth in this Agreement and as specified in the restructuring term sheet attached hereto as Exhibit A (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance herewith, the “Term Sheet”), which shall be implemented through jointly administered voluntary cases commenced by the Debtors (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”).

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

[2]	“Bond Green Bonds Loan Agreement” means that certain Loan and Guaranty Agreement between the Bond Green Bonds Issuer and the Debtors, dated as of November 1, 2022.

2

AGREEMENT

1.                RSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “RSA Effective Date”) that this Agreement has been executed by all of the following: (i) each Debtor; (ii) the holders of at least a majority of the aggregate outstanding principal amount of Bond Green Bonds Claims (as of the relevant date, the “Required Consenting Bond Green Bondholders”); and (iii) the Bond Green Bonds Trustee; provided, however, that the Debtors shall have paid or reimbursed all outstanding, reasonable, invoiced, and documented fees and expenses of the Green Bonds Advisors and the Bond Green Bonds Trustee incurred as of March 8, 2024; provided, further, that, notwithstanding anything set forth in the Term Sheet, the Debtors shall have no obligation to pay any fees or expenses of the Green Bonds Advisors and the Bond Green Bonds Trustee under this Agreement on account of the Bond Green Bonds Claims in excess of the amounts specified in the Letter Agreement, 3 taking into account all such payments primarily made to such persons, whether before or after the Petition Date; provided further, that the Letter Agreement shall not constitute an amendment, waiver, or other modification of any rights of the Bond Green Bonds Trustee to recover its fees and expenses pursuant to the Bond Green Bonds Indenture, Bond Green Bonds Loan Agreement, or any related document (other than this Agreement) or prevent Wilmington Trust, N.A. from seeking reimbursement of its fees and expenses relating to any appointment as a member of any official committee of unsecured creditors appointed in the Chapter 11 Cases.

2.                Exhibits Incorporated by Reference. Each of the exhibits and schedules attached hereto and any schedules or annexes to such exhibits and schedules (collectively, the “Exhibits”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits. In the event of any inconsistency between this Agreement (without reference to the Exhibits) and the Exhibits, this Agreement (without reference to the Exhibits) shall govern.

3.                The MS Bond Settlement. Subject to the terms and conditions of this Agreement, the MS Bond Settlement shall occur in the manner set forth in the Term Sheet.

4.                Definitive MS Bond Settlement Documentation.

(a)	The definitive documents and agreements governing the Restructuring (collectively, the “Definitive MS Bond Settlement Documentation”) shall be:

(i)	the motion filed by the relevant Debtors pursuant to Federal Rule of Bankruptcy Procedure Rule 9019 (the “Rule 9019 Motion”) seeking judicial authorization to effect the MS Bond Construction Fund Distribution and enter into the MS Bond Settlement and the proposed order filed in connection thereto, substantially in the form of the Rule 9019 Order;

[3]	The “Letter Agreement” is that certain agreement in respect of payment of fees and expenses of the Green Bonds Advisors and the Bond Green Bonds Trustee by, between, and among Vinson & Elkins, LLP, Kramer, Levin, Naftalis & Frankel LLP, and Perella Weinberg Partners L.P., dated March 12, 2024.

3

(ii)	the order entered by the Bankruptcy Court granting the Rule 9019 Motion and in addition, if different than such order, the Final Order[4] entered by the Bankruptcy Court granting the Rule 9019 Motion, which order and Final Order shall include findings and mutual releases to the effect that the Debtors, the Bond Greens Bonds Trustee, and the Consenting Bond Green Bondholders shall, as applicable, have no liability to one another for entering into and implementing the Restructuring, and providing directions to do the same (collectively, the “Rule 9019 Order”);

(iii)	to the extent applicable, any replies, responses, or other documents filed by the Debtors in connection with the Rule 9019 Motion;

(iv)	to the extent applicable, and solely for the purpose of assuring consistency with the MS Bond Settlement, any other document, agreement or pleading entered into or filed by the Debtors that would reasonably be expected to affect the consummation of the MS Bond Settlement under the agreed terms of this Agreement and the Term Sheet; and

(v)	solely for purposes of assuring that the Debtors’ treatment of the Deficiency Claim is consistent with MS Bond Settlement under the agreed terms of this Agreement and the Term Sheet, the Plan, the Disclosure Statement, any proposed order and proposed findings of fact and conclusions of law relating to the Plan, any order entered by the Bankruptcy Court that confirms the Plan, and (if different than such order), any Final Order entered by the Bankruptcy Court that confirms the Plan (collectively, the “Confirmation Order”).

(b)	The Definitive MS Bond Settlement Documentation identified in Section 4(a) will, subject to the requirements herein governing when such documentation must be completed, after the RSA Effective Date remain subject to negotiation and completion. Upon completion, the Definitive MS Bond Settlement Documentation described in Sub-Clauses (i) through (iv) of Section 4(a) shall be in form and substance reasonably acceptable to (i) the Debtors and (ii) the Consenting Bond Green Bondholders holding at least one-half in dollar amount of the aggregate outstanding principal amount of the Bond Green Bond Claims held by all Consenting Bond Green Bondholders at the time of such consent (the “Majority Consenting Bond Green Bondholders”). Notwithstanding anything to the contrary herein, no Consenting Bond Green Bondholder shall, acting in its capacity as a Consenting Bond Green Bondholder, have any right of consent over (A) any feature of the Plan, Disclosure Statement, or Confirmation Order, other than the rights identified in Section 4(a)(v) or (B) any documents or pleadings in the Chapter 11 Cases other than the Definitive MS Bond Settlement Documentation.

[4]	“Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move, under Rule 9023 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) or Rule 59 of the Federal Rules of Civil Procedure, for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal or modification of such order or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

4

5.                Milestones. As provided in and subject to Section 7, the Debtors shall implement the Restructuring on the following timeline (each deadline, a “Milestone”): 5

(a)	no later than 30 days after the date that the Debtors commence the Chapter 11 Cases by filing petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court (such filing date, the “Petition Date”), the relevant Debtors shall file the Rule 9019 Motion;

(b)	no later than 60 days after the Petition Date, the relevant Debtors shall have scheduled a hearing to consider approval of the Rule 9019 Motion;

(c)	no later than 90 days after the Petition Date, the relevant Debtors shall have obtained entry by the Bankruptcy Court of the Rule 9019 Order; and

(d)	no later than 120 days after the Petition Date, except to the extent such delay was caused by the actions (or failure to act) of any of the Restructuring Support Parties, the MS Bond Construction Fund Distribution shall have occurred.

Each of the Milestones may be extended or waived with the express prior written consent of the Majority Consenting Bond Green Bondholders and the Bond Green Bonds Trustee.

6.                Commitment of Restructuring Support Parties. Each Restructuring Support Party shall (severally and not jointly), solely as it remains the legal owner and/or beneficial owner with power and/or authority to bind any claims held by it, from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 12) applicable to such Restructuring Support Party or in the case of a Consenting Bond Green Bondholder until it has made a Transfer of all Bond Green Bonds and Bond Green Bond Claims in accordance with Section 14, in each case subject to Sections 3 and 4 of this Agreement and without limiting consent, approval, or termination rights provided in this Agreement:

(a)	support and use commercially reasonable efforts to cooperate with the Debtors to take all actions reasonably necessary to consummate the Restructuring in accordance with the terms and conditions of this Agreement and the Term Sheet;

(b)	as applicable, vote all of its claims against, or interests in, the Debtors now or hereafter owned by such Restructuring Support Party (or for which such Restructuring Support Party now or hereafter has voting control over) to accept any operative chapter 11 plan proposed by the Debtors (each, a “Plan”) in accordance with the applicable procedures set forth in the disclosure statement for such Plan (the “Disclosure Statement”) and accompanying solicitation materials (together, the “Solicitation Materials”), each as approved by the Bankruptcy Court, and timely return a duly executed ballot in connection therewith;

[5]	In computing any period of time prescribed or allowed under this Agreement, the provisions of Bankruptcy Rule 9006(a) shall apply.

5

(c)	as and to the extent applicable, or affirmatively “opt into” or not “opt out” of any releases to be provided under the Plan; provided, that such releases and the ability to “opt into” or “opt out” of any such releases is, in each case, identical in respect of the Bond Green Bond Claims as applicable to any other holder of a “Claim” as defined in the Bankruptcy Code that is entitled to vote to accept or reject the Plan;

(d)	at any time prior to entry of the Rule 9019 Order, timely file a formal objection to any motion or objection (or joinder to the Debtors’ objection), as applicable, filed with the Bankruptcy Court by a third party seeking entry of an order:

(i)	directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code);

(ii)	converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

(iii)	dismissing the Chapter 11 Cases;

(iv)	modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; or

(v)	objecting to the Rule 9019 Motion;

(e)	(i) not object to, contest, or otherwise seek to limit, modify, or terminate the Debtors’ use of cash collateral as provided in the operative documentation in respect of the Debtors’ postpetition debtor-in-possession financing and cash collateral (such documents collectively, the “DIP Financing Documents”), (ii) not seek or support any relief from the automatic stay or any other relief that would interfere with the use of cash collateral as provided in the DIP Financing Documents, and (iii) not take any action or support any other party in taking any action that would be inconsistent with or contrary to the Restructuring or terms of this Agreement, the Term Sheet, or the DIP Financing Documents; provided, however, that nothing in this Section 6(e) shall limit the exercise of rights of the Majority Consenting Bond Green Bondholders, as applicable and consistent with Section 4 of this Agreement to review or consent to the Definitive MS Bond Settlement Documentation;

(f)	provide any applicable consents as may be necessary or required, and within its capability to provide, to effectuate the MS Bond Settlement and the Restructuring as set forth herein, in the Term Sheet, and in the Definitive MS Bond Settlement Documentation, so long providing such consent is lawful;

6

(g)	not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its tender, consent, or vote with respect to the Plan, except as otherwise in accordance with the terms hereof; provided, however, that no Restructuring Support Party shall have the right to withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its tender, consent, or vote with respect to the Plan upon entry of the Rule 9019 Order;

(h)	solely in respect of the Consenting Bond Green Bondholders, give any notice, order, instruction, or direction to the Bond Green Bonds Trustee reasonably necessary to give effect to the Restructuring, and not give any notice, order, instruction, or direction to the Bond Green Bonds Trustee to take any action inconsistent with such Consenting Bond Green Bondholder’s obligations under this Agreement;

(i)	not take any action, directly or indirectly, to initiate, solicit, encourage, or participate in any discussions, negotiations, inquiries, proposals, or offers with or from any customer of any Debtor regarding the financial condition, operations, contracts, prospects, liabilities, obligations, or restructuring of any Debtor, without the prior written consent of the Debtors;

(j)	not take any action that is inconsistent with, or is intended to interfere with, consummation of the Restructuring and confirmation of the Plan, including any releases included therein; provided, however, that nothing in this Section 6(j) shall limit the exercise of rights of the Majority Consenting Bond Green Bondholders, as applicable and consistent with Section 4 of this Agreement to review or consent to the Definitive MS Bond Settlement Documentation;

(k)	negotiate in good faith and use commercially reasonable efforts to execute (as applicable) and implement the Definitive MS Bond Settlement Documentation, the Restructuring, and confirmation of the Plan;

(l)	support and not object to, delay, impede, or take any other action, whether direct or indirect, inconsistent with the Restructuring, or propose, file, support, or vote for, encourage, seek, solicit, pursue, initiative, assist, join in, participate in the formulation of, or enter into negotiations or discussion with any entity regarding any restructuring, workout, or chapter 11 plan for any of the Debtors other than the Restructuring and the Plan; provided, however, that nothing in this Section 6(l) shall limit the exercise of rights of the Majority Consenting Bond Green Bondholders, as applicable and consistent with Section 4 of this Agreement to review or consent to the Definitive MS Bond Settlement Documentation; and

(m)	not object to or otherwise seek to hinder the Debtors’ payment to Lazard Frères & Co. LLC (“Lazard”) of the fees and expenses set forth in the engagement letter, dated as of January 25, 2024, among Lazard, Vinson & Elkins LLP, and Enviva Inc. (w) limit, impact, or restrict Wilmington Trust, N.A., from performing any duties, exercising any rights, and satisfying any obligations in its capacity as trustee in respect of the Epes Green Bonds[6] to which the Debtors are obligors or from serving on an official committee of unsecured creditors in the Chapter 11 Cases and exercising its fiduciary duties as a committee member thereunder, (x) be construed to prohibit any Restructuring Support Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein, (y) be construed to limit any Restructuring Support Party’s rights under the Bond Green Bonds Indenture, any related document, and/or applicable law, or to prohibit any Restructuring Support Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the RSA Effective Date until the occurrence of a Termination Date, such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring, or (z) impair or waive the rights of any Restructuring Support Party to assert or raise any objection permitted under this Agreement, including, without limitation, in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

Nothing in this Agreement and neither a vote to accept the Plan by any Restructuring Support Party (as applicable) nor the acceptance of the Plan by any Restructuring Support Party shall

7

7.                Commitment of the Debtors.

(a)             Each of the Debtors:

(i)	(A) agrees to (1) support and use its commercially reasonable efforts to complete the Restructuring set forth in this Agreement, (2) negotiate in good faith all Definitive MS Bond Settlement Documentation that is subject to negotiation as of the RSA Effective Date, and (3) use commercially reasonable efforts to complete the Restructuring in accordance with each Milestone set forth in Section 5 of this Agreement, and (B) shall not undertake any action inconsistent with the implementation of the Restructuring;

(ii)	agrees to timely file a formal objection to any motion or objection, as applicable, filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable, or (E) objecting to the Rule 9019 Motion;

(iii)	agrees to provide written notice to counsel for the Restructuring Support Parties promptly (and no less than five (5) business days following) of (A) the occurrence of any event of which the Debtors have actual knowledge which occurrence or failure would cause any condition precedent contained in this Agreement impossible to satisfy, (B) the receipt of any written notice from any governmental authority or third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (C) the receipt of any written notice of any proceeding commenced or, to the actual knowledge of the Debtors, threatened against the Debtors relating to or involving or otherwise affecting in any material respect the transactions contemplated by this Agreement or the Restructuring, or (D) a failure of the Debtors to comply in any material respect with a covenant or agreement to be complied with or by it hereunder;

[6]	The “Epes Green Bonds” are the Exempt Facilities Revenue Bonds (Enviva Inc. Project), Series 2022 (Green Bonds) issued by the Industrial Development Authority of Sumter County, Alabama pursuant to that certain Indenture of Trust, dated as of July 1, 2022, between Epes Green Bonds Issuer and Wilmington Trust, N.A., as trustee.

8

(iv)	agrees to not take any action that is inconsistent with, or is intended to interfere with, consummation of the Restructuring;

(v)	to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, agrees to negotiate in good faith with respect to appropriate additional or alternative provisions to address any such impediment; and

(vi)	subject to the limitations set forth in the Letter Agreement and, to the extent not pre-empted by the Letter Agreement, on the terms set forth in the Term Sheet, pay all reasonable and documented fees and expenses of the Bond Green Bonds Trustee and advisors to the Initial Consenting Bond Green Bondholders and the Bond Green Bonds Trustee, whether arising before or after the Petition Date, after taking into account all such payments primarily made to such persons, whether before or after the Petition Date.

For the avoidance of doubt, nothing in this Section 7 shall be construed to limit or affect in any way (y) any Restructuring Support Party’s rights under this Agreement, including upon occurrence of any Termination Event, or (z) the Debtors’ ability to engage in marketing efforts, discussions, and/or negotiations with any party regarding financing in the Chapter 11 Cases or exit financing consistent with the Term Sheet. Notwithstanding anything to the contrary herein, any board of directors, board of managers, director, officer, member, or manager of any Debtor (in its capacity as such, each a “Debtor Agent”) shall be permitted to take or refrain from taking any action to the extent such Debtor Agent determines, in good faith and based upon advice of outside legal counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with its fiduciary duties, and may take (or refrain from taking) such action; provided, that this provision shall not impede any Party’s right to terminate this Agreement pursuant to the terms hereof, including on account of any determination made or inaction taken pursuant to this provision.

8.                Tax Matters. To the extent practicable, the Restructuring and the consideration received in the Restructuring shall be structured in a manner that (a) minimizes any current taxes payable as a result of the consummation of the Restructuring, and (b) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes, or moving certain businesses to new entities incorporated in tax-favorable jurisdictions) of the Restructuring to the Debtors, and the Consenting Bond Green Bondholders going forward, in each case, as determined by the Debtors and the Consenting Bond Green Bondholders.

9

9.                Consenting Bond Green Bondholders Termination Events. The Required Consenting Bond Green Bondholders shall have the right, but not the obligation, upon five (5) business days’ written notice to the Debtors, to terminate the obligations of the Consenting Bond Green Bondholders under this Agreement (and to direct the Bond Green Bonds Trustee to terminate its obligations upon the same notice period) upon the occurrence of any of the following events, unless waived, in writing, by the Majority Consenting Bond Green Bondholders (each, a “Consenting Bond Green Bondholder Termination Event”):

(a)	the failure of the Debtors to meet any of the Milestones in Section 5 unless (i) such failure is the direct result of any act, omission, or delay on the part of any Restructuring Support Party in violation of its obligations under this Agreement, or (ii) such Milestone is extended by the Majority Consenting Bond Green Bondholders in accordance with Section 5;

(b)	any Debtor (i) files, amends or modifies, or files a pleading seeking authority to amend or modify, or any relief that would have the effect of amending or modifying, the Definitive MS Bond Settlement Documentation in a manner that is materially inconsistent with this Agreement or the Term Sheet, or (ii) announces that it will no longer support the Restructuring, in each case without the prior consent of the Majority Consenting Bond Green Bondholders;

(c)	the issuance of any ruling or order by any governmental authority, including the Bankruptcy Court, or any other court of competent jurisdiction, or other regulatory authority, enjoining or otherwise making impractical the substantial consummation of the Restructuring on the terms and conditions set forth in this Agreement, or the commencement of any action by any governmental authority or other regulatory authority that could reasonably be expected to enjoin or otherwise make impracticable the substantial consummation of the Restructuring on the terms and conditions set forth in this Agreement or the Term Sheet; provided, however, that the Debtors shall have five (5) business days after issuance of such ruling, order, or action to obtain relief that would allow consummation of the Restructuring in a manner that does not prevent or diminish in a material way compliance with the terms of this Agreement or the Term Sheet;

(d)	a material breach by any Debtor of any covenant of such Debtor set forth in this Agreement;

(e)	any Debtor terminates its obligations under and in accordance with this Agreement;

(f)	if any court of competent jurisdiction has entered a final, non-appealable order or judgment declaring this Agreement to be unenforceable;

(g)	any relevant Debtor (i) solicits votes upon a Plan that separately classifies the Deficiency Claim in a manner that treats the Deficiency Claim in a manner inconsistent with the terms of this Agreement or the Term Sheet, or (ii) seeks any relief that treats the Deficiency Claim in a manner inconsistent with the terms of this Agreement or the Term Sheet;

10

(h)	a breach by any Debtor of any representation or warranty of such Debtor set forth in this Agreement that would reasonably be expected to have a material or adverse impact on the Restructuring or the confirmation of the Plan that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Debtors of notice and description of such breach;

(i)	any creditor of a Debtor that is party to a restructuring support agreement with any Debtor should file a motion or pleading with the Bankruptcy Court that opposes the Rule 9019 Motion, entry of the Rule 9019 Order, or could be reasonably expected to have the effect of hindering, delaying, or preventing the consummation of, any material aspect of the Restructuring; or

(j)	solely to the extent that the Debtors are not subject to a voluntary or involuntary bankruptcy proceeding on or after March 31, 2024, the Debtors and the Consenting Bond Green Bondholders have failed to reach an agreement on an out-of-court resolution in respect of the Bond Green Bond Claims by June 30, 2024.

10.             The Debtors’ Termination Events. Each Debtor may, upon written notice to the Restructuring Support Parties, terminate its obligations under this Agreement upon the occurrence of any of the following events (each a “Debtor Termination Event,” and together with the Consenting Bond Green Bondholder Termination Events, the “Termination Events”), in which case this Agreement shall terminate with respect to all Parties, subject to the rights of the Debtors to fully or conditionally waive, in writing, the occurrence of a Debtor Termination Event:

(a)	a breach by the Restructuring Support Parties of any representation, warranty, or covenant of such Restructuring Support Party set forth in this Agreement that would reasonably be expected to have a material or adverse impact on the Restructuring or the confirmation of the Plan that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Restructuring Support Parties of notice and description of such breach;

(b)	if the board of directors or board of managers, as applicable, of any Debtor determines, in good faith based upon advice of outside legal counsel, that proceeding with the Restructuring or taking any action (or refraining from taking any action) in relation thereto, would be inconsistent with the exercise of their fiduciary duties under applicable law;

(c)	the Majority Consenting Bond Green Bondholders terminate their obligations under and in accordance with this Agreement;

(d)	a material breach by any Restructuring Support Party of any covenant of such Restructuring Support Party set forth in this Agreement;

(e)	the issuance of any ruling or order by any governmental authority, including the Bankruptcy Court, or any other court, agency, commission, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions, enjoining or otherwise making impractical the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan, or the commencement of any action by any such governmental or regulatory authority that could reasonably be expected to enjoin or otherwise make impractical the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan; provided, however, that the Debtors have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement;

11

(f)	if any court of competent jurisdiction has entered a final, non-appealable order or judgment declaring this Agreement to be unenforceable; or

(g)	solely to the extent that the Debtors are not subject to a voluntary or involuntary bankruptcy proceeding on or after March 31, 2024, the Debtors and the Consenting Bond Green Bondholders have failed to reach an agreement on an out-of-court resolution in respect of the Bond Green Bond Claims by June 30, 2024.

11.              Mutual Termination; Automatic Termination. This Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement by and among (a)  each of the Debtors and (b) each of the Restructuring Support Parties. This Agreement shall otherwise terminate automatically upon the occurrence of the effective date under the Plan (the “Plan Effective Date”).

12.              Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 9, 10, or 11 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.” Upon the occurrence of a Termination Date, the terminating Party’s and, solely in the case of a Termination Date in accordance with Section 11, all Parties’ obligations under this Agreement shall be terminated effective immediately, and such Party or Parties hereto shall be released from all commitments, undertakings, and agreements hereunder; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that arises prior to such Termination Date, and all rights and remedies with respect to such claims shall remain in full force and effect and not be prejudiced in any way by such termination; (b) the Debtors’ obligations in Section 17 of this Agreement accrued up to and including such Termination Date; and (c) Sections 2, 12, 18, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 32, 34, 35, and 36 hereof. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

13.              Cooperation and Support. The relevant Debtors shall use their commercially reasonable efforts to provide draft copies of all Definitive MS Bond Settlement Documentation that any Debtor intends to file with the Bankruptcy Court to the counsel to the Bond Green Bonds Trustee and Consenting Bond Green Bondholders, respectively, at least four (4) days prior to the date when such Debtor intends to file such document or as soon as reasonably practicable and shall provide a draft of the 9019 Motion and related proposed order at least five (5) business days prior to the date when such Debtor intends to file such document or as soon as reasonably practicable. The Bond Green Bonds Trustee and Consenting Bondholders, respectively, shall use their commercially reasonable efforts to provide all comments to all such documents by no later than two (2) days prior to the date when the Debtors intend to file such documents, and counsel to the Bond Green Bonds Trustee and the Consenting Bond Green Bondholders, respectively, shall consult with the Debtors in good faith regarding the form and substance of any such proposed filing with the Bankruptcy Court. For the avoidance of doubt, the Bond Green Bonds Trustee, the Consenting Bond Green Bondholders, and the Debtors agree to negotiate in good faith the Definitive MS Bond Settlement Documentation that is subject to negotiation and completion, consistent with Sub-Clause (b) of Section 4 hereof, and the Definitive MS Bond Settlement Documentation, including any motions or orders related thereto, shall be consistent with this Agreement.

12

14.              Transfers of Claims and Interests.

(a)	No Consenting Bond Green Bondholder shall (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Consenting Bond Green Bondholder’s Bond Green Bond Claims, including, without limitation, the Bond Green Bonds themselves, in whole or in part, or (ii) deposit any of such Consenting Bond Green Bondholder’s claims or interests, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in Sub-Clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Consenting Bond Green Bondholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to (y) another Consenting Bond Green Bondholder or (z) any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Debtors a Joinder Agreement substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”). With respect to any right, title, or interest in Bond Green Bond Claims, including, without limitation, the Bond Green Bonds themselves, held by the relevant transferee, upon consummation of a Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Bond Green Bondholder set forth in this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Sub-Clause (a) of this Section 14 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors and/or Bond Green Bonds Trustee, and shall not create any obligation or liability of any Debtor or any other Bond Green Bonds Trustee to the purported transferee.

(b)	Notwithstanding Sub-Clause (a) of this Section 14, (i) an entity that is acting in its capacity as a Qualified Marketmaker shall not be required to be or become a Consenting Bond Green Bondholder to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any claim against, or interest in, any Debtor, as applicable, by a Consenting Bond Green Bondholder to a transferee; provided, that, such transfer by a Restructuring Support Party to a transferee shall be in all other respects in accordance with and subject to Sub-Clause (a) of this Section 14; and (ii) to the extent that a Consenting Bond Green Bondholder, acting in its capacity as a Qualified Marketmaker, acquires any claim against, or interest in, any Debtor from a holder of such claim or interest who is not a Consenting Bond Green Bondholder, it may transfer (by purchase, sale, assignment, participation, or otherwise) such claim or interest without the requirement that the transferee be or become a Restructuring Support Party in accordance with this Section 14. For purposes of this Sub-Clause (b), a “Qualified Marketmaker” means an entity that (y) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against, or interests in, any of the Debtors (including debt securities or other debt) or enter with customers into long and short positions in claims against the Debtors (including debt securities or other debt), in its capacity as a dealer or market maker in such claims or interests against the Debtors, and (z) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

13

(c)	Any holder of Bond Green Bonds may, at any time after the date hereof, become a party to this Agreement as a Consenting Bond Green Bondholder by executing a Joinder Agreement, pursuant to which such party shall be bound by the terms of this Agreement as a Consenting Bond Green Bondholder hereunder.

15.              Further Acquisition of Claims or Interests. Except as set forth in Section 14, nothing in this Agreement shall be construed as precluding any Consenting Bond Green Bondholder or any of its affiliates from acquiring, as applicable, additional Bond Green Bond Claims or interests in the instruments underlying the Bond Green Bonds; provided, however, that any additional Bond Green Bond Claims or interests in the underlying instruments acquired by any Consenting Bond Green Bondholder and with respect to which such Consenting Bond Green Bondholder is the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any claims or interests held by it shall automatically be subject to the terms and conditions of this Agreement, other than Section 14 hereof, without any further action by such Consenting Bond Green Bondholder or the Debtors. Upon any such further acquisition, and not later than three (3) business days following such acquisition, such Consenting Bond Green Bondholder shall notify Enviva Inc., its counsel, and counsel to the Bond Green Bonds Trustee.

16.              Waivers and Forbearances. The MS Bond Settlement and Restructuring contemplate certain waivers and forbearances that the Parties agree and acknowledge are integral to their decision to enter into this Agreement, and without which they would not have done so. The Parties acknowledge that nothing in this Section 16 constitutes an admission of any kind with respect to the existence of any “Default” or “Event of Default” under the Bond Green Bonds Indenture, the Bond Green Bonds Loan Agreement, any related documents, or any applicable law. The Parties acknowledge, moreover, that the illustrative list of potential Defaults or Events of Default included in this Section 16 was developed through the course of settlement negotiations and in the context of an offer of settlement subject to Federal Rule of Evidence 408 and any relevant state-law equivalents, such that no part of this Section 16 would be admissible in any subsequent judicial proceeding for purposes of proving the existence of a Default or Event of Default under the Bond Green Bonds Indenture, Bond Green Bonds Loan Agreement, or any related document.

(a)	Subject to Sub-Clause (b) the Consenting Bond Green Bondholders hereby agree to forbear, and will direct the Bond Green Bonds Trustee to forbear from, the exercise of any rights (including any right of setoff) or remedies it may have under the Bond Green Bonds Indenture and/or the Bond Green Bonds Loan Agreement, as applicable, and under applicable United States or foreign law or otherwise in the manner set forth in this Sub-Clause (a) with respect to the following potential Defaults or Events of Default under the Bond Green Bonds Indenture, the Bond Green Bonds Loan Agreement, and any related documents, in each case for so long as this Agreement remains in effect:

14

(i)	any potential Defaults arising from any Debtor’s alleged or potential failure to diligently pursue construction of the “Project” (under and as defined in the Bond Green Bonds Loan Agreement), including, without limitation, under Section 3.2 of the Bond Green Bonds Loan Agreement;

(ii)	any potential Defaults arising from any alleged or potentially inaccurate or non-compliant certification by any Debtor in connection with a written requisition under Section 3.5(a) of the Bond Green Bonds Loan Agreement, including, without limitation, through Section 8.1(b) and 8.1(g) of the Bond Green Bonds Loan Agreement;

(iii)	any potential Defaults or Events of Default alleged on account of any Debtor’s voluntary bankruptcy under Section 8.1(d) of the Bond Green Bonds Loan Agreement and/or any Defaults or Events of Default alleged on account of any Debtor’s failure to have such bankruptcy dismissed within 60 days under Section 8.1(f) of the Bond Green Bonds Loan Agreement; and

(iv)	any potential Defaults or Events of Default alleged on account of any Debtor’s failure to make a required payment in respect of that certain Indenture, dated as of December 9, 2019, among Enviva Partners, LP and Enviva Partners Finance Corp., as issuers, each of the guarantors party thereto, and Wilmington Trust, National Association, as trustee, prior to March 4, 2024, including, without limitation, under Section 8.1(c) of the Bond Green Bonds Loan Agreement.

The Consenting Bond Green Bondholders agree that, if the Bond Green Bonds Trustee takes any action inconsistent with such Consenting Bond Green Bondholders’ obligations under this Sub-Clause (a), that the Consenting Bond Green Bondholders shall direct the Bond Green Bonds Trustee to cease and refrain from taking any such action.

(b)	The forbearances in Sub-Clause (a) shall immediately, irrevocably, and without further action by any Party, convert into a permanent waiver upon satisfaction of the following conditions precedent:

(i)	Subject to the Letter Agreement, the Debtors have made all required payments under Section 17 of this Agreement;

(ii)	The Rule 9019 Order shall have become a Final Order;

15

(iii)	The MS Bond Construction Fund Distribution shall have occurred;

(iv)	All required opinions, governmental, regulatory, and third-party approvals and consents to implement the Restructuring in a manner consistent with this Agreement have been obtained; and

(v)	This Agreement remains in full force and effect with respect to all Parties.

(c)	Nothing in this Section 16 shall constitute an extension of any of the relevant Debtors’ repayment obligations under the Bond Green Bonds.

(d)	Except where otherwise expressly provided by this Agreement (including, without limitation, in this Section 16), nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Restructuring Support Party or the ability of each Restructuring Support Party to protect and preserve its rights, remedies, and interests, including its claims against the Debtors, and the Debtors acknowledge and confirm that nothing in this Agreement amends, modifies, waives, or expands in any respect any obligation of the Debtors to pay interest or other amounts in accordance with the Bond Green Bonds Indenture, the Bond Green Bonds Loan Agreement, or any related documents.

17.              Fees and Expenses. Subject to both the Letter Agreement and Section 12 of this Agreement, the Debtors shall pay and reimburse, or shall have paid, as applicable, all reasonable and documented fees and expenses of (a) Kramer Levin Naftalis & Frankel LLP, as counsel to the Bond Green Bonds Trustee (“Kramer Levin”), (b) Greenberg Traurig, P.A., as counsel to the Bond Green Bonds Trustee (“Greenberg Traurig”), (c) one local counsel retained by the Bond Green Bonds Trustee in connection with the Chapter 11 Cases (“Local Counsel”), and (d) Perella Weinberg Partners L.P., as investment banker to the Bond Green Bonds Trustee (“PWP” and, together with Kramer Levin, Greenberg Traurig, and one Local Counsel, the “Green Bonds Advisors”), in each case, as follows:

(a)	After the Petition Date, and subject to both the Letter Agreement and any budget imposed by the DIP Financing Documents, including, without limitation, the attendant 13-week cashflow reports (the “DIP Budget”), the Debtors shall pay all reasonable and documented fees and expenses of the Bond Green Bonds Trustee and the Green Bonds Advisors after the RSA Effective Date within 10 business days of receiving an invoice therefor; and

(b)	As adequate protection for the interests of the Bond Green Bonds Trustee and the Consenting Bond Green Bondholders during the pendency of the Chapter 11 Cases, the Debtors shall, subject to the DIP Budget, pay all reasonable and documented expenses of the Bond Green Bonds Trustee and Green Bonds Advisors incurred through five (5) days after the Rule 9019 Order becomes a Final Order within 10 business days of receiving an invoice therefor; provided, however, that the Bond Green Bonds Trustee and the Consenting Bond Green Bondholders agree to seek no further adequate protection for so long as (A) this Agreement remains in effect, (B) no Debtor takes any action to alter the Bond Green Bonds Trustee’s post-petition control of the Construction Fund, and (C) the amounts identified in the Letter Agreement have been paid.

16

18.             Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for acceptances to the Plan. The acceptance of the Plan by the holders of Bond Green Bonds Claims will not be solicited until such persons have received the Disclosure Statement and related ballots approved by the Bankruptcy Court and in accordance with applicable law, and will be subject to sections 1125, 1126 and 1127 of the Bankruptcy Code.

19.              Representations and Warranties.

(a)	Each Restructuring Support Party hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct, and complete, as of the date hereof (or, with respect to a Restructuring Support Party that is joining this Agreement pursuant to Section 14, as of the date of such joinder):

(i)	it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution, delivery, and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it, or its certificate of incorporation, bylaws, or other organizational documents in any material respect;

(iv)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(v)	solely as to the Consenting Bond Green Bondholders, it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement;

(vi)	it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Restructuring and to accept the terms of the Plan;

17

(vii)	the Bond Green Bond Claims held by such Restructuring Support Party are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Restructuring Support Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(viii)	it (A) either (1) is the sole owner of the claims and interests identified below its name on its signature page hereof and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the principal amount of claims and interests identified below its name on its signature page hereof, and has the power and authority to bind the owner(s) of such claims and interests to the terms of this Agreement; (B) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such claims and interests; and (C) does not directly or indirectly own any claims against any Debtor other than as identified below its name on its signature page hereof.

(b)	Each Debtor hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Debtors) that the following statements are true, correct, and complete as of the date hereof:

(i)	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Debtor’s undertaking to implement the Restructuring through the Chapter 11 Cases) under any material contractual obligation to which it is a party;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring and filings pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

18

(v)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and, to the extent applicable, approval by the Bankruptcy Court, this Agreement is a legally valid and binding obligation of each Debtor that is enforceable against each Debtor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(vi)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Restructuring and this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction; and

(vii)	the execution and delivery by it of this Agreement and consummation of the Restructuring contemplated hereby are consistent with applicable law and, as applicable, the exercise of its fiduciary duties as of the RSA Effective Date.

20.             Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring and in contemplation of possible chapter 11 filings by the Debtors and the rights granted in this Agreement are enforceable by each signatory hereto without approval of any court, including the Bankruptcy Court.

21.              Rights and Settlement Discussions. If the transactions contemplated herein are not consummated, or following the occurrence of a Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, other than as provided in Section 16, and the Parties expressly reserve any and all of their respective rights. The Parties acknowledge that this Agreement, the MS Bond Settlement, the Restructuring, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation. The Parties agree that this Agreement, the Term Sheet, any related documents, and all negotiations relating thereto, constitute settlement discussions for purposes of Rule 408 of the Federal Rules of Evidence, any applicable or equivalent state rules of evidence, and any other similar applicable law, foreign or domestic.

22.              Waiver and Amendments.

(a)	Other than as set forth in Section 22(b), this Agreement, including the Exhibits, may not be waived, modified, amended, or supplemented except with the prior written consent of the Debtors, the Bond Green Bonds Trustee and the Majority Consenting Bond Green Bondholders.

19

(b)	Notwithstanding Section 22(a):

(i)	any waiver, modification, amendment, or supplement to this Section 22 shall require the prior written consent of all of the Parties; and

(ii)	any modification, amendment, or change to the definition of “Majority Consenting Bond Green Bondholders” or “Required Consenting Bond Green Bondholders” shall require the prior written consent of all of the Parties.

23.              Relationship Among Parties. The duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors, and neither the Parties nor any group thereof shall constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act. No action taken by any Restructuring Support Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Restructuring Support Parties are in any way acting in concert or as such a “group.”

24.              Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not (a) seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief or (b) raise as a defense thereto the necessity of proving the inadequacy of money damages as a remedy.

25.              Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice-of-law provisions that would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in the federal or state courts located in the City of New York, Borough of Manhattan, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

20

26.              Waiver of Right to Trial by Jury. EACH OF THE PARTIES WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN ANY OF THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATING TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

27.              Successors and Assigns. Except as otherwise provided herein, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

28.              No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

29.              Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a) If to any Debtor:

Enviva Inc.
Attn: Jason E. Paral
7272 Wisconsin Ave., Suite 1800
Bethesda, MD 20814
Tel: (301) 657-5560
Email: jason.paral@enviva.com

With a copy to:

Vinson & Elkins LLP
Attn:	David S. Meyer
Jessica C. Peet
1114 Avenue of the Americas, 32nd Floor
New York, NY 10036
Tel: (212) 237-0000
Email:	dmeyer@velaw.com
jpeet@velaw.com

- and -

21

Vinson & Elkins LLP
Attn:	Matthew J. Pyeatt
Trevor G. Spears
2001 Ross Avenue, Suite 3900
Dallas, TX 75201
Tel: (214) 220-7700
Email:	mpyeatt@velaw.com
tspears@velaw.com

(b) If to the Green Bonds Trustee:

To the address set forth on its signature page hereto

with a copy to
Kramer Levin Naftalis & Frankel LLP
Attn:	Amy Caton
Douglas Buckley
1177 Sixth Avenue
New York, NY 10036
Tel: (212) 715-9100
Email:	acaton@kramerlevin.com
dbuckley@kramerlevin.com

(c) If to a Consenting Bond Green Bondholder:

To the address set forth on its signature page hereto

with a copy to

Kramer Levin Naftalis & Frankel LLP
Attn:	Amy Caton
Douglas Buckley
1177 Sixth Avenue
New York, NY 10036
Tel: (212) 715-9100
Email:	acaton@kramerlevin.com
dbuckley@kramerlevin.com

30.              Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

22

31.              Entire Agreement. This Agreement (including the Exhibits) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

32.              Reservation of Rights. Except as expressly provided in this Agreement or the Term Sheet, including, without limitation, Section 6(a) of this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including, without limitation, its claims against any of the other Parties.

33.              Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by electronic mail in portable document format (.pdf).

34.              Public Disclosure. This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that, (a) on or after the RSA Effective Date, the Debtors may make any public disclosure or filing of, or with respect to the subject matter of, this Agreement, including the existence of, or the terms of, this Agreement or any other material term of the transaction contemplated herein, that, based upon the advice of counsel, is required to be made (i) by applicable law or regulation or (ii) pursuant to any rules or regulations of the New York Stock Exchange, without the express written consent of the other Parties, and (b) after the Petition Date, the Parties may disclose the existence of, or the terms of, this Agreement without the express written consent of the other Parties; provided, further, that where permitted by applicable law or regulation, the identities of the Consenting Bond Green Bondholders and their respective holdings of Bond Green Bonds be redacted from any such public disclosure or filing.

35.              Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

36.              Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

[Signatures and exhibits follow.]

23

ENVIVA INC.

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS LUCEDALE, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer
ENVIVA, LP

By Enviva GP, LLC, as its sole general partner

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

ENVIVA PELLETS WAYCROSS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS GREENWOOD, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PORT OF PASCAGOULA, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS BOND, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

ENVIVA HOLDINGS, LP

By Enviva Holdings GP, LLC,
as its sole general partner

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA GP, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA MANAGEMENT COMPANY, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA AIRCRAFT HOLDINGS CORP.

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

ENVIVA SHIPPING HOLDINGS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PARTNERS FINANCE CORP.

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA ENERGY SERVICES, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA HOLDINGS GP, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

ENVIVA DEVELOPMENT
FINANCE COMPANY, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS EPES, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS EPES
FINANCE COMPANY, LLC

By:	/s/ James P. Geraghty
Name:	James P. Geraghty
Title:	Manager

ENVIVA PELLETS EPES HOLDINGS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

ENVIVA MLP INTERNATIONAL
HOLDINGS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

WILMINGTON TRUST, N.A., AS TRUSTEE

By:	/s/ Barry Ihrke

Name:	Barry Ihrke

Title:	Vice President

Address for Notices:

Wilmington Trust, N.A.

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: Barry Ihrke

Email: BIHRKE@WilmingtonTrust.com

With copies by electronic mail (which shall not constitute notice) to:

Greenberg Traurig, P.A.

450 So. Orange Avenue

Suite 650

Orlando, FL 32801

Attn: Warren Bloom, Esq.

Email: bloomw@gtlaw.com

and

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attn: Amy Caton, Esq. and Douglas Buckley, Esq.

Email: acaton@kramerlevin.com and dbuckley@kramerlevin.com

[Trustee Signature Page to RSA]

Schedule 1 to Restructuring Support Agreement

Subsidiaries

1.      Enviva Inc.

2.      Enviva Pellets, LLC

3.      Enviva Pellets Lucedale, LLC

4.      Enviva, LP

5.      Enviva Pellets Waycross, LLC

6.      Enviva Pellets Greenwood, LLC

7.      Enviva Port of Pascagoula, LLC

8.      Enviva Pellets Bond, LLC

9.      Enviva Holdings, LP

10.  Enviva GP, LLC

11.  Enviva Management Company, LLC

12.  Enviva Aircraft Holdings Corp.

13.  Enviva Shipping Holdings, LLC

14.  Enviva Partners Finance Corp.

15.  Enviva Energy Services, LLC

16.  Enviva Holdings GP, LLC

17.  Enviva Development Finance Company, LLC

18.  Enviva Pellets Epes, LLC

19.  Enviva Pellets Epes Finance Company, LLC

20.  Enviva Pellets Epes Holdings, LLC

21.  Enviva MLP International Holdings, LLC

Exhibit A to the Restructuring Support Agreement

Term Sheet

Mississippi Business Finance Corporation – Exempt Facility Revenue Bonds

Enviva Inc. Project, Series 2022 (Green Bonds)

Term Sheet

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS, PROVISIONS OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE LAWS. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR BE DEEMED BINDING ON ANY OF THE PARTIES HERETO. THIS TERM SHEET IS FOR SETTLEMENT DISCUSSION PURPOSES ONLY, IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE, AND CANNOT BE DISCLOSED TO ANY OTHER PERSON OR ENTITY WITHOUT THE CONSENT OF THE PARTIES. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE RESTRUCTURING, AND ENTRY INTO ANY BINDING AGREEMENT IS SUBJECT TO, AMONG OTHER THINGS, THE COMPLETION OF DUE DILIGENCE SATISFACTORY TO THE PARTIES AND THE EXECUTION OF DEFINITIVE DOCUMENTS.

Term	Description
I. OVERVIEW
Overview of the Restructuring

This term sheet (the “Term Sheet”) sets forth certain elements of a restructuring, as set forth herein, (the “Restructuring”) to be implemented through a restructuring support agreement (the “RSA”) for the Company and the other Debtors.[1]

The Restructuring is structured to be accomplished through the MS Bond Settlement in the “Chapter 11 Cases,” each as further described and defined herein.

Bond Green Bonds Issuer	Mississippi Business Finance Corporation
Bond Green Bonds Trustee	Wilmington Trust, N.A.
Company	Enviva Inc.

1	Capitalized terms not initially defined herein shall share the meanings ascribed to them later in this Term Sheet. Capitalized terms not defined in this Term Sheet shall share the meanings ascribed to them in the Bond Green Bonds Loan Agreement or the Bond Green Bonds Indenture, as applicable. The “Bond Green Bonds Indenture” refers to that certain Indenture of Trust, dated as of November 1, 2022, between the Bond Green Bonds Issuer and the Bond Green Bonds Trustee, as amended, restated, supplemented, or otherwise modified from time to time. The “Bond Green Bonds Loan Agreement” refers to the Loan Agreement, dated as of November 1, 2022, between the Bond Green Bonds Issuer and certain Debtors, as amended, restated, supplemented, or otherwise modified from time to time.

Term	Description
Debtors	The Company, together with all the Company’s “Subsidiaries” listed on Schedule 1 of the RSA (collectively, the “Debtors” and each, a “Debtor”).
Initial Consenting Bond Green Bondholders	Consenting Bond Green Bondholders that have signed the RSA as of the “RSA Effective Date” (as defined in the RSA), and their successors and assigns.
Consenting Bond Green Bondholders	The Initial Consenting Bond Green Bondholders, together with any additional Consenting Bond Green Bondholders that have acceded to the RSA by delivering a joinder pursuant to the procedures set forth in Section 13(c) of the RSA.[2]
Waiver of Defaults; Forbearance

Subject to Section 16 of the RSA and for so long as the RSA remains in effect, the RSA will provide for a forbearance (and to withdraw any notice of alleged default that has been delivered) in respect of the following potential defaults prior to the effectiveness of the Permanent Waiver:

(i)    any potential defaults arising from any Debtor’s alleged or potential failure to diligently pursue construction of the Project, including, without limitation, under Section 3.2 of the Bond Green Bonds Loan Agreement;

(ii)   any potential defaults arising from any alleged or potentially inaccurate, or non-compliant certification by any Debtor in connection with a written requisition under Section 3.5(a) of the Bond Green Bonds Loan Agreement, including, without limitation, through Sections 8.1(b) and 8.1(g) of the Bond Green Bonds Loan Agreement;

(iii)  any potential defaults alleged on account of any Debtor’s voluntary bankruptcy under Section 8.1(d) of the Bond Green Bonds Loan Agreement and/or any potential defaults alleged on account of any Debtor’s failure to have such a bankruptcy dismissed within 60 days under Section 8.1(f) of the Bond Green Bonds Loan Agreement; and

(iv)  any potential defaults alleged on account of any Debtor’s failure to make a required payment in respect of the 2026 Notes3 in January 2024, including, without limitation, through Section 8.1(c) of the Bond Green Bonds Loan Agreement.

The foregoing forbearances shall immediately, irrevocably, and without further action by any Party, convert into a permanent waiver (the “Permanent Waiver”) upon satisfaction of the conditions precedent set forth below under “Conditions Precedent.”

[2]	The “Parties” are comprised of the Debtors and the Consenting Bond Green Bondholders.
[3]	The “2026 Notes” comprise any “Notes” issued pursuant to that certain 6.500% Senior Notes Due 2026 Indenture, dated as of December 9, 2019, by, between, and among Enviva Partners, LP, Enviva Partners Finance Corp., as Issuers, and Wilmington Trust, N.A., as Trustee. The 2026 Notes are held by the “2026 Noteholders.”

2

Term	Description
The Parties acknowledge that nothing herein constitutes, nor shall it be argued by any Party to constitute, an admission of any kind with respect to the existence of any potential default. The Parties acknowledge, moreover, that the illustrative list of potential defaults contained herein is conveyed pursuant to an offer of settlement subject to Federal Rule of Evidence 408 and any relevant state-law equivalents.
II. TERMS RELATED TO MS BOND SETTLEMENT IN CHAPTER 11 CASES
MS Bond Settlement

In exchange for resolving the controversy between the Parties regarding rights to withdraw from or have any right, title, or interest in the Construction Fund, as well as any and all claims that the Bond Green Bonds Trustee or the Bond Green Bondholders, in each case, may have with respect to whether or not prior withdrawals from the Construction Fund were made in accordance with the requirements of the Bond Green Bonds Loan Agreement—and for so long as the RSA remains in effect—the Parties agree that all monies in the Construction Fund shall be held by the Trustee for the benefit of the holders of the Bonds until entry of the Rule 9019 Order and shall, upon entry of the Rule 9019 Order, be transferred to a separate fund held by the Bond Green Bonds Trustee (the “New Fund”), for redemption of the then-outstanding Bond Green Bonds (and equivalent reduction of any and all claims related to the Bond Green Bonds), rebate payments (if any), and payment of Bond Green Bonds Trustee fees (pursuant to the Bond Green Bonds Trustee’s charging lien) not otherwise reimbursed by the Company (such distribution, the “MS Bond Construction Fund Distribution”). For so long as the RSA is in effect, the Debtors shall not submit any written requisitions or otherwise seek the withdrawal of monies in the Construction Fund.

The principal amount of any Bond Green Bonds not redeemed or purchased through the MS Bond Construction Fund Distribution shall, together with any accrued and unpaid interest through the “Petition Date” (as defined in the RSA), and any and all fees, expenses, indemnities, and similar charges of the Bond Green Bonds Trustee payable by any Debtor under the Bond Green Bonds Indenture or Bond Green Bonds Loan Agreement (but which have not been paid by any Debtor), shall collectively constitute an allowed claim (the “Deficiency Claim”) against each Debtor in the Chapter 11 Cases and shall not, pursuant to and upon entry of the Rule 9019 Order, be subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether contractual, equitable, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any Debtor.

Subject to each Party’s rights and obligations under the RSA and this Term Sheet, the RSA will provide that the Consenting Bond Green Bondholders shall, to the extent so entitled, vote all their respective Bond Green Bond Claims, including, without limitation, all their respective Deficiency Claims that exist against any Debtors as of the voting record date in the Chapter 11 Cases to accept any operative plan of reorganization proposed by any Debtor (provided, that such plan treats the Deficiency Claim no worse than any other general unsecured claims (including the claims arising from the 2026 Notes) against the applicable Debtors) and, as applicable, to affirmatively “opt into” any releases applicable to all general unsecured creditors contained therein or to not “opt out” of the same (the transactions described in the preceding three paragraphs, the “MS Bond Settlement”).

3

Term	Description
Rule 9019 Motion	Within 30 days after the Petition Date, the Debtors shall file a motion pursuant to Federal Rule of Bankruptcy Procedure 9019 (the “Rule 9019 Motion”) seeking the bankruptcy court’s entry of an order (the “Rule 9019 Order”) approving the MS Bond Settlement on terms consistent with this Term Sheet and the RSA. Each of the Rule 9019 Motion and the Rule 9019 Order shall be reasonably acceptable to the Bond Green Bonds Trustee and the Initial Consenting Bond Green Bondholders.
Chapter 11 Case Milestones	● 30 days after Petition Date: Rule 9019 Motion to be filed with bankruptcy court ● 60 days after Petition Date: Hearing on Rule 9019 Motion ● 90 days after Petition Date: Entry of Rule 9019 Order
Adequate Protection	As adequate protection for the interests of the Bond Green Bonds Trustee and Bond Green Bondholders in the Construction Fund, during the Chapter 11 Cases, the Debtors agree to pay all Creditor Support Fees incurred through five (5) days after the Rule 9019 Order becoming a final, non-appealable order. Such fees shall be paid within 10 business days of receiving an invoice therefor and procedures for review and payment of such fees shall be consistent with procedures applied to fees of any lenders of any debtor-in-possession financing. The Bond Green Bonds Trustee and the Consenting Bond Green Bondholders agree not to seek any additional adequate protection of the interests of the Bond Green Bonds Trustee and the Bond Green Bondholders in the Construction Fund for so long as the RSA is in effect and no Debtor takes any action to alter the Bond Green Bonds Trustee’s post-petition control of the Construction Fund.
III. ADDITIONAL MATERIAL TERMS TO RESTRUCTURING
Covenant to Negotiate Out-Of-Court Restructuring	The Debtors shall negotiate in good faith with the Initial Consenting Bond Green Bondholders and the Bond Green Bonds Trustee the terms of an out-of-court restructuring if, on or after March 31, 2024, the Debtors are not subject to a voluntary or involuntary bankruptcy proceeding. Solely to the extent the Debtors are not subject to a voluntary or involuntary bankruptcy proceeding on or after March 31, 2024, failure to reach an agreement on an out-of-court resolution with Bond Green Bondholders then holding majority in principal amount of the Bond Green Bonds on or before June 30, 2024 shall result in a termination right for each of the Debtors and the “Majority Consenting Bond Green Bondholders” under and as defined in the RSA.

4

Term	Description
Reasonable Assistance	The Debtors and the Consenting Bond Green Bondholders shall, subject to and consistent with their obligations under the RSA, use commercially reasonable efforts to provide assistance to each other with respect to the matters contained in this Term Sheet.
Tax Structure	To the extent practicable, the Restructuring and the consideration received in the Restructuring shall be structured in a manner that (i) minimizes any current taxes payable as a result of the consummation of the Restructuring, and (ii) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes, or moving certain businesses to new entities incorporated in tax-favorable jurisdictions) of the Restructuring to the Debtors, and the Consenting Bond Green Bondholders going forward, in each case, as determined by the Debtors and the Initial Consenting Bond Green Bondholders.
Creditor Support Fees	Subject to the Creditor Support Fee Cap (as defined below), the Debtors shall pay (and to the extent already paid by means other than the Company’s payment, reimburse), as a condition precedent to the effectiveness of the RSA, all reasonable and documented fees and expenses of the Bond Green Bonds Trustee and advisors to the Initial Consenting Bond Green Bondholders and the Bond Green Bonds Trustee (all such fees, collectively the “Creditor Support Fees”) by no later than [February [●], 2024][4]. Subject to any budget imposed and adopted by the Debtors’ debtor-in-possession financing—as well as any attendant 13-week cashflow reports— the Debtors shall pay all Creditor Support Fees related to the negotiation and implementation of the Restructuring incurred after the RSA Effective Date within 10 business days of receiving an invoice therefor; provided, that the Debtors shall have no obligation to pay any Creditor Support Fees or make any payments of any kind to the Bond Green Bonds Trustee, its advisors, or any advisors to the Initial Consenting Bond Green Bondholders once the Debtors have collectively made aggregate payments of $1.8 million in Creditor Support Fees (such limitation, the “Creditor Support Fee Cap”).
Conditions Precedent to Permanent Waiver

The effectiveness of the Permanent Waiver in respect of all alleged defaults under the Bond Green Bonds Loan Agreement and any related documents shall be subject to the following additional Conditions Precedent:

●              The RSA shall not have been terminated and remains in full force and effect with respect to all Parties;

●              The Company shall have paid, or caused to be paid, in cash all Creditor Support Fees;

●              Any and all other requisite opinions, governmental, regulatory, and third-party approvals and consents to implement the Restructuring shall have been obtained;

●              The Rule 9019 Order shall have been entered by the Bankruptcy Court and become a final, non-appealable order; and

●              All monies in the Construction Fund shall been transferred to the New Fund.

4      NTD: To be fixed at same date RSA is signed.

5

Term	Description
Governing Law	This Term Sheet and the RSA shall be governed by New York law.
Documentation	The Parties shall, consistent with and subject to their fiduciary duties, if any, negotiate documents in connection with this Restructuring in good faith. The Rule 9019 Motion, Rule 9019 Order, and any objections, replies, or other responsive pleadings to the Rule 9019 Motion filed by the Debtors or any Consenting Bond Green Bondholder (such pleadings, together with the Rule 9019 Motion and Rule 9019 Order, the “Definitive MS Bond Settlement Documents”) shall be in form and substance consistent with this Term Sheet and the RSA and reasonably acceptable to the Company and the Initial Consenting Bond Green Bondholders holding a majority in principal amount of the Bond Green Bonds held by the Initial Consenting Bond Green Bondholders. For the avoidance of doubt, no Consenting Bond Green Bondholder shall, acting in its capacity as a Consenting Bond Green Bondholder, have any consent right of any sort over documents other than the Definitive MS Bond Settlement Documents pursuant to this Term Sheet.
Extension of Disclosure Time Under NDA	Notwithstanding any other provision of any confidentiality agreement that a Consenting Bond Green Bondholder has executed with the Company and the Debtors, all of the Consenting Bond Green Bondholders that have executed such confidentiality agreements agree that any “Disclosure Time” under and as defined therein (or any like concept) shall be extended for so long as such Disclosure Time (or any like concept) in the confidentiality agreements that the Company and the Debtors have executed with the 2026 Noteholders is extended in the discretion of the Company, the Debtors, and the 2026 Noteholders; provided, that the Disclosure Time shall in no event take place later than March 15, 2024.
Reservation of Rights

The execution of the RSA and the exhibits thereto is without prejudice to the Parties’ rights to negotiate the Definitive MS Bond Settlement Documents required to reflect the terms hereto.

Nothing herein constitutes, or shall be argued by any Party to constitute, an admission of any kind. If the Restructuring is not consummated for any reason, all Parties reserve any and all of their respective rights.

6

Exhibit B to the Restructuring Support Agreement

Form of Joinder Agreement

Form of Joinder Agreement

This joinder (this “Joinder”) to the Restructuring Support Agreement (the “Agreement”), 1 dated as of March 12, 2024, by and among (i) Enviva Inc. and each of the subsidiaries set forth in Schedule 1 to the Agreement, and (ii) the Restructuring Support Parties, is executed and delivered by [________________] (the “Joining Party”) as of [________________].

1.                   Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Restructuring Support Parties, as applicable.

2.                    Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 19 of the Agreement to each other Party.

3.                    Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts-of-law provisions that would require or permit the application of the law of any other jurisdiction.

4.                    Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attn: [________________]

Facsimile: [FAX]

EMAIL: [________________]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

1       Capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

[JOINING PARTY]

By:

Name:

Title:

Holdings: $ in principal amount of Bond Green Bonds

[Joinder Signature Page to RSA]

Annex 1 to the Form of Joinder Agreement

Restructuring Support Agreement

EXHIBIT E

Liquidation Analysis

LIQUIDATION ANALYSIS

THE LIQUIDATION ANALYSIS IS A HYPOTHETICAL EXERCISE THAT HAS BEEN PREPARED FOR THE SOLE PURPOSE OF PRESENTING A REASONABLE, GOOD FAITH ESTIMATE OF THE PROCEEDS THAT WOULD BE REALIZED IF THE DEBTORS WERE LIQUIDATED IN ACCORDANCE WITH CHAPTER 7 OF THE BANKRUPTCY CODE. THE LIQUIDATION ANALYSIS IS NOT INTENDED AND SHOULD NOT BE USED FOR ANY OTHER PURPOSE.

THE DEBTORS HAVE SOUGHT TO PROVIDE A GOOD FAITH ESTIMATE OF THE PROCEEDS THAT WOULD BE AVAILABLE IN A HYPOTHETICAL CHAPTER 7 LIQUIDATION. HOWEVER, THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THE LIQUIDATION ANALYSIS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. NEITHER THE ANALYSIS, NOR THE FINANCIAL INFORMATION ON WHICH IT IS BASED, HAS BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS.

THE INFORMATION SET FORTH IN THIS LIQUIDATION ANALYSIS IS PRELIMINARY AND IS SUBJECT TO MODIFICATION BY THE DEBTORS AT ANY TIME UP TO THE CONFIRMATION HEARING. THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION UNDER CHAPTER 7, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE ESTIMATED HERE.

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM BY THE DEBTORS. THE DEBTORS RESERVE ALL RIGHTS TO SUPPLEMENT, MODIFY, OR AMEND THE ANALYSIS SET FORTH HEREIN.

1)	Introduction

Together with Alvarez & Marsal LLP, the Debtors, with the assistance of their restructuring, legal, and other financial advisors, have prepared this hypothetical liquidation analysis (the “ Liquidation Analysis”) in connection with the Joint Chapter 11 Plan of Reorganization of Enviva Inc. and Its Debtor Affiliates (as amended, supplemented, or modified from time to time, the “Plan”) and related disclosure statement (as amended, supplemented, or modified from time to time, the “Disclosure Statement”). 1 This Liquidation Analysis indicates the estimated recoveries that may be obtained by Holders of Claims and Interests in a hypothetical liquidation pursuant to Chapter 7 of the Bankruptcy Code, as an alternative to the Plan.

[1]	Unless otherwise expressly set forth herein, capitalized terms used but not otherwise defined herein have the same meanings ascribed to such terms in the Plan or the Disclosure Statement, as applicable.

1

Often referred to as the “best interests of creditors” test, section 1129(a)(7) of the Bankruptcy Code requires that the Court find, as a condition to Confirmation of the Plan, that each Holder of a Claim or Interest in each Impaired Class: (a) has accepted the Plan; or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

To conduct the Liquidation Analysis, the Debtors and their advisors have:

1.	Estimated the cash proceeds (the “Hypothetical Illustrative Gross Proceeds”) that a Chapter 7 trustee (the “Trustee”) would generate if each of the Chapter 11 Cases were converted to a Chapter 7 case on the Conversion Date (as defined herein) and the assets of each Debtor’s estate were liquidated or sold;

2.	Determined the distribution (the “Liquidation Distribution”) that each Holder of a Claim or Interest would receive from the Hypothetical Illustrative Gross Proceeds in accordance with the Bankruptcy Code; and

3.	Compared each Holder’s Liquidation Distribution to the distribution under the Plan that such Holder is projected to receive if the Plan were confirmed and consummated.

Because the Liquidation Analysis is a hypothetical analysis based on certain assumptions, certain aspects may vary from the Plan, as discussed in the Disclosure Statement, including asset values.

2)	Basis of Presentation

This Liquidation Analysis has been prepared assuming that the Debtors’ Chapter 11 Cases are converted to Chapter 7 cases on or about November 27, 2024 (the “Conversion Date”), and that the Debtors’ assets would be liquidated thereafter pursuant to Chapter 7 of the Bankruptcy Code. The Liquidation Analysis was prepared on a legal entity basis for each Debtor, without substantive consolidation and summarized into a consolidated report. The pro forma values referenced herein are projected as of November 27, 2024, and those values are assumed to be representative of the Debtors’ assets as of the Conversion Date. The Debtors assume the Conversion Date to be a reasonable proxy for the projected Effective Date of the Plan.

This Liquidation Analysis represents an estimate of recovery values and percentages based upon a hypothetical liquidation if a Trustee were appointed by the Court to convert assets into cash for distribution to creditors.

The determination of the hypothetical proceeds from the liquidation of assets is a highly uncertain process involving the extensive use of estimates and assumptions which, although considered reasonable by the Debtors’ managing officers (“Management”) and the Debtors’ advisors, are inherently subject to significant business, economic, and market uncertainties and contingencies beyond the Debtors’ control.

2

The Liquidation Analysis assumes a timeline in which:

1.	On the Conversion Date, the Debtors’ operations and purchasing of raw material will cease, and the only funding available will come from the Debtors’ current cash on hand and the liquidation proceeds.

2.	On the Conversion Date, the Court would appoint a Trustee who would commence liquidating and monetizing the Debtors’ assets over a 3-month period (the “Marketing Period”).

3.	Concurrently, with the Marketing Period, the wind-down of the Debtors’ Estates is assumed to occur over a 3-month period (the “Wind-Down Period”).

It is assumed that the Trustee would retain lawyers and other necessary financial advisors to assist in the liquidation and wind-down. The Trustee would distribute the cash proceeds, net of liquidation-related costs, to holders of Claims and Interests in accordance with the priority scheme set forth in the Bankruptcy Code.

The cessation of business in a liquidation is likely to trigger certain Claims that otherwise would not exist under a Plan, absent a liquidation (the “Liquidation Claims”). Examples of such Liquidation Claims include potential Claims brought by employees (including any severance Claims or Claims related to the WARN Act), unforeseen litigation Claims, and Claims related to the rejection of executory contracts, including customer and vendor contracts, and unexpired property and equipment leases, among others. Certain Claims, including environmental or customer claims could be significant, while others, including certain Claims brought by employees, may be entitled to priority in payment over non-priority unsecured Claims (“General Unsecured Claims”). This analysis estimates and includes potential Liquidation Claims resulting from the rejection of customer contracts, vendor contracts, and property and equipment leases, as well as potential Claims that may be asserted by employees. The Liquidation Claims included in this Liquidation Analysis are not intended to be an exhaustive representation of all Claims that could arise in a hypothetical liquidation.

In preparing this Liquidation Analysis, the Debtors have estimated an amount of Allowed Claims for each Class based upon a review of the Debtors’ books and records as of June 30, 2024, and filed Proofs of Claim effective as of June 14, 2024, adjusted for estimated balances as of the Conversion Date, where applicable. The estimated amount of Allowed Claims set forth in this Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Claims and Interests under the Plan. The actual amount of Claims and Interests could be materially different from the amount of Claims estimated in the Liquidation Analysis.

The cessation of the Debtors’ business in a liquidation is likely to trigger the liquidation of certain non-debtor affiliates (the “Non-Debtors”), because key central functions of the Non-Debtors, including purchasing, finance, human resources, and legal resources, among others that support these entities are likely to be eliminated as part of the Debtors’ liquidation. Given the required Wind-Down Period, these entities are assumed to liquidate as well.

3

The Non-Debtors include international entities domiciled in Japan, Germany, and the U.K., which are not operating Debtors in these Chapter 11 Cases. It is assumed the Debtors would remain subject to the U.S. laws and therefore liquidate under Chapter 7. Concurrently, it is assumed that all the Non-Debtors would commence liquidations in their local jurisdictions, whereby each entity’s respective proceeds are distributed in accordance with the respective local insolvency laws.

For the purposes of this Liquidation Analysis, the underlying assumptions of the foreign Non-Debtors’ hypothetical liquidations are substantially consistent with the assumptions underlying the liquidation of the domestic Debtors. This Liquidation Analysis assumes that the Debtors would recoup residual value, though generally immaterial, from the Non-Debtors on account of Non-Debtor intercompany Claims and equity redistributions after the Non-Debtors have satisfied the liabilities of their respective legal entities.

Intercompany Claims are treated as General Unsecured Claims for the purposes of this Liquidation Analysis. 2 Intercompany Claims will, accordingly, recover pari passu with other General Unsecured Claims, and such recoveries will be allocated to the appropriate receiving legal Debtor entity. Additionally, equity redistribution will transfer residual value to the direct parent of each entity, after satisfying the entity’s obligations.

No recovery or related litigation costs have been attributed to any potential avoidance actions under the Bankruptcy Code, including potential preference or fraudulent transfer actions due to, among other issues, the cost of such litigation, the uncertainty of the outcome, and anticipated disputes regarding these matters. Additionally, this Liquidation Analysis does not include estimates for federal, state, or other local tax consequences that may be triggered upon the liquidation and sale of assets. Such tax consequences may be material.

3)	Liquidation Process

The Debtors’ liquidation would be conducted pursuant to Chapter 7 of the Bankruptcy Code, with the Trustee managing the bankruptcy estate (the “Estate”) to maximize recovery in an expedited process. The Trustee’s initial step would be to develop a liquidation plan to generate proceeds from the sale of assets for distribution to creditors. The major components of the liquidation and distribution process are as follows:

I.	Generation of cash proceeds from the sale and monetization of assets, which includes cash flow generated from post-conversion wind-down activities;

II.	Payment of costs related to the liquidation process, such as Estate wind-down costs and Trustee, professional, broker, and other administrative fees; and

III.	Reconciliation of Claims and distribution of net proceeds generated from asset sales to the Holders of Claims and Interests of each Debtor.

[2]	For purposes of this Liquidation Analysis, “Intercompany Claims” includes both prepetition and postpetition Intercompany Claims.

4

4)	Distribution of Net Proceeds to Claimants

Any available net proceeds would be allocated to Holders of Claims and Interests in the Debtor in accordance with section 726 of the Bankruptcy Code.

●	DIP Facility Claims: DIP Facility Claims are comprised of an approximate $507.7 million Claim associated with a $500 million full drawn DIP Facility, plus approximately $7.7 million of interest accrued at the Conversion Date.

●	Secured Claims: Secured Claims include (i) Senior Secured Credit Facility Claims, (ii) NMTC Claims (including NMTC QLICI Loan Claims and NMTC Source Loan Claims), and (iii) Other Secured Claims (including FiberCo Notes Claims).

●	Administrative Expense Claims and Other Priority Claims: Administrative Expense Claims and Other Priority Claims include amounts related to filed and scheduled 503(b)(9) claims, tax claims, estimated professional fees outstanding in excess of the Chapter 11 professional fee carve-out, and other priority claims, estimated for the Chapter 11 Cases.

●	General Unsecured Claims: General Unsecured Claims include Bond General Unsecured Claims and Non-Bond Unsecured Claims. As set forth above, prepetition net payable Intercompany Claims are included as General Unsecured Claims for purposes of the Liquidation Analysis.

●	Interests: Interests include Existing Equity Interests and Claims subject to subordination under section 510(b) of the Bankruptcy Code.

5)	Conclusion

The Debtors have determined, as summarized in the following analysis, that upon the Conversion Date, the Plan will provide all Holders of Claims and Interests with a recovery (if any) that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. Accordingly, the Debtors believe that the Plan satisfies the requirement of section 1129(a)(7) of the Bankruptcy Code. A comparison of the estimated recoveries to be received by Holders of Claims and Interests under both the Plan and in a hypothetical liquidation is set forth on Annex A hereto.

[Remainder of page intentionally left blank]

5

Consolidated Debtor Waterfall

The following table summarizes this Liquidation Analysis for the aggregated Debtor entities. This Liquidation Analysis should be reviewed with the accompanying “Notes to the Liquidation Analysis” and “Specific Notes to the Liquidation Analysis”.

Estimated Proceeds from Liquidation Available for Distribution to Debtors Only
($ in millions)			Potential Recovery Value ($)			Potential Recovery Value (%)
Gross Liquidation Proceeds	Book Value	Note	Low	Mid	High	Low	Mid	High
Cash	$74.6	[1]	$74.6	$74.6	$74.6	100.0%	100.0%	100.0%
Accounts Receivable	99.1	[2]	42.5	59.7	84.9	42.8%	60.3%	85.7%
Inventories	80.7	[3]	9.5	18.4	26.7	11.8%	22.8%	33.1%
PP&E	1,706.0	[4]	98.5	119.9	141.3	5.8%	7.0%	8.3%
Long-Term Right-of-Use-Assets	86.4	[5]	-	-	-	0.0%	0.0%	0.0%
Other	130.3	[6]	1.1	5.0	8.8	0.9%	3.8%	6.7%
Total Hypothetical Illustrative Gross Proceeds			$226.2	$277.6	$336.3	10.4%	12.7%	15.4%
Liquidation Adjustments
Post-Conversion Operating Cash Flow		[7]	$52.2	$55.1	$58.0
Wind-Down Costs		[7]	(59.5)	(63.5)	(67.4)
Chapter 7 Trustee Fees		[7]	(3.4)	(4.5)	(5.6)
Chapter 7 Trustee Professional Fees		[7]	(3.4)	(4.5)	(5.6)
Total Liquidation Adjustments			$(14.1)	$(17.4)	$(20.6)
Chapter 11 Professional Fee Carve-Out Funding		[7]	(5.0)	(5.0)	(5.0)
Total Liquidation Adjustments Including Carve-Out Funding			$(19.1)	$(22.4)	$(25.6)
Intercompany / Equity Redistribution Transfers (Primarily Non-Debtor)		[8]	27.9	35.3	53.5
Total Hypothetical Illustrative Net Proceeds			$234.9	$290.5	$364.3	10.8%	13.3%	16.7%

			Liquidation Recovery ($) Scenario			Liquidation Recovery (%) Scenario
Claim Type	Claim ($)		Low	Mid	High	Low	Mid	High
Secured Claims
DIP Facility Claims	507.7		$91.5	$94.3	96.7	18.0%	18.6%	19.1%
Senior Secured Credit Facility Claims - Revolver	579.3		90.0	122.7	171.5	15.5%	21.2%	29.6%
Senior Secured Credit Facility Claims - Term Loan	105.5		16.4	22.3	31.2	15.5%	21.2%	29.6%
NMTC QLICI Loan Claims	42.1		21.5	29.7	37.6	51.1%	70.6%	89.5%
NMTC Source Loan Claims	30.8		15.4	21.2	26.9	50.1%	69.0%	87.3%
FiberCo Notes Claims	3.4		0.1	0.2	0.2	3.5%	5.1%	6.7%
Total Secured Claims	1,268.7	[9]	$234.9	$290.5	364.3	18.5%	22.9%	28.7%
Administrative & Priority Claims
Pro Fees in Excess of Escrow	4.5		-	-	-	0.0%	0.0%	0.0%
Administrative & Other Priority Claims	23.2		-	-	-	0.0%	0.0%	0.0%
Total Administrative & Priority Claims	27.6	[10]	-	-	-	0.0%	0.0%	0.0%
Unsecured Claims
Bond General Unsecured Claims:
2026 Notes Claims	782.1		-	-	-	0.0%	0.0%	0.0%
Bond Green Bonds Claims	32.0		-	-	-	0.0%	0.0%	0.0%
Epes Green Bonds Claims	205.0		-	-	-	0.0%	0.0%	0.0%
Total Bond General Unsecured Claims	1,019.1		-	-	-	0.0%	0.0%	0.0%
Non-Bond General Unsecured Claims:
Amory Seller Note Claims	3.6		-	-	-	0.0%	0.0%	0.0%
DIP Deficiency Claims	416.2		-	-	-	0.0%	0.0%	0.0%
Senior Secured Credit Facility Deficiency Claims	578.4		-	-	-	0.0%	0.0%	0.0%
NMTC Source Loan Deficiency Claims	15.4		-	-	-	0.0%	0.0%	0.0%
NMTC QLICI Loan Deficiency Claims	5.9		-	-	-	0.0%	0.0%	0.0%
Trade Claims	94.3		-	-	-	0.0%	0.0%	0.0%
Customer Claims	567.8		-	-	-	0.0%	0.0%	0.0%
Other Claims	20.2		-	-	-	0.0%	0.0%	0.0%
Liquidation Claims	655.4		-	-	-	0.0%	0.0%	0.0%
Total Non-Bond General Unsecured Claims	2,357.2		-	-	-	0.0%	0.0%	0.0%
Intercompany Claims	7,544.2		-	-	-	0.0%	0.0%	0.0%
Total Unsecured Claims	10,920.6	[11]	$-	$-	-	0.0%	0.0%	0.0%
Existing Equity Interests & Section 510(b) Claims	-		-	-	-	0.0%	0.0%	0.0%
Total Claim Recovery	$12,216.9		$234.9	$290.5	364.3	1.9%	2.4%	3.0%

[Remainder of page intentionally left blank]

6

General Notes to the Liquidation Analysis

●	The Liquidation Analysis assumes the Debtors’ Chapter 11 Cases are converted to Chapter 7 on November 27, 2024.

●	The Liquidation Analysis is based on the liquidation of individual legal entity assets. The consolidated waterfall shown in this analysis is a summary based on an aggregation of the individual Liquidation Claims and recoveries.

●	The recoverable value for each asset is calculated based on each asset’s pro forma asset book value, as of the Conversion Date, adjusted for the corresponding recovery estimate, for which additional commentary is provided below. The aggregate calculated recoverable asset value (Hypothetical Illustrative Gross Proceeds) is then used as the starting point for each legal entity’s recovery waterfall.

●	Because the Debtors’ leases are necessary for the continued operation of their business and, accordingly, are required to continue generating value for the benefit of creditors during the Wind-Down Period, the Liquidation Analysis does not ascribe value to the assignment of the Debtors’ leases to third-parties. Further, equity interests and unencumbered cash held by the Debtors, including with respect to Enviva Wilmington Holdings, LLC and Enviva Development Finance Company, LLC, are assumed to be negligible following wind-down and satisfaction of liabilities.

Specific Notes to the Liquidation Analysis

Note 1 - Cash

●	The Debtors’ estimated balance of unrestricted cash as of the Conversion Date is approximately $75 million.

●	All of the Debtors’ projected cash on hand is assumed to be 100% recoverable.

Note 2 - Accounts Receivable

●	The Debtors’ estimated accounts receivables balance as of the Conversion Date is approximately $99 million.

●	The Debtors believe that in a liquidation, collections on accounts receivable should be discounted to account for unrecoverable customer balances. Therefore, no recovery was assumed for receivables aged over 90 days (0.5% of the projected balance outstanding, based on historical analysis).

●	In the lower and mid recovery scenarios, customers are assumed to reduce their payments of outstanding balances to offset their contract termination damage claims, triggered by the liquidation and corresponding rejection of their contracts.

●	For the purposes of this Liquidation Analysis, the Debtors assume an aggregate recovery range of approximately 43% to 86% with respect to accounts receivable.

7

Note 3 - Inventory

●	The Debtors’ estimated net inventory balance as of the Conversion Date is approximately $81 million.

●	Inventory primarily consists of wood, other variable raw materials, and consumables.

●	This Liquidation Analysis assumes inventory is sold “as is, where is” as of the Conversion Date.

●	Finished goods on hand as of the Conversion Date are assumed to be sold for a 100% recovery.

●	As part of the Wind-Down Period, all raw materials are converted to finished goods, until required raw materials are depleted.

●	Residual raw materials inventories including unused wood and consumables, are sold utilizing a 25% to 75% recovery assumption.

●	The Liquidation Analysis reflects a blended recovery range of approximately 12% to 33%, excluding finished goods, the impact of which is reflected in the post-conversion operating cash flow.

Note 4 - Property, Plant, and Equipment (“PP&E”)

●	The Debtors’ estimated PP&E balance as of the Conversion Date is approximately $1.7 billion.

●	PP&E assets primarily consist of the Debtors’ owned real property for manufacturing and plant locations in North Carolina, Mississippi, South Carolina, Virginia, Georgia, Alabama, and Florida. In addition, the Debtors own machinery and equipment held at each of these locations.

●	Other PP&E primarily consists of vehicles, furniture and equipment, software and computer equipment and is assumed to have a recovery value of 25% to 75% to represent a broad range of outcomes.

●	The recovery assumptions included in the Liquidation Analysis with respect to land and building, as well as machinery and equipment assets, are based on third-party appraisals.

●	For the purpose of the Liquidation Analysis, the Debtors assume an aggregate recovery range of approximately 6% to 8% with respect to PP&E.

Note 5 – Long-Term Right of Use Assets

●	The Debtors’ “Long-Term Right of Use Assets” is derived from the Debtors’ lease obligations. The balance of Long-Term Right of Use Assets as of the Conversion Date is approximately $86 million.

●	Because a liquidation would terminate the Debtors’ existing leases, resulting in no further cash flow generation value, no asset value is assumed on account of Long-Term Right of Use Assets.

●	For the purposes of this Liquidation Analysis, the Debtors assume no recovery on account of Long-Term Right of Use Assets.

8

Note 6 – Other Assets

●	Other assets have a balance of approximately $130 million as of the Conversion Date.

●	Other assets consist primarily of prepaid debt issuance costs, contract assets, long-term government grant incentives, prepaid expenses, goodwill, and other current and long-term assets.

●	Several of these assets have value to the Debtors only on a going concern basis. Given the contemplated liquidation, de minims recoveries are assumed.

●	The Debtors assume a recovery range of approximately 1% to 7% for the purposes of this Liquidation Analysis on account of other assets.

[Remainder of page intentionally left blank]

9

Note 7 – Total Liquidation Adjustments

($ in millions)		Potential Recovery Value ($)
	Note	Low	Mid	High
Liquidation Adjustments
Post-Conversion Operating Cash Flow	[7]	$52.2	$55.1	$58.0
Wind-Down Costs	[7]	(59.5)	(63.5)	(67.4)
Chapter 7 Trustee Fees	[7]	(3.4)	(4.5)	(5.6)
Chapter 7 Trustee Professional Fees	[7]	(3.4)	(4.5)	(5.6)
Total Liquidation Adjustments		$(14.1)	$(17.4)	$(20.6)
Chapter 11 Professional Fee Carve-Out Funding	[7]	(5.0)	(5.0)	(5.0)
Total Liquidation Adjustments Including Carve-Out Funding		$(19.1)	$(22.4)	$(25.6)

●	Post-Conversion Operating Cash Flow

o	Following the Conversion Date, the Debtors will sell existing finished goods, convert work-in-process goods to finished goods to be sold, and contemporaneously begin the process of winding down their production facilities.

o	Finished goods on hand and in transit as of the Conversion Date are assumed to be monetized for a 100% recovery.

o	Raw materials converted into finished goods and sold in December are assumed to generate collections in January, assuming slight discounts, with recoveries ranging from 80% to 100% to discount for spoilage and potential increased distribution costs

o	Because no additional materials would be purchased following the Conversion Date, production would cease when any of the key inputs are fully depleted.

o	Accounts payable are assumed to be paid down on the Conversion Date and follow-on trade costs are assumed to be paid in cash in advance.

o	Residual operating costs include energy, distribution, port, shipping, and residual fixed, and indirect costs to support the conversion of raw materials in inventory in the first month of the conversion.

o	The Debtors are expected to produce net cash flow of approximately $52 million to $58 million after paying required plant costs.

10

●	Wind-Down Costs

o	Wind-down costs consist primarily of plant decommissioning costs, manufacturing plant residual run-off costs, payroll, operating expenses, and maintenance capital expenditures.

o	During the Wind-Down Period, the Trustee would retain a limited group of the Debtors’ personnel to assist with, among other things, the liquidation of remaining assets, decommissioning manufacturing plants, the marketing and sale of real property, collection of outstanding receivables, reconciliation of claims, coordination of distributions, and assistance with administering and otherwise winding down the Estate.

o	All employees are assumed to receive notices at the beginning of the Wind-Down Period, with critical employees required to support the wind-down being offered a one-time retention bonus equal to approximately 20% of annual salary, paid at the end of their required service periods. Compensation of salary, fringe benefits, and employer payroll taxes is assumed to reduce after the Conversion Date. Ordinary course bonuses, stock compensation, and the Debtors’ long-term incentive plan are assumed to be terminated as of the Conversion Date. No severance payments are assumed for employees following their ultimate termination. Approximately 380 of the Company’s over 1,200 employees are expected to be needed to support the first two months of the wind-down period, which would decrease to 91 employees during the third and final month of the wind-down period.

o	In an actual liquidation, the wind-down process could be delayed, thereby increasing costs and further reducing recoveries.

●	Chapter 7 Trustee Fees

o	The Trustee’s fees are dictated by the fee guidelines of section 326(a) of the Bankruptcy Code.

o	This Liquidation Analysis assumes Trustee fees are 3.0% of the Debtors’ gross liquidation proceeds available for distribution to creditors (excluding cash, accounts receivable, and intercompany receivables).

●	Chapter 7 Trustee Professional Fees

o	This Liquidation Analysis assumes that the professional fees for legal and financial advisors, and any other trustee professionals are 3.0% of the Debtors’ gross liquidation proceeds available for distribution to creditors (excluding cash, accounts receivable and, intercompany receivables).

●	Chapter 11 Professional Fee Carve-Out

o	In accordance with the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Claims, (III) Automatic Stay, and (V) Granting Related Relief Final DIP Order [Docket No. 458] (the “ Final DIP Order”), all funds in the professional fee carve-out account would first be used to pay professional fees incurred prior to the Conversion Date until such fees are paid in full, and any remaining funds would subsequently be used to pay professional fees incurred after the Conversion Date.

o	The Liquidation Analysis assumes approximately $5 million in accrued and unpaid Chapter 11 professional fees funded as part of the carve-out.

11

Note 8 – Intercompany / Equity Redistribution Transfers

●	The Liquidation Analysis reflects approximately $15 million to $27 million of proceeds transferred to Enviva Pellets Epes Finance Company, LLC as a result of the paydown of the NMTC QLICI Loans at Enviva Pellets Epes, LLC.

●	The Liquidation Analysis reflects payment of approximately $12 million to $25 million due from Non-Debtor Enviva Wilmington Holdings, LLC to Enviva, LP in connection with the senior, unsecured facility extended by Enviva, LP.

●	The Liquidation Analysis reflects intercompany recoveries of approximately $1 million to $2 million, representing residual proceed transfers from Non-Debtor entities to Debtor entities after satisfying entity-specific liabilities. These recoveries would result primarily from (i) transfers from Enviva Wilmington Holdings, LLC (Non-Debtor) to Enviva, LP (Debtor) and (ii) transfers from Enviva Tooling Services Company, LLC (Non-Debtor) to Enviva MLP International Holdings, LLC (Debtor).

Note 9 - DIP and Secured Claims

Summary of Secured Claims
($ in millions)
Secured Claims
DIP Facility Claims	$507.7
Senior Secured Credit Facility Claims - Revolver	579.3
Senior Secured Credit Facility Claims - Term Loan	105.5
NMTC QLICI Loan Claims	42.1
NMTC Source Loan Claims	30.8
FiberCo Notes Claims	3.4
Total Secured Claims	$1,268.7

●	DIP Facility Claims:

o	The Liquidation Analysis reflects that the DIP Facility Claims are secured by a first priority lien on certain prepetition unencumbered assets (and all hypothetical liquidation proceeds recoverable therefrom), including (i) the real estate owned at the Debtor’s wood pellet production facility in Waycross, Georgia held by Enviva Pellets Waycross, LLC, (ii) certain long-term ground leases for the use of a port in Pascagoula, Mississippi held by Enviva Port of Pascagoula, LLC, (iii) the real estate owned at the Debtor’s wood pellet production plant under development near Bond, Mississippi held by Enviva Pellets Bond, LLC, and (iv) any assets of Enviva MLP International Holdings, LLC.

o	Consistent with the Final DIP Order, the Liquidation Analysis reflects that the DIP Facility Claims are secured by a junior lien on the proceeds available after fully satisfying any Senior Secured Credit Facility Claims and Adequate Protection Claims (each as defined in the Final DIP Order) secured by relevant encumbered prepetition collateral.

o	The Liquidation Analysis also reflects that the DIP Facility Claims have a lien on the proceeds available after fully satisfying any NMTC Claims at Enviva Pellets Epes, LLC which is junior only to the lien securing NMTC Claims.

o	With regard to liquidation proceeds at Enviva MLP International Holdings, LLC, in accordance with the Final DIP Order, cash estimated to be in the DIP Funding Account (as defined in the Final DIP Order) that constitutes proceeds of the DIP Financing is assumed to be made available to DIP Facility Claims, while all other cash is assumed to be available for Adequate Protection Claims (as defined in the Final DIP Order).

o	The outstanding balance of the DIP Facility is expected to be $507.7 million, including interest accrued as of the Conversion Date.

o	DIP Facility Claims are projected to recover approximately 18% to 19%.

12

●	Secured Claims:

o	Senior Secured Credit Facility Claims, including the revolving and term credit facilities, which are treated as pari passu with one another, are projected to receive a recovery of approximately 16% to 30%.

o	With respect to the NMTC Claims, the NMTC QLICI Loan Claims, which are entitled to recover only from Enviva Pellets Epes, LLC, are projected to receive a recovery of approximately 51% to 90%. The NMTC Source Loan Claims are projected to recover approximately 50% to 87%.

o	The estimated recoveries for the Senior Secured Credit Facility Claims and the NMTC Claims may exclude amounts related to Adequate Protection Claims (as defined in the Final DIP Order), which would be payable on the Conversion Date, in excess of amounts shown thereby further impairing recoveries.

o	Recovery for Other Secured Claims, including the FiberCo Notes Claims is projected to be approximately 4% to 7%.

o	In the aggregate, Secured Claims are projected to recover approximately 19% to 29%

Note 10 – Administrative & Priority Claims

Summary of Administrative & Priority Claims
($ in millions)
Administrative & Priority
Professional Fees in Excess of Escrow	$4.5
Administrative & Other Priority Claims	23.2
Total Administrative & Priority Claims	$27.6

●	“Professional Fees in Excess of Escrow” represents Professional Fee Claims outstanding as of the Conversion Date that are in excess of the $5 million allowed carve-out under the Final DIP Order and are assumed to receive no recovery.

●	“Administrative & Other Priority” represents amounts related to filed and scheduled 503(b)(9) claims, Priority Tax Claims, Other Priority Claims, and postpetition Administrative Expense Claims estimated for the Chapter 11 Cases, which amounts have been adjusted for anticipated procedural and substantive objections, and are projected to receive no recovery.

13

Note 11 – General Unsecured Claims and Interests

Summary of Bond General Unsecured Claims
$ in millions)
Bond Unsecured Claims
2026 Notes Claims	$782.1
Bond Green Bonds Claims	32.0
Epes Green Bonds Claims	205.0
Total Bond Unsecured Claims	$1,019.1

Summary of Non-Bond General Unsecured Claims
($ in millions)
Non-Bond Unsecured Claims
Trade Claims	$94.3
Customer Claims	567.8
Other Claims	20.2
Amory Seller Note Claims	3.6
DIP Deficiency Claims	416.2
Senior Secured Credit Facility Deficiency Claims	578.4
NMTC Source Loan Deficiency Claims	15.4
NMTC QLICI Loan Deficiency Claims	5.9
Liquidation Claims	655.4
Intercompany Claims	7,544.2
Total Non-Bond Unsecured Claims	$9,901.4

Total Unsecured Claims	$10,920.6

●	General Unsecured Claims, including the Bond General Unsecured Claims and Non-Bond General Unsecured Claims, as well as Intercompany Claims, would not be entitled to receive any recovery.

●	Existing Equity Interests and Section 510(b) Claims would, likewise, not be entitled to receive any recovery.

[Remainder of page intentionally left blank]

14

Annex A

The following table compares the estimated recoveries to Holders of Claims and Interests under the Plan, as compared to the applicable Liquidation Recoveries in a hypothetical liquidation. The Liquidation Recoveries listed below reflect the “High-Recovery Scenario” set forth in the Consolidated Debtor Waterfall included on page 6 of this Liquidation Analysis.

		Impaired or	% Recovery	% Recovery
Class	Claim or Interest	Unimpaired	(Plan)	(Chapter 7)[3]	Test
	DIP Facility Claims		100.00%	19.05%	Pass
	Administrative Expense Claims		100.00%	0.00%	Pass
1	Other Priority Claims	Unimpaired	100.00%	0.00%	Pass
2	Other Secured Claims	Unimpaired	100.00%	6.67%	Pass
3	Senior Secured Credit Facility Claims	Unimpaired	100.00%	29.61%	Pass
4	NMTC Claims	Unimpaired	100.00%	87.35% - 89.52%	Pass
5	Bond General Unsecured Claims	Impaired	7.89% or 7.67%	0.00%	Pass
6	Non-Bond General Unsecured Claims	Impaired	2.10% or 2.91%	0.00%	Pass
7	Intercompany Claims	Unimpaired / Impaired	N/A	0.00%	Pass
8	Section 510(b) Claims	Impaired	0.00%	0.00%	Pass
9	Intercompany Interests	Unimpaired / Impaired	N/A	0.00%	Pass
10	Existing Equity Interests	Impaired	0.00%	0.00%	Pass

As set forth in the Disclosure Statement, the Plan provides that Holders of Allowed Non-Bond General Unsecured Claims (Class 6) will receive their Pro Rata share of an amount of Cash determined based on, among other things, the Debtor against which such Non-Bond General Unsecured Claim is Allowed. The schedule set forth on Exhibit A of the Plan includes, for each Debtor, a separate percentage of the aggregate amount of Cash to be distributed on account of all Allowed Non-Bond General Unsecured Claims under the Plan (each such percentage, a “GUC Cash Pool Allocation”). The GUC Cash Pool Allocation reflects that: (1) there is a significant divergence between the Debtors’ respective assets, liabilities, and relative contributions to the Debtors’ collective going concern value; and (2) the Non-Bond General Unsecured Claims are asserted against different Debtors. The table set forth on the following page shows, for each Debtor, the estimated percentage recovery of Allowed Non-Bond General Unsecured Claims against such Debtor under the Plan and in a hypothetical liquidation.

With respect to Bond General Unsecured Claims (Class 5), the Plan does not contain a similar allocation schedule because the same Debtors are jointly and severally liable for all three types of the Bond General Unsecured Claims—the 2026 Notes Claims, the Bond Green Bonds Claims, and the Epes Green Bonds Claims. Nonetheless, for illustrative purposes, the below table sets forth the implied estimated recovery of Bond General Unsecured Claims against each Debtor, assuming that the total distributions to Allowed Bond General Unsecured Claims under the Plan are subject to entity-level value allocations consistent with those used to formulate the GUC Cash Pool Allocations.

15

	Class 5:		Class 6:
	Bond General Unsecured Claims		Non-Bond General Unsecured Claims

Legal Entities	% Recovery	% Recovery	% Recovery	% Recovery
	(Plan)[4]	(Chapter 7)	(Plan)	(Chapter 7)
Enviva Inc.	2.75% or 2.67%	0.00%	3.96% or 5.48%	0.00%
Enviva, LP	1.39% or 1.35%	0.00%	2.00% or 2.77%	0.00%
Enviva Holdings, LP	0.08% or 0.07%	0.00%	0.11% or 0.15%	0.00%
Enviva Pellets, LLC	1.89% or 1.84%	0.00%	2.73% or 3.78%	0.00%
Enviva Pellets Lucedale, LLC	0.59% or 0.57%	0.00%	0.85% or 1.18%	0.00%
Enviva Pellets Greenwood, LLC	0.28% or 0.27%	0.00%	0.40% or 0.56%	0.00%
Enviva Pellets Waycross, LLC	0.66% or 0.64%	0.00%	0.95% or 1.32%	0.00%
Enviva Port of Pascagoula, LLC	0.06% or 0.06%	0.00%	0.29% or 0.40%	0.00%
Enviva Pellets Bond, LLC	0.04% or 0.04%	0.00%	13.00% or 18.00%	0.00%
Enviva MLP International Holdings, LLC	0.00% or 0.00%	0.00%	0.00% or 0.00%	0.00%
Enviva Pellets Epes, LLC	0.00% or 0.00%	0.00%	58.87% or 81.52%	0.00%
Enviva Pellets Epes Finance Company, LLC	0.00% or 0.00%	0.00%	0.00% or 0.00%	0.00%
Enviva Aircraft Holdings Corp.	0.02% or 0.02%	0.00%	0.00% or 0.00%	0.00%
Enviva Shipping Holdings, LLC	0.01% or 0.01%	0.00%	14.81% or 20.50%	0.00%
Enviva Development Finance Company, LLC	0.00% or 0.00%	0.00%	0.00% or 0.00%	0.00%
Enviva Partners Finance Corp.	0.00% or 0.00%	0.00%	0.00% or 0.00%	0.00%
Enviva GP, LLC	0.00% or 0.00%	0.00%	0.00% or 0.00%	0.00%
Enviva Holdings GP, LLC	0.00% or 0.00%	0.00%	0.00% or 0.00%	0.00%
Enviva Energy Services, LLC	0.00% or 0.00%	0.00%	0.00% or 0.00%	0.00%
Enviva Pellets Epes Holdings, LLC	0.00% or 0.00%	0.00%	45.99% or 63.68%	0.00%
Enviva Management Company, LLC	0.12% or 0.12%	0.00%	0.17% or 0.24%	0.00%

16

EXHIBIT F

Financial Projections

FINANCIAL PROJECTIONS

I.       Introduction

Pursuant to Section 1129(a)(11) of the Bankruptcy Code, the Court must determine, among other things, that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. This confirmation condition is referred to as the “feasibility” requirement. In connection with the planning and development of a plan of reorganization, and for the purpose of determining whether such plan would satisfy this feasibility standard, the Debtors, with the assistance of the Debtors’ professional advisors, analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources to operate their business.

For purposes of demonstrating feasibility of the Plan, 1 the Debtors have prepared the forecasted, consolidated balance sheet, income statement, and statement of cash flows (collectively, the “Financial Projections” or the “Projections”) for the annual periods ending December 31, 2024 (fiscal year 2024) through December 31, 2028 (fiscal year 2028) (the “Projection Period”), inclusive of preliminary actuals through June 30, 2024. The Financial Projections were prepared in connection with the Debtors’ ongoing business planning process, and are based on assumptions made by the Debtors’ management team (“Management”), in consultation with the Debtors’ advisors, as to the future performance of the Reorganized Debtors. The Financial Projections reflect the Debtors’ judgment and expectations regarding their future operations and financial position assuming consummation of the Restructuring set forth in the Plan on November 27, 2024 (the “Assumed Effective Date”).

The Financial Projections have been prepared on a consolidated basis in sufficient detail, as far as is reasonably practicable based on the Debtors’ books and records, and provide adequate information in accordance with section 1125 of the Bankruptcy Code.

The Financial Projections should be read in conjunction with the assumptions, qualifications, explanations, and risk factors set forth in Article X of the Disclosure Statement and in the Plan in their entirety, along with the historical consolidated financial statements (including the notes and schedules thereto) and other financial information and risk factors set forth in the Enviva Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and other reports filed by Enviva Inc. with the SEC. These filings are available by visiting the SEC’s website at http://www.sec.gov.

The Financial Projections are based on the following: (a) market conditions and projected market conditions in the Debtors’ operations as discussed below; (b) the ability to maintain sufficient working capital to fund operations; and (c) the timing of confirmation and consummation of the Plan in accordance with its terms. The Financial Projections assume certain treatment and planning strategies for U.S. federal, state, and foreign income tax purposes. Actual treatment and realization of planning strategies may vary materially, resulting in substantially greater tax liabilities for the Debtors than is set forth in the Financial Projections.

1	Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan or Disclosure Statement, as applicable.

1

Although the Debtors, with the assistance of their professional advisors, have prepared the Financial Projections in good faith based upon information as of the date hereof and believe the assumptions to be reasonable, there can be no assurance that the assumptions in the Financial Projections will be realized. Management continues to monitor the macroeconomy, the industry, and their business results, and the Debtors reserve the right (but are under no obligation) to modify the Financial Projections to reflect, among other things, any revised assumptions regarding the overall industry growth rate, revised assumptions regarding developments in the macroeconomy, and/or revised assumptions based on the Debtors’ business results during the Projection Period. While Management believes that the assumptions were reasonable when the Financial Projections were prepared, the Debtors can provide no assurance that such Financial Projections and assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Debtors’ financial results and must be considered. Accordingly, the Financial Projections should be reviewed in conjunction with a review of the risk factors set forth in the Disclosure Statement and the assumptions described herein, including all relevant qualifications and footnotes. In deciding whether to vote to accept or reject the Plan, Holders of Claims and Interests must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections.

II.       Accounting Policies and Disclaimers

THE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (THE “AICPA”), THE FINANCIAL ACCOUNTING STANDARDS BOARD (THE “FASB”), OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. FURTHERMORE, THE FINANCIAL PROJECTIONS HAVE NOT BEEN AUDITED, REVIEWED, OR SUBJECTED TO ANY PROCEDURES DESIGNED TO PROVIDE ANY LEVEL OF ASSURANCE BY THE DEBTORS’ INDEPENDENT PUBLIC ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE FINANCIAL PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS AND THE REORGANIZED DEBTORS. THESE UNCERTAINTIES INCLUDE, AMONG OTHER THINGS, THE ULTIMATE OUTCOME AND CONTENTS OF A CONFIRMED PLAN OF REORGANIZATION AND THE TIMING OF THE CONFIRMATION OF SUCH PLAN. CONSEQUENTLY, THE FINANCIAL PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE FINANCIAL PROJECTIONS. HOLDERS OF CLAIMS OR INTERESTS MUST MAKE THEIR OWN ASSESSMENT AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS IN MAKING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.

2

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. ALTHOUGH THE DEBTORS BELIEVE THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE FINANCIAL PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY OTHER PERSON AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED.

THE SIGNIFICANT ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL PROJECTIONS ARE STATED BELOW. THE FINANCIAL PROJECTIONS ASSUME THAT THE DEBTORS WILL EMERGE FROM CHAPTER 11 ON THE ASSUMED EFFECTIVE DATE. THE FINANCIAL PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH (1) THE DISCLOSURE STATEMENT, INCLUDING ANY OF THE EXHIBITS THERETO OR INCORPORATED REFERENCES THEREIN, AS WELL AS THE RISK FACTORS SET FORTH THEREIN, AND (2) THE SIGNIFICANT ASSUMPTIONS, QUALIFICATIONS, AND NOTES SET FORTH BELOW.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH OR DISCLOSE THEIR FINANCIAL PROJECTIONS. ACCORDINGLY, THE DEBTORS RESERVE THE RIGHT TO, BUT DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED FINANCIAL PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS AT ANY TIME IN THE FUTURE, (B) INCLUDE UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR (C) OTHERWISE MAKE UPDATED INFORMATION OR FINANCIAL PROJECTIONS PUBLICLY AVAILABLE. THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS AND RELATED INFORMATION OR AS TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS AND RELATED INFORMATION, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

3

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS, INCLUDING WITHOUT LIMITATION THOSE SET FORTH HEREIN. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS ARE AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS.

III.        General Assumptions

1.	Overview

(a)	The Financial Projections are based upon, and assume the successful implementation of, the Debtors’ business plan during the course of the Projection Period.

(b)	The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by the Assumed Effective Date. Any significant delay in the Assumed Effective Date may have a significant negative effect on the operations and financial performance of the Debtors and the Reorganized Debtors including, an increased risk or inability to meet sales forecasts and the incurrence of higher reorganization expenses.

(c)	The opening post-emergence balance sheet as of on or about the Assumed Effective Date was prepared utilizing the preliminary June 30, 2024 trial balance and projected results of operations and cash flows over the Projection Period. Actual balances may vary from those reflected in the opening balance sheet due to variances in projections and potential changes in cash needed to consummate the Plan. The reorganized pro forma balance sheets for the Projection Period contain certain pro forma adjustments as a result of consummation of the Plan.

(d)	“Adjusted EBITDA” is a non-generally accepted accounting principle (“GAAP”) measure and should not be considered as an alternative to GAAP measures, such as net income, operating income, cash flow from operating activities, or any other GAAP measure of financial performance.

(e)	The Financial Projections account for the reorganization and related transactions set forth in the Plan. While the Debtors expect that they will be required to implement fresh start accounting upon emergence, they have not yet completed the work required to quantify the impact on the Financial Projections. When the Debtors fully implement fresh start accounting, differences from the depiction presented are anticipated and those differences could be material. Fresh start accounting requires all assets, liabilities, and equity instruments to be valued at “fair value.” In addition to valuing assets, liabilities, and equity instruments at fair value, the Debtors will have tax professionals analyze any go-forward tax implications as a result of the Restructuring. The Financial Projections account for the anticipated Restructuring and related transactions pursuant to the Plan, but do not account for the final tax analysis that will be done upon emergence. Moreover, the Financial Projections make certain assumptions about the transaction steps that will be taken to effectuate the Restructuring and related transactions pursuant to the Plan, which steps have not yet been finalized. The finalization of the transaction steps and tax analysis may materially impact these Financial Projections.

4

2.	Restructuring Assumptions

(a)	The Financial Projections assume a post-emergence capital structure consisting of, among other things:

i.	Issuance of a $250 million first lien delayed draw term loan facility. [2]

ii.	Issuance of a $750 million first lien term loan facility. [3]

iii.	An equity rights offering in an amount equal to (1) $250 million plus (2) the principal amount of any DIP Tranche A Claims under the DIP Facility to the extent the Holders of such Claims do not elect to participate in the DIP Tranche A Equity Participation.

iv.	Reinstatement of the NMTC Claims and the FiberCo Notes on the Assumed Effective Date.

3.	Operational Assumptions

The Financial Projections assume continued operations of the Debtors:

(a)	Pellet Production: The Debtors’ primary pellet producing operation is supported with a robust plant and deep-water port portfolio capable of producing and shipping up to approximately 6 million metric tons per year following the full operational ramp of the Epes Plant. The Debtors’ operations generally consist of (1) fiber procurement via their forestry team and regional suppliers; (2) sizing, drying, and pelletizing the fiber at each of the plants; and (3) transporting the finished pellets to the six (6) ports owned and operated by the Debtors or third parties for distribution to customers.

[2]	The Financial Projections assume (a) a variable SOFR rate according to Debtors’ Net Total Leverage Ratio (range from SOFR + 450bps to SOFR + 500), to be paid quarterly; (b) PIK interest of 100 bps will be paid if the Net Total Leverage Ratio is lower than 3.5x, and 400 bps will be paid if the Net Total Leverage Ratio is higher than 3.5x; and (c) an unused fee of 50% of the drawn margin.

[3]	The Financial Projections assume (a) a variable SOFR rate according to Debtors’ Net Total Leverage Ratio (range from SOFR + 450bps to SOFR + 500), to be paid quarterly; (b) PIK Interest of 100 bps will be paid if the Net Total Leverage Ratio is lower than 3.5x, and 400 bps will be paid if the Net Total Leverage Ratio is higher than 3.5x; and (c) annual amortization of 1.00% payable in equal quarterly installments beginning at the first quarter after the Assumed Effective Date.

5

(b)	Plant Portfolio: The Debtors own and operate ten (10) plants strategically located in the Mid-Atlantic and Southeast regions of the United States, with an eleventh plant (the Epes Plant) currently under construction and slated to begin production in the second quarter of 2025. Plant production and associated costs are forecasted taking into account a variety of factors, which include, but are not limited to: the availability and quality of fiber, seasonality, capital and performance improvement initiatives, machinery uptime, and adjustments for planned downtime to address plant maintenance and required upkeep. The Debtors procure fiber under a variety of arrangements, including pursuant to regional contracts with local sawmills and loggers, to adequately source fiber at each of their plants. Several performance-improvement initiatives to optimize workforce productivity, minimize costs, and maximize machinery uptime are ongoing, and are expected to be fully integrated during the Projection Period.

(c)	Ports: The Debtors operate or contract with six (6) deep water ports strategically located for efficient transport of pellets to the Debtors’ customers. Pellets are stored in domes, barges, and warehouses at the ports, which have a total annual throughput capacity of approximately 11 million metric tons.

(d)	Commercial: The Debtors’ commercial strategy focuses on long-term, take-or-pay off-take contracts with a diversified customer base in the United Kingdom, the European Union, and Japan. The Financial Projections reflect the impact of the Debtors’ successful renegotiations of many of their customer contracts, which occurred prior to and throughout these Chapter 11 Cases. The Debtors’ customer contracts typically provide for fixed-price deliveries, and often include provisions that escalate price over time and provide for other margin protections. Furthermore, off-take contracts generally provide for flexibility of contracted shipments. Such flexibility, enabled by the Debtors’ multi-plant profile, deep water marine terminals, and long-term shipping contracts, often creates opportunities for the Debtors to optimize gross margin by utilizing third-party procurement opportunities or engaging in short term spot markets, depending on market price levels. The Financial Projections also contemplate the Debtors contracting new opportunities in the emerging global market, when necessary, to fulfill the Debtors’ supply of wood pellets.

6

NON-GAAP UNAUDITED PROJECTED BALANCE SHEET

Period:	2024	2025	2026	2027	2028
Balance Sheet
Assets:
Cash and Cash Equivalents	$66	$60	$204	$276	$385
Accounts Receivable	125	143	138	131	123
Inventories	89	110	114	116	118
Prepaid Expenses and Other Current Assets	56	52	52	52	52
Total Current Assets	$335	$366	$508	$574	$678
PP&E	1,241	1,290	1,219	1,147	1,068
Restricted Cash	1	41	-	-	-
Right-of-Use Asset	91	82	72	64	55
Other Assets	114	103	91	79	68
Total Assets	$1,782	$1,880	$1,890	$1,864	$1,869
Liabilities:
Accounts Payable	$39	$42	$45	$46	$47
Accrued Liabilities	74	69	68	68	68
Current portion of long-term debt	20	20	45	19	19
Other Current Liabilities	32	25	22	22	22
Total Current Liabilities	$165	$155	$181	$155	$155
Long-Term Debt	836	1,033	1,028	1,029	1,029
Long-term Right-of-use Obligation	102	91	80	70	60
Other Long-Term Liabilities	24	23	23	22	21
Total Liabilities	$1,127	$1,303	$1,311	$1,275	$1,266
Total Equity	$655	$578	$578	$589	$604
Total Equity + Liabilities	$1,782	$1,880	$1,890	$1,864	$1,869

7

NON-GAAP UNAUDITED PROJECTED INCOME STATEMENT

$ in millions

Period:	Notes	2024	2025	2026	2027	2028
Income Statement

Net Revenue	(J)	$1,214	$1,419	$1,619	$1,644	$1,681
Cost of Goods Sold	(K)	(1,191)	(1,288)	(1,418)	(1,447)	(1,470)
Gross Margin		$24	$131	$201	$197	$211
Selling, General and Administrative Expenses	(L)	(140)	(72)	(72)	(73)	(74)
Operating Income		$(116)	$59	$129	$124	$137

Other Expenses:

Interest Expense	(M)	(130)	(136)	(126)	(102)	(99)
Reorganization Costs / Items	(N)	(532)	-	-	-	-
Other Expenses		$(662)	$(136)	$(126)	$(102)	$(99)

Loss from Operations before Income Taxes		$(778)	$(77)	$3	$21	$38
Income Taxes	(O)	(0)	0	(3)	(11)	(23)
Net Income		$(778)	$(77)	$-	$11	$15

Adjusted EBITDA Reconciliation:

Operating Income		$(116)	$59	$129	$124	$137
Depreciation & Amortization		138	114	141	142	139
Non-Recurring Items / Other		60	0	-	-	-
Adjusted EBITDA		$81	$173	$271	$265	$276

8

NON-GAAP UNAUDITED PROJECTED STATEMENT OF CASH FLOWS

$ in millions

Period:	Notes	2024	2025	2026	2027	2028
Cash Flow Statement

Net Income (Loss)		$(778)	$(77)	$0	$11	$15
Cash Flows from Operating Activities:
Non-Cash Addbacks
Depreciation & Amortization		138	114	141	142	139
Interest Expense	(M)	130	136	126	102	99
Reorganization Items	(N)	342	-	-	-	-
Other Non-Cash Items	(P)	61	7	12	12	12
Total Non-cash Items		672	257	279	255	249
Change in Assets and Liabilities
Change in Working Capital		(27)	(45)	2	4	3
Total Change in Assets and Liabilities		(27)	(45)	2	4	3
Total Cash Flow from Operations		(133)	135	282	270	267
Cash Flows from Investing Activities:
Capital Expenditures		(322)	(146)	(53)	(53)	(43)
Total Cash Flow from Investing Activities		(322)	(146)	(53)	(53)	(43)
Unlevered Free Cash Flow		(455)	(10)	229	217	224
Cash Flows from Financing Activities:
Net Increase (Decrease) in Debt Balances	(Q)	324	163	(8)	(33)	(8)
Cash Interest		(124)	(98)	(99)	(93)	(89)
Equity Issuance	(R)	250	-	-	-	-
Other Financing	(S)	(107)	(60)	21	(19)	(19)
Total Cash Flow from Financing Activities		343	5	(85)	(145)	(115)
Net Cash Flow		$(112)	$(5)	$143	$72	$109
(=) Beginning Cash		177	66	60	204	276
(+/-) Net Cash Flow		(112)	(5)	143	72	109
(=) Ending Cash		$66	$60	$204	$276	$385
(+) DDTL Availability		250	80	80	80	80
(=) Total Available Liquidity	(T)	$316	$140	$284	$356	$465

9

NOTES TO FINANCIAL PROJECTIONS

Note A – Cash and Cash Equivalents

Reflects a consolidated cash balance of the Reorganized Debtors for all entities and subsidiaries.

Note B – Working Capital Accounts

Assumes the Reorganized Debtors’ working capital accounts, including accounts receivable, inventory, prepaid expenses, accounts payable, and accrued expenses continue to perform according to historical relationships with respect to revenue and expense activity. Accounts receivable and accounts payable balances are projected based on “days outstanding” calculations, and are forecasted to be generally consistent with historical ratios. Because working capital balances fluctuate significantly throughout the year depending on seasonality, the year-end balances shown herein may not be representative of the ending monthly balances during any particular the year.

Note C – Plant, Property & Equipment (“PP&E”), Net

Consists primarily of machinery and equipment, building and improvements, land and improvements, office furniture, fixtures, and capitalized software. These assets are stated at cost less accumulated depreciation and reflect the Debtors’ capital expenditure assumptions during the Projection Period. PP&E includes hypothetical fair-market value adjustments for illustrative fresh start accounting on the Assumed Effective Date. The value of PP&E is subject to material change upon full implementation of fresh start accounting in connection with emergence from these Chapter 11 Cases.

Note D – Restricted Cash

Includes cash collateralized letters of credit related to certain customer agreements and office leases.

Note E – Right-of-Use Asset/Obligation

Reflects the economic benefit and liability corresponding to the Debtors’ operating leases.

Note F – Other Assets

Includes long-term contract assets, net deferred charges, and other long-term assets.

Note G – Long-Term Debt

Assumes that (a) the DIP Facility Claims are either repaid or subject to the DIP Tranche A Equity Participation on the Assumed Effective Date, and (b) the Senior Secured Credit Facility and all outstanding accrued and unpaid interest for prepetition secured debt are repaid on the Assumed Effective Date. The post-emergence long-term debt obligations include the NMTC Claims, the FiberCo Notes, and the new first lien delayed draw term loan facility, and first lien term loan facility described in Restructuring Assumptions set forth above. The current portion of the long-term debt obligations represents amounts expected to be paid over the following twelve (12) months.

10

Note H – Other Liabilities

Includes obligations related to finance leases, accrued interest, deferred revenue, and other miscellaneous long-term liabilities.

Note I – Stockholders Equity

Represents the net book value of Reorganized Enviva Inc. Interests. The Financial Projections reflect the treatment of Existing Equity Interests under the Plan. As noted in the Restructuring Assumptions, these illustrative assumptions are subject to material change upon fully implementing fresh start accounting.

Note J – Net Revenue

The Debtors generate most of their revenue from long-term, take-or-pay off-take contracts. Projected revenues are based primarily on the outcome of the Debtors’ contract renegotiation efforts both prior to and throughout these Chapter 11 Cases. The Debtors’ customer contracts typically provide for fixed-price deliveries, and often include provisions that escalate price over time and provide for other margin protections. Furthermore, off-take contracts generally provide for flexibility of contracted shipments. Such flexibility, enabled by the Debtors’ multi-plant profile, deep water marine terminals, and long-term shipping contracts, often creates opportunities for the Debtors to optimize gross margin by utilizing third-party procurement opportunities or engaging in short term spot markets, depending on market price levels. The Financial Projections reflect the Debtors’ ability to utilize these flexibilities to generate incremental gross margin.

The Financial Projections also reflect the Debtors’ ability to contract new opportunities when necessary to fulfill excess supply. These long term market demand assumptions are based on industry-accepted price outlooks, emerging geographies and industries, geopolitical landscape, and the Debtors’ thorough evaluation of known and potential buyers of wood pellets.

The Financial Projections also contemplate completion of the Epes Plant construction, and the commencement of production ramp-up in the second quarter of 2025. The Debtors believe the Epes Plant will generate an annual supply of approximately 1.1 million metric tons once fully ramped up.

Note K – Cost of Goods Sold

Includes expenses associated with the production, sourcing, and delivery of pellets, such as fiber procurement costs, energy, consumables, transportation, distribution, labor, environmental initiative fees, depreciation of plant and port-related PP&E, and other ancillary plant and port costs. To appropriately incorporate inflationary impacts, the Debtors considered historical rates and applicable publicly-available data depending on expense type. Energy and distribution costs beyond 2026 are weighted based on historical enterprise usage and scaled in accordance with the standards employed by the U.S. Energy Information Agency and the Congressional Budget Office (“CBO”). Labor costs are based on the personnel required to operate each plant and port, and are scaled according to labor-related inflation assumptions. Fiber costs are projected using growth rates based on three (3)-year CAGR by fiber type. All other miscellaneous costs are forecasted to grow in line with the CBO’s long-term inflation projections. Additionally, the Financial Projections reflect the impact of various operational and capital initiatives currently being implemented at certain plants and ports.

11

Note L – Selling, General and Administrative Expenses (“SG&A”)

Includes expenses associated with corporate overhead payroll and non-payroll expenses. Payroll expense includes salary, bonus, and benefits for all SG&A employees, with a one-time retention and cash bonus included for 2024 in accordance with the Debtors’ long term incentive plan. Non- payroll expenses include rent and office costs, depreciation of corporate PP&E, insurance, bank fees, legal fees, accounting fees, information technology, professional service fees, contract labor, and board of director expenses. A growth rate of 2.2% was used across applicable cost categories.

Note M – Interest Expense

Includes estimated cash and, where applicable, PIK interest amounts under the Debtors’ post-emergence capital structure. SOFR rates are projected on the one-month forward SOFR curve over the Projection Period.

Note N – Reorganization Items, Net

Includes costs associated with the Debtors’ restructuring efforts prior to the Assumed Effective Date, including professional fees, other non-recurring items, and illustrative costs associated with consummating the Plan, such as costs required to extinguish liabilities subject to compromise, fees in connection with the exit facility, and other items required to be paid to consummate the Plan. The Financial Projections also reflect certain financial benefits resulting from amendments to, or the rejection of, certain customer contracts.

Note O – Income Taxes

Income taxes are based on the Debtors’ forecasted income statement, and include assumptions for estimated net operating loss carryforward, tax credits, disallowed interest carryforward balances, forecasted tax depreciation, depletion, amortization, and cancellation of debt income. The Financial Projections forecast that the Debtors will pay a total of approximately $36 million in cash taxes through the four-year Projection Period. These amounts could vary significantly as a result of the Debtors’ final financial and tax analyses, as well as any changes to the Internal Revenue Code or any relevant taxing authority.

12

Note P – Other Non-Cash Items, Net

Reflects non-cash gains or losses, including non-cash equity based compensation, loss on disposal and impairment of assets, amortization of customer discounts, and other non-cash sales.

Note Q – Net Increase (Decrease) in Debt Balances

Reflects the paydown of prepetition debt in accordance with the Plan, and the issuance of the new first lien delayed draw term loan facility and first lien term loan facility on the Assumed Effective Date.

Note R – Equity Issuance

Reflects the issuance of Reorganized Enviva Inc. Interests on the Assumed Effective Date in accordance with the Plan and the consummation of the Rights Offering.

Note S – Other Financing Activities

Includes finance leases payments, payments on account of the NMTC Claims, financing fees, and collateralization of letters of credit.

Note T – Liquidity

Reflects pro forma liquidity of approximately $337 million on the Assumed Effective Date, including at least $87 million of cash.

13

EXHIBIT G

Valuation Analysis

VALUATION ANALYSIS1

THE INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THE INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN, AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS OR ANY OF THEIR AFFILIATES.

THE VALUATION ANALYSIS DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ALLOWED CLAIMS OR INTERESTS OR ANY OTHER PERSON AS TO HOW SUCH PERSON SHOULD VOTE OR OTHERWISE ACT WITH RESPECT TO THE PLAN. LAZARD HAS NOT BEEN REQUESTED TO, AND DOES NOT EXPRESS ANY VIEW AS TO, THE POTENTIAL TRADING VALUE OF REORGANIZED ENVIVA INC.’S SECURITIES ON ISSUANCE OR AT ANY OTHER TIME.

I.       Lazard’s Estimated Valuation

Solely for the purposes of the Plan and the Disclosure Statement, Lazard Frères & Co. LLC (“Lazard”), as investment banker to the Debtors, has estimated a range of total enterprise value (“Enterprise Value”) of the Reorganized Debtors on a consolidated going-concern basis and pro forma for the transactions contemplated by the Plan (the “Valuation Analysis”). 2 The Valuation Analysis is based on financial information and projections provided by the Debtors’ management, including the financial projections attached to the Disclosure Statement as Exhibit F (collectively the “Financial Projections”), 3 and information that is publicly available or was provided by other sources. The Valuation Analysis assumes that the Effective Date of the Plan will occur at the end of November 2024 (the “Assumed Effective Date”).

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Enviva Inc. and Its Debtor Affiliates (as may be amended, supplemented, or modified from time to time, the “ Disclosure Statement”) or the Joint Chapter 11 Plan of Reorganized Enviva Inc. and Its Debtor Affiliates (as may be amended, supplemented, or modified from time to time, the “Plan”), as applicable.

[2]	The Valuation Analysis also incorporates and ascribes value to Debtor-held interests in non-Debtor affiliates, including all equity interests in EWH held by Enviva, LP.

[3]	The Debtors’ management advised Lazard that the Financial Projections were reasonably prepared in good faith and with the assistance of the Debtors’ advisors on a basis reflecting the Debtors’ best estimates and judgments as to the future operating and financial performance of the Reorganized Debtors as of the date provided, all of which are subject to various risks (as more fully described in the Disclosure Statement) which may cause actual results to differ from such Financial Projections. The Valuation Analysis assumed that the actual performance of the Reorganized Debtors will correspond to the Financial Projections in all material respects. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on the Valuation Analysis, estimated potential ranges of valuation of the Reorganized Debtors, and the Enterprise Value thereof.

Based on the Financial Projections, subject to the disclaimers and the descriptions of Lazard’s methodology set forth herein, and solely for the purposes of the Plan, Lazard estimates that the potential range of Enterprise Value for the Reorganized Debtors is approximately $1,250 to $1,750 million. Based on the potential range of Enterprise Value and assumed net debt of $779 million as of the Assumed Effective Date, Lazard estimates an imputed range of potential equity value for the Reorganized Debtors of $471 to $971 million.4 For purposes of the Valuation Analysis, Lazard assumed that, between the date of filing of the Disclosure Statement and the Assumed Effective Date, no material changes will occur that would affect the Financial Projections or Valuation Analysis.

The Valuation Analysis set forth herein represents valuation analyses of the Reorganized Debtors as the continuing operators of the businesses and assets of the Debtors, after giving effect to the Plan, based on the application of customary valuation techniques to the extent deemed appropriate by Lazard. The estimated values set forth above: (a) do not purport to constitute an appraisal of the assets of the Reorganized Debtors; (b) do not constitute an opinion on the terms and provisions or fairness from a financial point of view to any holder of the consideration to be received by such Holder under the Plan; (c) do not constitute a recommendation to any holder of Claims or Interests as to how such holder should vote or otherwise act with respect to the Plan; and (d) do not necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors.

The Valuation Analysis also reflects a number of assumptions, including, (a) a successful reorganization of the Debtors’ business and finances in a timely manner and (b) that the Plan will become effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the Enterprise Value of the Reorganized Debtors. The estimated values set forth above also assume that the Reorganized Debtors will achieve their Financial Projections in all material respects. Lazard has relied on the Debtors’ representation that the Financial Projections: (a) have been prepared in good faith; (b) are based on fully disclosed assumptions, which, in light of the circumstances under which they were made, are reasonable; (c) reflect the Debtors’ best currently available estimates; and (d) reflect the good faith judgments of the Debtors. Lazard does not offer an opinion as to the attainability of the Financial Projections. As disclosed in the Disclosure Statement, the future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors and Lazard and, consequently, are inherently difficult to project. 5

[4]	Lazard’s Valuation Analysis does not constitute an opinion as to fairness from a financial point of view of the consideration to be received or paid under the Plan, of the terms and provisions of the Plan, or with respect to any other matters.

[5]	It should be understood that, although subsequent developments may affect Lazard’s conclusions, Lazard does not have any obligation to update, revise, or reaffirm the Valuation Analysis.

2

II.       Lazard’s Valuation Methodology

In preparing its valuation, Lazard performed a variety of financial analyses and considered a variety of factors. Among other things, Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain financial and operating data of the Debtors, including the Financial Projections; (c) discussed the Debtors’ operations and future prospects with the Debtors’ senior management team and third-party advisors; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) reviewed certain publicly available financial data for transactions involving companies similar in certain respects to the Reorganized Debtors; (f) considered certain economic and industry information that Lazard deemed generally relevant to the Reorganized Debtors; and (g) conducted such other studies, analyses, inquiries, and investigations as Lazard deemed appropriate. Lazard assumed and relied on the accuracy, completeness, and fairness of all financial and other information furnished to it by the Debtors’ management and other parties as well as publicly available information. Lazard did not attempt to independently audit or verify such information, nor did it perform an independent appraisal of the assets or liabilities of the Debtors or Reorganized Debtors.

The following is a brief summary of the material financial analyses considered by Lazard. Several generally accepted valuation techniques for estimating the Reorganized Debtors’ Enterprise Value were considered and/or used. 6 Lazard has estimated the consolidated value of the Reorganized Debtors by primarily relying on three generally accepted valuation techniques: (a) discounted cash flow (“DCF”) analysis, (b) comparable public company analysis, and (c) precedent transactions analysis.

A.       Discounted Cash Flow Analysis

The DCF analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the weighted average cost of capital (the “Discount Rate”) of the business. The Discount Rate reflects the estimated rate of return that would be required by debt and equity investors to invest in the business.

The Enterprise Value of the Reorganized Debtors’ business is determined by calculating the present value of the unlevered after-tax free cash flows based on the Financial Projections plus an estimate for the value of the business beyond the projected period, known as the terminal value. Although formulaic methods are used to derive the key assumptions for the DCF methodology, their application and interpretation involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect their cost of capital and terminal values.

[6]	The following summary does not purport to be a complete description of the analyses and factors undertaken to support Lazard’s conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, as well as the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing a valuation is not readily summarized.

3

B.       Comparable Public Company Analysis

The comparable public company analysis estimates the value of a company relative to other publicly traded companies with similar business and financial characteristics. Under this methodology, the enterprise value for each selected public company is determined by observing the market capitalization of such company, and adding the aggregate amount of outstanding net debt for such company. Those enterprise values are typically expressed as multiples of various measures of financial performance, including, for example, EBITDA. Based on these analyses, enterprise value to EBITDA ratios are calculated based upon projected financial results for the subject comparable companies, and compared to the projected results of the company being valued.

Lazard first selected a set of publicly traded companies that it believes exhibit similar business and financial characteristics to the Reorganized Debtors. The criteria for the selected reference group included, among other relevant characteristics, companies’ operational profile, geographic presence, exposure to the energy transition, similarity in operations and business mix, business risks, growth prospects, customer base and end markets, margins, capital intensity, and size and scale. The selected reference group may not be comparable to the Reorganized Debtors in all aspects, and may differ materially in certain specific respects.

C.       Precedent Transaction Analysis

The precedent transaction analysis estimates value by examining comparable precedent merger and acquisition transactions. The valuations paid in such acquisitions or implied in such mergers are analyzed as ratios of various financial metrics. These transaction multiples are calculated based on the purchase price paid to acquire companies that are comparable to the Reorganized Debtors.

The precedent transaction analysis reflects aspects of value other than the intrinsic value of a company, and the transactions analyzed invariably will have occurred in different operating and financial environments relative to the current environment. The selected reference transactions may not be comparable to the Reorganized Debtors in all respects, and may differ materially in certain specific respects. As a result, there are inherent limitations in the application of the precedent transaction analysis to determining the Enterprise Value for the Reorganized Debtors. While Lazard considered precedent transactions, Lazard believes that the transactions identified have less relevance relative to the DCF analysis and comparable public company analysis when assessing the Enterprise Value of the Reorganized Debtors due to the lack of recent and comparable observations and the significant changes that have occurred over the past few years in the operating environment of the industry in which the Debtors operate, among other factors.

III.       Valuation Analysis Disclaimers

THE VALUATION ANALYSIS REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESSES AND ASSETS OF THE DEBTORS AVAILABLE TO LAZARD AND MARKET DATA AS OF AUGUST 23, 2024. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY HAVE AFFECTED OR AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM ITS VALUATION ANALYSIS. SUBSEQUENT DEVELOPMENTS MAY AFFECT THE FINANCIAL PROJECTIONS AND OTHER INFORMATION THAT LAZARD UTILIZED IN THE VALUATION ANALYSIS. LAZARD ASSUMES NO RESPONSIBILITY FOR UPDATING OR REVISING THE VALUATION ANALYSIS BASED ON CIRCUMSTANCES OR EVENTS AFTER THE DATE HEREOF.

4

LAZARD DID NOT INDEPENDENTLY VERIFY THE FINANCIAL PROJECTIONS. THE VALUATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE PLAN. THE VALUATION ANALYSIS REFLECTS THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DOES NOT PURPORT TO REFLECT OR CONSTITUTE AN APPRAISAL, LIQUIDATION VALUE, OR ESTIMATE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED OR ASSETS TO BE SOLD PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH IN THE VALUATION ANALYSIS.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE VALUATION ANALYSIS IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN, DEPENDING ON, AMONG OTHER THINGS, THE RESULTS OF THE DEBTORS’ OPERATIONS OR CHANGES IN THE FINANCIAL MARKETS. IN ADDITION, THE POTENTIAL VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, THE POTENTIALLY DILUTIVE IMPACT OF CERTAIN EVENTS, INCLUDING THE ISSUANCE OF EQUITY SECURITIES PURSUANT TO ANY MANAGEMENT INCENTIVE COMPENSATION PLAN, AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE VALUATION ANALYSIS PERFORMED BY LAZARD. THE PREPARATION OF A VALUATION ANALYSIS INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ANALYSIS IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. THE VALUATION ANALYSIS PERFORMED BY LAZARD IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE DESCRIBED HEREIN. LAZARD BELIEVES THAT ITS VALUATION ANALYSIS AND VIEWS MUST BE CONSIDERED AS A WHOLE AND THAT SELECTING PORTIONS OF ITS VALUATION ANALYSIS AND FACTORS COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF THE PROCESSES UNDERLYING THE PREPARATION OF THE VALUATION ANALYSIS. RELIANCE ON ONLY ONE OF THESE METHODOLOGIES USED OR PORTIONS OF THE ANALYSIS PERFORMED COULD CREATE A MISLEADING OR INCOMPLETE CONCLUSION.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE DEBTORS, AND HAS NOT BEEN, WILL NOT BE RESPONSIBLE FOR, AND WILL NOT PROVIDE, ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL, OR OTHER SPECIALIST ADVICE.

5